AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998.
                                            REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------
                                IT PARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                       5415                     52-2056858
  (State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
   incorporation or organization)    Classification Code Number)   Identification Number)


 9881 BROKEN LAND PARKWAY, SUITE 102                    DANIEL J. KLEIN
       COLUMBIA, MARYLAND 21046                    CHIEF EXECUTIVE OFFICER
            (410) 309-9800                            IT PARTNERS, INC.
  (Address, including zip code, and          9881 BROKEN LAND PARKWAY, SUITE 102
 telephone number, including area code,            COLUMBIA, MARYLAND 21046
 of registrant's principal executive offices)      TELEPHONE (410) 309-9800
                                                   FACSIMILE (410) 309-9801
                                             (Name, address, including zip code,
                                            and telephone number, including area
                                                 code, of agent for service)

                                   Copies to:


      MORRIS F. DEFEO, JR., ESQ.                GEORGE P. STAMAS, ESQ.
        SWIDLER BERLIN SHEREFF                WILMER, CUTLER & PICKERING
            FRIEDMAN, LLP                        2445 M STREET, N.W.
    3000 K STREET, N.W., SUITE 300           WASHINGTON, D.C. 20037-1420
        WASHINGTON, D.C. 20007                 TELEPHONE (202) 663-6000
       TELEPHONE (202) 424-7500                FACSIMILE (202) 663-6363
       FACSIMILE (202) 424-7647


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                ----------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                          AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE (1)           PRICE (1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value               6,900,000      $ 16.00              $110,400,000           $32,568
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 1998

                                6,000,000 SHARES

                               [IT PARTNERS LOGO]

                                  COMMON STOCK

                               ------------------
     All of the 6,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by IT Partners, Inc., a Delaware corporation (together with its subsidiaries, "IT Partners" or the "Company"), and will represent approximately 44% of the outstanding Common Stock upon completion of this offering (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The Company intends to apply for quotation of the shares of Common Stock on the Nasdaq National Market under the symbol "ITPI."

                               ------------------
     SEE "RISK FACTORS" ON PAGES 11 THROUGH 17 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                               ------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                         PRICE TO     UNDERWRITING DISCOUNTS AND     PROCEEDS TO
                          PUBLIC            COMMISSIONS(1)           COMPANY(2)
Per Share ...........   $            $                              $
Total(3)(4) .........   $            $                              $

--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $10.5 million, including reimbursement of certain out of pocket expenses of Friedman, Billings, Ramsey & Co., Inc. and Piper Jaffray Inc., the representatives of the Underwriters (the "Representatives"), including reimbursement of fees and expenses of Underwriters' counsel. Approximately $7.0 million of the net proceeds of the Offering, will be used to redeem the 12% Series C Senior Redeemable Preferred Stock of the Company issued to FBR Business Development Capital ("BDC"), an affiliate of Friedman, Billings, Ramsey & Co., Inc., in a private placement pursuant to Regulation D promulgated under the Securities Act. See "Use of Proceeds," "The Recapitalization" and "Underwriting."

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 900,000 additional shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

(4) The Underwriters have agreed to reserve up to 5% of the shares of Common Stock offered hereby for sale to certain persons associated with the Company, including executive officers, directors and employees and their families and vendors, at the Price to Public. See "Underwriting."

                               ------------------
     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, or in book entry form through the book entry facilities of the Depository Trust Company, on or about , 1998.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.                        PIPER JAFFRAY INC.

                   The date of this Prospectus is     , 1998.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                           FORWARD-LOOKING INFORMATION

     The information contained in this Prospectus that are not historical facts, including pro forma financial statements and the related notes, are "forward-looking statements" (as such term is defined in Section 27 A of the Securities Act and Section 21 E of the Securities Exchange Act of 1934, as
amended (the "Exchange Act")), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission (the "SEC"), or press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

     Management wishes to caution the reader that the forward-looking statements referred to above and contained in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved. In addition, actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, changes in business conditions, changes in the information technology industry and the general economy, competition and risks associated with the Company's integration of businesses that it acquires, limited operating history, managing rapid growth, ability to identify and compete for potential acquisition candidates and to consummate acquisitions or enter into joint ventures with companies on terms acceptable to the Company, and the impact on the Company of computer and related problems that may arise from the Year 2000, any or all of which will cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors" beginning on page 11.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK, INCLUDING PURCHASES OF SHARES OF COMMON STOCK TO STABILIZE THE MARKET
PRICE, PURCHASES OF SHARES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE SHARES OF COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SHARES OF COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     Microsoft(Reg. TM), Oracle(Reg. TM), Lucent(TM), Compaq(Reg. TM), Novell(Reg. TM), LotusNotes(Reg. TM) and Symantec(Reg. TM) are registered
trademarks   of  Microsoft   Corporation   ("Microsoft"),   Oracle   Corporation
("Oracle"), Compaq Computer Corporation ("Compaq"), Novell, Inc. ("Novell"), Lotus Development Corporation and Symantec Corporation ("Symantec"), respectively. This Prospectus also contains trade names and registered and unregistered trademarks of other companies that are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "Company" and "IT Partners" refer to IT Partners, Inc., a Delaware corporation, and its subsidiaries as of the date hereof, collectively. Industry data used throughout this Prospectus was obtained from industry publications and has not been independently verified by the Company. Unless otherwise indicated, the information in this Prospectus assumes: (i) no exercise of the Underwriters' over-allotment option; (ii) that the initial public offering price is $15.00 per share (the midpoint of the range set forth on the cover page of this Prospectus); and (iii) the consummation of all transactions constituting the "Recapitalization," including a one for 1.877 reverse stock split of the Common Stock and Common Stock equivalent securities (as described herein).


                                   THE COMPANY

     IT Partners is a growing information technology ("IT") solutions provider that delivers comprehensive, value-added IT solutions to middle-market (i.e., businesses with revenues of $25 million to $500 million) and Fortune 1000 companies throughout the United States and in selected Western European countries. Through its eight wholly-owned subsidiaries (the "Partner
Companies"), the Company provides specialized IT expertise in consulting and planning, systems and network integration, software development and integration, support and operations, Internet and intranet solutions, and telephony and electronics integration. The Company also bundles specific services, software and hardware into "solution packages" for its clients. As of June 30, 1998, the Company had 735 employees, including 500 IT professionals, providing services to more than 2,000 clients across a broad spectrum of industries, including manufacturing, healthcare, education, aviation, professional services and retail. For the fiscal year ended December 31, 1997, the eight Partner Companies had pro forma revenues and EBITDA (as defined hereafter) of approximately $106.0 million and $4.4 million, respectively. For the three months ended March 31, 1998, the eight Partner Companies had pro forma revenues and EBITDA of approximately $27.4 million and $2.1 million, respectively.

     International Data Corporation ("IDC") estimates that the worldwide market for IT services was approximately $282 billion in 1997 and will increase to approximately $403 billion by 2001, representing a compounded annual growth rate of approximately 9.4%. The Company believes that such growth is being driven by trends towards open systems, greater affordability and improvements in operating performance. The Company believes that the average growth rate for IT spending is highest for those middle-market companies with 100 to 1,000 employees. The Company estimates that these companies typically spend approximately $1 million annually on their IT needs.

     The Company believes the following key factors underlie the growing demand for IT products and services within the middle market: (i) technology return on investment; (ii) increased demand for network applications; (iii) declining software and hardware prices; and (iv) outsourcing. The recent growth in the demand for IT services and products by middle-market businesses has contributed to the substantial growth in the solutions integration market. The Company believes that traditional resellers and other IT providers have found it increasingly difficult to provide comprehensive IT solutions to the middle market. As a result, solutions integrators have emerged as a new class of IT service providers, possessing the technical, marketing and financial resources required to deliver more comprehensive and complex IT solutions.

     The Company has developed a coordinated decentralized operating model ("CDM") which consists of methodologies to facilitate the acquisition, integration and development of its acquired companies. CDM integrates the skills, experience, practices and resources of the Partner Companies, while preserving their ability to manage and grow their respective businesses. Through CDM,

IT Partners provides its Partner Companies with business development tools that are designed to improve the Company's internal growth. The Company works with each Partner Company to develop a sales and marketing plan and to integrate its services and products with those of other Partner Companies. The Company also facilitates the exchange of ideas and information about marketing programs, cross-selling opportunities and employee training and retention at monthly operations reviews and quarterly meetings. In addition, the Company has established several advisory councils comprised of corporate staff of IT Partners and selected senior managers and technical staff of the Partner Companies to exchange ideas and provide guidance on financial, marketing, service and technical issues.

     The Company believes that an important factor in its future success is its ability to continue to acquire well-managed local systems integrators, regional business application providers and national specialty IT services companies. The Company believes that the IT services industry is highly fragmented, with a small number of large, national service providers and a large number of smaller local service providers. The Company believes that acquisition opportunities exist in the IT services market and that the top five vendors for IT services represent less than 20% of total market revenues. To date, the Company has acquired eight Partner Companies, including Sequoia Diversified Products, Inc., the 1998 Microsoft "Worldwide Partner of the Year," and has entered into agreements or letters of intent to acquire an additional ten companies, including KiZAN Corporation, the 1995 Microsoft "Outstanding Solution Provider Partner of the Year" (today that award is known as the "Worldwide Partner of the Year"). The Company believes that CDM and the Company's reputation will continue to attract local, regional and national IT services companies that represent the best of their industry niches. As part of its acquisition strategy, the Company has developed and maintains an extensive, current database from which it identifies acquisition candidates based on a quantitative methodology. The Company may also pursue acquisition opportunities identified by its Partner Companies and by the Company's financial and other advisors. The Company's quantitative assessment of an acquisition candidate is based on a system that evaluates numerous factors, including an acquisition candidate's business focus, client concentration, vendor authorizations, historical financial performance, number of employees and technical certifications. The Company's valuation methodology is based upon historical earnings, projected earnings growth, margin trends, opportunities for recurring revenues and future infrastructure needs.

     The Company's growth strategy focuses on: (i) improving internal growth opportunities by expanding the services segment of its business through the application of the solutions integrator model and the development of solution packages; (ii) continuing to pursue strategic acquisitions that will provide access to new markets, broaden the Company's current service offerings and expand the Company's vertical coverage in existing markets; (iii) attracting, training, motivating and retaining highly skilled IT professionals; (iv) capitalizing on cross-selling opportunities by developing and offering comprehensive IT solution packages that draw upon the collective expertise of the Partner Companies; (v) cultivating and expanding relationships with leading vendors to enhance the Company's industry recognition and increase sales opportunities; and (vi) maintaining efficient operations by consolidating certain administrative functions, thereby allowing the management of the Partner Companies to focus on the growth of their businesses.


                              THE PARTNER COMPANIES

     Since its inception in 1996, the Company has acquired eight Partner Companies. A brief description of the Partner Companies follows:


LOCAL SYSTEMS INTEGRATORS

     Sequoia Diversified Products, Inc. ("Sequoia"), acquired January 1998, is a network integration provider with nine offices located in the U.S., Germany, Sweden and the United Kingdom. It is widely recognized as a leader in the network integration industry and in 1998 was named

"Worldwide Partner of the Year" by Microsoft. Sequoia, a Microsoft Certified Solution Provider Partner, offers a wide range of support services for a variety of industries, including entertainment, education, healthcare, manufacturing, finance and government. Founded in 1990, Sequoia is headquartered in Auburn Hills, Michigan, has 301 employees and had revenues of approximately $29.2 million for the fiscal year ended December 31, 1997.

     Servinet Consulting Group, Inc. ("Servinet"), acquired June 1998, is a full-service systems integration company, offering network integration and consulting services, client/server software development, equipment procurement and Internet and intranet development. Servinet, a Microsoft Certified Solution Provider Partner, also specializes in network conversions, Internet connectivity, document imaging and custom configurations. Founded in 1988, Servinet is headquartered in South San Francisco, California, has 59 employees and had revenues of approximately $23.7 million for the fiscal year ended December 31, 1997.

     A-COM, Inc. ("A-COM"), acquired June 1997, provides customized, integrated system solutions to manage information flow and maintain a safe and secure environment. In 1996, A-COM was named Lucent's "Rookie of the Year" for outstanding service as a new dealer. A-COM's clients include Fortune 500 companies, health care and educational institutions, sports and multimedia facilities, and local and federal governments. Founded in 1969, A-COM is headquartered in Chantilly, Virginia, has 164 employees and had revenues of approximately $20.1 million for the fiscal year ended June 30, 1997.

     Computer Network Services, Inc. ("CNS"), acquired May 1997, is a network integrator and support company that provides systems integration and technical repair. CNS' technical staff consists of Microsoft Certified System Engineers, Novell Certified Network Engineers, Microsoft Certified Professionals and Citrix Winframe Certified Engineers. CNS is also a Microsoft Certified Solution Provider. Founded in 1984, CNS is headquartered in Denville, New Jersey, has 87 employees and had revenues of approximately $11.7 million for the fiscal year ended December 31, 1997.

     Kandl Data Products, Inc. ("KDP"), acquired May 1997, offers a full range of systems integration and communications services. KDP, a Microsoft Certified Solution Provider Partner, has designed, installed and maintained wide area networks ("WANs") and local area networks ("LANs") in the Mid-Atlantic. KDP has partnered with industry leaders to provide its clients with complete, single-source solutions for networking and communications requirements. Founded in 1984, KDP is headquartered in Beltsville, Maryland, has 29 employees and had revenues of approximately $5.7 million for the fiscal year ended September 30, 1997.


REGIONAL BUSINESS APPLICATION PROVIDERS

     Financial System Consulting, Inc. ("FSC"), acquired October 1997, is a provider of client/ server business applications, financial system consulting services, integrated strategic planning, process management and technology implementation services. In 1997, FSC was named Great Plains Software, Inc.'s ("Great Plains") largest volume business partner and has received multiple industry awards from several accounting software publishers. FSC is also a Microsoft Certified Solution Provider. Founded in 1994, FSC is headquartered in Long Beach, California, has 14 employees and had revenues of approximately $3.9 million for the fiscal year ended December 31, 1997.

     Call Business Systems, Inc. ("Call"), acquired May 1998, is a provider of business applications, financial system consulting and programming services in the Western United States. Call is a Microsoft Certified Solution Provider Partner and a member of the Oracle Application Dealer Network. Founded in 1976, Call is headquartered in Salt Lake City, Utah, has 30 employees and had revenues of approximately $3.7 million for the fiscal year ended December 31, 1997.

NATIONAL SPECIALTY IT SERVICES COMPANIES

     Incline Corporation ("Incline"), acquired February 1998, provides technical repair service, utilizing proprietary technologies and processes. Founded in 1995, Incline is headquartered in Newbury Park, California, has 60 employees and had revenues of approximately $4.0 million for the fiscal year ended December 31, 1997.

     The following table presents historical revenues for each of the Partner Companies' three most recent fiscal years:

                                                        1995         1996         1997
                                                     ----------   ----------   ----------
                                                                (IN MILLIONS)
Sequoia (fiscal year ended December 31) ..........    $  17.0      $  27.0      $  29.2
Servinet (fiscal year ended December 31) .........       27.9         25.5         23.7
A-COM (fiscal year ended June 30) ................       10.0         13.3         20.1
CNS (fiscal year ended December 31) ..............        9.0         10.2         11.7
KDP (fiscal year ended September 30) .............        5.8          5.2          5.7
Incline (fiscal year ended December 31) ..........        0.2          2.0          4.0
FSC (fiscal year ended December 31) ..............        1.6          3.5          3.9
Call (fiscal year ended December 31) .............        3.9          2.8          3.7


CONSIDERATION PAID FOR ACQUISITION OF PARTNER COMPANIES

     The aggregate consideration IT Partners has paid to acquire the Partner Companies consists of: (i) approximately $37.1 million in cash; (ii) approximately $27.3 million in shares of Common Stock, valued at the fair market value of such shares, as approved by the Company's Board of Directors (the "Board"); and (iii) IT Partners' notes (the "Seller Notes") in the aggregate principal amount of approximately $11.7 million (net of discount). Five of the acquisitions are subject to post-closing adjustments payable in 1998 and 1999 in additional cash, shares of Common Stock and indebtedness based on the financial performance of such Partner Company during the 12-month period specified in its respective acquisition agreement (collectively, the "Post-Closing Adjustments"). The Post-Closing Adjustments will be determined based on the achievement of certain operational levels and range from 15% to 25% of the total consideration paid for such Partner Companies.

     For  information  regarding the employment  agreements  entered into by the
Company with certain of the officers of the Partner Companies, see "Management--Employment Agreements; Covenants-Not-To-Compete." For a further description of the transactions pursuant to which the Partner Companies were acquired, see "Certain Transactions."


                           THE ACQUISITION CANDIDATES

     IT Partners has entered into agreements or letters of intent (collectively, the "Planned Acquisitions" and each, a "Planned Acquisition"), which are binding as to the number of shares of Common Stock to be issued and share price, to acquire ten companies (collectively, the "Acquisition Candidates" and each, an "Acquisition Candidate"). The Company estimates that the aggregate consideration it will pay to acquire the Acquisition Candidates will consist of: (i) approximately $20.0 million in cash; (ii) approximately $21.8 million in shares of Common Stock, valued at the fair market value of such shares, as approved by the Board; and (iii) approximately $6.2 million in aggregate principal amount of notes to be issued by the Company.

     The closing of each Planned Acquisition will be subject to certain customary conditions, including the following: (i) the negotiation and execution of definitive acquisition agreements; (ii) the continuing accuracy of representations and warranties; (iii) the performance of covenants; and (iv) the absence of a material adverse change in the results of operations, financial condition or busi-
ness of such Acquisition Candidate prior to the closing date. In connection with the closing of the Planned Acquisitions, IT Partners would typically enter into employment agreements with each of the executives and certain key management personnel of the Acquisition Candidates. Generally, the Company expects that these agreements will have initial terms of two to four years and will be automatically renewable for one-year terms thereafter. See "Management--Employment Agreements; Covenants-Not-To-Compete."

     A brief description of the Acquisition Candidates follows:


LOCAL SYSTEMS INTEGRATORS

     Computer Products and Resources, Inc. ("CPR") operates as CPR/MicroAge, a full-service computer company and an authorized computer dealer for most major software and hardware manufacturers. CPR has planned, installed and supported LANs, from gateways to mainframes, throughout the Midwest. Services include equipment evaluation, system and network installation, application development and design and support. Founded in 1982, CPR is headquartered in Grand Rapids, Michigan, has 130 employees and had revenues of approximately $34.3 million for the fiscal year ended April 30, 1997.

      MicroNomics of Lansing, Inc. ("Entre'") operates as Entre' Computer Services and is a full- service systems integration company. Entre' provides design, installation, support, repair and business process consulting services as well as connectivity services for LANs, WANs and Internet and intranet environments. Founded in 1983, Entre' is headquartered in Lansing, Michigan, has 48 employees and had revenues of approximately $11.7 million for the fiscal year ended December 31, 1997.

     Champlain Computer Services, Inc. ("Champlain") operates as ComputerLand of Vermont and offers product procurement, maintenance, training, network integration and help desk services to small, medium and large businesses and governmental entities. Founded in 1983, Champlain is headquartered in Burlington, Vermont, has 22 employees and had revenues of approximately $8.6 million for the fiscal year ended December 31, 1997.

     Light Industries Service Corporation ("Light") is a full-service provider of business networks and information systems, delivering networking, sales force automation, training and software solutions to over 300 businesses and non-profit organizations each year. Its professionals are certified in Microsoft, Novell, Lotus, Solomon Software Inc., Great Plains, Advanced Solutions International, Inc., SalesLogix Corporation and Symantec technologies. Founded in 1979, Light is headquartered in Millersville, Maryland, has 60 employees and had revenues of approximately $5.7 million for the fiscal year ended August 31, 1997.

     KiZAN Corporation ("KiZAN") is a Microsoft Solution Provider Partner and a Microsoft Authorized Technical Education Center ("ATEC"). Through offices in Louisville, Kentucky; Cincinnati and Westlake, Ohio; Knoxville, Tennessee; and Denver, Colorado, KiZAN offers Microsoft products and a full array of services, including system engineering consulting, client/server architectural design and application development, project planning, implementation services and technical training. In 1995, Microsoft selected KiZAN as its first "Outstanding Solution Provider Partner of the Year" (today the award is known as the "Worldwide Partner of the Year"). Founded in 1991, KiZAN is headquartered in Louisville, Kentucky, has 75 employees and had revenues of approximately $5.5 million for the fiscal year ended November 30, 1997.

     Communications Specialists, Inc. ("CSI-VA") provides electronic systems integration, design, engineering, installation, 24-hour service and scheduled maintenance. Founded in 1994, CSI-VA is headquartered in Mechanicsville, Virginia, has 30 employees and had revenues of approximately $4.7 million for the fiscal year ended December 31, 1997.

     Richardson Associates-Electronics, Inc. ("Richardson") sells, installs and services telephone, intercom, video distribution, closed circuit television, fire and security, access control, nurse call and information systems. Richardson's clients include schools, hospitals and prisons. Founded in 1963, Richardson is headquartered in Atlanta, Georgia, has 25 employees and had revenues of approximately $3.7 million for the fiscal year ended December 31, 1997.

     Communication Systems Inc. ("CSI-PA") is a full-service provider of audio, video, voice and data systems. Services include design, installation, service and training for telephony, fire and security, media retrieval, video arrangement and video conferencing systems. Founded in 1975, CSI-PA is headquartered in Allentown, Pennsylvania, has 21 employees and had revenues of approximately $2.0 million for the fiscal year ended December 31, 1997.


REGIONAL BUSINESS APPLICATION PROVIDERS

     Business Micro Solutions, LLC ("BMS") is a provider of client/server business applications, financial system consulting services, implementation, training, custom development and integration services. Founded in 1988, BMS is headquartered in East Brunswick, New Jersey, has 30 employees and had revenues of approximately $5.0 million for the fiscal year ended December 31, 1997.


NATIONAL SPECIALTY IT SERVICES COMPANIES

     Technology Applications Group, Inc. ("TAG") is a multimedia courseware and development company specializing in the creation of custom interactive applications. TAG offers instructional systems development, creative application development, interactive programming and the development of advanced multimedia programs incorporating digital video, digital audio and animation. Founded in 1990, TAG is headquartered in Troy, Michigan, has six employees and had revenues of approximately $1.1 million for the fiscal year ended December 31, 1997.

     The executive offices of the Company are located at 9881 Broken Land Parkway, Suite 102, Columbia, Maryland 21046, and the Company's telephone number is (410) 309-9800. The Company's Web site is located at www.itpartnersinc.com. Information contained in the Company's Web site shall not be deemed part of this Prospectus.

                              THE RECAPITALIZATION

     Simultaneously with the consummation of the Offering, the Company plans to restructure certain of its existing relationships with certain equity holders and in connection therewith intends to: (i) redeem all of the outstanding shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred"); (ii) redeem all of the outstanding shares of the Company's 12% Series C Senior Redeemable Preferred Stock, par value $.01 per share ("Series C Preferred"), provided that the Offering yields proceeds (net of underwriting commissions and discounts) to the Company of at least $40.0 million and no event of default exits under the Amended and Restated Loan and Security Agreement dated as of March 31, 1998 among the Company, the lenders named therein, Creditanstalt Corporate Finance, Inc. ("Creditanstalt"), as LC Issuer, Credit Agricole Indosuez, as Co-Agent, and Creditanstalt, as the Collateral Agent and Administrative Agent (the "Credit Facility"); (iii) amend certain agreements to eliminate rights to put to the Company warrants to purchase Common Stock; (iv) amend and terminate certain of the existing equity documents to, among other things, terminate voting provisions with respect to the composition of the Board and eliminate certain affirmative and negative covenants which currently bind the Company; (v) modify existing registration rights and grant new registration rights; (vi) enter into a voting agreement with certain existing stockholders holding 4,507,351 shares of Common Stock (and securities exercisable for or convertible into an additional 1,082,854 shares of Common Stock) pursuant to which such holders will agree to vote their shares of Common Stock for the election of each of Daniel J. Klein and Jamie E. Blech as directors for a period of three years; (vii) amend and restate its Certificate of Incorporation to eliminate the Series A Preferred and the Series C Preferred, increase the authorized number of undesignated shares of Preferred Stock, elect to be governed by Section 203 of the Delaware General Corporation Law ("DGCL") and require actions by written consent of the stockholders to be unanimous; and (viii) effect the reverse stock split of one for 1.877 shares of Common Stock and Common Stock equivalent securities (collectively, the
"Recapitalization").   See   "Capitalization,"   "The   Recapitalization"   and
"Description of Capital Stock."

     The Company will have outstanding on a fully-diluted basis the following shares of Common Stock on a pro forma basis to reflect the Recapitalization and on a pro forma, as adjusted basis to reflect the Recapitalization and the
Offering:

                                                                 NUMBER OF
                                               NUMBER OF         SHARES OF
                                               SHARES OF       COMMON STOCK
                                              COMMON STOCK      ON A FULLY
                                               ON A FULLY      DILUTED BASIS
                                             DILUTED BASIS      PRO FORMA,
                                               PRO FORMA        AS ADJUSTED
                                            ---------------   --------------
Common Stock ............................      5,781,894        11,781,894
Convertible promissory notes(1) .........         99,128            99,128
Series B Preferred Stock(2) .............        739,184           739,184
Warrants(3) .............................        993,850           993,850
Options(4) ..............................         62,231            62,231
Redemption Dividends(5) .................             --           152,290

-----------
(1) The convertible promissory note issued to Servinet (the "Convertible Seller Note") is convertible into 99,128 shares of Common Stock (based on the assumed initial public offering price).

(2) The 793,184 outstanding shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred"), of the Company are currently convertible into shares of Common Stock (on a one-to-one basis) at the option of the holders.

(3) The warrants are currently exercisable for shares of Common Stock (or at the option of the holder an equal number of shares of Series B Preferred), at an exercise price of $.01 per share, or may be put back to the Company at the option of the holder (collectively, the "Put Warrants"). The Put Rights will terminate simultaneously with the Offering. The Put Warrants accrue dividends at a compounded rate of 8%, payable quarterly in shares of Common Stock and/or Series B Preferred at the option of the holders.

(4) The Company has granted options to its executive officers and key personnel exercisable for shares of Common Stock pursuant to its Amended 1997 Long-Term Incentive Plan (the "1997 Plan").

(5) The Series C Preferred is subject to a redemption dividend of 152,290 shares of Common Stock (calculated at the assumed initial public offering price).

                                  THE OFFERING



Common Stock offered by the Company .................. 6,000,000 shares
Common Stock to be outstanding after the Offering..... 13,667,218 shares(1)
Use of proceeds ...................................... To repay  certain  Seller
                                                       Notes   payable   by  the
                                                       Company     to     former
                                                       stockholders of the Part-
                                                       ner  Companies,  to repay
                                                       indebtedness   under  the
                                                       Credit    Facility,    to
                                                       redeem  all of the Series
                                                       A Preferred  and Series C
                                                       Preferred and for working
                                                       capital.

Proposed Nasdaq National Market symbol ............... "ITPI"

-----------
(1) Assumes: (a) the exercise of all outstanding Put Warrants for 993,850 shares of Common Stock; (b) conversion of all outstanding shares of Series B Preferred into 739,184 shares of Common Stock; (c) redemption of all outstanding shares of Series C Preferred and payment of the redemption dividend thereon in 152,290 shares of Common Stock (calculated at the assumed initial public offering price); (d) the issuance of 312,270 shares of Common Stock issued in connection with the acquisition of Call; and (e) the issuance of 1,306,642 shares of Common Stock issued in connection with the acquisitions of The Acquisition Candidates. Excludes: (i) up to an aggregate of 657,103 additional shares of Common Stock (calculated at the assumed initial public offering price) that may be issued to the former stockholders of the Partner Companies in connection with the Post-Closing
     Adjustments and upon the conversion of the Convertible Seller Note (calculated at the assumed initial public offering price); (ii) 1,185,711 shares of Common Stock issuable upon exercise of outstanding stock options granted under the 1997 Plan; and (iii) 581,573 shares of Common Stock reserved for issuance under the 1997 Plan. See "Management--Stock Option Plan," "The Recapitalization," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 11.

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial data has been derived from the financial statements and is presented for IT Partners. The following summary financial data is qualified in its entirety by the more detailed information appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this Prospectus.

     The  unaudited  Pro Forma Balance Sheet Data is adjusted to give effect to:
(i) the acquisitions of Call and Servinet; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; and (iv) the issuance of Series C Preferred, as if each had occurred on March 31, 1998. The unaudited Pro Forma, As Adjusted, Balance Sheet Data is adjusted to give effect to: (i) the acquisitions of Call and Servinet; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering, as if each had occurred on March 31, 1998 and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds."

     The unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 is adjusted to give effect to: (i) the acquisitions of the Partner Companies; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred and (iv) the issuance of Series C Preferred; as if each had occurred at the beginning of such period. The unaudited Pro Forma As Adjusted, Statement of Operations, for the year ended December 31, 1997 is adjusted to give effect to: (i) the acquisitions of the Partner Companies; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering as if each had occurred at the beginning of such period and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds." The unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 is adjusted to give effect to: (i) the acquisitions of Sequoia, Incline, Call and Servinet; (ii) the Planned Acquisitions (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering, as if each had occurred at the beginning of such period. The unaudited Pro Forma As Adjusted, Statement of Operations, for the three months ended March 31, 1998 is adjusted to give effect to: (i) the acquisitions of Sequoia, Incline, Call and Servinet; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering as if each had occurred at the beginning of such period and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds." The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

                             SUMMARY FINANCIAL DATA

                                                    YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------
                                                                           PRO FORMA,
                                            HISTORICAL      PRO FORMA     AS ADJUSTED
                                               1997           1997            1997
                                         --------------- -------------- ---------------
                                           (IN THOUSANDS EXCEPT SHARE, PER SHARE AND
                                                      CERTAIN OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ..............................   $   23,781      $  187,270     $   187,270
 Cost of goods sold ....................       17,958         127,407         127,407
                                           ----------      ----------     -----------
 Gross profit ..........................        5,823          59,863          59,863
 Selling, general and administrative
  expenses .............................        4,813          49,147          49,147
 Merger and acquisition costs ..........          362             362             362
 Organizational costs ..................        1,131           1,131           1,131
 Depreciation and amortization .........          782           8,045           8,045
                                           ----------      ----------     -----------
 Operating income (loss) ...............       (1,265)          1,178           1,178
 Interest expense, net .................        3,134           8,891             957
 Other expenses ........................           --              28              28
                                           ----------      ----------     -----------
 Net income (loss) before income
  tax provision (benefit) and ex-
  traordinary loss .....................       (4,399)         (7,741)            193
 Income tax provision (benefit) ........         (722)         (1,419)            947
                                           ----------      ----------     -----------
 Net income (loss) before extraordi-
  nary loss ............................       (3,677)         (6,322)           (754)
 Extraordinary loss, net of tax ........           --              --              --
                                           ----------      ----------     -----------
 Net income (loss) .....................   $   (3,677)     $   (6,322)    $      (754)
                                           ==========      ==========     ===========
 Net income (loss) available to com-
  mon stockholders .....................   $   (4,087)     $   (6,732)    $    (1,164)
                                           ==========      ==========     ===========
PER SHARE AMOUNTS:
 Basic .................................   $    (3.45)     $    (1.28)    $     (0.10)
                                           ==========      ==========     ===========
 Diluted ...............................   $    (3.45)     $    (1.28)    $     (0.10)
                                           ==========      ==========     ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic .................................    1,186,239       5,254,607      11,254,607
 Diluted ...............................    1,186,239       5,254,607      11,254,607
OTHER DATA:
 EBITDA(1) .............................   $     (483)     $    9,223     $     9,223
 EBITDA margin(2) ......................         (2.0)%           4.9%            4.9%
 Adjusted EBITDA(3) ....................        1,010          10,716          10,716
 Adjusted EBITDA margin(2) .............          4.2%            5.7%            5.7%

                                                        THREE MONTHS ENDED MARCH 31,
                                         ----------------------------------------------------------
                                                  HISTORICAL
                                         ----------------------------                  PRO FORMA,
                                                                         PRO FORMA     AS ADJUSTED
                                              1997          1998           1998           1998
                                          (UNAUDITED)    (UNAUDITED)  -------------- --------------
                                          (IN THOUSANDS EXCEPT SHARE, PER SHARE AND CERTAIN OTHER
                                                                    DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ..............................   $     --      $   17,786     $   50,031    $     50,031
 Cost of goods sold ....................         --          11,561         32,640          32,640
                                           --------      ----------     ----------    ------------
 Gross profit ..........................         --           6,225         17,391          17,391
 Selling, general and administrative
  expenses .............................         --           5,052         13,404          13,404
 Merger and acquisition costs ..........         --             176            176             176
 Organizational costs ..................      1,131              --             --              --
 Depreciation and amortization .........         --           1,082          2,029           2,029
                                           --------      ----------     ----------    ------------
 Operating income (loss) ...............     (1,131)            (85)         1,782           1,782
 Interest expense, net .................         --           3,306          4,034             852
 Other expenses ........................         --              --            (12)            (12)
                                           --------      ----------     ----------    ------------
 Net income (loss) before income
  tax provision (benefit) and ex-
  traordinary loss .....................     (1,131)         (3,391)        (2,240)            942
 Income tax provision (benefit) ........       (452)           (212)           197             569
                                           --------      ----------     ----------    ------------
 Net income (loss) before extraordi-
  nary loss ............................       (679)         (3,179)        (2,437)            373
 Extraordinary loss, net of tax ........         --             341            341             341
                                           --------      ----------     ----------    ------------
 Net income (loss) .....................   $   (679)     $   (3,520)    $   (2,778)   $         32
                                           ========      ==========     ==========    ============
 Net income (loss) available to com-
  mon stockholders .....................   $   (679)     $   (3,784)    $   (3,042)   $         32
                                           ========      ==========     ==========    ============
PER SHARE AMOUNTS:
 Basic .................................   $  (1.82)     $    (1.00)    $    (0.53)            (--)
                                           ========      ==========     ==========    ============
 Diluted ...............................   $  (1.82)     $    (1.00)    $    (0.53)            (--)
                                           ========      ==========     ==========    ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic .................................    373,043       3,777,686      5,738,525      11,876,867
 Diluted ...............................    373,043       3,777,686      5,738,525      11,876,867
OTHER DATA:
 EBITDA(1) .............................   $ (1,131)     $      997     $    3,811    $      3,811
 EBITDA margin(2) ......................         --             5.6%           7.6%            7.6%
 Adjusted EBITDA(3) ....................         --           1,173          3,987           3,987
 Adjusted EBITDA margin(2) .............         --             6.6%           8.0%            8.0%

                                                                    MARCH 31, 1998
                                                       ----------------------------------------
                                         DECEMBER 31,    HISTORICAL               PRO FORMA, AS
                                             1997       (UNAUDITED)   PRO FORMA     ADJUSTED
                                        -------------- ------------- ----------- --------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital ......................     $ 3,084       $ 7,334     $ 22,211      $ 28,957
 Total assets .........................      42,192        86,956      160,227       167,123
 Long-term debt(4) ....................      22,265        40,125       65,010         7,771
 Put Warrants outstanding .............       4,824         8,509        8,509            --
 Redeemable preferred stock(5) ........         545         1,054       11,054            --
 Stockholders' equity (including war-
  rants of $8,509).....................       2,193        18,004       43,735       127,283

----------
(1) EBITDA represents operating income before depreciation and amortization. Management believes that EBITDA provides useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2) EBITDA Margin is defined as EBITDA (as defined in footnote (1) above) divided by revenues. Adjusted EBITDA Margin is defined as adjusted EBITDA (as defined in footnote (3) below) divided by revenues. EBITDA Margin and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(3) Adjusted EBITDA is defined as EBITDA (as defined in footnote (1) above) plus merger and acquisition costs and non-recurring organizational costs. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles.

(4) Long-term debt includes current and noncurrent debt obligations, the Seller Notes and other liabilities.

(5) Redeemable preferred stock consists of Series A Preferred and Series C Preferred. See "Description of Capital Stock."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing shares of the Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature all of which involve risks and uncertainties and actual events or results may differ materially from the results discussed in such forward-looking statements.


LIMITED OPERATING HISTORY; RISKS OF INTEGRATION

     IT Partners is a holding company with a limited operating history. Founded in October 1996, IT Partners acquired its first Partner Companies, CNS and KDP, in May 1997. The Partner Companies were operated as separate independent entities prior to their acquisition by IT Partners, and there can be no assurance that IT Partners will be able to integrate successfully the operations of these businesses or institute the necessary Company-wide systems and procedures to manage successfully the combined enterprise. There can be no assurance that the Company's management group will be able to effectively implement the Company's internal growth strategy and acquisition program. The Company may need to hire additional employees to implement its growth strategy and acquisition program, but there can be no assurance that the Company will be able to attract and retain qualified personnel. The pro forma financial results of the Company include periods when the Partner Companies and IT Partners were not under common control or management and, therefore, may not be indicative of the operating results or financial position that would have been achieved had IT Partners and the Partner Companies been under common control and management during the periods covered by such pro forma financial results and may not be indicative of the Company's future results of operations, financial condition and business.

     A number of the Partner Companies offer different services, utilize different capabilities and technologies and target different geographic markets and client segments. These differences increase the risk inherent in successfully completing the integration of such Partner Companies. Further, there can be no assurance that the Company's strategy to establish itself as a single-source provider of IT services will be successful, or that the Company's targeted clients will accept the Company as a provider of such services. The inability of the Company to successfully integrate the Partner Companies or lack of client acceptance would have a material adverse effect on the Company's results of operations, financial condition and business. See "Prospectus Summary--The Company," "Business--Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS ASSOCIATED WITH THE COMPANY'S ACQUISITION STRATEGY

     As part of its growth strategy, the Company plans to acquire additional IT services companies. The market for acquisitions of IT services companies is highly competitive. If competition intensifies, there may be fewer acquisition opportunities available to the Company as well as higher prices required to acquire companies. There can be no assurance that the Company will be able to identify, acquire on favorable terms, integrate or manage additional IT services companies without substantial costs, delays or other operational or financial problems. Failure to acquire and integrate such companies may adversely affect the Company's ability to bid successfully on certain engagements, enter certain markets and otherwise grow its business. Client dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company as a whole, resulting in increased difficulty in marketing services or acquiring companies in the future. In addition, there can be no assurance that the Partner Companies or other IT services companies acquired in the future will operate profitably. Acquisitions involve a number of additional risks, including diversion of management's attention, failure to retain key acquired clients or personnel, risks associated with unanticipated events or liabilities, and amortization of goodwill and acquired intangible assets, some or all of which could have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Growth Strategy."


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues, gross profit, operating income and net income may vary substantially in the future from quarter to quarter. Factors that may affect this quarter to quarter variability include: (i) the short-term nature of certain client commitments; (ii) patterns of IT spending by clients; (iii) loss of a major client; (iv) seasonality that may accompany private or governmental sector budget cycles; (v) the timing, size and mix of service and product offerings;
(vi) the timing and size of significant software sales; (vii) the timing and size of new projects; (viii) the timing and magnitude of required capital expenditures; (ix) pricing changes in response to various competitive factors;
(x) the timing and size of future acquisitions; (xi) market factors affecting the availability of qualified technical personnel; (xii) timing and client acceptance of new service offerings; (xiii) changes in the trends affecting the outsourcing of IT services; (xiv) additional selling, general and administrative expenses to acquire and support new business and acquisitions; (xv) technological change in the industry; and (xvi) general economic conditions. The Company's operating results will be affected by changes in technical personnel billing and utilization rates. Technical personnel utilization rates may be adversely affected during periods of rapid and concentrated hiring in anticipation of future revenues. Gross margin may also be adversely affected if the Company is required to use contract personnel rather than Company personnel to complete certain assignments. Operating results may also be materially and adversely affected by the cost, timing and other effects of acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In addition, most of the Company's project-based contracts are terminable by the client with limited advance notice, typically not more than 60 days, and without significant penalty (generally limited to fees earned and expenses incurred by the Company through the date of termination). The cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's results of operations, financial condition and business. Although the Company's principal method of billing a project is on a time and materials basis, the Company also undertakes projects billed on a fixed-price basis. The cancellation of one or more significant contracts or the failure of the Company to complete a fixed-bid project within budget would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's results of operations, financial condition and business. See "--Project Risks Related to Service Providers," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Services."


NEED FOR ADDITIONAL FINANCING; RISKS RELATED TO ACQUISITION FINANCING

     The Company plans to finance future acquisitions in part by using shares of Common Stock. In the event that its shares of Common Stock do not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company has entered into the Credit Facility, which permits the Company to borrow up to $70.0 million to pursue acquisitions. The Company plans to use a portion of the net proceeds from the Offering to repay all amounts outstanding under the Credit Facility and to negotiate a new credit arrangement on more favorable terms. There can be no assurance that the Company will be able to obtain a new credit arrangement or any other financing it will need on terms it deems acceptable. If the Company's financial resources are inadequate to support its acquisition activities, the Company's future operating results would be materially and adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


CONSIDERATION FOR PARTNER COMPANIES EXCEEDS ASSET VALUE

     The purchase prices paid or payable for the Partner Companies were not established by independent appraisals, but generally through arm's-length negotiations between IT Partners and representatives of each Partner Company. The consideration paid for each Partner Company was based primarily on the value of such company as a going concern and not on the value of such company's assets. Valuations of each Partner Company determined solely by appraisals of the acquired assets would likely be less than the consideration the Company paid for each Partner Company. The future performance of each Partner Company may not be commensurate with the consideration paid.


MATERIALITY OF GOODWILL; AMORTIZATION CHARGES

     The Company's pro forma, as adjusted, balance sheet as of March 31, 1998, will include an amount designated as "goodwill" that represents approximately 47% of total assets and approximately 61% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles ("GAAP") require that these assets and all other intangible assets be amortized over the period benefitted. Management has determined that the period benefitted by the goodwill will range from 20 to 40 years depending on the type of business (e.g., IT services, electronics integrators, etc.) of the respective Partner Company. If the actual benefit period of the goodwill is shorter than the assigned period, the Company may recognize amortization expense in later periods without a corresponding income benefit. Earnings in later years could also be affected if management records a charge to earnings after determining that the remaining balance of goodwill was impaired. Management has reviewed all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire the companies. Management concluded that anticipated future cash flows associated with intangible assets recognized in the acquisitions and probable acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than the respective assigned lives.


MANAGEMENT OF GROWTH

     The Company expects to expend significant time and effort to attempt to expand its existing businesses and to acquire additional IT companies. There can be no assurance that the Company's systems, procedures, controls and management resources will be adequate to support the Company's future operations. Any future growth also will impose significant added responsibilities on members of senior management, including the need to attract, train, motivate and retain new senior-level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's results of operations, financial condition and business would be materially and adversely affected. See "Business--Growth Strategy" and "Management."


SHIFTING BUSINESS FOCUS

     The Partner Companies historically have derived the majority of their revenues from the provision of products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In the future, the Company plans to expand its operations in areas which are more service oriented and management believes offer the potential for more rapid growth and higher levels of profitability. See "Business--Growth Strategy." There can be no assurance that the Company will be successful in transitioning some of its Partner Companies to a higher percentage of services and the Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies seeking to shift the focus of their business. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's results of operations, financial condition and business.


COMPETITION

     The market for the Company's services and products is highly competitive. The Company's competitors vary in size and in the scope of the products and services that they offer. Primary competitors generally include consulting and systems integrators, "Big Five" accounting firms, applications development firms, service groups of computer equipment companies, programming companies, temporary staffing firms and other IT services providers. Traditionally, the largest service providers have focused principally on providing full-service solutions to Global 1000 companies. The Company believes that certain IT services companies, including Perot Systems Corporation ("Perot"), Renaissance Worldwide, Inc. ("Renaissance"), Technology Solutions Corporation ("Technology Solutions"), GE Capital Information Technology Solutions ("GE"), IKON Office Solutions, Inc. ("IKON"), Whittman-Hart, Inc. ("Whittman-Hart"), Cotelligent Group, Inc. ("Cotelligent") and Entex Information Services, Inc. ("Entex"), are exploring opportunities within the middle market.

     There are relatively low barriers to entry into the Company's markets, and the Company expects to face competition from established and emerging companies. Increased competition may result in greater pricing pressure, which could adversely affect the Company's gross margins and its ability to acquire companies. In addition, many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and to changes in client requirements or to devote greater resources than the Company to the development, promotion, sale and support of IT products and services. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their IT solutions needs. The Company also plans to enter new markets and offer new services, and expects to face intense competition from existing and new competitors, particularly since barriers of entry in the IT services industry are relatively low. There can be no assurance that the Company will continue to provide IT services and products demanded by the market or be able to compete successfully with existing or new competitors. An inability to compete in its market effectively would have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Competition."


RISKS RELATED TO INTERNAL GROWTH STRATEGY

     The Company's growth strategy is to increase the revenues and profitability of the Partner Companies. One of the key components of this strategy is to cross-sell the services and products of each Partner Company to other clients of the Company. There can be no assurance that the Company will be able to expand its sales of services and products to its existing clients and those of any subsequently acquired businesses. The Company's growth strategy of broadening its service and product offerings, implementing an aggressive marketing plan, pursuing strategic acquisitions and deploying leading technologies has inherent risks and uncertainties. There can be no assurance that the Company's growth strategy will be successful or that the Company will be able to generate cash flow sufficient to fund its operations and to support internal growth. The Company's inability to achieve internal earnings growth or otherwise execute its growth strategy could have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Growth Strategy."


PROJECT RISKS RELATED TO SERVICE PROVIDERS

     The nature of the Company's engagements exposes the Company to a variety of risks. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses. The Company's failure or inability to meet a client's expectations in the performance of its services or to do so in the time frame required by such client could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Service providers, such as the Company, are in the business of employing people and placing them in the workplace of other businesses.
Therefore, the Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although the Company maintains general liability insurance coverage, there can be no assurance that such coverage will remain available on reasonable terms or in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's results of operations, financial condition and business.


RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

     The IT services industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in the IT services industry. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services non-competitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Services."

ABILITY TO ATTRACT AND RETAIN TECHNICAL PERSONNEL

     The Company depends upon its ability to attract, train, motivate and retain technical personnel who possess the skills and experience necessary to meet the Company's own personnel needs and the staffing requirements of its clients. Competition for individuals with proven technical skills is intense. In addition, the IT industry in general experiences a high rate of attrition of such personnel. The Company competes for such individuals with other systems integrators, providers of outsourcing services, temporary personnel agencies, computer systems consultants, clients and potential clients. Many large competitors have recently announced extensive campaigns to hire additional technical personnel. Competition for quality technical personnel has continued to intensify, resulting in increased personnel costs for many IT service providers. In addition, there can be no assurance that the Company will not have to incur increased costs to attract and retain such personnel. There can be no assurance the Company will be able to recruit or retain the technical personnel necessary to execute its strategy. Failure to do so would have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Growth Strategy."


DEPENDENCE    ON    CONTINUED    AUTHORIZATION    TO    RESELL    AND    PROVIDE
MANUFACTURER-AUTHORIZED SERVICES

     The Company's future success with IT service and product offerings depends in part on its continued authorization by IT vendors as a service provider and as a certified reseller of certain software and hardware products. Without such service and sales authorizations, the Company would be unable to provide the range of services and products currently offered by the Company. In general, the agreements between the Company and such manufacturers include termination provisions, some of which permit termination without notice. There can be no assurance that such manufacturers will continue to authorize the Company as an approved reseller or service provider, and the loss of one or more of such authorizations could have a material adverse effect on the Company's results of operations, financial condition and business.


DEPENDENCE ON EXECUTIVE OFFICERS AND KEY PERSONNEL

     The Company depends on the continued efforts of its executive officers and the senior management of the Partner Companies, in particular Daniel J. Klein, Jamie E. Blech and the president of each Partner Company. The Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons is unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's results of operations, financial condition and business could be adversely affected. Although each of the executive officers of the Company and the Partner Companies has entered into an employment agreement with the Company, which includes confidentiality and non-compete provisions, there can be no assurance that any individual will continue in his or her present capacity with the Company or Partner Company for any particular period of time. See "Management."


SIGNIFICANCE OF RELATIONSHIPS WITH MICROSOFT

     Several of the Company's Partner Companies have significant relationships with Microsoft, from which substantial training support, general business planning, business referrals and sales support are derived. These Partner Companies are authorized to implement and service Microsoft's technology under the terms of their respective partner agreements with Microsoft. If these relationships were to deteriorate or be discontinued or if such Partner Companies' status as a Microsoft Certified Solution Provider Partner in the United States was to be terminated, it would have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Growth Strategy."


RISK OF LOSS FROM POSSIBLE FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. In anticipation of the year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. If the Company's systems, or the systems of other companies on whose services the Company depends, or with whom the Company's systems interface, are not Year 2000 compliant, there could be a material adverse effect on the Company. In addition, if the IT products that the Company provides to clients are not Year 2000 compliant, and such clients are harmed, there is no assurance that they will not seek recourse against the Company as supplier, even though such products were procured by the Company from third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."


INTELLECTUAL PROPERTY RIGHTS

     The success of certain Partner Companies is dependent in part on certain proprietary methodologies these companies use in designing, installing and integrating computer software, systems, hardware and other proprietary intellectual property rights. These Partner Companies rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect their proprietary rights and the proprietary rights of third parties; enter into confidentiality agreements with their key employees; and limit distribution of proprietary information. There can be no assurance that the steps taken by these Partner Companies in this regard will be adequate to deter misappropriation of proprietary information or that these Partner Companies will be able to detect unauthorized use and take appropriate steps to enforce their intellectual property rights.


POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 6,000,000 shares being sold in the Offering will be freely tradable unless held by affiliates of the Company. Upon completion of the Offering: (i) the former stockholders of the Partner Companies who received shares of Common Stock, will own in the aggregate 3,729,323 shares of Common Stock (excluding shares of Common Stock that may be issued pursuant to any Post-Closing Adjustment related to such acquisition); (ii) the former stockholders of the Partner Companies will own in the aggregate 99,128 shares of Common Stock upon conversion of the Convertible Seller Note; (iii) founders, consultants and management of IT Partners, will own an aggregate of 678,126 shares of Common Stock and options to acquire 1,185,711 shares granted by the Company under the 1997 Plan; and (iv) certain equity holders will own (a) an aggregate of 739,184 shares of Series B Preferred, currently convertible into 739,184 shares of Common Stock (subject to antidilution protection) and (b) the Put Warrants exercisable for up to 993,850 shares of Common Stock and/or Series B Preferred (convertible on a one-for-one basis into Common Stock), at the option of the holders. Up to 152,290 additional shares of Common Stock (calculated at the assumed initial public offering price) may be issued, at the discretion of the Company, as payment for certain redemption dividends on the shares of Series C Preferred. The securities issued prior to the Offering have not been registered under the Securities Act, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Certain of the Company's executive officers, directors and existing stockholders owning in the aggregate 5,781,894 shares of Common Stock have agreed not to offer, sell, contract to sell, make any short sale or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Common Stock during the 12-month period following the date of this Prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., subject to certain limited exceptions. The Company has agreed to provide demand and piggyback registration rights with respect to the Common Stock issued to certain existing stockholders, including BDC. The piggyback registration rights described above will not apply to the Offering. The Company intends to register the 1,767,284 shares of Common Stock reserved for issuance upon exercise of stock options granted pursuant to the 1997 Plan as soon as practicable after the date of this Prospectus. See "Management," "The Recapitalization," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop and continue subsequent to the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the shares of Common Stock on the Nasdaq National Market, subject to official notice of issuance, under the symbol "ITPI." After the Offering, the market price of the shares of Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, timing of announcements of acquisitions by the Company or its competitors, changes by financial research analysts in their recommendations or estimates of the earnings of the Company, conditions in the economy in general or in the IT service sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or IT service sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.


IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma combined net tangible book value of their shares of $9.79 per share. In the event the Company issues additional shares of Common Stock in the future, including shares issued in connection with future acquisitions or pursuant to the earn-out provisions of the agreements to acquire certain of the Partner Companies, purchasers of Common Stock in the Offering may experience further dilution. See "Dilution."


ABSENCE OF DIVIDENDS

     The Company plans to retain future net income, if any, to fund internal growth and to help fund future acquisitions and, therefore, does not anticipate paying any dividends on its Common Stock in the foreseeable future. In addition, the Company's Credit Facility and the terms of the Series A Preferred restrict the Company's ability to pay dividends. See "Dividend Policy."


POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     IT Partners' Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the Board to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. The Certificate of Incorporation contains a prohibition of stockholder action without a meeting by less than unanimous written consent. In addition, the By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. These provisions may have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the DGCL, including Section 203, may also discourage takeover attempts that have not been approved by the Board. See "Description of Capital Stock."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 6,000,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $79.5 million ($92.1 million if the Underwriters' over-allotment option is exercised in full). Of such net proceeds, the Company plans to use (i) approximately $11.7 million to repay certain Seller Notes; (ii) approximately $53.6 million to repay outstanding borrowings under the Credit Facility, including amounts anticipated to be drawn down to finance the cash portion of the purchase price for the Acquisition Candidates; (iii) approximately $10.0 million to redeem all of the Series C Preferred plus accrued dividends; and (iv) approximately $3.5 million to redeem all of the Series A Preferred. The Seller Notes mature at various dates from May 27, 2002 through June 10, 2003, and accrue interest at various rates ranging from 8% to 10% per annum. The Credit Facility matures on November 30, 2001 and accrues interest at floating interest rates ranging from 9.65% to 10.5% as of June 30, 1998. See Note 7 of Notes to Consolidated Financial Statements of the Company, "Capitalization,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Certain Transactions." The balance of such net proceeds, if any, will be retained for working capital and other general corporate purposes, including future strategic acquisitions. See "Prospectus Summary--The Acquisition Candidates." Pending such uses, the Company plans to invest the net proceeds in short-term, investment-grade interest bearing instruments.


                                 DIVIDEND POLICY

     The Company plans to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. The Credit Facility and the terms of the Series A Preferred include restrictions on the ability of the Company to pay dividends without the consent of the lenders. In addition, it is likely that any other credit facility that the Company may negotiate in the future will include similar restrictions.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis to reflect: (a) the acquisitions of Call and Servinet; (b) the Planned Acquisitions; (c) the issuance of Series B Preferred and (d) the issuance of Series C Preferred, as if all such transactions had been consummated on March 31, 1998, and (iii) on a pro forma, as adjusted basis to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements of the Company, including the related notes thereto, included elsewhere in this Prospectus.

                                                                                       MARCH 31, 1998
                                                                          ----------------------------------------
                                                                                                       PRO FORMA,
                                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                                          -----------   -----------   ------------
                                                                                       (IN THOUSANDS)
Cash and cash equivalents .............................................    $  1,061      $  9,426      $  16,172
                                                                           ========      ========      =========
Notes payable .........................................................    $    538      $    843      $     843
Debt outstanding under Credit Facility, (net of discounts of $2,270;
 $2,270 pro forma) ....................................................      29,157        47,352             --
Convertible Seller Notes (net of discounts of $476 pro forma; $476
 pro forma, as adjusted) ..............................................          --         1,013          1,013
Seller Notes, (net of discounts of $1,349; $1,481 pro forma; and $616
 pro forma, as adjusted) ..............................................       9,030        15,292          5,405
Series C 12% senior redeemable preferred stock, $.01 par value,
 1,000 shares authorized, 0 shares outstanding, 1,000 shares outstand-
 ing pro forma, no shares outstanding pro forma, as adjusted ..........          --        10,000             --
Series A preferred stock, $.01 par value, 600,000 shares autho-
 rized, 354,170 shares outstanding, 354,170 shares outstanding pro
 forma, no shares outstanding pro forma, as adjusted...................       1,054         1,054             --
Put Warrants outstanding(1) ...........................................       8,509         8,509             --

Stockholders' equity:
 Series B preferred stock, $.01 par value, 5,000,000 shares authorized,
 118,392 shares outstanding, 739,184 shares outstanding
 pro forma, 739,184 shares outstanding pro forma, as adjusted .........       1,000         6,395          6,395

 Common Stock, $.01 par value, 20,000,000 shares authorized
 and 4,162,981 shares outstanding, 5,781,894 shares outstanding pro forma, 11,781,894 shares outstanding pro forma, as adjust-
 ed(2) ................................................................          42            58            118

 Warrants outstanding(1) ..............................................          --            --          8,509
 Additional paid-in capital(2) ........................................      24,834        45,303        124,711
 Retained earnings (accumulated deficit) ..............................      (7,872)       (8,021)       (12,450)
                                                                           --------      --------      ---------
    Total stockholders' equity ........................................      18,004        43,735        127,283
                                                                           --------      --------      ---------
    Total capitalization ..............................................    $ 66,292      $127,798      $ 134,544
                                                                           ========      ========      =========

----------
(1) The put feature of the warrants will terminate upon the consummation of the Offering.
(2) Excludes: (i) Put Warrants for 993,850 shares of Common Stock on an actual and pro forma basis; and (ii) all outstanding shares of Series A Preferred and Series C Preferred (iii) up to an aggregate of 605,191 additional shares of Common Stock (calculated at the assumed initial public offering price) that may be issued to the former stockholders in connection with the Post-Closing Adjustments and upon the conversion of the Convertible Seller Notes (calculated at the assumed initial public offering price); (iv) 1,185,711 shares of Common Stock issuable upon exercise of outstanding stock options granted under the 1997 Plan; and (v) 581,573 shares of Common Stock reserved for issuance under the 1997 Plan. See "Management--Stock Option Plan," "The Recapitalization," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                                    DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1998 was a deficit of approximately $53.8 million, or $(7.01) per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total pro forma tangible assets less its total pro forma liabilities, Series A Preferred and Series C Preferred divided by the number of shares of Common Stock outstanding, including shares issuable for Put Warrants and Series B Preferred. After giving effect to the sale by the Company of 6,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $15.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1998, would have been approximately $21.3 million, or approximately $1.56 per share. This represents an immediate increase of $8.57 per share in the pro forma net tangible book value to existing stockholders and an immediate dilution of $9.79 per share in pro forma net tangible book value to new investors purchasing Common Stock in the Offering.

     The following table illustrates the per share dilution to new investors:

Assumed initial public offering price per share ..........................                 $ 15.00
 Pro forma net tangible book value per share before the Offering .........   $(7.01)
 Increase per share attributable to new investors ........................     8.57
                                                                             ------
Pro forma net tangible book value per share after the Offering ...........                   1.56
                                                                                           -------
Dilution per share to new investors(1) ...................................                 $ 13.44
                                                                                           =======

----------
(1) The preceding table assumes no exercise of outstanding options to acquire 1,185,711 shares of Common Stock subsequent to March 31, 1998. As of March 31, 1998, an aggregate of 793,654 shares of Common Stock were issuable upon the exercise of outstanding options at a weighted average exercise price of $9.98 per share. To the extent that these options are exercised, the effect would be to decrease the dilution to new investors from $13.44 to $12.98. See "Management--Stock Option Plan."

     The following table gives effect, on a pro forma basis, to the Planned Acquisitions as if they were consummated on March 31, 1998, the number of shares of Common Stock purchased from IT Partners, the total consideration paid and the average price per share paid by existing stockholders (including persons who are expected to acquire Common Stock in the Planned Acquisitions) and the new investors purchasing shares of Common Stock in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                      SHARES PURCHASED        TOTAL CONSIDERATION
                                  ------------------------   --------------------    AVERAGE PRICE
                                     NUMBER       PERCENT          AMOUNT(1)           PER SHARE
                                  ------------   ---------   --------------------   --------------
Existing stockholders .........    7,667,218      56.1%           $ 6,649,000       $  0.87
New investors .................    6,000,000      43.9             90,000,000        15.00
                                   ---------     -----            -----------
 Total ........................   13,667,218     100.0%           $96,649,000
                                  ==========     =====            ===========

----------
(1) Total consideration paid by existing stockholders includes only cash consideration for Common Stock, Put Warrants and Series B Preferred.

               SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial statements of the Company set forth the unaudited pro forma combined balance sheet of the Company as of March 31, 1998 (the "Pro Forma Balance Sheet") and the unaudited pro forma combined statements of operations of the Company for the fiscal year ended December 31, 1997 and the three months ended March 31, 1998 (the "Pro Forma Statements of Operations" and, together with the Pro Forma Balance Sheet, the "Company Pro Forma Financial Statements"). The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

     The unaudited Pro Forma, As Adjusted, Balance Sheet is adjusted to give effect to: (i) the acquisitions of Call and Servinet; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering, as if such transactions occurred on March 31, 1998 and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds."

     The unaudited Pro Forma, As Adjusted, Statement of Operations for the year ended December 31, 1997 is adjusted to give effect to: (i) the acquisitions of the Partner Companies; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering, as if such transactions had occurred at the beginning of such period and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds."

     The unaudited Pro Forma, As Adjusted, Statement of Operations for the three months ended March 31, 1998 is adjusted to give effect to: (i) the acquisitions of Sequoia, Incline, Call and Servinet; (ii) the Planned Acquisitions; (iii) the issuance of Series B Preferred; (iv) the issuance of Series C Preferred; and (v) the Offering as if such transactions had occurred at the beginning of such period and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds."

     The Pro Forma Statements of Operations have been derived from the historical audited statements of operations of IT Partners for the year ended December 31, 1997 included elsewhere in this Prospectus; the audited statement of operations of CNS and the unaudited statement of operations of KDP for the five months ended May 31, 1997; the unaudited statement of operations of A-COM for the six months ended June 30, 1997; the unaudited statement of operations of FSC for the period from January 1, 1997 through October 20, 1997; the audited statement of operations of Sequoia for the year ended December 31, 1997; the audited statement of operations of Incline for the 12 months ended October 31, 1997; the audited statement of operations of Call, Servinet and CPR for the 12 months ended February 28, 1998; the unaudited statements of operations of CSI-PA, CSI-VA, Richardson, TAG and Champlain for the year ended December 31, 1997; the audited statements of operations of BMS and Entre for the 12 months ended March 31, 1998; and the unaudited statements of operations of KiZAN and Light for the 12 months ended December 31, 1997.

     The Company's Pro Forma Financial Statements as of, and for the three months ended, March 31, 1998, have been derived from unaudited historical financial statements as of, and for the three months ended, March 31, 1998 of IT Partners, the unaudited statements of operations of Sequoia for the period from January 1, 1998 to January 8, 1998; the unaudited statement of operations of Incline for the period from January 1, 1998 to February 5, 1998; and the unaudited financial statements as of and for the three months ended March 31, 1998 of Call, Servinet and the Acquisition Candidates.

     IT Partners' acquisitions of the Partner Companies and the Acquisition Candidates have been, or will be, accounted for under the purchase method of accounting, pursuant to which the total purchase price of such acquisitions is allocated to the identifiable assets and liabilities acquired based upon their relative fair values as of the closing date, with the excess of the purchase price over the fair value of the assets acquired, net of the liabilities assumed, allocated to goodwill. The Company believes that the preliminary allocations set forth herein are reasonable; however, in some cases the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations set forth herein are subject to revision when additional information becomes available, and such revised allocations could differ substantially from those set forth herein.

                       IT PARTNERS, INC. AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                  (UNAUDITED)

                                                           CONSOLIDATED
                       DESCRIPTION                          HISTORICAL       CALL      SERVINET
--------------------------------------------------------- ------------- ------------- ----------
                                                                      (IN THOUSANDS)
Current assets:
 Cash and cash equivalents ..............................   $  1,061       $  164      $   211
 Accounts receivable, net ...............................     13,985          936        3,894
 Inventory ..............................................      1,816           --          410
 Costs and estimated earnings in excess of billings .....      1,135           --           --
 Deferred tax asset .....................................        872           --           --
 Prepaid expenses and other current assets ..............      1,275          572           84
                                                            --------       ------      -------
 Total current assets ...................................     20,144        1,672        4,599
Property and equipment, net .............................      3,287          462          155
Intangible assets .......................................     62,402           --          124
Other assets ............................................      1,123           --           --
                                                            --------       ------      -------
 Total assets ...........................................     86,956        2,134        4,878
                                                            ========       ======      =======
Current liabilities:
 Accounts payable .......................................      4,167          967        1,631
 Accrued expenses and other liabilities .................      7,314          105          597
 Billings in excess of costs and estimated earnings .....      1,069             (2)        --
 Revolving line of credit ...............................         --           --        1,367
 Current portion of notes payable .......................        261           --           --
                                                            --------       --------    -------
 Total current liabilities ..............................     12,811        1,070        3,595
Notes payable, net of discount and current portion ......        277           --           --
Revolving line of credit, net of discounts ..............     29,157           --           --
Seller Notes, net of discounts ..........................      9,030           --           --
Convertible Seller Notes, net of discounts ..............         --           --           --
Deferred tax liability ..................................      6,714           --           --
Other liabilities .......................................      1,400          296          126
                                                            --------       --------    -------
 Total liabilities ......................................     59,389        1,366        3,721
Put Warrants outstanding ................................      8,509           --           --
Series C Preferred ......................................         --           --           --
Series A Preferred ......................................      1,054           --           --

Stockholders' equity:
 Series B Preferred .....................................      1,000           --           --
 Common stock ...........................................         42            1            2
 Warrants outstanding ...................................         --           --           --
 Treasury stock .........................................         --           --           --
 Additional paid-in capital .............................     24,834           --           --
 Retained earnings (accumulated deficit) ................     (7,872)         767        1,155
                                                            --------       --------    -------
 Total stockholders' equity .............................     18,004          768        1,157
                                                            --------       --------    -------
 Total liabilities and stockholders' equity .............   $ 86,956       $ 2,134     $ 4,878
                                                            ========       ========    =======


                       DESCRIPTION                             CPR       CSI-PA    CSI-VA    RICHARDSON      BMS
--------------------------------------------------------- ------------- -------- ---------- ------------ ----------
                                                                               (IN THOUSANDS)
Current assets:
 Cash and cash equivalents ..............................    $  249      $  20    $     8       $ 280     $   560
 Accounts receivable, net ...............................     4,279        418      1,218         266       1,043
 Inventory ..............................................     1,229        387        266         236          --
 Costs and estimated earnings in excess of billings .....        --         --         38          41          --
 Deferred tax asset .....................................       215         --         --          --          --
 Prepaid expenses and other current assets ..............        70         13         86           4         610
                                                             ------      -----    -------       -----     -------
 Total current assets ...................................     6,042        838      1,616         827       2,213
Property and equipment, net .............................       457        136        186         131         180
Intangible assets .......................................        --         --         --          --          --
Other assets ............................................         1         18         63          --          21
                                                             ------      -----    -------       -----     -------
 Total assets ...........................................     6,500        992      1,865         958       2,414
                                                             ======      =====    =======       =====     =======
Current liabilities:
 Accounts payable .......................................     2,102        300        429         110         148
 Accrued expenses and other liabilities .................       593         10        240          50         142
 Billings in excess of costs and estimated earnings .....     1,650         --        567          27          --
 Revolving line of credit ...............................        --        150        125          --          --
 Current portion of notes payable .......................        --         27         --          --          --
                                                             ------      -----    -------       -----     -------
 Total current liabilities ..............................     4,345        487      1,361         187         290
Notes payable, net of discount and current portion ......        --         75         38          --          --
Revolving line of credit, net of discounts ..............        --         --         --          --          --
Seller Notes, net of discounts ..........................        --         --         --          --          --
Convertible Seller Notes, net of discounts ..............        --         --         --          --          --
Deferred tax liability ..................................        --         --         --          --          --
Other liabilities .......................................        --         --         --          --          --
                                                             ------      -----    -------       -----     -------
 Total liabilities ......................................     4,345        562      1,399         187         290
Put Warrants outstanding ................................        --         --         --          --          --
Series C Preferred ......................................        --         --         --          --          --
Series A Preferred ......................................        --         --         --          --          --

Stockholders' equity:
 Series B Preferred .....................................        --         --         --          --          --
 Common stock ...........................................         1         --          3           2          --
 Warrants outstanding ...................................        --         --         --          --          --
 Treasury stock .........................................        --         --         --          --          --
 Additional paid-in capital .............................     2,160         17         --         769          --
 Retained earnings (accumulated deficit) ................          (6)     413        463          --       2,124
                                                             ---------   -----    -------       -----     -------
 Total stockholders' equity .............................     2,155        430        466         771       2,124
                                                             --------    -----    -------       -----     -------
 Total liabilities and stockholders' equity .............    $ 6,500     $ 992    $ 1,865       $ 958     $ 2,414
                                                             ========    =====    =======       =====     =======

                      IT PARTNERS, INC. AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET
                        AS OF MARCH 31, 1998 (CONTINUED)
                                  (UNAUDITED)

                       DESCRIPTION                          ENTRE     KIZAN     LIGHT      TAG     CHAMPLAIN
--------------------------------------------------------- --------- --------- --------- --------- -----------
                                                                            (IN THOUSANDS)
Current assets:
 Cash and cash equivalents ..............................  $   36    $  120    $  165    $    14    $  738

 Accounts receivable, net ...............................   1,233     1,048       532        100       943
 Inventory ..............................................     668        --       392         --       336
 Costs and estimated earnings in excess of billings .....      --        --        --         23        --
 Deferred tax asset .....................................      70        --        --          4        --

 Prepaid expenses and other current assets ..............      50        81       451          3         5
                                                           ------    ------    ------    -------    ------
 Total current assets ...................................   2,057     1,249     1,540        144     2,022
Property and equipment, net .............................     327       327       310         25       173
Intangible assets .......................................      --        --        --         --        --
Other assets ............................................      54        41         4          2        --
                                                           ------    ------    ------    -------    ------
 Total assets ...........................................   2,438     1,617     1,854        171     2,195
                                                           ======    ======    ======    =======    ======
Current liabilities:
 Accounts payable .......................................     919       319       392          5        87
 Accrued expenses and other liabilities .................      65       147        82         13       767
 Billings in excess of costs and estimated earnings .....     929       157        79        148       218
 Revolving line of Credit ...............................      --       273        --        120        --
 Current portion of notes payable .......................       6        46        70         --        --
                                                           ------    ------    ------    -------    ------
 Total current liabilities ..............................   1,919       942       623        286     1,072
Notes payable, net of discount and current portion ......      16        71       125         --        --
Revolving line of credit, net of discounts ..............      --        --        --         --        --
Seller Notes, net of discounts ..........................      --        --        --         --        --
Convertible seller notes, net of discounts ..............      --        --        --         --        --
Deferred tax liability ..................................      --        --        --         --        --
Other liabilities .......................................      --       123        --         --       138
                                                           ------    ------    ------    -------    ------
 Total liabilities ......................................   1,935     1,136       748        286     1,210
Put Warrants outstanding ................................      --        --        --         --        --
Series C Preferred ......................................      --        --        --         --        --

Series A Preferred ......................................      --        --       ---         --        --

Stockholders' equity:
 Series B Preferred .....................................      --        --        --         --        --
 Common stock ...........................................      33        --         5         --         5
 Warrants outstanding ...................................      --        --        --         --        --
 Treasury stock .........................................      --        --        --         --       (65)
 Additional paid-in capital .............................      97       103     1,101         14        35

 Retained earnings (accumulated deficit) ................     373       378        --       (129)    1,010
                                                           ------    ------    ------    -------    ------
 Total stockholders' equity .............................     503       481     1,106       (115)      985
                                                           ------    ------    ------    -------    ------
 Total liabilities and stockholders' equity .............  $2,438    $1,617    $1,854    $   171    $2,195
                                                           ======    ======    ======    =======    ======


                                                                                                             ADJUSTED
                                                              PRO FORMA      PRO FORMA       OFFERING        PRO FORMA
                       DESCRIPTION                           ADJUSTMENTS      COMBINED      ADJUSTMENTS      COMBINED
--------------------------------------------------------- ----------------- ----------- ------------------ ------------
                                                                           (IN THOUSANDS)
Current assets:

 Cash and cash equivalents ..............................    $   4,925 (a)   $  9,426            6,746 (e)  $  16,172
                                                                   875 (b)
 Accounts receivable, net ...............................       (3,894)(d)     26,001               --         26,001
 Inventory ..............................................           --          5,740               --          5,740
 Costs and estimated earnings in excess of billings .....          (23)(d)      1,214               --          1,214
 Deferred tax asset .....................................          (70)(b)      1,087               --          1,087
                                                                    (4)(d)

 Prepaid expenses and other current assets ..............           (3)(d)      3,301               --          3,301
                                                             ---------       --------            -----      ---------
 Total current assets ...................................        1,806         46,769            6,746         53,515
Property and equipment, net .............................          (25)(d)      6,131               --          6,131
Intangible assets .......................................       43,476 (b)    106,002               --        106,002
Other assets ............................................           (2)(d)      1,325               --          1,325
                                                             ---------       --------            -----      ---------
 Total assets ...........................................       45,255        160,227            6,746        166,973
                                                             =========       ========            =====      =========
Current liabilities:
 Accounts payable .......................................       (1,521)(c)     10,055               --         10,055
 Accrued expenses and other liabilities .................         (684)(c)      9,441               --          9,441
 Billings in excess of costs and estimated earnings .....         (146)(c)      4,696               --          4,696
 Revolving line of Credit ...............................       (2,035)(c)         --               --             --
 Current portion of notes payable .......................          (44)(c)        366               --            366
                                                             ---------       --------            -----      ---------
 Total current liabilities ..............................       (4,430)        24,558               --         24,558
Notes payable, net of discount and current portion ......         (125)(c)        477               --            477
Revolving line of credit, net of discounts ..............       18,195 (d)     47,352          (47,352)(e)         --
Seller Notes, net of discounts ..........................        6,262 (d)     15,292           (9,887)(e)      5,405
Convertible seller notes, net of discounts ..............        1,013 (d)      1,013               --          1,013
Deferred tax liability ..................................           --          6,714               --          6,714
Other liabilities .......................................         (560)(c)      1,523               --          1,523
                                                             ---------       --------          -------      ---------
 Total liabilities ......................................       20,355         96,929          (57,239)        39,690
Put Warrants outstanding ................................           --          8,509           (8,509)(e)         --
Series C Preferred ......................................        7,000 (a)     10,000          (10,000)(e)         --
                                                                 3,000 (a)
Series A Preferred ......................................           --          1,054           (1,054)(e)         --

Stockholders' equity:
 Series B Preferred .....................................        5,395 (d)      6,395               --          6,395
 Common stock ...........................................          (52)(c)         58               60 (e)        118
 Warrants outstanding ...................................           16 (d)         --            8,509          8,509
 Treasury stock .........................................           65 (c)         --               --             --
 Additional paid-in capital .............................       (4,282)(c)     45,303           79,408 (e)    124,711
                                                                20,455 (d)         --               --             --
 Retained earnings (accumulated deficit) ................       (6,697)(c)     (8,021)          (4,429)(e)    (12,450)
                                                             ---------       --------          -------      ---------
 Total stockholders' equity .............................       14,900         43,735           83,548        127,283
                                                             ---------       --------          -------      ---------
 Total liabilities and stockholders' equity .............    $  45,210       $160,227      $     6,746      $ 166,973
                                                             =========       ========      ===========      =========


                      IT PARTNERS, INC. AND SUBSIDIARIES
                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                  (UNAUDITED)

(a) To reflect the issuance of 1,000 shares of Series C Preferred, par value $10,000 per share, net of $150,000 of transaction closing costs.

(b) The March 31, 1998 net assets are adjusted to reflect the elimination of the deferred tax assets (if any) relating to the acquisitions of the Partner Companies and the Planned Acquisitions. Pursuant to the acquisition agreements for Call and Servinet and for the Planned Acquisitions, certain liabilities are not assumed by IT Partners and therefore are excluded from the pro forma combined financial statements as noted in the table below (in thousands).


      Actual/estimated purchase price ...............................    $56,262
      March 31, 1998 adjusted net assets ............................     10,761
      Less: assets and liabilities not acquired or assumed ..........      1,150
      Less: minimum working capital requirements ....................        875
                                                                         -------
       Total intangible assets ......................................     43,476
       Less: identifiable intangible assets .........................      7,864
                                                                         -------
        Total goodwill ..............................................    $35,612
                                                                         =======


     The actual/estimated purchase price column excludes Post-Closing Adjustments, the payment of which is dependent upon the future financial performance of the individual Partner Companies and the Acquisition Candidates. The Post-Closing Adjustments will be determined based on the achievement of certain operational levels and range from 15% to 25% of the total consideration. The Post-Closing Adjustments range from $0 to a maximum of: (i) approximately $2.6 million in cash; (ii) approximately $8.5 million of Common Stock; and (iii) Seller Notes in the aggregate principal amount of approximately $6.4 million.

(c) To reflect the assets and liabilities not assumed by the Company, pursuant to the acquisition agreements for Call and Servinet and for the Acquisition Candidates.

(d) To reflect anticipated increase in capitalization resulting from the acquisitions of Call and Servinet, and the Acquisition Candidates as of March 31, 1998. Pursuant to the acquisition agreements for Call and Servinet and for the Acquisition Candidates, certain liabilities are not assumed by IT Partners and therefore are excluded from the pro forma combined financial statements as noted in the table below (in thousands).


      Line of credit ................................................    $18,195
      Seller Notes, net of discounts of $2,174.......................      6,262
      Convertible Seller Notes ......................................      1,013
      Fair value of Common Stock ....................................     20,471
      Series B Preferred ............................................      5,395
      Series C Preferred (portion to be used for acquisitions) ......      4,925
                                                                         -------
       Total ........................................................    $56,262
                                                                         =======


(e) To reflect the proceeds of the Offering and the Recapitalization (at an assumed initial public offering price of $15.00 per share), net of $10.5 million of underwriting discounts and commissions and estimated offering expenses, and the application of the proceeds therefrom as set forth in "Use of Proceeds." There can be no assurance that the Offering will be consummated.

                      IT PARTNERS, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                    CONSOLIDATED
                    DESCRIPTION                      HISTORICAL       CNS         KANDL        A-COM       FSC(F)
-------------------------------------------------- ------------- ------------ ------------ ------------- ----------
                                                                            (IN THOUSANDS)
Revenues .........................................   $ 23,781       $4,453       $2,139      $ 9,576       $3,398
Cost of goods sold ...............................     17,958       3,430        1,415         7,636        1,654
                                                     --------       ------       ------      -------       ------
Gross profit .....................................      5,823       1,023          724         1,940        1,744
Selling, general and administrative ..............      4,813       1,030          679         3,038        1,222
Merger and acquisition costs .....................        362          --           --            --           --
Organizational costs .............................      1,131          --           --            --           --
Depreciation and amortization ....................        782           9           51            62           34
                                                     --------       ------       ------      -------       ------
Operating income (loss) ..........................     (1,265)        (16)          (6)       (1,160)         488
Interest expense, net ............................      3,134          31          (22)           81           --
Other expenses (income) ..........................         --          (3)          (9)           (9)        (117)
                                                     --------       --------     --------    ----------    ------
Income (loss) before tax provision (benefit) .....     (4,399)        (44)          25        (1,232)         605
Income tax provision (benefit) ...................       (722)         --           37           107           11
                                                     --------       -------      -------     ---------     ------
Net income (loss) ................................   $ (3,677)      $ (44)       $ (12)      $(1,339)      $  594
                                                     ========       =======      =======     =========     ======
                    DESCRIPTION                       SEQUOIA       INCLINE       CALL      SERVINET      CPR     CSI-PA
-------------------------------------------------- ------------- ------------ ------------ ---------- ---------- --------
                                                                               (IN THOUSANDS)
Revenues .........................................    $29,219       $3,671       $4,953     $24,790    $31,393    $2,008
Cost of goods sold ...............................    17,521          944        1,482       20,648     23,022     1,280
                                                      -------       ------       ------     -------    -------    ------
Gross profit .....................................    11,698        2,727        3,471        4,142      8,371       728
Selling, general and administrative ..............     9,762        1,856        2,300        2,685      7,179       557
Merger and acquisition costs .....................        --           --           --           --         --        --
Organizational costs .............................        --           --           --           --         --        --
Depreciation and amortization ....................       325           40           87           36        256        38
                                                      -------       ------       ------     -------    -------    ------
Operating income (loss) ..........................     1,611          831        1,084        1,421        936       133
Interest expense, net ............................       576           --           44          204         43        24
Other expenses (income) ..........................        (3)          (4)          (1)          --        (68)       --
                                                      ---------     --------     --------   -------    -------    ------
Income (loss) before tax provision (benefit) .....     1,038          835        1,041        1,217        961       109
Income tax provision (benefit) ...................       490           --           --           56        330        --
                                                      --------      -------      -------    -------    -------    ------
Net income (loss) ................................    $  548        $ 835        $1,041     $ 1,161    $   631    $  109
                                                      ========      =======      =======    =======    =======    ======
                    DESCRIPTION                       CSI-VA
-------------------------------------------------- ------------
                                                       (IN
                                                    THOUSANDS)
Revenues .........................................    $4,679
Cost of goods sold ...............................    2,969
                                                      ------
Gross profit .....................................    1,710
Selling, general and administrative ..............    1,182
Merger and acquisition costs .....................       --
Organizational costs .............................       --
Depreciation and amortization ....................       79
                                                      ------
Operating income (loss) ..........................      449
Interest expense, net ............................        1
Other expenses (income) ..........................       (8)
                                                      --------
Income (loss) before tax provision (benefit) .....      456
Income tax provision (benefit) ...................      236
                                                      -------
Net income (loss) ................................    $ 220
                                                      =======

                    DESCRIPTION                     RICHARDSON       BMS        ENTRE     KIZAN     LIGHT      TAG
-------------------------------------------------- ------------ ------------ ---------- --------- --------- ---------
                                                                             (IN THOUSANDS)
Revenues .........................................   $3,719       $5,653      $11,632    $6,457    $6,110    $1,067
Cost of goods sold ...............................    2,400        3,084        8,180     2,223     3,733       812
                                                      ------       ------     -------    ------    ------    ------
Gross profit .....................................    1,319        2,569        3,452     4,234     2,377       255
Selling, general and administrative ..............    1,568        1,385        3,087     3,938     1,957       213
Merger and acquisition costs .....................       --           --           --        --        --        --
Organizational costs .............................       --           --           --        --        --        --
Depreciation and amortization ....................       25           36          186        65        43        --
                                                      ------       ------     -------    ------    ------    ------
Operating income (loss) ..........................     (274)       1,148          179       231       377        42
Interest expense, net ............................       --           (7)           6        27         1         6
Other expenses (income) ..........................       (5)         209            8        48       (10)       --
                                                      --------     -------    -------    ------    ------    ------
Income (loss) before tax provision (benefit) .....     (269)         946          165       156       386        36
Income tax provision (benefit) ...................       --           --           58        48        --        18
                                                      -------      -------    -------    ------    ------    ------
Net income (loss) ................................    $(269)       $ 946      $   107    $  108    $  386    $   18
                                                      =======      =======    =======    ======    ======    ======
                                                                                                                AS ADJUSTED,
                                                                   PRO FORMA      PRO FORMA       OFFERING       PRO FORMA
                    DESCRIPTION                     CHAMPLAIN     ADJUSTMENTS      COMBINED     ADJUSTMENTS       COMBINED
-------------------------------------------------- ----------- ----------------- ----------- ----------------- -------------
                                                                                (IN THOUSANDS)
Revenues .........................................   $8,572               --      $187,270              --       $187,270
Cost of goods sold ...............................    7,016               --       127,407              --        127,407
                                                     ------               --      --------              --       --------
Gross profit .....................................    1,556               --        59,863              --         59,863
Selling, general and administrative ..............    1,137             (441)(b)    49,147              --         49,147
Merger and acquisition costs .....................       --               --           362              --            362
Organizational costs .............................       --               --         1,131              --          1,131
Depreciation and amortization ....................       23            5,868 (c)     8,045              --          8,045
                                                     ------            -----      --------              --       --------
Operating income (loss) ..........................      396           (5,427)        1,178              --          1,178
Interest expense, net ............................      (17)           4,759 (d)     8,891          (7,934)(d)        957
Other expenses (income) ..........................       --               --            28              --             28
                                                     ------           ------      --------          ------       --------
Income (loss) before tax provision (benefit) .....      413          (10,186)       (7,741)          7,934            193
Income tax provision (benefit) ...................       --           (2,088)(e)    (1,419)          2,366 (e)        947
                                                     ------          -------      --------          ------       --------
Net income (loss) ................................   $  413       $   (8,098)     $ (6,322)     $    5,568       $   (754)
                                                     ======       ==========      ========      ==========       ========

                       IT PARTNERS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

                                                         CONSOLIDATED
                       DESCRIPTION                         HISTORICAL   SEQUOIA(A)   INCLINE(A)     CALL
-------------------------------------------------------- ------------- ------------ ------------ ---------
                                                                          (IN THOUSANDS)
Revenues ...............................................   $ 17,786         137         $638      $2,316
Cost of goods sold .....................................     11,561         245         211          830
                                                           --------         ---         ----      ------
Gross profit ...........................................      6,225        (108)        427        1,486
Selling, general and administrative ....................      5,052         466         211          428
Merger and acquisition costs ...........................        176          --          --           --
Organizational costs ...................................         --          --          --           --
Depreciation and amortization ..........................      1,082          --           9           61
                                                           --------        ----         ----      ------
Operating income (loss) ................................        (85)       (574)        207          997
Interest expense, net ..................................      3,306          --           1            5
Other expenses (income) ................................         --          --          (1)           1
                                                           --------        ----         ------    ------
Income (loss) before tax provision (benefit) and ex-
 traordinary loss ......................................     (3,391)       (574)        207          991
Income tax provision (benefit) .........................       (212)         --          --           --
                                                           --------        ----         -----     ------
Income (loss) before extraordinary loss ................   $ (3,179)       (574)        $207      $  991
                                                           ========        ====         =====     ======
                       DESCRIPTION                        SERVINET     CPR      CSI-PA    CSI-VA   RICHARDSON       BMS
-------------------------------------------------------- ---------- --------- ---------- -------- ------------ ------------
                                                                                   (IN THOUSANDS)
Revenues ...............................................   $6,559    $8,674     $628       $977      $ 446       $1,455
Cost of goods sold .....................................    4,597     6,637      422        468        302          927
                                                           ------    ------      ----      ----      -----        ------
Gross profit ...........................................    1,962     2,037      206        509        144          528
Selling, general and administrative ....................    1,515     1,923      172        343        244          173
Merger and acquisition costs ...........................       --        --       --         --         --           --
Organizational costs ...................................       --        --       --         --         --           --
Depreciation and amortization ..........................        9        53        8         15         12            9
                                                           ------    ------      ----      ----      -----        ------
Operating income (loss) ................................      438        61       26        151       (112)         346
Interest expense, net ..................................        2        --        4         --         --           (1)
Other expenses (income) ................................       --       (55)      (3)         3         (2)          53
                                                           ------    ------      ------    ----      --------     -------
Income (loss) before tax provision (benefit) and ex-
 traordinary loss ......................................      436       116       25        148       (110)         294
Income tax provision (benefit) .........................        7       141       --         --         --           --
                                                           ------    ------      -----     ----      -------      -------
Income (loss) before extraordinary loss ................   $  429    $  (25)     $25       $148      $(110)       $ 294
                                                           ======    ======      =====     ====      =======      =======

                       DESCRIPTION                         ENTRE       KIZAN        LIGHT      TAG   CHAMPLAIN
-------------------------------------------------------- --------- ------------ ------------ ------ -----------
                                                                             (IN THOUSANDS)
Revenues ...............................................  $2,645      $1,720       $1,785      214    $4,051
Cost of goods sold .....................................   1,689        907          599       106    3,139
                                                          ------      ------       ------      ---    ------
Gross profit ...........................................     956        813        1,186       108      912
Selling, general and administrative ....................     834        571        1,057        54      317
Merger and acquisition costs ...........................      --         --           --        --       --
Organizational costs ...................................      --         --           --        --       --
Depreciation and amortization ..........................      39         15           13        --       14
                                                          ------      ------       ------      ---    ------
Operating income (loss) ................................      83        227          116        54      581
Interest expense, net ..................................      --          6            1         2       --
Other expenses (income) ................................       7         (8)          (6)       --       (1)
                                                          ------      --------     --------    ---    --------
Income (loss) before tax provision (benefit) and ex-
 traordinary loss ......................................      76        229          121        52      582
Income tax provision (benefit) .........................      19         --           --        23       --
                                                          ------      -------      -------     ---    -------
Income (loss) before extraordinary loss ................  $   57      $ 229        $ 121      $ 29    $ 582
                                                          ======      =======      =======    ====    =======
                                                                                                          AS ADJUSTED
                                                             PRO FORMA      PRO FORMA       OFFERING       PRO FORMA
                       DESCRIPTION                          ADJUSTMENTS      COMBINED     ADJUSTMENTS      COMBINED
-------------------------------------------------------- ----------------- ----------- ----------------- ------------
                                                                                (IN THOUSANDS)
Revenues ...............................................          --        $ 50,031              --       $50,031
Cost of goods sold .....................................          --          32,640              --        32,640
                                                                  --        --------              --       -------
Gross profit ...........................................          --          17,391              --        17,391
Selling, general and administrative ....................          44 (b)      13,404              --        13,404
Merger and acquisition costs ...........................          --             176              --           176
Organizational costs ...................................          --              --              --            --
Depreciation and amortization ..........................         690 (c)       2,029              --         2,029
                                                                 ---        --------              --       -------
Operating income (loss) ................................        (734)          1,782              --         1,782
Interest expense, net ..................................         708 (d)       4,034          (3,182)(d)       852
Other expenses (income) ................................          --             (12)             --           (12)
                                                                ----        --------          ------       -------
Income (loss) before tax provision (benefit) and ex-
 traordinary loss ......................................      (1,442)         (2,240)          3,182           942
Income tax provision (benefit) .........................         219 (e)         197             372 (e)       569
                                                              ------        --------          ------       -------
Income (loss) before extraordinary loss ................     $(1,661)       $ (2,437)     $    2,810       $   373
                                                              =======       ========      ==========       =======

                       IT PARTNERS, INC. AND SUBSIDIARIES
               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                        THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

(a) The Sequoia column reflects the results of operations of Sequoia from January 1, 1998 to January 8, 1998, the date on which the acquisition was consummated. The Incline column reflects the results of operations for Incline from January 1, 1998 to February 5, 1998, the date on which the acquisition was consummated.

(b) To adjust officer salary expense recorded by the Partner Companies and the Acquisition Candidates to reflect the salaries paid or to be paid to the respective officers pursuant to employment agreements with the Company from January 1, 1997 through the earlier of the date of acquisition or December 31, 1997 and from January 1, 1998 through the earlier of the date of acquisition or March 31, 1998.

                                                                       YEAR ENDED      THREE MONTHS ENDED
                                                                   DECEMBER 31, 1997     MARCH 31, 1998
                                                                  ------------------- -------------------
                                                                       PRO FORMA           PRO FORMA
                                                                      ADJUSTMENTS         ADJUSTMENTS
                                                                  ------------------- -------------------
                                                                              (IN THOUSANDS)
     Officer salary expense .....................................      $  3,473             $  558
     Less: Officer salary expense recorded by the
       Partner Companies and the Acquisition Candidates .........        (3,914)              (514)
                                                                       --------             ------
     Net adjustment .............................................      $   (441)            $   44
                                                                       ========             ======

(c) To record amortization expense related to acquired or to be acquired intangible assets and eliminate amortization expense recorded by the Partner Companies and the Acquisition Candidates from January 1, 1997 through the earlier of the date of acquisition or December 31, 1997 and from January 1, 1998 through the earlier of the date of acquisition or March 31, 1998. Intangible assets are amortized over lives ranging from 5 to 40 years.

(d) To record interest expense for the year ended December 31, 1997 and three months ended March 31, 1998 on acquisition financing relating to the acquisitions of the Partner Companies and the Acquisition Candidates and accretion of Put Warrants and to eliminate the interest expense recorded.

                                                                  YEAR ENDED              THREE MONTHS ENDED
                                                               DECEMBER 31, 1997            MARCH 31, 1998
                                                          --------------------------- --------------------------
                                                            PRO FORMA      OFFERING     PRO FORMA     OFFERING
                                                           ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                                                          ------------- ------------- ------------- ------------
                                                                              (IN THOUSANDS)
   Interest expense on acquisition financing ............   $  6,789        (5,757)      $  986       $   (728)
   Interest expense on Seller Notes remaining after the
    Offering                                                      --           931           --            233
                                                            --------        ------       ------       --------
   Less: Debt acquisition interest paid off by Series B
    Preferred and Series C Preferred ....................     (1,032)           --         (258)            --
   Less: Accretion of Put Warrants ......................         --        (2,020)          --         (2,252)
   Less: Post-acquisition interest recorded by CNS, KDP,
    A-COM, FSC, and Sequoia .............................         --          (901)          --           (282)
   Less: Deferred financing and amortization of debt dis-
    count ...............................................         --          (187)          --           (153)
   Less: Interest expense recorded by the Partner
    Companies and the Acquisition Candidates ............       (998)           --          (20)            --
   Net adjustment .......................................   $  4,759      $ (7,934)      $ (708)      $ (3,182)
                                                            ========      ========       ======       ========

(e) To record the estimated tax (benefit) provision at the applicable statutory rates for the year ended December 31, 1997 and the three months ended March 31, 1998:

                                                               YEAR ENDED              THREE MONTHS ENDED
                                                            DECEMBER 31, 1997            MARCH 31, 1998
                                                       --------------------------- --------------------------
                                                         PRO FORMA      OFFERING     PRO FORMA     OFFERING
                                                        ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                                                       ------------- ------------- ------------- ------------
                                                                           (IN THOUSANDS)
   Tax provision .....................................   $ (1,419)       $2,366        $ 196         $372
   Less: Tax provision recorded by the Partner
    Companies and the Acquisition Candidates .........        669            --          (23)          --
                                                         --------        ------        -----         ----
   Net adjustment ....................................   $ (2,088)       $2,366        $ 219         $372
                                                         ========        ======        =====         ====

(f) Net of revenues and cost of goods sold related to operations of the discontinued Cinergi Division.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical financial data for IT Partners for the fiscal year ended December 31, 1997 (except pro forma amounts) have been derived from the audited consolidated financial statements of IT Partners that are included elsewhere in this Prospectus. The selected historical financial data provided herein should be read in conjunction with the historical financial statements of IT Partners, KDP, CNS and A-COM, including the related notes, the pro forma financial information of IT Partners, including the related notes, and
"Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

     The selected historical financial data for the three months ended March 31, 1997 and 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of the normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year.

     The unaudited Pro Forma Balance Sheet Data gives effect to the acquisitions of Call, Servinet and the Acquisition Candidates as if they occurred on March 31, 1998. The unaudited Pro Forma, As Adjusted, Balance Sheet Data gives effect to the acquisitions of Call, Servinet and the Acquisition Candidates and the Offering as if they occurred on March 31, 1998 and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds." The unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 is adjusted to give effect to the acquisitions of CNS, KDP, A-COM, FSC, Sequoia, Incline, Call, Servinet and the Acquisition Candidates as if each had occurred at the beginning of such period. The unaudited Pro Forma, As Adjusted, Statement of Operations for the year ended December 31, 1997 is adjusted to give effect to the acquisitions of CNS, KDP, A-COM, FSC, Sequoia, Incline, Call, Servinet and the Acquisition Candidates and the Offering, as if each had occurred at the beginning of such period and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds." The unaudited Pro Forma Statement of Operations for the three months ended March 31, 1998 is adjusted to give effect to the acquisitions of Sequoia, Incline, Call, Servinet and the Acquisition Candidates as if each had occurred at the beginning of such period. The unaudited Pro Forma, As Adjusted, Statement of Operations for the three months ended March 31, 1998 is adjusted to give effect to the acquisitions of Sequoia, Incline, Call, Servinet and the Acquisition Candidates and the Offering, as if each had occurred at the beginning of such period and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds". The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

     Selected historical financial data is provided for KDP, CNS and A-COM (collectively, the "Predecessor Companies"). The KDP, CNS and A-COM acquisitions occurred during the two months following the inception of the Company and KDP, CNS and A-COM comprise a substantial majority of the combined assets, net revenues and operating income and, therefore, are deemed to be the predecessors of IT Partners.

     The selected historical financial data for KDP for the fiscal years ended September 30, 1995 and 1996, and the eight months ended May 31, 1997 have been derived from the audited consolidated financial statements of KDP that are included elsewhere in this Prospectus. The selected historical financial data for CNS for the fiscal years ended December 31, 1995 and 1996, and the five months ended May 31, 1997 have been derived from the audited consolidated financial statements of CNS that are included elsewhere in this Prospectus. The selected historical financial data for the fiscal years ended December 31, 1993 and 1994 have been derived from the consolidated financial statements of CNS that have not been audited and are not included herein. The selected historical financial data for A-COM for the fiscal years ended June 30, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of A-COM that are included elsewhere in this

Prospectus. The selected historical financial data for the fiscal years ended June 30, 1993 and 1994, have been derived from the consolidated financial statements of A-COM that have not been audited and are not included herein. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial and, in the opinion of management, contain all adjustments, consisting of the normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

                            SELECTED FINANCIAL DATA

                                                     YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------
                                                                            PRO FORMA,
                                             HISTORICAL      PRO FORMA     AS ADJUSTED
                                                1997           1997            1997
                                          --------------- -------------- ---------------
                                            (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND
                                                       CERTAIN OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ...............................   $   23,781      $  187,270     $   187,270
 Cost of goods sold .....................       17,958         127,407         127,407
                                            ----------      ----------     -----------
 Gross profit ...........................        5,823          59,863          59,863
 Selling, general and administrative
  expenses ..............................        4,813          49,147          49,147
 Merger and acquisition costs ...........          362             362             362
 Organizational costs ...................        1,131           1,131           1,131
 Depreciation and amortization ..........          782           8,045           8,045
                                            ----------      ----------     -----------
 Operating income (loss) ................       (1,265)          1,178           1,178
 Interest expense, net ..................        3,134           8,891             956
 Other expenses .........................           --              28              28
                                            ----------      ----------     -----------
 Net income (loss) before income
  tax provision (benefit) and ex-
  traordinary loss ......................       (4,399)         (7,741)            193
 Income tax provision (benefit) .........         (722)         (1,419)            947
                                            ----------      ----------     -----------
 Net income (loss) before extraordi-
  nary loss .............................       (3,677)         (6,322)           (754)
 Extraordinary loss, net of tax .........           --              --              --
                                            ----------      ----------     -----------
 Net income (loss) ......................   $   (3,677)     $   (6,322)    $      (754)
                                            ==========      ==========     ===========
 Net income (loss) available to com-
  mon stockholders ......................   $   (4,087)     $   (6,732)    $    (1,164)
                                            ==========      ==========     ===========
PER SHARE AMOUNTS:
 Basic ..................................   $    (3.45)     $    (1.28)    $     (0.10)
                                            ==========      ==========     ===========
 Diluted ................................   $    (3.45)     $    (1.28)    $     (0.10)
                                            ==========      ==========     ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic ..................................    1,186,239       5,254,607      11,254,607
 Diluted ................................    1,186,239       5,254,607      11,254,607

OTHER DATA:
 EBITDA(1) ..............................   $     (483)     $    9,223     $     9,223
 EBITDA margin(2) .......................         (2.0)%           4.9%            4.9%
 Adjusted EBITDA(3) .....................        1,010          10,716          10,716
 Adjusted EBITDA margin(2) ..............          4.2%            5.7%            5.7%


                                                         THREE MONTHS ENDED MARCH 31,
                                          ----------------------------------------------------------
                                                   HISTORICAL
                                          ----------------------------                  PRO FORMA,
                                                                          PRO FORMA     AS ADJUSTED
                                               1997          1998           1998           1998
                                           (UNAUDITED)    (UNAUDITED)  -------------- --------------
                                           (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND CERTAIN OTHER
                                                                     DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ...............................   $     --      $   17,786     $   50,031    $     50,031
 Cost of goods sold .....................         --          11,561         32,640          32,640
                                            --------      ----------     ----------    ------------
 Gross profit ...........................         --           6,225         17,391          17,391
 Selling, general and administrative
  expenses ..............................         --           5,052         13,404          13,404
 Merger and acquisition costs ...........         --             176            176             176
 Organizational costs ...................      1,131              --             --              --
 Depreciation and amortization ..........         --           1,082          2,029           2,029
                                            --------      ----------     ----------    ------------
 Operating income (loss) ................     (1,131)            (85)         1,782           1,782
 Interest expense, net ..................         --           3,306          4,034             852
 Other expenses .........................         --              --            (12)            (12)
                                            --------      ----------     ----------    ------------
 Net income (loss) before income
  tax provision (benefit) and ex-
  traordinary loss ......................     (1,131)         (3,391)        (2,240)            942
 Income tax provision (benefit) .........       (452)           (212)           197             569
                                            --------      ----------     ----------    ------------
 Net income (loss) before extraordi-
  nary loss .............................       (679)         (3,179)        (2,437)            373
 Extraordinary loss, net of tax .........         --             341            341             341
                                            --------      ----------     ----------    ------------
 Net income (loss) ......................   $   (679)     $   (3,520)    $   (2,778)   $         32
                                            ========      ==========     ==========    ============
 Net income (loss) available to com-
  mon stockholders ......................   $   (679)     $   (3,784)    $   (3,042)   $         32
                                            ========      ==========     ==========    ============
PER SHARE AMOUNTS:
 Basic ..................................   $  (1.82)     $    (1.00)    $    (0.53)   $         --
                                            ========      ==========     ==========    ============
 Diluted ................................   $  (1.82)     $    (1.00)    $    (0.53)   $         --
                                            ========      ==========     ==========    ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic ..................................    373,043       3,777,686      5,738,525      11,876,867
 Diluted ................................    373,043       3,777,686      5,738,525      11,876,867

OTHER DATA:
 EBITDA(1) ..............................   $ (1,131)     $      997     $    3,811    $      3,811
 EBITDA margin(2) .......................         --            5.6  %         7.6  %           7.6%
 Adjusted EBITDA(3) .....................         --           1,173          3,987           3,987
 Adjusted EBITDA margin(2) ..............         --            6.6  %         8.0  %           8.0%

                                                                 MARCH 31, 1998
                                                    ----------------------------------------
                                       HISTORICAL
                                      DECEMBER 31,    HISTORICAL               PRO FORMA, AS
                                          1997       (UNAUDITED)   PRO FORMA     ADJUSTED
                                     -------------- ------------- ----------- --------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital ...................     $ 3,084       $ 7,334     $ 22,211      $ 28,957
 Total assets ......................      42,192        86,956      160,227       167,123
 Long-term debt(4) .................      22,265        40,125       65,010         7,771
 Put Warrants outstanding ..........       4,824         8,509        8,509            --
 Redeemable preferred stock(5) .....         545         1,054       11,054            --
 Stockholders' equity (including
  warrants of 68,509) ..............       2,193        18,004       43,735       127,283

----------
(1) EBITDA represents operating income before depreciation and amortization. Management believes that EBITDA provides useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2) EBITDA Margin is defined as EBITDA (as defined in footnote (1) above) divided by revenues. Adjusted EBITDA Margin is defined as adjusted EBITDA (as defined in footnote (3) below) divided by revenues. EBITDA Margin and adjusted EBITDA Margin is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(3) Adjusted EBITDA is defined as EBITDA (as defined in footnote (1) above) plus merger and acquisition costs and one time organizational costs. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Long-term debt includes current and noncurrent debt obligations, the Seller Notes and other liabilities.

(5) Redeemable preferred stock consists of Series A Preferred and Series C Preferred. See "Description of Capital Stock."

                             PREDECESSOR COMPANIES

KANDL DATA PRODUCTS, INC.

                                FISCAL YEAR ENDED SEPTEMBER    EIGHT MONTHS
                                            30,                   ENDED
                                ---------------------------      MAY 31,
                                    1995           1996            1997
                                ------------   ------------   -------------
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ...................     $  5,757       $  5,161        $ 3,639
                                  ========       ========        =======
 Operating income ...........          236            (86)            74
                                  ========       ========        =======
 Net income (loss) ..........          149            (33)            73
                                  ========       ========        =======
 Per share amounts:
   Basic ....................     $ 149.28       $ (33.04)       $ 72.78
                                  ========       ========        =======
   Diluted ..................     $ 149.28       $ (33.04)       $ 72.78
                                  ========       ========        =======

                              SEPTEMBER 30,
                          ---------------------
                                                   MAY 31,
                             1995        1996       1997
                          ---------   ---------   --------
                                   (IN THOUSANDS)
BALANCE SHEET DATA:
 Total assets .........    $1,589      $1,459      $1,413
                           ======      ======      ======

COMPUTER NETWORK SERVICES, INC.

                                                                                           FIVE MONTHS
                                            FISCAL YEAR ENDED DECEMBER 31,                    ENDED
                                -------------------------------------------------------      MAY 31,
                                    1993          1994          1995           1996           1997
                                -----------   -----------   ------------   ------------   ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ...................     $ 6,033       $ 7,995       $  8,984       $ 10,199       $  4,453
                                  =======       =======       ========       ========       ========
 Operating income ...........          68            83            136             93            (16)
                                  =======       =======       ========       ========       ========
 Net income (loss) ..........          --            59            143             41            (43)
                                  =======       =======       ========       ========       ========
PER SHARE AMOUNTS:
 Basic ......................     $ (0.34)      $ 59.83       $ 142.94       $  41.27       $ (43.60)
                                  =======       =======       ========       ========       ========
 Diluted ....................     $ (0.34)      $ 59.83       $ 142.94       $  41.27       $ (43.60)
                                  =======       =======       ========       ========       ========

                                         DECEMBER 31,
                         ---------------------------------------------    MAY 31,
                            1993        1994        1995        1996       1997
                         ---------   ---------   ---------   ---------   --------
                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets .........    $1,188      $1,678      $1,908      $2,009      $1,958
                          ======      ======      ======      ======      ======

A-COM, INC.

                                                     FISCAL YEARS ENDED JUNE 30,
                              -------------------------------------------------------------------------
                                   1993          1994           1995           1996           1997
                              ------------- ------------- --------------- ------------- ---------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues ...................   $   6,412     $   8,360     $     9,947     $  13,292     $    20,078
                                =========     =========     ===========     =========     ===========
 Operating income ...........        (173)         (330)           (730)          116            (897)
                                =========     =========     ===========     =========     ===========
 Net income (loss) ..........        (219)         (283)           (902)         (158)         (1,092)
                                =========     =========     ===========     =========     ===========
PER SHARE AMOUNTS:
 Basic ......................   $ (438.00)    $ (566.00)    $ (1,804.28)    $ (316.69)    $ (2,182.98)
                                =========     =========     ===========     =========     ===========
 Diluted ....................   $ (438.00)    $ (566.00)    $ (1,804.28)    $ (316.69)    $ (2,182.98)
                                =========     =========     ===========     =========     ===========

                                    JUNE 30,
                         ---------------------------------------------------------
                            1993        1994        1995        1996        1997
                         ---------   ---------   ---------   ---------   ---------
                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets .........    $2,967      $3,516      $2,653      $4,045      $5,906
                          ======      ======      ======      ======      ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information contained in the following discussion and analysis that are not historical facts, are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act ), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the SEC, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company.


OVERVIEW

     IT Partners is a growing IT solutions provider that delivers comprehensive, value-added IT solutions to middle-market and Fortune 1000 companies throughout the United States and in selected Western European countries.

     In October 1996, Messrs. Klein and Blech, the Company's Chief Executive Officer and President, respectively, formed Information Technology Partners, Inc., a Maryland corporation ("Technology"). In May 1997, Messrs. Klein and Blech formed IT Partners, Inc., a Delaware corporation ("Old IT Partners"). Pursuant to a tax-free reorganization (i) Old IT Partners acquired all of the stock of CNS and KDP and (ii) Technology merged with and into Old IT Partners, with Old IT Partners as the surviving corporation and CNS and KDP remaining as wholly-owned subsidiaries of Old IT Partners. The merger of Technology with Old IT Partners was treated as a common control merger as required by GAAP. This treatment requires that the transaction be accounted for in a manner similar to a pooling of interests. This accounting method requires retroactive consolidation of the financial statements to include Technology and Old IT Partners from the earliest period presented.

     The Company was incorporated in Delaware and commenced operations in May 1997. In June 1997 (i) the Company acquired A-COM, a Partner Company, which became a wholly-owned subsidiary of the Company and (ii) Old IT Partners merged with and into A-COM.

     Since May 1997, the Company has acquired eight Partner Companies, including KDP (May 1997), CNS (May 1997), A-COM (June 1997), FSC (October 1997), Sequoia (January 1998), Incline (February 1998), Call (May 1998) and Servinet (June
1998). Each of these acquisitions was accounted for in accordance with the purchase method of accounting whereby the initial purchase price, net of Post-Closing Adjustments, was allocated to the fair value of the assets purchased and liabilities assumed. The excess of the purchase price over the acquired net assets was allocated to identifiable intangible assets and goodwill. Since the Company had no significant operations prior to May 1997, KDP, CNS and A-COM (collectively, the "Predecessor Companies") are deemed to be co-predecessors of the Company.

     The Company generates revenues principally from (i) fees for services rendered to clients (including consulting, systems and network implementation services, software development and implementation services, IT support and operational services, and telephony design and integration services) and (ii) sales to clients of software and hardware. Services revenues are derived from IT services, including hardware repair and maintenance, on-site network support, systems consulting, software installation, Web site design, installation, design and integration of network and communication systems and other value-added IT services. Software revenues are primarily derived from the licensing of software, peripherals and communication devices manufactured by third parties and sold by the Company. Hardware revenues are primarily derived from the sale of computer hardware.

     Revenues from services are recognized as services are performed or ratably if performed over a service contract period. Revenues for material projects with a duration of three months or longer that require installation, system design and integration, are recognized under the percentage-of-completion method as the work progresses. Software and hardware sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Most of the Company's contracts are billed on a time and materials basis. However, the Company does have several fixed price contracts.

     Cost of goods sold includes purchases of services and materials directly, inventory adjustments, cost of hardware and software resold to clients, subcontracted labor or other outside services, direct labor and benefits and other direct costs.

     Selling, general and administrative costs primarily include salaries, benefits and commissions payable to the Company's sales personnel, marketing and advertising expenses and administrative costs. The Company expects to incur additional selling, general and administrative expenses after the Offering, reflecting the costs of being a public company along with increased marketing activities and costs associated with potential acquisitions of IT services companies. The additional expenses after the Offering are expected to include travel, fees for professional services, including audit and legal fees, and expenses related to the Company's Board.

     Prior to their acquisition, the Predecessor Companies were managed as independent private companies and, as such, the results of operations for such periods reflect different corporate and tax structures which have influenced, among other things, their historical levels of owners' compensation. The owners and key employees of the Predecessor Companies have agreed to certain reductions in their salaries, bonuses and benefits in connection with the Company's acquisition of such companies.


RESULTS OF OPERATIONS

     The following table sets forth certain selected financial data for IT Partners on a historical basis and as a percentage of revenues for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998:

                                                YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                              --------------------------- -------------------------------------------
                                                 1997            %            1997       %     1998           %
                                              ---------- ---------------- ------------ ---- ---------- --------------
                                                                      (DOLLARS IN THOUSANDS)
Revenues ....................................  $ 23,781        100.0%             --   --    $17,786        100.0%
Cost of goods sold ..........................    17,958         75.5              --   --     11,561          65.0
Gross profit ................................     5,823         24.5              --   --      6,225          35.0
Selling, general and administrative .........     5,175         21.8              --   --      5,228          29.4
Organizational costs ........................     1,131          4.8        $  1,131   --         --           --
Depreciation and amortization ...............       782          3.3              --   --      1,082           6.1
Income (loss) from operations ...............    (1,265)        (5.3)             --   --        (85)        (0.5)
Interest expense ............................     3,134         13.2              --   --      3,306          18.6
Income tax provision (benefit) ..............      (722)        (3.0)       $   (452)  --    $  (212)        (1.2)
Extraordinary loss ..........................        --           --              --   --        341           1.9
Other Data:
EBITDA(1) ...................................  $   (483)        (2.0)(2)    $ (1,131)  --    $   997          5.6(2)
Adjusted EBITDA(2) ..........................     1,010          4.2 (2)          --           1,173          6.6(2)
Merger and acquisition costs ................       362          1.5              --   --        176           1.0

----------
(1) EBITDA represents income from operations before depreciation and amortization. Management believes that EBITDA provides useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for measure of performance prepared in accordance with GAAP.

(2) Adjusted EBITDA is defined as EBITDA (as defined in footnote (1) above) plus merger and acquisition costs and one time organizational costs. Management believes that Adjusted EBITDA provides useful information regarding a company's ability to service debt. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.


THREE  MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     The results of operations for the three months ended March 31, 1997 represent the costs incurred by Technology prior to the Company's formation in May 1997 and prior to the acquisition of any Partner Company. See "--Predecessor Companies" for a discussion of the results of operations of CNS, KDP and A-COM prior to their acquisition by the Company.

     Revenues. Revenues were $17.8 million for the three months ended March 31, 1998, resulting from the operations of CNS, KDP, A-COM, FSC, Sequoia and Incline during that period.

     Gross profit. Gross profit was $6.2 million for the three months ended March 31, 1998, resulting from the operations of CNS, KDP, A-COM, FSC, Sequoia and Incline during that period.

     Selling, general and administrative. Selling, general and administrative expenses were $5.2 million for the three months ended March 31, 1998, resulting from the operations of CNS, KDP, A-COM, FSC, Sequoia and Incline during that period.

     Organizational costs. The Company incurred organizational costs of $1.1 million during the three months ended March 31, 1997. These costs represent one-time start-up costs. All such costs were incurred by Technology and were expensed as incurred. No future organizational expenses are expected to be incurred.

     Interest expense. Interest expense was $3.3 million for the three months ended March 31, 1998. Interest expense included interest totaling $269,000 with respect to (i) borrowings under the Credit Facility used to finance the acquisitions of CNS, KDP, A-COM, FSC, Sequoia and Incline, (ii) working capital and (iii) interest on Seller Notes. In addition, the Company recognized interest expense of $2.4 million for accretion of interest on the Put Warrants related to the put feature and amortization of deferred financing fees and debt discounts. Interest expense is expected to increase significantly in 1998 until the consummation of the Offering, primarily because of the accretion of additional interest on the Put Warrants. Interest expense is expected to decrease significantly following the Offering because (i) the accretion of interest on the Put Warrants will terminate upon consummation of the Offering and (ii) a portion of the net proceeds of the Offering will be used to repay the Seller Notes and to repay borrowings under the Credit Facility. See "Use of Proceeds."

     Extraordinary loss. Extraordinary loss of $341,000, net of tax, represents the write-off of deferred financing fees net of income tax benefit in connection with an amendment to the Credit Facility which was treated as a substantial modification for financial accounting purposes in accordance with GAAP. This treatment requires the write-off of any unamortized deferred financing fees at the time of the modification.

     Income tax benefit. During 1997, the Company realized an income tax benefit resulting from the write-off of organizational costs. It is anticipated that the income tax provision and effective tax rate will increase significantly subsequent to the Offering because of the increase in pretax income resulting primarily from the anticipated reduction of interest expense and the non-deductibility of goodwill amortization from acquisitions consummated as stock purchases.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The results of operations for 1997 include the costs incurred by Technology prior to the Company's formation in May 1997 and prior to the acquisition of any Partner Company. Technology was incorporated in October 1996 but did not incur any costs or generate any revenues during 1996.

     Revenues. Revenues were $23.8 million for the year ended December 31, 1997, resulting from the operations of CNS, KDP, A-COM and FSC during such period.

     Gross profit. Gross profit was $5.8 million for the year ended December 31, 1997, resulting from the operations of CNS, KDP, A-COM and FSC during such period.

     Selling, general and administrative. Selling, general and administrative expenses were $5.2 million for the year ended December 31, 1997, resulting from the operations of CNS, KDP, A-COM and FSC during such period.

     Organizational costs. The Company incurred organizational costs of $1.1 million during the year ended December 31, 1997. These costs represent one-time start-up costs. All such costs were incurred by Technology and were expensed as incurred. No future organizational expenses are expected to be incurred.

     Interest expense. Interest expense was $3.1 million for the year ended December 31, 1997. Interest expense included interest totaling $937,000 with respect to: (i) borrowings under the Credit Facility used to finance the acquisitions of CNS, KDP, A-COM, FSC, Sequoia and Incline; (ii) working capital; and (iii) interest on Seller Notes. In addition, the Company recognized interest expense of $2.3 million for accretion of interest on the Put Warrants related to the put feature and amortization of deferred financing fees and debt discounts. Interest expense is expected to increase significantly in 1998 until the consummation of the Offering primarily because of the accretion of additional interest on the Put Warrants. Interest expense is expected to decrease significantly following the Offering because (i) the accretion of interest on the Put Warrants will terminate upon consummation of the Offering and (ii) a portion of the net proceeds of the Offering will be used to repay the Seller Notes and to repay borrowings under the Credit Facility. See "Use of Proceeds."

     Income tax benefit. During 1997, the Company realized an income tax benefit resulting from the write-off of organizational costs. It is anticipated that the income tax provision and effective tax rate will increase significantly subsequent to the Offering because of the increase in pretax income resulting primarily from the anticipated reduction of interest expense and the non-deductibility of goodwill amortization from acquisitions consummated as stock purchases.


LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, the Company had cash of approximately $1.1 million and working capital of approximately $7.3 million. The Company's capitalization, defined as the sum of cash and cash equivalents, long term debt, mezzanine equity and stockholders' equity, was approximately $66.3 million at March 31, 1998.

     The Company has issued 354,170 shares of Series A Preferred and related Put Warrants exercisable for 371,408 shares of Common Stock, for an aggregate consideration of approximately $3.5 million. The Company has issued 739,184 shares of Series B Preferred for aggregate consideration of approximately $6.4 million. The Company has issued 1,000 shares of Series C Preferred for aggregate consideration of approximately $10.0 million.

     On May 30, 1997 the Company entered into the Credit Facility, which was subsequently amended and restated, on March 31, 1998, providing for a revolving line of credit in the aggregate principal amount of up to $70.0 million to facilitate the Company's acquisition strategy. The Credit Facility matures on November 30, 2001. At March 31, 1998, $31.4 million of the Credit Facility had been drawn down. The aggregate amount of the Credit Facility available to the Company at any given time is equal to varying multiples applied to the Company's EBITDA for the most recent 12-month period, adjusted for certain nonrecurring costs. Borrowings under the Credit Facility bear interest at either (i) the base rate, which is the higher of the prime rate plus 2% or the federal funds rate plus 2.5% or (ii) LIBOR plus 4%. Under the terms of the Credit Facility, concurrently with the closing of a registered offering of stock of the Company, the Company must prepay the loans outstanding under the Credit Facility in an amount equal to (i) the net cash proceeds received by the Company from such registered offering, less (ii) prepayments of Seller Notes, which prepayments may not exceed $10.5 million unless the entire borrowings under the Credit Facility is repaid in full. The Company has issued 327,302 related Put Warrants to the lenders under the Credit Facility.

     The Company's indebtedness outstanding under the Credit Facility is secured by a first priority lien on all of the Company's property (including the stock of the Partner Companies and intercompany loans). Each Partner Company has guaranteed the Company's obligations under the Credit Facility and such guarantees are secured by second priority liens on all property of each such Partner Company. The Company is subject to various affirmative covenants (including covenants regarding financial reporting, lockbox or blocked account arrangements, insurance maintenance and compliance with laws), negative covenants (including limitations on liens, debt incurrence, asset sales, acquisitions, fundamental changes, issuance of equity, affiliate transactions and prepayments of Seller Notes) and financial covenants (such as, net worth, leverage ratio, senior debt leverage ratio and interest coverage ratio covenants).

     For the three-month period ended March 31, 1998, net cash used in operating activities was $4.0 million. Net cash used in investing activities was $13.8 million, which consisted primarily of cash paid for acquisitions. Net cash provided by financing activities was $17.5 million, which consisted primarily of proceeds from the Credit Facility.

     The Company has entered into agreements or letters of intent to acquire ten Acquisition Candidates. The aggregate consideration IT Partners has agreed to pay to acquire the Acquisition Candidates (exclusive of any post-closing adjustments that may be negotiated) consists of: (i) approximately $18.7 million in cash; (ii) approximately $19.9 million in Common Stock, valued at the fair market value, as approved by the Board; and (iii) notes to be issued by the Company in the aggregate principal amount of approximately $6.2 million. All of these acquisitions are expected to be consummated during 1998. The Company anticipates that it will finance the cash portion of the purchase prices for such acquisitions with additional borrowings. Additionally, five of the Partner Companies are, and the Company expects that all of the Acquisition Candidates will be, subject to post-closing adjustments, payable in additional cash, shares of Common Stock and/or notes to be issued by the Company, based on the individual financial performance of such companies for the next 12-month period (the "NTM Period"). The payment of any such post-closing adjustment will be due within 90 days after the end of the NTM Period. If each of the Partner Companies and Acquisition Candidates, subject to post-closing adjustments meets their financial performance goals for the NTM Period, the Company will be required to pay additional cash consideration of $450,000 and $3.8 million in 1998 and 1999, respectively. The Company anticipates that it will finance the payment of any such post-closing adjustments through cash from operations and additional bank financing.

     A-COM and CNS have inventory financing agreements in place with Deutsche Financial Services Corporation (the "Floor Financing"), providing for inventory financing. As of March 31, 1998, $46,744 was outstanding under the Floor
Financing. Through March 31, 1998 the Company was in technical default of certain financial covenants under the Floor Financing. The Company has obtained a waiver for all such defaults.

     IT Partners' anticipated capital expenditures budget for the next 12 months is approximately $3.0 million. This amount is primarily related to infrastructure improvements, including the purchase of computer equipment and leasehold improvements. This amount will vary depending upon the timing and number of acquisitions.

     The Company anticipates that its current cash on hand, cash flow from operations, the net proceeds from the Offering and borrowings under the Credit Facility will be sufficient to meet the Company's liquidity requirements for its operations through the end of fiscal 1999. However, because the Company intends to pursue acquisitions, which are expected to be funded through a combination of cash, notes and shares of Common Stock, there can be no assurance that additional sources of financing, including the issuance of additional debt and equity securities, will not be required during the next 12 months or thereafter.


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the
Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements, and the timing of personnel costs increases. The Company is subject to seasonality fluctuations during any fiscal year. The second and third quarter of each year generally produce higher revenues and EBITDA results. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given period. See "Risk Factors--Fluctuations in Quarterly Operating Results."


INFLATION

     The Company does not believe that inflation has had a material impact on its results of operations for the three months ended March 31, 1998 and 1997 or the years ended December 31, 1996 and 1997.

NEW ACCOUNTING PRONOUNCEMENT

     Reporting Comprehensive Income. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ended December 31, 1998.


YEAR 2000 ISSUE

     Many existing  computer  programs  were  designed and  developed  using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. In anticipation of the Year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. The Company's analysis of its existing systems indicates that a majority are Year 2000 compliant or will be by the end of 1998. The Company is primarily relying on its vendors to implement Year 2000 compliance with respect to the third-party software sold or used by the Company. To date, the cost associated with Year 2000 readiness has been immaterial. The Company believes that existing data backup procedures will ensure that all financial and operational data will be retained in a safe off-site location prior to 12:00 a.m. on January 1, 2000. The Company is implementing the following procedures in anticipation of Year 2000: (i) analyzing and contacting its vendors to ascertain Year 2000 readiness; (ii) establishing multiple vendor relationships for each product line to improve availability of Year 2000 ready products; (iii) contacting customers regarding the Year 2000 readiness of the components of the systems and products provided by the Company and reproduce invoices as needed;
(iv) establishing internal manual systems to handle certain operations such as accounts receivable and accounts payable; and (v) analyzing power sources to determine their Year 2000 readiness. The Company has reviewed the potential impact  of the  Year  2000  issue  on its  business,  operations  and  financial condition and has concluded that it will not be material. See "Risk Factors--Risk of Loss from Possible Failure to Achieve Year 2000 Compliance."


PREDECESSOR COMPANIES

CNS -- RESULTS OF OPERATIONS

     CNS is a network integrator and support company that provides systems integration and technical repair.

     The following table sets forth certain selected financial data for CNS on a historical basis and as a percentage of revenues for the years ended December 31, 1995 and 1996 and the five months ended May 31, 1997:

                                                             YEAR ENDED DECEMBER 31,                    FIVE MONTHS ENDED
                                                --------------------------------------------------   -----------------------
                                                         1995                       1996                  MAY 31, 1997
                                                -----------------------   ------------------------   -----------------------
                                                                           (DOLLARS IN THOUSANDS)
Revenues ....................................    $8,984         100.0%     $10,199         100.0%     $4,453         100.0%
Cost of sales ...............................     7,063          78.6        8,210          80.5       3,430          77.0
Gross profit ................................     1,921          21.4        1,989          19.5       1,023          23.0
Selling, general and administrative .........     1,753          19.5        1,860          18.2       1,030          23.1
Income from operations ......................       136           1.5           93           0.9         (16)        ( 0.4)


CNS -- FIVE MONTHS ENDED MAY 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The five-month period presented represents the results of operations of CNS during 1997 prior to the acquisition of CNS by the Company. The remainder of CNS's 1997 results are included in the Company's consolidated 1997 results presented elsewhere in this Prospectus.

     Revenues. Revenues were $4.5 million for the five months ended May 31, 1997. The Company recorded $7.3 million in revenues for CNS for the seven-month period ended December 31, 1997.

     Gross profit. Gross profit was $1.0 million for the five months ended May 31, 1997. Gross profit margin was 23.0% for the five months ended May 31, 1997. During 1997, CNS increased the percentage of sales attributable to services with higher margins, as compared to lower margin technical repair services and product sales. The Company recorded $1.3 million in gross profit for CNS for the seven-month period ended December 31, 1997.

     Selling, general and administrative. Selling, general and administrative expenses were $1.0 million for the five months ended May 31, 1997. The Company recorded $900,000 in selling, general and administrative expenses for CNS for the seven months ended December 31, 1997.


CNS -- YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues increased 13.5% to $10.2 million for the year ended December 31, 1996, from $9.0 million for the year ended December 31, 1995. This increase resulted from contracts with new customers and increased marketing efforts to provide more network integration services. Initially, the network integration business was more heavily weighted to hardware sales to support customer networks.

     Gross profit. Gross profit increased 3.5% to $2.0 million for the year ended December 31, 1996, from $1.9 million for the year ended December 31, 1995. Gross profit margin decreased to 19.5% during the year ended December 31, 1996, from 21.4% during the year ended December 31, 1995. This decrease was primarily attributable to the increase in hardware sales related to network integration services.

     Selling, general and administrative. Selling, general and administrative expense increased 6.1% to $1.9 million for the year ended December 31, 1996, from $1.8 million for the year ended December 31, 1995. This increase was primarily due to the hiring of additional sales personnel and the increase in sales.


KDP -- RESULTS OF OPERATIONS

     KDP is a network integrator and support company that provides a full range of system integration and communication services.

     The following table sets forth certain selected financial data for KDP on a historical basis and as a percentage of revenue for the years ended September 30, 1995 and 1996 and the five months ended May 31, 1997:

                                                                                               EIGHT MONTHS ENDED MAY
                                                       YEAR ENDED SEPTEMBER 30,                          31,
                                           -------------------------------------------------   -----------------------
                                                    1995                      1996                      1997
                                           -----------------------   -----------------------   -----------------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues ...............................    $5,757         100.0%     $5,161         100.0%     $3,639         100.0%
Cost of sales ..........................     4,308          74.8       4,331          83.9       2,529          69.5
Gross profit ...........................     1,449          25.2         830          16.1       1,110          30.5
Selling, general and administrative.....     1,189          20.7         883          17.1         980          26.9
Income from operations .................       236           4.1         (86)        ( 1.7)         74           2.0


KDP -- EIGHT MONTHS ENDED MAY 31, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

     The eight-month period presented represents the results of operations of KDP during 1997 prior to the acquisition of KDP by the Company. The remainder of KDP's 1997 results are included in the Company's consolidated 1997 results presented elsewhere in this Prospectus.

     Revenues. Revenues were $3.6 million for the eight months ended May 31, 1997.

     Gross profit. Gross profit was $1.1 million for the eight months ended May 31, 1997. Gross profit margin was 30.5% for the eight months ended May 31, 1997.

     Selling, general and administrative. Selling, general and administrative expenses were $1.0 million for the eight months ended May 31, 1997.


KDP -- YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

     Revenues. Revenues decreased 10.4% to $5.2 million for the year ended September 30, 1996, from $5.8 million for the year ended September 30, 1995. This decrease was primarily attributable to a decrease in hardware purchases in 1996 by a customer that represented a significant portion of 1995 revenues. This decrease was also attributable to a decrease in pricing resulting from increased competition.

     Gross profit. Gross profit decreased 42.7% to $830,000 for the year ended September 30, 1996, from $1.4 million for the year ended September 30, 1995. Gross profit margin decreased to 16.1% for the year ended September 30, 1996 from 25.2% for the year ended September 30, 1995. This decrease was primarily attributable to more competitive pricing in the industry, resulting in lower prices and margins.

     Selling, general and administrative. Selling, general and administrative expenses decreased 25.7% to $883,000 for the year ended September 30, 1996, from $1.2 million for the year ended September 30, 1995. This decrease was attributable to efforts by KDP to closely monitor its costs, implement cost containment strategies and improve the efficiency of its operations.

A-COM -- RESULTS OF OPERATIONS

     A-Com is a systems integrator that provides customized integrated system solutions to manage information flow and maintain a safe and secure environment.

     The following table sets forth certain selected financial data for A-COM on a historical basis and as a percentage of revenues and for the fiscal years ended June 30, 1995, 1996 and 1997:

                                                                             YEARS ENDED JUNE 30,
                                                ------------------------------------------------------------------------------
                                                         1995                       1995                       1997
                                                -----------------------   ------------------------   -------------------------
                                                                            (DOLLARS IN THOUSANDS)
Revenues ....................................    $9,947         100.0%     $13,292         100.0%     $ 20,078         100.0%
Cost of sales ...............................     7,711          77.5       10,018          75.4        16,196          80.7
Gross profit ................................     2,236          22.5        3,274          24.6         3,882          19.3
Selling, general and administrative .........     1,244          12.5        1,595          12.0         2,253          11.2
Income (loss) from operations ...............      (730)        ( 7.3)         116           0.9          (897)        ( 4.5)


A-COM -- YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

     Revenues. Revenues increased 51.1% to $20.1 million for the year ended June 30, 1997, from $13.3 million for the year ended June 30, 1996. This increase was primarily attributable to increased sales to existing customers and sales to new customers. To a lesser extent, the increase was also attributable to the introduction of voice communication products.

     Gross profit. Gross profit increased 18.6% to $3.9 million for the year ended June 30, 1997, from $3.3 million for the year ended June 30, 1996. Gross profit margin decreased to 19.3% for the year ended June 30, 1997, from 24.6% for the year ended June 30, 1996. This decrease in gross profit margin resulted primarily from an increase in sales of lower margin products.

     Selling, general and administrative. Selling, general and administrative expenses increased 41.3% to $2.3 million for the year ended June 30, 1997, from $1.6 million for the year ended June 30, 1996. This increase was attributable to the increase in sales. Selling, general and administrative expenses, as a percentage of revenues, remained constant.


A-COM -- YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     Revenues. Revenues increased 33.6% to $13.3 million for the year ended June 30, 1996 from $9.9 million for the year ended June 30, 1995. This increase was primarily attributable to increased sales to existing customers and sales to new customers.

     Gross profit. Gross profit increased 46.4% to $3.3 million for the year ended June 30, 1996, from $2.2 million for the year ended June 30, 1995. Gross profit margin increased to 24.6% for the year ended June 30, 1996, from 22.5% for the year ended June 30, 1995. This increase was primarily attributable to an increase in sales of higher margin services.

     Selling, general and administrative. Selling, general and administrative expenses increased 28.2% to $1.6 million for the year ended June 30, 1996, from $1.2 million for the year ended June 30, 1995. Selling, general and administrative expenses, as a percentage of revenues, remained relatively constant between years.

                                    BUSINESS

OVERVIEW

     IT Partners is a growing IT solutions provider that delivers comprehensive, value-added IT solutions to middle-market (i.e., businesses with revenues of $25 million to $500 million) and Fortune 1000 companies throughout the United States and in selected Western European countries. The Company provides specialized IT expertise in consulting and planning, systems and network integration, software development and integration, support and operations, Internet and intranet solutions, and telephony and electronics integration. Through its Partner
Companies, the Company offers fully integrated and coordinated IT solution packages that are focused on the strategic business objectives of its clients. As of June 30, 1998, the Company had 735 employees, including 500 IT professionals, providing services to more than 2,000 clients across a broad spectrum of industries, including manufacturing, healthcare, education, aviation, professional services and retail.

     The Company's coordinated decentralized operating model ("CDM") integrates the skills, experience, practices and resources of its Partner Companies, while preserving their ability to manage and grow their respective businesses. Through CDM, IT Partners provides its Partner Companies with business development tools that are designed to improve the Company's internal growth. The Company works with each Partner Company to develop a sales and marketing plan and to integrate its services and products with those of other Partner Companies. The Company also facilitates the exchange of ideas and information about marketing programs, cross-selling opportunities and employee training and retention at monthly operations reviews and quarterly meetings. In addition, the Company has established several advisory councils comprised of the senior management of each Partner Company and IT Partners to exchange ideas and provide guidance on financial, marketing, services and technical issues.

     The Company believes that an important factor in its future success is its ability to continue to acquire well-managed local systems integrators, regional business application providers and national specialty IT service companies. To date, the Company has acquired eight Partner Companies, including Sequoia, the 1998 Microsoft "Worldwide Partner of the Year," and has entered into agreements or letters of intent to acquire an additional ten companies, including KiZAN, the 1995 Microsoft "Outstanding Solution Provider Partner of the Year" (today this award is known as the "Worldwide Partner of the Year") The Company believes that CDM and the Company's reputation will continue to attract local, regional and national IT companies that represent the best of their industry niches. As part of its acquisition strategy, the Company created and maintains an extensive, updated database from which it identifies acquisition candidates based on a quantitative methodology. The Company may also pursue acquisition opportunities identified by its Partner Companies and by the Company's financial and other advisors. The Company's quantitative assessment of an acquisition candidate is based on a system that evaluates numerous factors, including an acquisition candidate's business focus, client concentration, vendor authorizations, historical financial performance, number of employees and technical certifications. The Company's valuation methodology is based upon historical earnings, projected earnings growth, margin trends, opportunities for recurring revenues and future infrastructure needs.


MARKET OVERVIEW

     Expansion of the Market

     The worldwide market for IT products and services has expanded significantly in recent years, driven by the trends toward open systems, greater affordability and improvements in network operating performance. According to IDC, the worldwide market for IT services was $282 billion in 1997 and will increase to $403 billion by 2001, representing a compounded annual growth rate of approximately 9.4%.

     The Company believes that the average growth rate for IT spending is highest for those middle-market companies with 100 to 1,000 employees. Many middle-market companies began investing in technology infrastructure in the 1980s, primarily to improve the efficiency of their business processes. As technology has evolved from centralized computing systems (mainframes and minis) to client/server environments with departmental servers and powerful desktops, businesses have made incremental in-vestments in infrastructure in order to realize productivity and processing advantages. Middle-market companies are taking advantage of improvements in the price and performance of software and hardware to achieve not only efficiency gains, but also strategic business goals.

     The Company believes the following key factors underlie the growing demand for IT services and products within the middle market:

     Technology Return on Investment. As technology has become more broadly applicable throughout all aspects of a business, technology solutions have emerged as a competitive tool and a critical foundation for business strategies. Accordingly, strategic business considerations are frequently the most critical factor in determining the nature and level of IT investment.

     Increased Demand for Network Applications. Competition is compelling middle-market businesses to improve efficiency and productivity. Technology-related solutions and, in particular, networked applications, have become a critical component of this strategy. Businesses are increasingly demanding IT solutions that facilitate internal communication (i.e., intranets) and link companies with their clients and suppliers (i.e., extranets). The availability of the Internet and its open communication standards has also increased the demand for networked applications.

     Declining Software and Hardware Prices. Middle-market companies are taking advantage of declining prices and improving performance of software and hardware to implement more comprehensive and complete IT solutions. High-end database companies and enterprise resource vendors, such as Oracle, Baan Company N.V. ("BAAN"), SAP AG ("SAP") and PeopleSoft, Inc. ("PeopleSoft") continue to develop and introduce products specifically tailored for middle-market businesses.

     Outsourcing. Many middle-market businesses are outsourcing their IT functions because of the increasing complexity of technology and the rapid rate of technological innovation. Many middle-market businesses lack the resources to maintain an in-house IT capability that can keep pace with constantly evolving and increasingly complex IT requirements. Other businesses and IT departments within Fortune 1000 businesses use solutions integrators and applications developers to create custom solutions for their business needs.

     Growth Opportunities for Solutions Integrators

     The Company believes that the substantial growth in the solutions integration market has been driven by the increasing demand in the middle market for IT services and products. The Company believes that traditional resellers and other IT providers have found it increasingly difficult to provide comprehensive IT solutions to the middle market. As a result, solutions integrators have emerged as a new class of IT service providers, possessing the technical, marketing and financial resources required to deliver more comprehensive and complex IT solutions.

     The Company believes that the IT services industry is highly fragmented, with a small number of large, national services providers and a large number of small and medium-sized service providers. Large IT service providers are scaled and structured to address the requirements of large organizations with substantial IT requirements, whereas smaller IT services firms provide specialized services of limited scope. Consequently, middle-market businesses typically rely on multiple, often specialized, providers to help implement and manage their IT systems. The Company believes middle-market reliance on multiple service providers creates complex, inefficient vendor relationships and that these clients are increasingly seeking a single solutions integrator that can meet their evolving IT needs.


THE IT PARTNERS SOLUTION

     The Company focuses on the delivery of comprehensive, integrated IT solutions that are tailored to address the strategic business needs of its clients. The Company provides, or oversees and coordinates the provision of, the services, software and hardware components of a specific "solution package." The Company's solutions integrator approach draws upon the following key competitive strengths:

     Responsiveness Through Strong Local Presence. The Partner Companies' established local reputations and presence position them to identify and address the specific needs of middle-market clients. Clients are assigned a locally-based project manager who is responsible for overseeing the Company's relationship with that client. The Company believes that the strong local presence of its Partner Companies and direct "one-on-one" approach cultivate strong, long-term client relationships.

     Capacity to Grow with Clients' Needs. The Company cross-sells value-added business applications and specialized IT services offered by its regional and national Partner Companies. The combined expertise of the Company's regional and national Partner Companies addresses the increasing demand among middle-market businesses for additional services from a single solution IT services provider.

     Coordinated Decentralized Operating Model. The Company employs CDM to develop and implement consistent service delivery standards and procedures throughout the Company. The Company believes that CDM is a competitive advantage because it enables the Company to draw upon and coordinate the collective expertise of the Partner Companies' personnel. By employing CDM, the Partner Companies retain the flexibility and autonomy to manage and grow their respective businesses, while benefitting from the best business practices and resources of the other Partner Companies.

     Experience and Technical Expertise. The Company's Partner Companies are managed by, and employ, skilled IT project managers, engineers, consultants and other technical personnel. The Company's employees have significant experience in a wide range of technical disciplines, including business process reengineering, project management, network design and integration, client/server development, Internet and intranet development, and computer telephony integration ("CTI"). The depth and breadth of technical skills of the Company's employees is critical in delivering comprehensive IT solutions. As of June 30, 1998, the Company employed 500 technical personnel.


CORE COMPETENCIES

     IT Partners' ability to leverage the collective expertise of the Partner Companies and to provide comprehensive IT solutions to meet its clients strategic business requirements are enabled by several key core competencies, including:

     o Project Management. Dedicated project managers are assigned to all major projects from pre-sales engineering, solution design, development, and implementation through acceptance testing, training and ongoing support.

     o Quality Assurance. The Company has established and monitors key quality metrics that are designed to ensure consistent, sustainable quality throughout the Company. Partner Companies work with their clients to define the applicable performance parameters, consistent with appropriate industry standards, for each project.

     o Technical Expertise. With over 500 technical personnel on staff, the Company and its clients benefit from a depth and breadth of systems and software engineering knowledge. Through ongoing recruitment and training, the Company maintains a high level of expertise in the analysis, design, installation and support of diverse systems and technologies. These include Windows NT, Microsoft BackOffice, NetWare, Unix, Winframe, client/server architectures, LAN/ WAN infrastructures, Internet connectivity, Internet and intranet development and hosting, E-commerce, telephony and CTI, and custom application development.

     o Vertical Market Expertise. Through its Partner Companies, the Company serves a wide range of clients in a variety of industries. As a result the Company has developed considerable understanding and expertise in a number of vertical markets including manufacturing, health care, education, professional services and retail.

GROWTH STRATEGY

     The Company's growth strategy emphasizes the following elements:

     Capitalize on Internal Growth Opportunities. For the 12 months ended December 31, 1997, the Partner Companies had pro forma combined revenues of approximately $106.0 million. For the three months ended March 31, 1998, the Partner Companies had pro forma combined revenues of approximately $27.4 million. The Company plans to leverage its client base by providing additional services to address its clients' increasing demands for IT services. The Company believes that providing solution packages to address specific business problems will increase its internal growth and profitability. The Company is seeking to improve profitability by increasing the percentage of revenues that the Partner Companies derive from IT services as compared to products by applying the solutions integrator model and developing solution packages. The Company believes that growing the services segment of its business will increase the sale of higher margin services, increase recurring revenues and provide additional opportunities for revenue growth.

     Continue to Pursue Strategic Acquisitions. The Company plans to continue to pursue strategic acquisitions. The Company seeks to acquire local systems integrators, regional business application providers and national specialty service companies that will provide access to new markets, broaden the Company's current service offerings and expand the Company's vertical coverage in existing markets. The Company targets companies that have a history of growth and profitability, strong management and a reputation for providing quality services. The Company's acquisition methodology evaluates candidates based on their business focus, client concentration, vendor authorizations, historical financial performance, number of employees and technical certifications. The Company believes that CDM and the Company's reputation will continue to attract other local, regional and national IT companies that represent the best of their industry niches.

     Attract, Train, Motivate and Retain Highly Skilled Employees. The Company seeks to attract, train, motivate and retain highly skilled employees. An outside vendor provides the Company's technical staff with unlimited access to over 120 certification-oriented, computer training programs. In addition,
Microsoft and other vendors provide training support for the Company's personnel. The Company has retained a nationally recognized human resources and benefits consulting company which is developing a national recruitment and employee retention program. The Company provides competitive compensation, incentive programs and benefits, including stock options, to its employees. The Company believes that these and other initiatives will continue to enable the Company to attract and retain highly skilled personnel.

     Capitalize on Cross-selling Opportunities. The Company believes that its success in cross-selling services is attributable to several factors, including CDM, the Company's solution packaging approach and the marketing of its services and products to the same decision-makers within its client organizations. The Company seeks to increase its revenues from existing clients by developing and offering comprehensive IT solution packages that draw upon the collective expertise of the Partner Companies. The Company will also continue to expand and coordinate the local, regional and national sales and marketing efforts of the Partner Companies. IT Partners is also implementing incentive compensation plans among the Partner Companies on a case-by-case basis.

     Expand Relationships With Leading Vendors. The Company and the Partner Companies have developed strong relationships with leading vendors, such as Microsoft, Oracle, Great Plains and Solomon. The Company believes that leading vendors prefer channel partners with technical expertise, business acumen and advanced project management capabilities in order to ensure the successful delivery of comprehensive, integrated IT business solutions. These relationships can result in direct client referrals and enhanced industry recognition. The Company will continue to use these relationships to broaden its client base, increase its competitiveness and maintain its access to the most current information and training. The Company plans to continue to cultivate these relationships, form alliances with other leading vendors and expand its relationships with other clients in order to expand and increase such opportunities.

     Maintain Efficient Operations and Low Cost Base. The Company seeks to consolidate certain administrative and support functions on a regional and national basis. The Company also expects to purchase insurance, employee benefits, legal, financial and accounting services on a centralized basis. The Company believes that this centralization will free its Partner Companies to focus on increasing sales and project execution.


SERVICES

     As a solutions integrator, the Company offers a comprehensive range of IT services and products. The Company's technical professionals provide strategic planning and management consulting services in a variety of business areas. IT Partners also designs, develops and implements business applications and provides network and system integration services. The Company's software capabilities include the implementation of packaged business applications such as MRP/ERP, finance and accounting, E-commerce and sales force automation solutions. The Company also designs, develops, and maintains custom software solutions on a variety of platforms (e.g., NT, UNIX and AIX) utilizing industry standard development tools (e.g., Visual Basic, C++ and PowerBuilder) and a variety of database engines (e.g., SQL, Oracle and Informix). In response to the increasing importance of the Internet, the Company provides comprehensive Internet and intranet design, development and implementation services. Other services provided on an outsourcing basis include project management, data center operations, network administration, staff supplementation and help desk support. In addition, IT Partners offers a full range of telephony and CTI solutions such as call center design, PBX installation, voice over IP and interactive voice response ("IVR"). The Company's services include the following:


 CONSULTING AND PLANNING                     SYSTEMS AND NETWORK INTEGRATION
-----------------------------------------   ---------------------------------------------------
o Technology infrastructure design          o Client/server development and integration
o Systems architecture development          o LAN/WAN design and implementation
o Year 2000 planning and consulting         o Project management and resource planning
o Business process reengineering            o Software and hardware selection
o IT needs analysis and design              o Network configuration, testing and installation
o Financial systems analysis and design     o Performance benchmarking
o Internet analysis and design              o Diagnostic testing
o Prototype development
                                             TELEPHONE AND ELECTRONICS INTEGRATION SOLUTIONS
                                            ---------------------------------------------------
 INTERNET AND INTRANET SOLUTIONS            o Telecommunications and voice mail integration
-----------------------------------------   o Security access and monitoring
o Web site development                      o Fire systems installation and monitoring
o E-commerce                                o Cabling and installation
o Corporate intranet development

                                             SUPPORT AND OPERATIONS
                                            ---------------------------------------------------
 SOFTWARE DEVELOPMENT AND INTEGRATION       o Outsourcing services and procurement
-----------------------------------------   o IT staff supplementation
o Custom programming                        o Help desk
o MRP/ERP applications                      o Project management
o Financial applications                    o Repair and diagnostic
o Sales force automation                    o Remote network management
o Database/user interfaces                  o Data assurance
                                            o Monitors and flat panel repairs
                                            o Audio and video equipment maintenance and repair

SOLUTION PACKAGES

     Solution packaging consists of a specific, integrated combination of services, software and hardware designed to address a client's strategic business objective. The Company intends to use solution packages to facilitate the transfer of proven best practices and successful product offerings between Partner Companies. The Company has adopted a standardized framework for developing solution packages that encompasses the following elements: (i) value proposition; (ii) standard operating procedures; (iii) implementation plan; and
(iv) marketing and sales strategy.

     At present, the Company offers help desk, network audit, outsourced operations and remote LAN/ WAN management solution packages. The Company is also in the process of developing solution packages to address a variety of other business needs in areas such as total cost of ownership, user productivity, customer service, network security, E-commerce and messaging and communications. The Company believes that the marketing of solution packages will result in higher operating margins, improved sales closing ratios and reduced financial risk and liability. Solution packages are also expected to stimulate cross-selling as they incorporate the capabilities of various Partner Companies and ensure the quality and consistency of services offered by each of the Partner Companies.


                      IT PARTNERS "SOLUTION PACKAGE" MODEL
                      ------------------------------------



                               [GRAPHIC OMITTED]



*    Proposed solution packages under development.

ACQUISITION METHODOLOGY

     The Company believes that an important factor in its future success is its ability to continue to acquire well-managed local systems integrators, regional business application providers and national specialty IT services companies. The Company seeks IT companies whose services and expertise: (i) complement those offered by the Partner Companies; (ii) increase penetration into existing geographic markets; and (iii) provide access to new geographic markets.

     The Company believes that many attractive acquisition candidates are available due to: (i) the highly fragmented nature of the IT consulting business; (ii) the need for capital to expand existing IT consulting businesses; and (iii) the wide geographic scope and the evolving purchasing and outsourcing patterns of the Company's present and target clients.

     As part of its acquisition strategy, the Company has developed and maintains an updated database from which it identifies acquisition candidates based on a quantitative methodology. The Company may also pursue qualified acquisition opportunities identified by the Partner Companies and by the Company's financial and other advisors. The quantitative assessment is based on a qualification system that evaluates factors such as an acquisition candidate's business focus, client concentration, vendor authorizations, historical financial performance, number of employees and technical certifications. The
Company's valuation methodology is based upon historical earnings, projected earnings growth, margin trends, opportunities for recurring revenues and future infrastructure needs.

     The Company's due diligence process includes an audit and a quantitative review of the acquisition candidate's infrastructure, operations, products and services, marketing activities and existing client base. Generally, the Company's acquisition agreements are designed to ensure continued successful performance of Partner Companies through the use of post-closing adjustments. These agreements typically require the Partner Companies to achieve 20% growth in EBITDA over the last 12-month period. The Company also intends to require the principals and key employees of an Acquisition Candidate to execute employment and non-competition agreements with initial terms ranging from two to four years.


OPERATIONS

     CDM leverages the local experience and relationships of each of the Partner Companies while drawing on the benefits of shared best practices and the oversight of central management. A primary component of CDM is the "track system." In conjunction with its Partner Companies, the Company has developed certain operational best practices and has packaged these practices into a set of systems and tools known as tracks. Each track comprises both a tangible package that is delivered to each of the Partner Companies as well as active involvement by IT Partners' management in helping implement the practices embodied in each track. The Company believes that application of the tracks within a decentralized management structure helps disseminate best practices while preserving creativity at the Partner Company level, from which new best practices may emerge, as illustrated on the following page.

                    COORDINATED DECENTRALIZED OPERATING MODEL
                    -----------------------------------------



                               [GRAPHIC OMITTED]



     CDM has several key components:

     Partner Track: Integration of New Partner Companies. The Partner Track helps newly acquired Partner Companies efficiently and successfully integrate into the Company, focusing on the following areas:

     o Communications Integration. The Company helps integrate and standardize the communication strategy and tools of its Partner Companies, including Web site standardization as well as mission and value alignment.

     o Accounting/Financial Integration. Partner Companies work closely with the Company's management to develop common financial and accounting practices. The management team also conducts an operational review and an internal systems and mission-critical applications assessment of each newly acquired Partner Company. Examples of this coordination include the monthly reporting package, initial current year budget and a preliminary operations review.

     o Human Resources Integration. The Company assesses Partner Company compliance with all federal and state regulations and laws, and implements programs to effectively attract, train, motivate and retain top quality staff. Upon completion of the assessment, the Company compiles a report outlining any areas of concern as well as providing a path of measurable milestones that need to be attained within the organization.

     Growth Track: Business Development. The Company works with each Partner Company to develop sales and marketing strategies and coordinate local, regional and national sales and marketing strategies and initiatives. Together, the
Company and its Partner Companies identify and package cross-selling opportunities, coordinate and automate sales forces, manage client data, and develop corporate marketing initiatives. The Company also works with its Partner Companies to revise their sales marketing plan annually, providing a comprehensive summary of marketing strategy and tactics for the upcoming year, addressing sales and marketing objectives and budgets, value propositions, media mix and competitive positioning.

     Performance Track: Performance Review. The Company reviews and evaluates each Partner Company's plan versus actual operating performance on a monthly basis. The Company seeks to implement the best practices of other Partner Companies and to identify and address problems expediently.

     Career Track: Development and Training. The Company's success depends in large part upon its ability to attract, train, motivate and retain highly
skilled   technical  employees.  Accordingly,  the  Company  has  implemented  a strategy to reduce turnover, control costs and increase productivity. The Company dedicates significant resources to employee recruitment and utilizes multiple recruiting methods, such as employing regional recruiters, posting openings on the Internet and relying on referrals from existing Company employees. See "--Human Resources."

     Quality Track: Quality Review. Attaining consistent quality levels throughout the Partner Companies is critical to the Company's success. IT Partners applies standardized plans based on Partner Companies' best practices which measure and monitor the consistency of service delivery and quality, including employee training and continuing education, employee and client focus groups, and client satisfaction surveys. These plans provide centralized management and oversight on a Company level, but are modified to consider the needs and expectations of systems integrator clients, ensuring that the Partner Company retains local management responsibility.

     As part of CDM, the Company has designated national practice leaders ("National Practice Leaders") among the Partner Companies to facilitate the exchange of best practices. Currently, the Company has National Practice Leaders for systems integration, business applications and electronics integration.


SALES AND MARKETING

     The Company focuses its marketing efforts on middle-market businesses, which the Company believes spend in excess of $1 million annually on their IT needs. The Company's sales and marketing plans include: (i) developing long-term relationships with its clients as a single solution integrator; (ii) continuing to expand the existing sales and marketing efforts of the Partner Companies;
(iii) cross-selling the complementary service capabilities of the Partner Companies; (iv) expanding offerings of solution packages; and (v) establishing IT Partners as a nationally recognized solutions integrator.

     As of June 30, 1998, the Company had approximately 90 sales and marketing personnel. The Company markets its services primarily through the direct sales forces of each Partner Company. The Company works with each Partner Company to develop a comprehensive sales and marketing plan that: (i) identifies core competencies and target markets; (ii) develops specific sales activities and marketing budgets; (iii) creates monthly media plans; and (iv) identifies cross-selling opportunities. The Company continually seeks to leverage the client base of its Partner Companies to generate additional sales of IT services, software and hardware.

     The Company generates sales leads through referrals from clients, vendors and management consultants, responses to requests for proposals, strategic alliances with complementary companies, the Company's Web site and associated links, industry seminars, trade shows, direct telephone and mail campaigns, and advertisements in trade journals. The Company seeks to expand its marketing efforts on a Company-wide basis by coordinating the Partner Companies' responses to requests for proposals. In addition, the Company plans to implement marketing and advertising campaigns to establish itself as a leading provider of IT solutions to middle-market businesses.

CLIENTS

     For the fiscal year ended December 31, 1997, no single client accounted for more than 3% of the Company's pro forma combined revenues, including the
Acquisition Candidates. Listed below is a sample of the Company's and Acquisition Candidates' clients:

            MANUFACTURING                         HEALTH CARE                         RETAIL
-------------------------------------  ----------------------------------  -------------------------------

o Toshiba Corporation                  o Hurley Medical Center             o Party City Corporation
o Lear Corporation                     o St. Joseph Mercy Hospital         o Giant Food, Inc.
o NEC Technologies, Inc.               o Delta Dental
o Cooper Tire & Rubber                 o Magellan Public Solutions             PROFESSIONAL SERVICES
  Company                                                                  -------------------------------
o Cardell Corporation                             EDUCATION                o Adecco
o Matsushita Electric Corporation      ----------------------------------  o Miller Freeman, Inc.
  of America                           o Alexandria City Public Schools    o Professional Detailing, Inc.
o Dell Computer                        o Fairfax County Public Schools     o BBDO Detroit, Inc.
o Aeroquip-Vickers, Inc.               o Utica Community Schools
o Besser Company                       o Culpepper County School Board         AVIATION
o JD OTT Company, Inc.                                                      ------------------------------
                                                                           o DHL Airways, Inc.

COMPETITION

     The market for the Company's services is highly competitive. The Company's competitors vary in size and in the scope of the services and products that they offer. Primary competitors generally include consulting and systems integrators, "Big Five" accounting firms, applications development firms, service groups of computer equipment companies, programming companies, temporary staffing firms and other IT service providers. Traditionally, the largest service providers have principally focused on providing full-service solutions to Global 1000 companies. The Company believes that certain IT services companies, including Perot, Renaissance, Technology Solutions, GE, IKON, Whittman-Hart, Cotelligent and Entex, are exploring opportunities within the middle market.

     There are relatively low barriers to entry into the Company's markets, and the Company expects to face competition from established and emerging companies. Increased competition may result in greater pricing pressure, which could adversely affect the Company's gross margins and its ability to acquire companies in the future. In addition, many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and to changes in client requirements or to devote greater resources than the Company to the development, promotion, sale and support of IT products and services. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their IT solution needs. The Company also plans to enter new markets and offer new services, and expects to face intense competition from existing and new competitors, particularly since barriers of entry in the IT services industry are relatively low. There can be no assurance that the Company will continue to provide IT services and products demanded by the market or be able to compete successfully with existing or new competitors. An inability to compete in its market effectively would have a material adverse effect on the Company's results of operations, financial condition and business.

     The Company believes that the principal competitive factors in the IT services industry include responsiveness to client needs, availability of technical personnel, speed of applications development, quality of service, price, project management capabilities, technical expertise and ability to provide a wide variety of IT services. The Company's ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to attract, train, motivate and retain qualified technical personnel, the development of software that would reduce or eliminate the need for the Company's services, the price at which others offer comparable services and the extent of its competitors' responsiveness to client needs.


HUMAN RESOURCES

     The Company's success depends in large part upon its ability to attract, train, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. The Company dedicates significant resources to employee recruitment and utilizes multiple recruiting methods, such as employing regional recruiters, posting openings on the Internet and relying on referrals from existing Company employees. The Company also contracts with a third-party consultant to support the Partner Companies, significantly reducing the costs associated with recruiting quality employees. The Company typically screens candidates through detailed interviews by the Company's recruiting personnel, technical interviews by third-party consultants and an evaluation by the Company's managers.

     The Company has developed programs to help attract, train, motivate and retain its employees. For example, the Company plans to implement a performance-based incentive compensation program and currently issues options to its employees under the 1997 Plan. The Company also plans to develop training programs to guide technical personnel through a progression of skill and competency development programs. Most importantly, in addition to formal programs, the Company plans to maintain an environment that fosters creativity and recognizes technical excellence. As an example, the Company convenes regular employee focus groups to evaluate and enhance job satisfaction and quality of work.

     As of June 30, 1998, the Company employed 735 employees, of whom 500 were technical personnel. None of the Company's employees are represented by a collective bargaining agreement. The Company does engage consultants as independent contractors from time to time. The Company considers relations with its employees to be good.


PROPERTIES

     The  Company's   principal  executive  offices  are  located  in  Columbia,
Maryland. In addition to its headquarters, the Company leases office and warehouse space in a number of locations across the United States The Company does not believe that any of these locations are material to its operations. The leases expire at various times through September 2004.

     The following table sets forth those leases:

                                                                                         NUMBER
                                        APPROXIMATE RENTABLE      LEASE EXPIRATION         OF       RENEWAL
              LOCATION                     SQUARE FOOTAGE               DATE            OPTIONS      TERM
------------------------------------   ----------------------   --------------------   ---------   --------
Chantilly, Virginia ................           63,000           September 30, 2004        --          --
Denville, New Jersey ...............           37,754           March 31, 2003             1       5 years
Auburn Hills, Michigan .............           13,500           November 30, 2000          1       3 years
Chantilly, Virginia ................           12,125           December 31, 2000         --          --
Newbury Park, California ...........           10,340           March 31, 2003            --          --
Beltsville, Maryland ...............           10,256           Month-to-month            --          --
South San Francisco, California.....            8,130           April 1, 1999             --          --
South Jordan, Utah .................            7,622           January 31, 2003          --          --
Newbury Park, California ...........            6,490           November 30, 1998         --          --
Denville, New Jersey ...............            6,241           March 31, 2003             1       5 years
Newbury Park, California ...........            6,136           March 31, 2002            --          --
Mount Joy, Pennsylvania ............            5,993           September 20, 2002        --          --
Columbia, Maryland .................            2,509           February 28, 1999         --          --
Long Beach, California .............            2,035           Month-to-month            --          --
Findlay, Ohio ......................              580           July 31, 2000             --          --
Sylvania, Ohio .....................              500           February 14, 1999         --          --


LEGAL PROCEEDINGS

     James Reppert v. Financial Systems Consulting, Inc., et al. On or about April 24, 1998, a lawsuit was filed against FSC. The lawsuit is styled James Reppert v. Financial Systems Consulting, Inc., et al. and has been brought in the Superior Court of California, County of Los Angeles, South District. The plaintiff is seeking damages primarily based on alleged wrongful termination, for, among other things, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, fraud and deceit, defamation, false light and negligent infliction of emotional harm. On or about May 28, 1998,

FSC counterclaimed against the plaintiff alleging, among other things, breach of contract, money lent, intentional misrepresentation, and negligent misrepresentation. The Plaintiff is seeking damages in excess of $4.0 million; FSC's counterclaim is for $1,500. The Company denies these allegations and intends to vigorously defend the suit, management believes that FSC will ultimately prevail and does not believe the outcome, if unfavorable, would have a material adverse effect on the Company's business, financial condition or results of operation.

     In addition to the foregoing, the Company and its Partner Companies are parties from time to time in litigation or proceedings incidental to their businesses. The Company is not a party to any other lawsuit or proceeding which, in the opinion of management, is likely to have material adverse effect on the Company's results of operations, financial condition and business.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth the names, ages and other information concerning those persons who are directors, executive officers and key employees of the Company as of August 7, 1998.

                NAME                    AGE                            POSITION
------------------------------------   -----   --------------------------------------------------------
Daniel J. Klein(1) .................    46     Chairman, Chief Executive Officer and Director
Jamie E. Blech(1) ..................    42     President, Secretary and Director
Mark F. Yanson .....................    39     Chief Financial Officer, Treasurer and Senior Vice
                                               President
Anthony M. Corbi ...................    31     Chief Accounting Officer, Corporate Controller and Vice
                                               President
William J. Costa ...................    37     Vice President of Technology
J. Richard Eagan ...................    50     Executive Vice President
Terrence Hardcastle ................    46     Senior Vice President of Business Development
Christine E. Norcross ..............    42     Vice President of Operations
Steven J. Voss .....................    31     Vice President of Planning and Development
John D. Bamberger(1) ...............    43     Director and President of Sequoia
Christopher R. Corbett(1) ..........    47     Director and President of A-COM
Charles Schaeffer ..................    34     Director and President of FSC
James D. Lumsden(1)(2)(3) ..........    45     Director
Martin S. Pinson(2)(3) .............    52     Director

----------
(1)  Member of the Executive Committee of the Board.
(2)  Member of the Compensation Committee of the Board.
(3)  Member of the Audit Committee of the Board.

     Daniel J. Klein has served as the Chairman of the Board and Chief Executive Officer of IT Partners since co-founding the Company in 1996. He is also the Chairman of each of the Partner Companies. Mr. Klein has over 12 years of senior management experience in corporate operations, marketing, mergers and acquisitions and strategic planning. Prior to co-founding IT Partners, Mr. Klein was one of the founders of Green Spring Health Services, Inc. ("Green Spring"), a behavioral healthcare company. From 1990 to 1993, Mr. Klein was the Senior Vice President of Corporate Operations for Green Spring. From 1993 until 1995, Mr. Klein served as the Senior Vice President of Strategic Planning and Development, in charge of Green Spring's mergers and acquisitions.

     Jamie E. Blech co-founded IT Partners and from October 1996 until October 1997, Mr. Blech served as the Company's Chief Operations Officer. Since that time, Mr. Blech has served as IT Partners' President, Secretary and as a member of the Board. Mr. Blech also serves as the Secretary, Director and Vice President for each of the Partner Companies. Mr. Blech has over six years of senior management experience and 17 years of industry experience in all phases of IT. Prior to co-founding IT Partners, Mr. Blech was the Chief Information Officer for Green Spring from August 1990 until January 1997. During this time, Mr. Blech was responsible for the design and installation of 15 decentralized data centers, as well as for the management of centralized applications development, reporting, electronic data interchange, telecommunications and IT related research and development.

     Mark F. Yanson has served as the Chief Financial Officer, Treasurer and Senior Vice President of IT Partners since May 1997. Mr. Yanson has over six years of senior management experience in corporate financial management and mergers and acquisitions, along with over 17 years of experience in financial reporting, implementation of financial reporting systems and controls. Prior to joining the Company, Mr. Yanson worked for Green Spring as the Corporate Controller from July 1990 to August

1994, and as Treasurer and Senior Vice President of Finance from August 1994 until May 1997. While at Green Spring, Mr. Yanson's responsibilities included financial management, treasury operations, mergers and acquisitions and company controls. Mr. Yanson is a Certified Public Accountant.

     Anthony M. Corbi has served as the Chief Accounting Officer, Corporate Controller and a Vice President of IT Partners since November 1997. Prior to joining IT Partners, Mr. Corbi worked in the audit and business advisory division of Arthur Andersen LLP from 1990 until 1997, most recently as a Manager. Mr. Corbi is a Certified Public Accountant.

     William J. Costa has served as the Vice President of Technology for IT Partners since March 1998. Prior to joining IT Partners, Mr. Costa served as Vice President of Information Technology at Green Spring from July 1991 until March 1998. While at Green Spring, Mr. Costa's responsibilities included all systems operations and research and development for information and voice systems.

     J. Richard Eagan has been an Executive Vice President of IT Partners since July 1998. Prior to joining IT Partners, Mr. Eagan was General Manager and President of Century 21 of the Mid Atlantic States, a regional real estate franchiser, from 1984 until 1996. Since 1996, Mr. Eagan has been the President of Dynamic Management International, a business consulting and management services firm.

     Terrence Hardcastle has been the Senior Vice President of Business Development for IT Partners in charge of mergers and acquisitions since June 1997. Mr. Hardcastle has ten years of senior experience in marketing and sales, mergers and acquisitions, and corporate operations. From November 1995 until May 1997, Mr. Hardcastle was President of Empire Community Delivery Systems, a joint venture between Empire Blue Cross and Meritt Behavioral Health. Mr. Hardcastle was also one of the co-founders of Green Spring, where he was Senior Vice President of Business Development, responsible for Green Spring's merger and acquisition activity from July 1989 until February 1995.

     Christine E. Norcross has been the Vice President of Operations for IT Partners since October 1997. Ms. Norcross has over 18 years of industry experience in nearly all phases of information systems, including three years in senior management. Prior to joining IT Partners, Ms. Norcross served as the General Manager of Services for Technology Service Solution ("TSS"), a wholly owned subsidiary of IBM, from October 1994 until October 1997. While at TSS, Ms. Norcross was responsible for the strategic design and growth of TSS's national network and integration services business. Before that, from December 1993 to October 1994, Ms. Norcross worked at Microsoft as a Corporate Account Manager. Prior to that, Ms. Norcross worked at International Business Machines Corporation as a Manager.

     Steven J. Voss has served as the Vice President of Planning and Development for IT Partners since June 1998. Prior to joining the Company, Mr. Voss was Senior Vice President of Strategic Planning and Acquisitions for Magellan Behavioral Health, the nation's largest managed behavioral health care company. Prior to that, Mr. Voss was a Manager for Ernst & Young LLP's management consulting group from 1989 until 1994. Mr. Voss is a Certified Public Accountant.

     John D. Bamberger has served as a member of the Board since January 1998 and as a National Practice Leader of the Company for systems integration since February 1998. Mr. Bamberger has also served as the President and Treasurer of Sequoia since 1990.

     Christopher R. Corbett has served as a member of the Board since June 1997 and as a National Practice Leader of the Company for electronics integration since July 1997. Mr. Corbett has served as the President of A-COM since April 1983.

     Charles Schaeffer has served as a member of the Board since October 1997 and as the President of FSC since May 1994. Mr. Schaeffer has also served as a National Practice Leader of the Company for business applications since November 1997. Prior to that time, Mr. Schaeffer was an account executive responsible for sales of accounting software for Platinum Software Corporation from November 1992 until May 1994.

     James D. Lumsden has served as a member of the Board since May 1997. Mr. Lumsden has served as the President and Managing Principal of Franklin Street/Fairview Capital, LLC ("FS/FC"), a private investment group which he founded in 1994. FS/FC is the manager of FF-ITP, L.P. ("FF-ITP"). Mr. Lumsden's responsibilities at FS/FC include the management and oversight of three investment pools. Prior to founding FS/FC, Mr. Lumsden was President and co-founder of Fairview Advisors, LLC from 1986 until 1994. Mr. Lumsden was an investment banker for Merrill Lynch Capital Markets from 1983 until 1986 and for Kidder Peabody & Co., Incorporated from 1981 until 1983. Mr. Lumsden has also served as a director for Jotan, Inc. since 1996.

     Martin S. Pinson has served as a Member of the Board since March 1998. Mr. Pinson has served as Chairman and Chief Executive Officer of Industrial Distribution Group, Inc., a nationwide distributor of industrial products, since helping organize the company in June 1997. Mr. Pinson helped found U.S. Office Products ("USOP"), a provider of office supplies, office furniture and break room services, in the fall of 1994. While with USOP from October 1994 until August 1996, he served as Executive Vice President, Secretary and as Chief Financial Officer. In 1991, Mr. Pinson founded Pinson & Associates which is engaged in a variety of investment, legal and consulting activities, primarily for development stage companies.

     All officers serve at the discretion of the Board.


BOARD COMMITTEES

     The Board has established an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent accountants and consists of Messrs. Pinson and Lumsden. The Compensation Committee will approve salaries and certain incentive compensation for management and key employees of the Company and administer the 1997 Plan and consists of Messrs. Pinson and Lumsden. The Executive Committee is comprised of Messrs. Klein, Blech, Lumsden, Bamberger and Corbett. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board during periods between Board meetings.


BOARD REPRESENTATION

     Simultaneously with, or prior to, the consummation of the Offering, the Company will enter into a voting agreement with each of the Company's existing stockholders (except Creditanstalt and its affiliates) holding approximately 4,507,351 shares of Common Stock (and rights to acquire an additional 1,082,854 shares of Common Stock) pursuant to which the shares of Common Stock will be voted for the election of each of Daniel J. Klein and Jamie E. Blech to the
Board for a period of three years. "The Recapitalization--Stockholder Agreement." In addition, as long as BDC owns the majority of the outstanding shares of Series C Preferred, it will have the right to appoint one member to the Board and to designate a representative to attend meetings of the Board. See "Underwriting."


DIRECTOR COMPENSATION

     Following the completion of the Offering, directors who are not employees of the Company will receive an annual fee, a meeting fee for every board meeting attended and each committee meeting held separately and a fee for each telephonic board meeting or telephonic committee meeting held separately. The Company is in the process of determining such fees. All directors will be reimbursed for out-of-pocket expenses. The Company may, from time to time and in the sole discretion of the Company's Board, grant options to directors under the 1997 Plan or under a director stock option plan, if adopted by the Board.


EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by IT Partners for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (collectively, the "Named Officers"), with respect to the fiscal year ended December 31, 1997.

SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                            ----------------
                                                    ANNUAL COMPENSATION                          AWARDS
                                 ---------------------------------------------------------- ----------------
                                                                                               SECURITIES
                                                                                OTHER          UNDERLYING          ALL
                                             SALARY            BONUS            ANNUAL          OPTIONS/          OTHER
   NAME AND PRINCIPAL POSITION    YEAR         ($)              ($)        COMPENSATION($)      SARS (#)       COMPENSATION
-------------------------------- ------ ---------------- ---------------- ----------------- ---------------- ---------------
Daniel J. Klein ................ 1997     $   64,615(1)     $  35,000(2)     $      --                --(3)     $  1,000(4)
 Chairman, Chief Executive
 Officer and Director
John D. Bamberger .............. 1997        220,000(5)            --               --                --              --
 Director and President and
 Treasurer of Sequoia
Christopher R. Corbett ......... 1997        190,000               --           12,500(6)             --              --
 Director and President
 of A-COM
Christine E. Norcross .......... 1997         25,000(7)        75,000(8)            --            26,638(9)           --
 Vice President of Operations
Jamie E. Blech ................. 1997         64,615(1)        35,000(2)            --                --(3)        1,000(4)
 President, Secretary and
   Director

----------
(1) The annual base salary for each of Messrs. Klein and Blech was $120,000 during fiscal year 1997.
(2) Messrs. Klein and Blech were each awarded a bonus of $60,000 for services rendered from June 1997 through May 1998.
(3) Messrs. Klein and Blech were each awarded options to purchase 30,634 shares of Common Stock at an exercise price of $10.51 per share on March 27, 1998 and options to purchase 30,634 shares of Common Stock at an exercise price of $14.08 per share on June 10, 1998.
(4) Represents life insurance premiums paid for each of Messrs. Klein and Blech.
(5) Mr. Bamberger entered into an employment agreement with IT Partners on January 7, 1998, which provides for an annual salary of $200,000.
(6) Represents payments for services, as a National Practice leader, provided in his employment agreement.
(7)  The annual base salary for Ms.  Norcross  was $130,000  during  fiscal year
     1997.
(8) The total signing bonus for Ms. Norcross was $75,000, $50,000 of which was to be paid in fiscal year 1998.
(9) Ms. Norcross was awarded options to purchase 26,638 shares of Common Stock at an exercise price of $9.95 per share on November 16, 1997.


     The following tables set forth certain information regarding options to acquire Common Stock granted to the Named Officers with respect to the fiscal year ended December 31, 1997:


OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                                     POTENTIAL REALIZEABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                        ANNUAL RATES OF
                                                                                                          STOCK PRICE
                                                     PERCENT OF                                        APPRECIATION FOR
                                                    TOTAL OPTIONS                                       OPTION TERM(3)
                                      OPTIONS        GRANTED IN         EXERCISE       EXPIRATION   -----------------------
              NAME                  GRANTED(1)     FISCAL YEAR(2)     PRICE ($/SH)        DATE         5%($)       10%($)
--------------------------------   ------------   ----------------   --------------   -----------   ----------   ----------
Daniel J. Klein ................          --            --%              $   --                      $     --     $     --
John D. Bamberger ..............          --            --                   --                            --           --
Christopher R. Corbett .........          --            --                   --                            --           --
Christine E. Norcross ..........      26,638            17                  9.95       11/16/07       359,410      684,074
Jamie E. Blech .................          --            --                   --                            --           --


----------
(1) The options granted are non-qualified stock options which are exercisable with respect to 40% of the shares covered two years from the date of grant and thereafter in cumulative yearly amounts of 20% of the shares covered. The options expire ten years from the date of grant.
(2) Total options granted includes all options granted to employees of IT Partners.

(3) The dollar amounts under these columns are the results of calculations at assumed rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

     No options were exercised by the Named Officers during the fiscal year ended December 31, 1997. At December 31, 1997, Ms. Norcross was the only Named Officer who held options. Such options are exercisable for 26,638 shares of Common Stock at $9.95 per share, which exercise price exceeded the fair market value per share of Common Stock as of December 31, 1997.


EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     On May 30, 1997, the Company entered into employment agreements with Daniel
J. Klein and Jamie E. Blech. The agreements provide that Mr. Klein will be employed as the Company's Chief Executive Officer and/or Chairman and Mr. Blech as the Company's Chief Operating Officer and/or Vice Chairman. The initial term of each agreement is for five years commencing June 1, 1997 and ending May 30, 2002 (the "Klein and Blech Initial Term"). Each agreement establishes a base salary of $120,000 annual base per annum. Such base salary will be reviewed annually and may be increased by the Board or its Executive Committee. In June 1998, the Compensation Committee of the Board adjusted Messrs. Klein and Blech's compensation from $120,000 to $150,000. In addition, Messrs. Klein and Blech will be eligible for an annual performance bonus of up to one hundred percent (100%) of their base salary, based upon the achievement of certain defined annual performance goals consistent with the Company's five-year operating plan established by the Board. The Board in its discretion may pay Messrs. Klein and Blech bonuses in addition to the aforementioned annual performance bonus. If the Company terminates either Messrs. Klein or Blech's employment other than for cause or due to either Messrs. Klein or Blech's disability, then they shall be entitled to receive, as their exclusive remedy, the payment of their then current base salary for the remainder of the Klein and Blech Initial Term. Each agreement contains non-competition, non-solicitation and non-disclosure covenants which prohibit Messrs. Klein and Blech, during the term of their employment and for a period of two years after the later of termination of the agreement and termination of their employment with the Company, anywhere in the United States, from engaging in competition with the Company without its consent or soliciting or conducting business with any of the Company's clients. If the Company terminates the agreement without cause, such restrictive covenants extend for the shorter of two years following such termination or the period of time after termination during which the Company continues to pay Messrs. Klein or Blech, as applicable, their then-current base salary. The agreements also prohibit Messrs. Klein and Blech from disclosing any confidential or proprietary information of the Company.

     Christopher R. Corbett entered into a senior executive employment agreement with the Company on June 30, 1997 to serve as President of A-COM and National Practice Leader of the Company's electronic systems integrators companies. The initial term of the agreement is four years commencing June 30, 1997 and expiring June 30, 2001 (the "Corbett Initial Term"). The agreement shall renew automatically for subsequent terms of one (1) year each (a "Corbett Renewal Term"), unless terminated by either party. The agreement employs Mr. Corbett as the President of A-COM and as the National Practice Leader for the Company's electronic systems integrator companies. The agreement establishes a base salary of $190,000 per annum. Mr. Corbett will also receive $25,000 per year as compensation for serving as a National Practice Leader. In addition, Mr. Corbett will be paid a finder's fee of five percent (5%) of the first million dollars, four percent (4%) of the second million dollars, three percent (3%) of the third million dollars, two percent (2%) of the fourth million dollars, and one percent (1%) of the balance of the purchase price for any other electronic systems integration companies acquired by the Company which he has been personally and primarily responsible for recruiting. Such finder's fee shall be paid in cash and/or in stock of the Company at Mr. Corbett's option. These finder's fee provisions terminate upon the closing of this Offering. If EBITDA of $1.7 million or greater is achieved by A-COM by March 31, 1998, Mr. Corbett will also receive an amount equal to six times the amount of EBITDA in excess of $1.7 million, said amount not to exceed $1.5 million and to be paid to Mr. Corbett in the same proportions of cash, stock or debt as was the purchase price for A-COM. See "Certain Transactions." Mr. Corbett is also entitled to receive an annual bonus as set forth in the Company's current

Annual Incentive Compensation Plan. If the Company terminates the agreement by dismissing Mr. Corbett without proper cause or if Mr. Corbett terminates the agreement for good reason, the Company shall pay Mr. Corbett his base salary and incentive compensation equal to the amount paid for the full fiscal year immediately preceding such termination and provide to him all benefits for the balance of the entire applicable Corbett Initial Term or Corbett Renewal Term. The agreement prohibits Mr. Corbett during the term of his employment with the Company and for a period of one fiscal year thereafter, anywhere in Maryland, Virginia, Pennsylvania or the District of Columbia, from engaging in competition with the Company or soliciting any clients of the Company. The foregoing restrictions do not apply if Mr. Corbett is terminated without cause during the Corbett Initial Term. The agreement also prohibits Mr. Corbett from disclosing proprietary or confidential information of the Company.

     Christine Norcross, the Company's Vice President of Operations, entered into an employment agreement with the Company on September 16, 1997. The term of the agreement is three years commencing October 13, 1997 and ending October 12, 2000, (the "Norcross Initial Term"). After the Norcross Initial Term, this agreement shall renew automatically for successive one year terms. The agreement establishes a base salary of $130,000 per annum. Such base salary will be reviewed annually and may be increased by the Board or its Executive Committee. In addition, Ms. Norcross will be eligible for an annual performance bonus of up to seventy-five percent (75%) of her base salary, based upon the achievement of certain defined annual performance goals consistent with the Company's five-year operating plan established by the Board. At Ms. Norcross' option, up to fifty percent (50%) of the annual performance bonus may be paid in the form of stock options. Such options shall be granted at an exercise price equal to the then fair market value per share and shall vest forty percent (40%) after two years and twenty percent (20%) each year thereafter until fully vested. Ms. Norcross also received, within 60 days after the start of her employment, options to purchase 26,638 shares of Common Stock at the then fair market value per share, subject to vesting as described in the preceding sentence. The Board in its discretion may pay Ms. Norcross a bonus in addition to the aforementioned annual performance bonus. In addition, Ms. Norcross will be paid a signing bonus of seventy five thousand dollars ($75,000), one-third (1/3) of which was paid on September 16, 1997, one-third (1/3) of which was paid April 15, 1998, and one-third (1/3) of which is to be paid on October 15, 1998. If Ms. Norcross voluntarily leaves the Company prior to December 31, 1998, then she must repay the signing bonus. If the Company terminates Ms. Norcross' employment without cause or due to disability, then Ms. Norcross shall be entitled to receive the payment of her then current base salary for the longer of (a) six months from the date of termination, or (b) the remainder of the Norcross Initial Term. The agreement contains non-competition and non-solicitation covenants which prohibit Ms. Norcross, during the term of her employment and for the remainder of the Norcross Initial Term, anywhere in the United States, from engaging in competition with the Company without its consent or soliciting or conducting business with any of the Company's clients. The agreement also prohibits Ms. Norcross from disclosing confidential or proprietary information of the Company.

     John D. Bamberger entered into an employment agreement with Sequoia on January 8, 1998 as the Vice Chairman, Chief Executive Officer and Treasurer of Sequoia. The initial term of this agreement shall be four years, commencing as of January 8, 1998 and continuing through January 7, 2002 (the "Bamberger Initial Term"). The Bamberger Initial Term shall renew automatically for subsequent terms of one year each (a "Bamberger Renewal Term"), unless terminated by either party. The agreement establishes a base salary of $200,000 per annum, subject to annual review by the Company. If Sequoia terminates this agreement by dismissing Mr. Bamberger without proper cause or if Mr. Bamberger terminates the agreement for "good reason," Sequoia shall pay Mr. Bamberger his base salary (equal to the amount paid for the full fiscal year immediately preceding such termination or, if such termination occurs during the first full fiscal year, $200,000) and continue to provide to him all benefits for the balance of the entire applicable Bamberger Initial Term or Bamberger Renewal Term. The agreement contains non-competition and non-solicitation covenants which prohibit Mr. Bamberger during the course of the agreement and for a period of one year thereafter, anywhere in the State of Michigan, from engaging in competition with the Company or soliciting any customers of the Company. The foregoing restrictions do not apply if Mr. Bamberger is terminated without cause during the Bamberger Initial Term. The agreement also prohibits Mr. Bamberger from disclosing proprietary or confidential information of the Company.

STOCK OPTION PLAN

     The Company's 1997 Plan provides that the Company may issue up to 1,000,000 shares of Common Stock pursuant to the 1997 Plan to any of the employees of the Company or any of its subsidiaries, any member of the Board of Directors of the Company or any of the Partner Companies, and consultants engaged by the Company or any of its subsidiaries to provide consulting services with respect to the business of the Company. The 1997 Plan is administered by the Compensation Committee (the "Administrator"), which has plenary authority to make awards under and in accordance with the terms of the 1997 Plan.

     In connection with the Offering, the Company plans to amend and restate the 1997 Plan to increase the number of shares of Common Stock available for issuance thereunder to 15% of the total number of shares of Common Stock outstanding, which would be approximately 1,767,284 shares immediately following the Offering (assuming no exercise or conversion of options, warrants or convertible securities). The Company intends to structure and implement the proposed amended and restated 1997 Plan in a manner such that compensation attributable to awards made to the Company's employees under the 1997 Plan will not be subject to the deduction limitations of Section 162(m) of the Code.

     The 1997 Plan provides for the award of options to acquire shares of Common Stock, which may be qualified stock options for purposes of Section 422 of the Code or nonqualified stock options, stock appreciation rights ("SARs"), restricted stock awards or incentive share awards.

     The exercise price for options granted under the 1997 Plan may be paid in cash or in shares of Common Stock, partial payment of such exercise price may be made by promissory note, or the Administrator may provide for cashless exercise.

     SARs may be awarded in combination with options, and the exercise thereof will reduce the number of shares for which such option may be exercised (and, likewise, the exercise of such options will reduce the number of shares for which such SAR may be exercised). SARs entitle the holder thereof to receive, without payment to the Company, shares of Common Stock in an amount equal to the excess of the fair market of shares of Common Stock on the date of exercise over the fair market value of shares of Common Stock on the date of award (or the option exercise price, in the case of SARs awarded in combination with options).

     Restricted stock awards are restricted against transfer, subject to forfeiture and such other terms as the Administrator may provide. Incentive share awards shall be issuable upon such terms and conditions as the Administrator may provide, including terms that condition the issuance of Common Stock upon the achievement of performance goals.

     As of June 30, 1998, the Company has granted nonqualified stock options to acquire an aggregate of 1,111,982 shares of Common Stock having exercise prices ranging from $.02 per share to $14.08 per share. No other awards under the 1997 Plan had been made as of June 30, 1998.

     The Board may amend or terminate the 1997 Plan at any time, and in any event, the 1997 Plan will terminate on May 30, 2007. The termination of the 1997 Plan will not affect the validity of any award outstanding on the date of termination.


EMPLOYEE STOCK PURCHASE PLAN

     The Company is considering adopting an Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which Common Stock would be reserved for future issuance to eligible employees. The Purchase Plan would permit eligible employees to purchase Common Stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the Common Stock on the first day of the specified purchase period or the last day of such period. The Purchase Plan would be designed to further the long-term stability and financial success of IT Partners by providing a method to increase employee ownership of Common Stock. Under the Purchase Plan, 75% of the shares of Common Stock issued and outstanding would be available for issuance and sale under the Purchase Plan.

                              THE RECAPITALIZATION

     Simultaneously with the consummation of the Offering, the Company plans to effect the Recapitalization, including a one for 1.877 reverse stock split of the outstanding shares of Common Stock (and shares of Common Stock issuable an exercise or conversion of Common Stock equivalent securities).


EQUITY TRANSACTIONS

     The Company's capital structure, as of August 7, 1998, was as follows:

          (i) 354,170 outstanding shares of Series A Preferred (600,000 shares authorized);

          (ii) 739,184 outstanding shares of Series B Preferred (5,000,000 shares authorized);

          (iii) 1,000 outstanding shares of Series C Preferred (1,000 shares authorized);

          (iv) 399,000 authorized but unissued shares of Preferred Stock, par value $.01 per share (the "Preferred Stock");

          (v) 4,401,970 outstanding shares of Common Stock (20,000,000 shares authorized);

          (vi) Put Warrants to acquire an aggregate of 325,925 shares of Common Stock and/or Series B Preferred, in the discretion of the holder, issued in connection with the Credit Facility and pursuant to the Amended and Restated Warrant Agreement dated as of December 16, 1997, as amended (the "Warrant Agreement"), between the Company and Creditanstalt (the "Debt Warrants");

          (vii) Put Warrants to acquire an aggregate of 667,925 shares of Common Stock and/or Series B Preferred, in the discretion of the holder, issued under the Second Amended and Restated Preferred Stock and Warrant Purchase Agreement dated as of March 31, 1998, as amended, (the "Purchase Agreement"), among the Company, Creditanstalt, FF-ITP, Indosuez IT Partners, Wachovia Capital Associates, Inc ("Wachovia"), and the other signatories thereto (the "Equity Warrants");

          (viii) Options to acquire an aggregate of 1,767,284 shares of Common Stock issued pursuant to the 1997 Plan (options to acquire 581,573 shares of Common Stock remain available for issuance thereunder); and

          (ix) Convertible Seller Notes convertible into an aggregate of 367,960 shares of Common Stock (the Call Convertible Seller Note is convertible into 268,832 shares of Common Stock and the Servinet Convertible Seller
     Note is convertible into 99,128 shares of Common Stock (calculated at the assumed initial public offering price).

     See also "Prospectus Summary--The Partner Companies" and "Prospectus Summary--The Acquisition Candidates" for a discussion of contingent rights to acquire shares of Common Stock pursuant to the terms of previously consummated acquisitions of Partner Companies.

     The  issued  and   outstanding   equity  of  the  Company   places  various
restrictions on the Company's activities and provides various rights to the holders of such equity, as described below.


TERMS OF THE PREFERRED STOCK

     Series A Preferred. Simultaneously with the consummation of the Offering, the Company plans to redeem the Series A Preferred in full using a portion of the net proceeds of the Offering. See "Use of Proceeds." The Series A Preferred ranks senior to the Common Stock and on parity with the Series B Preferred with respect to dividends and in a liquidation of the Company. The Series A Preferred is entitled to a liquidation preference of $10 per share plus all declared but unpaid non-paid-in-kind dividends thereon. Except for voting rights in respect of actions that materially and adversely affect the Series A Preferred's rights, increase or decrease the number of shares designated as Series A Preferred, and actions which reduce the value of the Series A Preferred by increasing the value of any other class of stock of the Company, or as otherwise required by applicable law, the Series A Preferred is nonvoting. Paid-in-kind dividends in the form of additional shares of Series A Preferred accrue on the Series A Preferred at a rate of 8% per annum, payable quarterly in arrears. Pursuant to the Stockholder Agreement, holders of the Series A Preferred are entitled to certain demand and piggyback registration rights. The Company intends to amend and restate these registration rights prior to the Offering as described in "--Registration Rights Agreement." The Series A Preferred may be redeemed at the Company's option at any time in whole or in part at a price per share of $10 plus all declared but unpaid non-paid-in-kind dividends thereon and is subject to redemption at any time after April 30, 2002, upon the demand of holders of at least 20% of the shares of Series A Preferred then outstanding.

     Series B Preferred. The Series B Preferred will remain outstanding following the Offering. The Series B Preferred ranks senior to the Common Stock and on parity with Series A Preferred in any liquidation of the Company and is entitled to a liquidation preference of $.01 per share. Once the liquidation preferences of the Series A Preferred and Seried B Preferred have been satisfied, the holders of Series B Preferred are also entitled to participate with the holders of Common Stock in the balance of the liquidation distributions, ratably in accordance with the number of shares of Common Stock into which such Series B Preferred is convertible. The Series B Preferred ranks on parity with the Common Stock with respect to dividends and participates in distributions with the Common Stock as if such Series B Preferred had been converted to Common Stock pursuant to its terms. Except as required by applicable law, the Series B Preferred is nonvoting. Each share of Series B Preferred is convertible into one share of Common Stock (subject to certain bank holding company regulations) and is entitled to antidilution protection. Pursuant to the Stockholder Agreement, holders of the Series B Preferred are entitled to certain demand and piggyback registration rights. The Company intends to amend and restate these registration rights prior to the Offering, as described in "--Registration Rights Agreement."

     Series C Preferred. Simultaneously with the consummation of the Offering, the Company plans to redeem the Series C Preferred in full with a portion of the net proceeds from the Offering and to pay the redemption dividend by issuing shares of Common Stock having an aggregate value of approximately $2.3 million (calculated at the assumed initial public offering price). The Series C Preferred ranks senior to the Series A Preferred and the Series B Preferred with respect to the dividends described in the following sentence and in any liquidation of the Company and is entitled to a liquidation preference of $10,000 per share plus all accrued but unpaid dividends thereon. Dividends shall accrue on the Series C Preferred at the rate of 12% per annum (subject to upward adjustment upon certain events of noncompliance as described below). The Series C Preferred is also entitled to a dividend upon redemption, as described below. During the period beginning on the date of issuance of the Series C Preferred until 18 months after such date, the Company may either pay dividends on the Series C Preferred or permit such dividends to accrue. Dividends that accrue during such initial 18-month period are not required to be paid until redemption of the Series C Preferred. In addition, if an event of default exists under the Credit Facility or would occur as a result of the payment of dividends on the Series C Preferred, then the Company will not be obligated to pay such dividends currently, and such dividends shall continue to accrue until the earlier of the first dividend payment date following the date on which such event of default is cured or waived or the redemption of the Series C Preferred. All dividends that accrue and remain unpaid shall also accrue dividends at the rate of 12% per annum (subject to upward adjustment upon certain events of noncompliance as described below).

     If the Company fails to redeem the Series C Preferred in certain circumstances, fails to pay any dividends required to be paid under the Certificate of Designation when due, fails to satisfy certain financial covenants, or if the Company defaults on the payment of any indebtedness having an outstanding principal amount in excess of $5.0 million (each, a "Penalty Event"), then the dividend rate on the Series C Preferred shall increase to 15% per annum until such Penalty Event has been cured or waived.

     The Series C Preferred will be redeemed if the Offering yields net proceeds to the Company of at least $40.0 million. Otherwise, the Series C Preferred will not be redeemable until the first to occur of (i) a change of control of the Company (including for this purpose, a sale, liquidation, winding up or dissolution of the Company) and (ii) the third anniversary of the date of issuance of the Series C Preferred. Notwithstanding the foregoing, if the Company defaults in the payment of indebtedness having an outstanding principal amount of at least $5.0 million and such indebtedness is accelerated by the holder thereof, or if the Company suffers a bankruptcy event, violates the leverage ratio set forth in the Series C Preferred Certificate of Designation or fails to grant to the holders of the Series C Preferred certain registration rights by the first anniversary of the issuance of the Series C Preferred (each, an "Event of Noncompliance"), then the holders of a majority of the Series C Preferred may require the Company to redeem all or any part of the outstanding Series C Preferred. Nevertheless, the redemption rights of the Series C Preferred are expressly subordinated to the Credit Facility if a default or an event of default exists thereunder, or amounts due thereunder have been accelerated but remain unpaid.

     The Series C Preferred is also entitled to a dividend upon redemption. The redemption dividend will be calculated differently depending upon when the Series C Preferred is redeemed. If the Series C Preferred is redeemed in connection with this Offering, the aggregate redemption dividend payable in respect of the Series C Preferred will be equal to (1) the initial public offering price per share of Common Stock, minus $8.69 (as adjusted pursuant to certain antidilution provisions described below, the "Deduction Price"), times
(2) 361,519 (as adjusted pursuant to certain antidilution provisions described below, the "Multiplier"), and will be payable in cash or Common Stock (calculated at the assumed initial public offering price), at the Company's option. If the Series C Preferred is redeemed in connection with a sale, liquidation, dissolution, winding up or upon certain changes of control of the Company, the aggregate redemption dividend will be equal to (1) the assets distributed in respect of each share of Common Stock following such event, minus the Deduction Price, times (2) the Multiplier, and will be payable in whatever assets are distributed to other holders of Common Stock in connection with such event. If the Series C Preferred is redeemed in connection with the third anniversary of the date of issuance of the Series C Preferred, certain changes of control of the Company, or upon an Event of Noncompliance, the aggregate redemption dividend will be equal to (1) fair market value per share of Common Stock minus the Deduction Price, times (2) the Multiplier, and will be payable in cash or Common Stock, at the Company's option.

     If the Company has not redeemed the Series C Preferred by the third anniversary of its date of issuance, the Company shall continue to be obligated to redeem the Series C Preferred as set forth above, but the Deduction Price shall be reduced by 90%. In addition, the Deduction Price and the Multiplier are entitled to the same antidilution protections applied in respect of the Series B Preferred on or prior to July 27, 1998.

     The Company expects to grant to the holders of the Series C Preferred, prior to the Offering, certain demand and piggyback registration rights with respect to the shares of Common Stock payable as the redemption dividend on the Series C Preferred. See "--Registration Rights Agreement."

     Without the approval of at least a majority of the outstanding shares of Series C Preferred, the Company may not: (i) amend the Certificate of Incorporation; (ii) impair or alter the rights of the Series C Preferred; (iii) engage in any business other than the business currently engaged in by the Company; or (iv) issue equity securities of the Company which are on parity with or senior to the Series C Preferred in dividend or liquidation preference, or issue any securities which are convertible into such equity securities. In addition, the holders of a majority of the Series C Preferred have the right to both (a) elect one member of the Board and (b) designate a representative to receive Board materials and attend meetings of the Board.


WARRANT AGREEMENT AND DEBT WARRANTS

     The Debt Warrants are immediately exercisable and continue to be exercisable until the tenth anniversary of their date of issuance at an exercise price of $.01 per Debt Warrant. The Debt Warrants are exercisable for either Common Stock and/or shares of Series B Preferred at the discretion of the holder (subject to bank regulatory restrictions on ownership). The holders of the Debt Warrants are entitled to participate in dividends and antidilution protection. In addition, the holders of the Debt Warrants have unlimited demand registration rights for the Debt Warrants, shares issued upon exercise of the Debt Warrants and the Equity Warrants, exercisable upon the request of the holders of at least 20% (or the amount then outstanding if less than 20%) of the remaining Debt Warrants and the shares already issued upon exercise thereof but not yet sold to the public. The holders of the Debt Warrants also have unlimited piggyback registration rights. The Company intends to amend and restate each of these registration rights prior to the Offering as described in "--Registration Rights Agreement."

     Under the terms of the Warrant Agreement, so long as any Debt Warrant is outstanding, the Company is subject to certain affirmative and negative covenants (such as financial reporting require-


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



ments and restrictions on amendments to Certificate of Incorporation). The Company expects to amend the Warrant Agreement prior to the Offering to terminate each of these covenants.

     From November 30, 2001 until the tenth anniversary of the date of issuance of a Debt Warrant, the holder thereof has the right to require the Company to purchase all or a portion of its Debt Warrants and/or the shares issued upon exercise of such Debt Warrants held by such holder. This put right terminates on the consummation of an initial public offering with proceeds to the Company of not less than $40.0 million. Under the Warrant Agreement, the Series A Preferred, the Series B Preferred and the Put Warrants are subject to automatic redemption upon the happening of certain events which would otherwise cause the holders thereof to violate certain bank regulatory restrictions on stock ownership. The Company expects to terminate these redemption provisions prior to the Offering.

     The Company expects that the Debt Warrants and the Warrant Agreement, as amended, will remain in effect following the Offering.


PURCHASE AGREEMENT AND EQUITY WARRANTS

     The Equity Warrants are immediately exercisable and continue to be exercisable until the tenth anniversary of their respective dates of issuance at an exercise price of $.01 per share. The Equity Warrants are exercisable for either shares of Common Stock and/or shares of Series B Preferred at the discretion of the holder (subject to bank regulatory restrictions on ownership). The holders of the Equity Warrants are entitled to antidilution protection. Holders of the Equity Warrants are entitled to certain demand and piggyback registration rights pursuant to the Stockholder Agreement. See "-- Stockholder Agreement". Holders of the Debt Warrants are also entitled to cause the registration of certain Equity Warrants in connection with the exercise of demand registration rights relating to the Debt Warrants (see "--Warrant Agreement and Debt Warrants"). The Company intends to amend and restate each of these registration rights prior to the Offering as described in "--Registration Rights Agreement." In addition, on the first day of March, June, September and December (beginning on September 1, 1997), for so long as shares of the Series A Preferred remain outstanding, the number of shares issuable upon exercise of each Equity Warrant shall be increased by 2% without any adjustment to the exercise price thereof. The holders of the Equity Warrants also have rights to put the Equity Warrants or the shares issued on exercise thereof back to the Company as described under "--Stockholder Agreement." Under the Purchase Agreement, the Series A Preferred, the Series B Preferred and the Put Warrants are subject to automatic redemption upon the happening of certain events which would otherwise cause the holders thereof to violate certain bank regulatory restrictions on stock ownership. The Company expects to terminate these redemption provisions prior to the Offering,

     Under the terms of the Purchase Agreement, the Company is subject to various affirmative covenants regarding financial statement deliveries, inspection rights, reservation of shares for issuance under the Equity Warrants and Series B Preferred, and negative covenants restricting, among other things, amendments to the Certificate of Incorporation of the Company, dividends, sales of any material portion of the assets of the Company, mergers, dissolutions, issuances of capital stock, failure to achieve certain financial targets and transactions with affiliates. The Company expects to amend the Purchase Agreement prior to the Offering to terminate each of these covenants.

     The Company expects that the Equity Warrants and the Purchase Agreement, as amended, will remain in effect following the Offering.


STOCKHOLDER AGREEMENT

     The existing stockholders of the Company (other than BDC) (the "Existing Stockholders") are parties to an Amended and Restated Stockholder Agreement dated as of March 31, 1998, as amended (the "Stockholder Agreement").

     The Stockholder Agreement provides, among other things, that each Existing Stockholder has the preemptive right to purchase such holder's pro rata share of any capital stock the Company proposes to issue (subject to certain exceptions). In addition, each of Creditanstalt, FF-ITP, Indosuez IT Partners, Indosuez IT Partners II and Wachovia (the "Original Investors") has a put option with respect to any shares issued or issuable in respect of the Equity Warrants (the "Equity Warrant Shares"), exercisable at any time or times after the five year six month anniversary of the date of issuance of the Equity Warrants or upon certain extraordinary transactions. The put option gives the Original Investors the right to put such shares to the Company at the higher of book value or fair market value. The Company also has a call option on the Equity Warrant Shares exercisable at any time after May 30, 2007. The Company's call option is subject to a recapture right which provides that if a transaction yielding proceeds per share in excess of the amount paid for an Equity Warrant Share at the closing of the call option is consummated at any time during the 12-month period following closing of the call option, the Company shall be required to pay such excess in respect of each Equity Warrant Share purchased pursuant to such call option.

     The Stockholder Agreement contains certain restrictions on the transfer of the capital stock held by the Existing Stockholders, including first refusal rights and co-sale rights. In addition, the Stockholder Agreement provides the Existing Stockholders with certain demand and piggyback registration rights with respect to their holdings of Series A Preferred, Series B Preferred and Equity Warrants, and the shares issued upon conversion thereof. After the earlier of May 1, 2002 and six months after the effective date of the Company's initial public offering, each of the Original Investors has two demand registration rights and each of the Existing Stockholders has unlimited piggyback registration rights. The Stockholder Agreement also contains a voting agreement providing that each of the Existing Stockholders (other than the Original Investors) will vote their capital stock in the Company such that the Board will be composed of one designee of each of FF-ITP, Klein and Blech and three designees appointed by a committee consisting of the presidents of certain of the Partner Companies. FF-ITP can increase and thereby control the Board if the Company defaults under its covenants contained in the Purchase Agreement relating to financial statement deliveries, warrant rights and certain negative covenants. Such voting agreement terminates by its terms upon an initial public offering of the Company with net proceeds to the Company of at least $30.0 million.

     Simultaneously with the consummation of the Offering, the Company expects to terminate the Stockholder Agreement. Prior to such termination, the Company expects to amend and restate the registration rights set forth therein in a new registration rights agreement as described in "--Registration Rights Agreement," and to enter into a new voting agreement as described in "--Voting Agreement."


VOTING AGREEMENT

     Simultaneously with, or prior to, the consummation of the Offering, the Company expects to enter into a voting agreement with each of the Company's existing stockholders (except Creditanstalt and its affiliates) holding approximately 4,507,351 shares of Common Stock (and rights to acquire an additional 1,082,854 shares of Common Stock) pursuant to which such shares of Common Stock will be voted for the election of each of Daniel J. Klein and Jamie
E. Blech to the Board for a period of three years


REGISTRATION RIGHTS AGREEMENT

     As described above under "--Warrant Agreement and Debt Warrants," "--Purchase Agreement and Equity Warrants" and "--Stockholder Agreement," the Existing Stockholders of the Company have certain demand and piggyback registration rights with respect to the Series A Preferred, the Series B Preferred, the Warrants, securities issued upon the exercise thereof and Common Stock. In connection with the Offering, the Company expects to modify the terms of the existing registration rights and to grant new registration rights as set forth below.

     Under the new Registration Rights Agreement, from and after the six-month anniversary of the consummation of the Offering, each of Creditanstalt, FF-ITP, Indosuez IT Partners, Indosuez IT Partners II, Wachovia and BDC (the "Institutional Holders"), will have the right on two occasions to demand the registration of shares of Common Stock which they hold or may acquire upon the exercise of the Put Warrants or other convertible securities. In addition, the Institutional Holders will be entitled to certain incidental registration rights. Each of the other Existing Stockholders and BDC will be entitled to unlimited piggyback registration rights.


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



                              CERTAIN TRANSACTIONS


ORGANIZATION OF THE COMPANY

     In October 1996, Messrs. Klein and Blech formed Technology. Each of Messrs. Klein and Blech contributed capital of $1.00 in exchange for 100 shares of Technology Common Stock, representing all of the outstanding common stock of Technology. In November 1996, each of Messrs. Klein and Blech received an additional 350,000 shares of Technology common stock as consideration for services rendered to the Company

     In May 1997, Messrs. Klein and Blech formed Old IT Partners. Pursuant to a tax-free reorganization (i) Old IT Partners acquired all of the stock of CNS and KDP and (ii) Technology merged with and into Old IT Partners, with Old IT Partners as the surviving corporation and CNS and KDP remaining as wholly owned subsidiaries of Old IT Partners.

     Messrs. Klein and Blech formed the Company as a Delaware corporation in May 1997. In June 1997, (i) the Company acquired A-COM, a Partner Company, through a reverse triangular merger pursuant to which A-COM merged with a wholly owned subsidiary of the Company with A-COM surviving as a wholly owned subsidiary of the Company and (ii) Old IT Partners merged with and into A-COM. In the merger of Old IT Partners with A-COM, each of Messrs. Klein and Blech, being of all the stockholders of Old IT Partners, exchanged all of their shares of Old IT Partners stock for 293,075 shares of Common Stock in the Company.

     On May 30, 1997 each of Messrs. Klein, and Blech, purchased 10,900 shares of the Company's Series A Preferred, for $109,000.

     On May 30, 1997, Mark F. Yanson, Chief Financial Officer and Treasurer of the Company, was issued 26,638 shares of the Company's Common Stock in exchange for services rendered.

     The consideration paid for each of the Partner Companies was determined through arm's-length negotiations between IT Partners and the representatives of each Partner Company. The factors considered by the Company in determining the consideration to be paid included, among others, the Partner Company's business focus, client concentration, vendor authorizations, historical financial performance, number of employees and technical certifications. Each Partner Company was represented by independent counsel in the negotiation of the terms and conditions of the acquisition.


TAX INDEMNITY AGREEMENTS

     In October 1997, the Company terminated certain stock repurchase agreements that governed the vesting of options to purchase Common Stock held by each of Messrs. Klein, Blech, Yanson and Kandl and provided the Company with repurchase rights for nominal consideration with respect to unvested options to purchase shares of Common Stock (the "Stock Repurchase Agreements"). While the Company believes that Section 83 of the Code is inapplicable to such transactions, in connection with the termination of the Stock Repurchase Agreements, the Company agreed to indemnify each of Messrs. Klein, Blech, Yanson and Kandl in the event that Section 83 of the Code is applied by a taxing authority to such transactions. The Company's indemnification liability would equal the difference between (i) the amount of taxes payable by Messrs. Klein, Blech, Yanson and Kandl if such transactions were taxed as ordinary income and (ii) the amount of taxes that would have been payable had such transactions been assessed at capital gains rates. The Company believes that the maximum exposure under this indemnification obligation as of June 30, 1998 is approximately $473,290 in the aggregate.


REAL PROPERTY LEASES

     A-COM leases its Mount Joy, Pennsylvania facility from Corbett Rohrer Partnership ("CRP"). CRP is a limited partnership wholly owned by Mr. Corbett, President of A-COM and a director of the Company, and Mr. Rohrer, who is a vice president of A-COM. The lease for the Pennsylvania space expires on September 30, 2000. A-COM paid total rents of $8,700 for the facilities during the year ended

June 30, 1997. Expected rental payments over the term of the lease will be approximately $184,758. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

     Call leases its corporate headquarters office space from Call Properties, LLC ("Call LLC"). The members of Call LLC include Mr. Call, President of Call, as well as Mr. Call's family. The lease was signed on March 1, 1998 and expires on March 1, 2003. Expected rental payments over the term of the lease will be approximately $685,980. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

     Prior to 1998, Sequoia utilized an employee leasing company, Manage Pro, Inc., ("Manage Pro"), to pay all but five of Sequoia's employees. Alan Wise, the owner of Manage Pro, is also the Chief Operating Officer of Sequoia and a beneficial owner of more than 5% of the Company's Common Stock. Manage Pro charged a 1% management fee on gross employee payroll of Sequoia during the 12 months ended December 31, 1997, amounting to approximately $66,530 after adjustment. These amounts are included in salaries, wages and benefits in the accompanying statements of operations for Sequoia. Effective January 1, 1998, Sequoia ceased its relationship with Manage Pro. All employees formerly leased from Manage Pro are currently employees of Sequoia.


SUPPLIER RELATIONSHIPS

     A-COM purchases certain supplies from Mid-Atlantic Communication Supplies, Inc. ("MACS") which is owned by Mr. Corbett. Mr. Corbett is the President of A-COM and a director of the Company. For the fiscal years ended June 30, 1995, 1996 and 1997, A-COM's purchases from MACS totaled $239,889, $118,850 and $375,042 respectively. The Company believes that the terms of such purchases, including the purchase price, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.


LOANS TO EXECUTIVE OFFICERS AND AFFILIATES

     MACS, a company owned by Mr. Corbett has received a non-interest bearing loan from A-COM in 1991. The maximum aggregate principal amount of the loan outstanding at any time during the fiscal year ended December 31, 1997 was $0. MACS repaid the loan in full during 1997.

     In July 1996, Call made a loan of $138,657 to Stanton L. Call, President of Call. This was a non-interest bearing loan with a balance of $117,211 as of February 28, 1998. Mr. Call repaid the entire outstanding balance prior to May 31, 1998.

     Sequoia has a note payable due from the Alan E. Wise, Chief Operating Officer of Sequoia and a beneficial owner of more than 5% of the Common Stock, and a receivable due from John D. Bamberger, Chief Executive Officer of Sequoia and a director of the Company, in the amount of $0 as of August 1, 1998. Both amounts were paid in full during 1998.


OTHER TRANSACTIONS

     In January 1998, IT Partners acquired all of the capital stock in Sequoia for a total purchase price of approximately $22.3 million, consisting of (i) approximately $4.3 million in cash; (ii) approximately $14.0 million in Common Stock; and (iii) approximately $ 4.0 million in Seller Notes due on the earlier to occur of: (a) January 8, 2003; (b) the Company's initial public offering or
(c) the sale of all or substantially all of the stock or assets of, or the merger of, the Company into a non-affiliate of the Company and bearing an interest rate of 8% per annum. In exchange for his stock in Sequoia, John D. Bamberger, the President and Treasurer of Sequoia and a director of the Company, received: (i) approximately $2.0 million in cash; (ii) approximately $4.7 million in Common Stock; and (iii) approximately $2.5 million in Seller Notes. The foregoing assumes that all consideration payable pursuant to Post-Closing Adjustments in such agreements has been paid. John D. Bamberger will receive finder's fees in the amount of $30,472, $59,475 and $41,207 relating to the acquisition of Entre', CPR and KiZAN, respectively.


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



     In October 1997, IT Partners acquired all of the capital stock of FSC for a total purchase price of $9.8 million, consisting of: (i) approximately $3.7 million in cash; (ii) approximately $4.3 million in Common Stock; and (iii) approximately $2.7 million in Seller Notes bearing interest at a rate of 8% per annum and due on the earlier to occur of (a) October 20, 2002, (b) the Company's initial public offering, (c) the sale of all or substantially all of the stock or assets of the Company to a non-affiliate of the Company, or (d) the merger of the Company into a non-affiliate of the Company in which the stockholders of the Company immediately prior to such merger own less than 50% of the surviving entity. In exchange for his stock in FSC, Charles Schaeffer, President of FSC and a director of the Company, received (x) approximately $3.3 million in cash;
(y) approximately $3.9 million in Common Stock; and (z) approximately $2.4 million in Seller Notes. The foregoing assumes that all consideration payable pursuant to Post-Closing Adjustments in such agreements has been paid. Charles Schaeffer will receive a finder's fee of approximately $71,025 relating to the acquisition of BMS.

     In May 1997, IT Partners acquired all of the capital stock of A-COM for a total purchase price of $10.1 million consisting of: (i) approximately $3.4 million in cash; (ii) approximately $5.6 million in Common Stock; and (iii) approximately $2.6 million in Seller Notes bearing interest at a rate of 8% per annum and due on the earlier to occur of (a) June 30, 2002, (b) the closing of the Company's initial public offering, and (c) the sale of all or substantially all of the stock or assets of the Company to, or the merger of the Company into, a non-affiliate the Company. In exchange for his stock in A-COM, Christopher R. Corbett, the President of A-COM and a director of the Company, received: (i) approximately $3.4 million in cash; (ii) approximately $5.3 million in Common Stock; and (iii) approximately $2.6 million in Seller Notes. The foregoing assumes that all consideration payable pursuant to Post-Closing Adjustments in such agreements has been paid. On October 31, 1997, Christopher R. Corbett and Merrie Corbett jointly purchased 15,725 shares of Common Stock for $3.39 per share. Christopher R. Corbett will receive finders' fees of $15,079, $39,900 and $32,902 relating to the acquisitions of CSI-PA, CSI-VA and Richardson, respectively.


ISSUANCES OF SECURITIES

     On May 29, 1997, the Company issued 141,414 shares of Common Stock to Martin G. Kandl and Haeyoung Kandl jointly for the aggregate consideration of approximately $1.3 million.

     On May 29, 1997, the Company issued 53,277 shares of Common Stock to Martin
G. Kandl and Haeyoung Kandl jointly for services performed for the Company.

     On May 30, 1997, the Company issued 50,000 shares of Series A Preferred and Equity Warrants to purchase 137,380 shares of either Common Stock or Series B Preferred to Creditanstalt for the aggregate consideration of $500,000.

     On May 30, 1997, the Company issued 100,000 shares of Series A Preferred and Equity Warrants to purchase 274,760 shares of either Common Stock or Series B Preferred to FF-ITP for the aggregate consideration of $1.0 million.

     On May 30, 1997, the Company issued 10,900 shares of Series A Preferred to Daniel J. Klein for the aggregate consideration of $109,000.

     On May 30, 1997, the Company issued 10,900 shares of Series A Preferred to Jamie E. Blech for the aggregate consideration for $109,000.

     On May 30, 1997, the Company issued 293,075 shares of Common Stock to Daniel J. Klein for nominal consideration in exchange for his shares in Old IT Partners.

     On May 30, 1997, the Company issued 293,075 shares of Common Stock to Jamie
E.  Blech  for  nominal  consideration  in  exchange  for his  shares  in Old IT
Partners.

     On May 30, 1997,  the Company  issued 26,638 shares of Common Stock to Mark
F. Yanson for services performed for the Company.

     On May 30, 1997, the Company issued 165,680 shares of Common Stock to the shareholders of CNS for the aggregate consideration of approximately $1.6 million.

     On May 30,  1997,  the  Company  issued Debt  Warrants to purchase  219,515 shares of Common Stock or Series B Preferred to Creditanstalt for nominal consideration in connection with the execution of the Credit Facility.

     On June 30,  1997,  the Company  issued  495,260  shares of Common Stock to
Christopher   R.  Corbett  and  Merrie   Corbett   jointly  for  the   aggregate
consideration of approximately $4.6 million.

     On July 11, 1997, the Company issued 23,334 shares of Series A Preferred and Equity Warrants to purchase 64,110 shares of either Common Stock of Series B Preferred to Creditanstalt for the aggregate consideration of $233,340.

     On October 20, 1997, the Company issued 393,040 shares of Common Stock to shareholders of FSC for the aggregate consideration of approximately $3.9 million.

     On October 27, 1997, the Company issued 26,666 shares of Series A Preferred and Equity Warrants to purchase 41,934 shares of either Common Stock of Series B Preferred to Creditanstalt for the aggregate consideration of $266,660.

     On October 31, 1997, the Company issued 10,000 shares of Series A Preferred to FF-ITP for the aggregate consideration of $100,000.

     On October 31, 1997,  the Company  issued  15,725 shares of Common Stock to
Christopher   R.  Corbett  and  Merrie   Corbett   jointly  for  the   aggregate
consideration of $100,000.

     On October 31, 1997, the Company issued 15,725 shares of Common Stock to FF-ITP for the aggregate consideration of $100,000.

     On October 31, 1997, the Company issued 7,863 shares of Common Stock to Martin G. Kandl and Haeyoung Kandl jointly for the aggregate consideration of $50,000.

     On October 31, 1997, the Company issued 533 shares of Common Stock to Thomas Gardner for the aggregate consideration of $3,393.

     On October 31, 1997, the Company issued 38,053 shares of Common Stock to shareholders of CNS for the aggregate consideration of $357,130.

     On January 7, 1998, the Company issued 100,000 shares of Series A Preferred and Equity Warrants to purchase 100,522 shares of either Common Stock or Series B Preferred to Creditanstalt for the aggregate consideration of $1.0 million.

     On January 7, 1998, the Company issued 118,392 shares of Series B Preferred to Creditanstalt for the aggregate consideration of $1.0 million.

     On January 7, 1998, the Company issued Debt Warrants to purchase 106,553 shares of Common Stock or Series B Preferred to Creditanstalt for nominal consideration in connection with the execution of the Credit Facility.

     On January 8, 1998, the Company issued 1,191,416 shares of Common Stock to 17 shareholders of Sequoia for the aggregate consideration of approximately $11.9 million.

     On February 5, 1998, the Company issued 700,636 shares of Common Stock to the shareholders of Incline for the aggregate consideration of approximately $7.0 million.

     On March 31, 1998, the Company issued 345,204 shares of Series B Preferred to Wachovia for the aggregate consideration of $3.0 million.

     On March 31, 1998, the Company issued 230,136 shares of Series B Preferred to Indosuez IT Partners for the aggregate consideration of $2.0 million.

     On April 30, 1998, the Company issued Equity Warrants to purchase 8,544 shares of either Common Stock or Series B Preferred to Creditanstalt in the form of a PIK Dividend on the outstanding Equity Warrants.

     On April 30, 1998, the Company issued 7,569 shares of Series A Preferred to Creditanstalt in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 6,525 shares of Series A Preferred to FF-ITP in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 668 shares of Series A Preferred to Daniel J. Klein in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 668 shares of Series A Preferred to Jamie E. Blech in the form of a PIK Dividend.

     On May 1, 1998, the Company issued 45,452 shares of Series B Preferred to Indosuez IT Partners II for the aggregate consideration of $395,000.

     On May 11, 1998, the Company issued 267,433 shares of Common Stock to the shareholders of Sequoia for the aggregate consideration of approximately $2.7 million.

     On May 13, 1998, the Company issued 312,270 shares of Common Stock to Stanton L. Call for the aggregate consideration of approximately $3.3 million.

     On June 1, 1998, the Company issued 4,151 shares of Series A Preferred to Creditanstalt in the form of a PIK Dividend.

     On June 1, 1998, the Company issued 2,330 shares of Series A Preferred to FF-ITP in the form of a PIK Dividend.

     On June 1, 1998, the Company issued 231 shares of Series A Preferred to Daniel J. Klein in the form of a PIK Dividend.

     On June 1, 1998, the Company issued 231 shares of Series A Preferred to Jamie E. Blech in the form of a PIK Dividend.

     On July 28, 1998, the Company issued 700 shares of Series C Preferred to BDC for the aggregate consideration of $7.0 million.

     On August 4, 1998, the Company issued 300 shares of Series C Preferred to Wachovia for the aggregate consideration of $3.0 million.

     See "The Recapitalization" for additional information regarding other agreements to which certain stockholders of the Company are parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, after giving effect to the Offering, by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Named Officer and (iv) all executive officers and directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                       SHARES BENEFICIALLY OWNED AFTER OFFERING
                                                  --------------------------------------------------
                                                        COMMON STOCK                 OPTIONS
                                                  ------------------------   -----------------------
                      NAME                           NUMBER       PERCENT       NUMBER       PERCENT
-----------------------------------------------   ------------   ---------   ------------   --------
Daniel J. Klein(1) ............................      329,739      6.7%          329,739      3.0%
Jamie E. Blech(1) .............................      329,739      6.7           329,739      3.0
Christine E. Norcross .........................           --       *                 --       *
John D. Bamberger .............................      471,457      9.6           471,457      4.3
Christopher R. Corbett ........................      510,985     10.4           510,985      4.7
Charles Schaeffer .............................      353,736      7.2           353,736      3.2
James D. Lumsden(2) ...........................      313,134      6.0           313,134      2.8
Martin S. Pinson ..............................          377       *                377       *
Alan Wise .....................................      299,236      6.1           299,236      2.7
Stanton L. Call ...............................      312,270      6.4           312,270      2.9
Creditanstalt(3) ..............................      816,160     14.3           816,160      7.0
Wachovia(4) ...................................      453,660      8.5           453,660      4.0
Indosuez(5) ...................................      275,588      5.3           275,588      2.5
All executive officers and directors as a group
 (14 persons)(6) ..............................    2,370,436     46.7         2,370,436     21.4

----------
Less than 1.0%*.

(1) Includes 30,634 shares which may be acquired upon the exercise of options exercisable within 60 days following the Offering.

(2) Includes 297,409 shares of Common Stock which may be acquired upon the exercise of currently exercisable Put Warrants owned by FF-ITP. Mr. Lumsden is the President and Managing Principal of FS/FC, the manager of FF-ITP.

(3) Represents shares of Common Stock which may be acquired upon the exercise of Put Warrants and upon the conversion of Series B Preferred.

(4) Represents 345,204 shares of Common Stock currently issuable on conversion of Series B Preferred which may be acquired upon the exercise of Put Warrants, and 108,456 shares of Common Stock which may be acquired upon the redemption of Series C Preferred.

(5) Represents 275,583 shares of Common Stock currently issuable on conversion of Series B Preferred.

(6) Includes 97,496 shares of Common Stock which may be acquired upon the exercise of options exercisable within 60 days following the Offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     After giving effect to the Offering and the Recapitalization, the Company's authorized capital stock will consist of 11,781,894 shares of Common Stock, par value $.01 per share, 5,000,000 shares of Series B Preferred, par value $.01 per share, and 399,300 shares of undesignated Preferred Stock, par value $.01 per share. After giving effect to the Recapitalization and the Offering, the Company will have 11,781,894 shares of Common Stock issued and outstanding, 1,387,448 shares of Series B Preferred issued and outstanding, and no other shares of Preferred Stock outstanding.

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following is qualified in its entirety by reference thereto.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Except as set forth in the Stockholder Agreement, the holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Except with respect to certain shares of Common Stock issuable upon exercise of the Put Warrants and conversion of the Series B Preferred, which are subject to redemption upon the happening of certain events which would otherwise cause the holders thereof to breach certain bank regulatory restrictions on capital stock ownership, shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefor, fully-paid and non-assessable.

     The Company intends to apply for quotation of the shares of Common Stock on the Nasdaq National Market, under the symbol "ITPI."


PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. IT Partners has no current plans to issue any shares of Preferred Stock of any class or series, except upon the exercise of outstanding Put Warrants that are exercisable for shares of Common Stock and/or Series B Preferred at the option of the holders.

     One of the effects of undesignated Preferred Stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of IT Partners by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of IT Partner's management. The issuance of shares of the Preferred Stock pursuant to the Board's authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by IT Partners may rank prior to Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Common Stock or may otherwise adversely affect the market price of Common Stock.

     For a description of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Debt Warrants and the Equity Warrants, see "The Recapitalization."


STATUTORY BUSINESS COMBINATION PROVISION

     Upon consummation of the Offering, the Company will be subject to the provisions of Section 203 ("Section 203") of the (DGCL). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction is commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption.


LIMITATION ON DIRECTORS' LIABILITIES

     Limitation on Liability. Pursuant to the Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation and the By-Laws provide for mandatory indemnification of directors of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director of the Company.


POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and By-Laws contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions also are intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. The following is a summary of such provisions included in the Certificate of Incorporation and By-Laws of the Company.

     The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board or by the chief executive officer of the Company. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

     The By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-Laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the aforementioned procedures may have the effect of prohibiting Stockholders from raising proposals at annual meetings if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

     Each of the Certificate of Incorporation and By-Laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Certification of Incorporation and By-Laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments. The Board has no current plans to formulate or effect additional measures that could have an anti-takeover effect.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 6,000,000 shares being sold in the Offering will be freely tradable unless held by affiliates of the Company. Upon completion of the Offering: (i) the former stockholders of the Partner Companies who received shares of Common Stock, will own, in the aggregate 3,729,323 shares of Common Stock (excluding shares of Common Stock that may be issued pursuant to any Post-Closing Adjustment related to such acquisition); (ii) the former stockholders of the Partner Companies will own in the aggregate 99,128 shares of Common Stock upon conversion of the Convertible Seller Note (at the assumed initial public offering price); (iii) founders, consultants and management of IT Partners, will own an aggregate of 678,126 shares of Common Stock and options to acquire 1,185,711 shares granted by the Company under the 1997 Plan; and (iv) certain equity holders will own (a) an aggregate of 739,184 shares of Series B Preferred currently convertible into 739,184 shares of Common Stock (subject to antidilution protection), and (b) the Put Warrants exercisable for up to 993,850 shares of Common Stock and/or Series B Preferred (convertible on a one-for-one basis into Common Stock), at the option of the holders. Up to 152,290 additional shares of Common Stock (calculated at the assumed initial public offering price) may be issued, in the discretion of the Company, as payment for certain redemption dividends on the shares of Series C Preferred. The securities issued prior to the Offering have not been registered under the Securities Act, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     In general, under Rule 144, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     Certain of the Company's executive officers, directors and existing stockholders owning in the aggregate 5,781,894 shares of Common Stock have agreed not to offer, sell, contract to sell, make any short sale or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Common Stock during the 12-month period following the date of this Prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., subject to certain limited exceptions. The Company has agreed to provide demand and piggyback registration rights with respect to the Common Stock issued to certain existing stockholders, including BDC.

     The piggyback registration rights described above will not apply to the Offering. The Company intends to register the 1,767,284 shares of Common Stock reserved for issuance upon exercise of stock options granted pursuant to the 1997 Plan as soon as practicable after the date of this Prospectus. See "Management," "The Recapitalization," "Shares Eligible for Future Sale" and "Underwriting."

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement among the Company and the Underwriters (the "Underwriting Agreement"), the Underwriters named below, through their Representatives, Friedman, Billings, Ramsey & Co., Inc. and Piper Jaffray Inc., have severally agreed to purchase from the Company, the respective number of shares of Common Stock offered hereby set forth below opposite its name.


                       NUMBER OF
                      UNDERWRITER                           SHARES
                      -----------                           ------
       Friedman, Billings, Ramsey & Co., Inc. .........
       Piper Jaffray Inc. .............................




                                                          ----------
        Total .........................................
                                                          ==========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The offering of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Underwriters propose initially to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not to exceed $. per share of Common Stock. The Underwriters may allow and such dealers may reallow a concession not to exceed $. per share of Common Stock to certain other dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     On July 27, 1998, BDC purchased 700 shares of Series C Preferred from the Company for aggregate cash consideration of $7.0 million. The Series C Preferred is entitled to certain liquidation preferences, periodic dividends and dividends upon redemption. At the option of the Company, the redemption dividends may be paid in shares of Common Stock. See "The Recapitalization." The Company intends to redeem the Series C Preferred in full simultaneously with the closing of the Offering. Upon such redemption, BDC will be entitled to receive (i) $7.0 million in liquidation preference plus all accrued but unpaid periodic dividends thereon (which accrue at a rate of 12% per annum), and (ii) a redemption dividend equal to the product of (a) the initial public offering price, minus $4.63, times (b) $475,000. The redemption dividend may be paid at the discretion of the Company in cash or shares of Common Stock valued at the initial public offering price. The Company also paid BDC an origination fee of $105,000 in connection with the sale of the Series C Preferred. As long as BDC holds a majority of the shares of Series C Preferred, BDC will have the right to appoint one member to the Board of the Company and to designate a representative to attend meetings of the Board.

     In addition, the Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof. In the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company has agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain of its out-of-pocket expenses, including fees and expenses of Underwriters' counsel.

     The Company has granted to Friedman, Billings, Ramsey & Co., Inc. preferential rights for one year, assuming completion of the Offering, to act as the exclusive underwriter for, or advisor to, the Company in specified transactions or offerings for customary fees to be mutually agreed to by the parties.

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in making such determination will be the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company, the market prices of securities of companies engaged in businesses similar to those of the Company, and the general conditions of the economy and the securities markets. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

     Up to 5% of the shares of Common Stock offered hereby may be reserved for sale to certain employees and directors of the Company at a price equal to the initial public offering price per share. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     Until the distribution of the Common Stock is completed, the rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for or purchase Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of shares of Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of shares of Common Stock.

     If the Underwriters create a short position in shares of Common Stock in connection with the Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of the Prospectus), the Representatives may reduce that short position by purchasing shares of Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold such shares of Common Stock as part of the Offering.

     In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company intends to apply to The Nasdaq Stock Market for quotation of the shares of Common Stock on the Nasdaq National Market under the symbol "ITPI." Accordingly, no assurance can be given as to the listing of the shares of Common Stock on the Nasdaq National Market or the development or liquidity of any market for the Common Stock.

     Certain of the executive officers, directors and stockholders of the Company have agreed not to, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose, directly or indirectly (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) any shares of Common Stock, or any securities convertible or exercisable or exchangeable for any shares of Common Stock for a period of 12 months from the effective date of the Offering. The Company has agreed not to, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose, directly or indirectly (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) any shares of Common Stock, or any securities convertible or exercisable or exchangeable for any shares of Common Stock (except for shares issuable pursuant to the 1997 Plan and the Purchase Plan) for a period of 12 months from the effective date of the Offering. Friedman, Billings & Ramsey & Co., Inc., at any time and without notice, may release all or any portion of the shares of Common Stock subject to the foregoing lock-up agreements.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, Washington, D.C. Certain legal matters related to the Offering will be passed upon for the Underwriters by Wilmer, Cutler & Pickering, Washington, D.C.


                                    EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                            ADDITIONAL INFORMATION

     The Company has filed with the SEC, a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the SEC's Web site is www.sec.gov.

     As a result of the Offering, the Company will be subject to the information requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the SEC.

     The Company will furnish to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                               IT PARTNERS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
IT PARTNERS, INC., HISTORICAL FINANCIAL STATEMENTS
  Report of Independent Public Accountants ................................  F-4
  Consolidated  Balance  Sheets as of December 31,  1997,  and March 31,
     1998 (unaudited) .....................................................  F-5
  Consolidated  Statements of Operations for the Year Ended December 31,
     1997 and the Three Months Ended March 31, 1997 (unaudited) and 1998
     (unaudited) ..........................................................  F-6
  Consolidated  Statements  of  Stockholders'  Equity for the Year Ended
     December  31,  1997 and the  Three  Months  Ended  March  31,  1997
     (unaudited) and 1998 (unaudited) .....................................  F-7
  Consolidated  Statements of Cash Flows for the Year Ended December 31,
     1997 and the Three Months Ended March 31, 1997 (unaudited) and 1998
     (unaudited) ..........................................................  F-8
  Notes to Consolidated Financial Statements ..............................  F-9

KANDL DATA PRODUCTS, INC.
  Report of Independent Public Accountants ................................ F-22
  Balance Sheets as of September 30, 1995 and 1996, and May 31, 1997 ...... F-23
  Statements of  Operations  for the Years Ended  September 30, 1995 and
     1996, and the Eight Months Ended May 31, 1997 ........................ F-24
  Statements of  Stockholders'  Equity for the Years Ended September 30,
     1995 and 1996, and the Eight Months Ended May 31, 1997 ............... F-25
  Statements of Cash Flows for the Years  Ended  September  30, 1995 and
     1996, and the Eight Months Ended May 31, 1997 ........................ F-26
  Notes to Financial Statements ........................................... F-27

COMPUTER NETWORK SERVICES, INC.
  Report of Independent Public Accountants ................................ F-32
  Balance Sheets as of December 31, 1995 and 1996, and May 31, 1997 ....... F-33
  Statements of  Operations  for the Years Ended  December  31, 1995 and
     1996, and the Five Months Ended May 31, 1997 ......................... F-34
  Statements of  Stockholders'  Equity for the Years Ended  December 31,
     1995 and 1996, and the Five Months Ended May 31, 1997 ................ F-35
  Statements of Cash Flows for the Years  Ended  December  31,  1995 and
     1996, and the Five Months Ended May 31, 1997 ......................... F-36
  Notes to Financial Statements ........................................... F-37

A-COM, INC.
  Report of Independent Public Accountants ................................ F-42
  Balance Sheets as of June 30, 1996 and 1997 ............................. F-43
  Statements of  Operations  for the Fiscal  Years Ended June 30,  1995,
     1996 and 1997 ........................................................ F-44
  Statements of Stockholders' Equity for the Fiscal Years Ended June 30,
     1995, 1996 and 1997 .................................................. F-45
  Statements  of Cash Flows for the Fiscal  Years  Ended June 30,  1995,
     1996 and 1997 ........................................................ F-46
  Notes to Financial Statements ........................................... F-47

FINANCIAL SYSTEMS CONSULTING, INC.
  Report of Independent Public Accountants ................................ F-54
  Balance Sheets as of August 31, 1996, and 1997, and October 20, 1997 .... F-55
  Statements of  Operations  for the Twelve  Months  Ended  December 31,
     1995,  the Eight Months Ended  August 31, 1996,  the Twelve  Months
     Ended  August 31,  1997,  and the Period from  September 1, 1997 to .. F-56

  Statements  of  Stockholders'  Equity  for  the  Twelve  Months  Ended
     December  31, 1995,  the Eight  Months  Ended August 31, 1996,  the
     Twelve Months Ended August 31, 1997,  and the Period from September
     1, 1997 to October 20, 1997 .......................................... F-57

                                                                            PAGE
                                                                            ----

  Statements of Cash  Flows for the Twelve  Months  Ended  December  31,
     1995,  the Eight Months Ended  August 31, 1996,  the Twelve  Months
     Ended  August 31,  1997,  and the Period from  September 1, 1997 to
     October 20, 1997...................................................... F-58
   Notes to Financial Statements .......................................... F-59

SEQUOIA DIVERSIFIED PRODUCTS, INC.
  Report of Independent Public Accountants ................................ F-62
  Balance Sheets as of December 31, 1996 and 1997 ......................... F-63
  Statements of Operations for the Years Ended December 31, 1995,  1996,
     and 1997 ............................................................. F-64
  Statements of  Stockholders'  Equity for the Years Ended  December 31,
     1995, 1996, and 1997 ................................................. F-65
  Statements of Cash Flows for the Years Ended December 31, 1995,  1996,
     and 1997 ............................................................. F-66
  Notes to Financial Statements ........................................... F-67

INCLINE CORPORATION
  Report of Independent Public Accountants ................................ F-74
  Balance Sheets as of October 31, 1996, and 1997, and December 31, 1997 .. F-75 Statements of Operations for the Nine Months Ended December 31, 1995,
     and the Ten Months Ended October 31, 1996,  the Twelve Months Ended
     October 31, 1997, and the Two Months Ended December 31, 1997 ......... F-76
  Statements of Stockholders'  Equity for the Nine Months Ended December
     31,  1995,  and the Ten Months Ended  October 31, 1996,  the Twelve
     Months Ended  October 31, 1997,  and the Two Months Ended  December
     31, 1997 ............................................................. F-77
  Statements of Cash Flows for the Nine Months Ended  December 31, 1995,
     and the Ten Months Ended October 31, 1996,  the Twelve Months Ended
     October 31, 1997, and the Two Months Ended December 31, 1997 ......... F-78
  Notes to Financial Statements ........................................... F-79

CALL BUSINESS SYSTEMS, INC.
  Report of Independent Public Accountants ................................ F-82
  Balance Sheets as of December 31, 1996, and February 28, 1997 and 1998 .. F-83 Statements of Operations for the Seven Months Ended December 31, 1995,
     the Year Ended December 31, 1996, the Two Months Ended February 28,
     1997, and the Twelve Months Ended February 28, 1998 .................. F-84
  Statements of Stockholder's Equity for the Seven Months Ended December
     31, 1995,  the Year Ended  December 31, 1996,  the Two Months Ended
     February 28, 1997, and the Twelve Months Ended February 28, 1998 ..... F-85
  Statements of Cash Flows for the Seven Months Ended December 31, 1995,
     the Year Ended December 31, 1996, the Two Months Ended February 28,
     1997, and the Twelve Months Ended February 28, 1998 .................. F-86
  Notes to Financial Statements ........................................... F-87

SERVINET CONSULTING GROUP, INC.
  Report of Independent Public Accountants ................................ F-91
  Balance Sheet as of February 28, 1998 ................................... F-92
  Statement of Operations for the Twelve Months Ended February 28, 1998 ... F-93 Statement of Stockholders' Equity for the Twelve Months Ended February
     28, 1998 ............................................................. F-94
  Statement of Cash Flows for the Twelve Months Ended February 28, 1998 ... F-95
  Notes to Financial Statements ........................................... F-96

COMPUTER PRODUCTS AND RESOURCES, INC.
  Report of Independent Public Accountants ............................... F-100
  Balance Sheets as of April 30, 1997 and 1998 ........................... F-101
  Statements of  Operations  for the Fiscal  Years Ended April 30, 1996,
     1997, and 1998 ...................................................... F-102
  Statements of  Stockholders'  Equity for the Fiscal  Years Ended April
     30, 1996, 1997, and 1998 ............................................ F-103
  Statements of Cash Flows for Fiscal Years Ended April 30, 1996,  1997,
     and 1998 ............................................................ F-104
  Notes to Financial Statements .......................................... F-105

                                                                            PAGE
                                                                            ----
MICRONOMICS OF LANSING, INC.
  Report of Independent Public Accountants ............................... F-110
  Balance Sheets as of December 31, 1996 and March 31, 1997, and 1998 .... F-111
  Statements of  Operations  for the Year Ended  December 31, 1995 and
     1996,  the Three  Months  Ended  March 31,  1997,  and the Twelve
     Months Ended March 31, 1998 ......................................... F-112
  Statements of Stockholders'  Equity for Year Ended December 31, 1995
     and 1996,  the Three Months Ended March 31, 1997,  and the Twelve
     Months Ended March 31, 1998 ......................................... F-113
  Statements of Cash Flows for Year Ended  December 31, 1995 and 1996,
     the Three  Months  Ended March 31,  1997,  and the Twelve  Months
     Ended March 31, 1998 ................................................ F-114
  Notes to Financial Statements .......................................... F-115

LIGHT INDUSTRIES SERVICE CORPORATION
  Report of Independent Public Accountants ............................... F-121
  Balance Sheet as of April 30, 1998 ..................................... F-122
  Statement of Operation for the Twelve Months Ended April 30, 1998 ...... F-123
  Statement of Stockholder's  Equity for the Twelve Months Ended April
     30, 1998 ............................................................ F-124
  Statement of Cash Flows for the Twelve Months Ended April 30, 1998 ..... F-125
  Notes to Financial Statements .......................................... F-126

KiZAN CORPORATION
  Report of Independent Public Accountants ............................... F-131
  Balance Sheets as of  May 31, 1997, and 1998 ........................... F-132
  Statements of  Operations  for the Three Months  Ended  November 30,
     1995, the Twelve Months Ended November 30, 1996, the Five Months
     Ended May 31, 1997, and Twelve Months Ended May 31, 1998 ............ F-133
  Statements  of  Stockholders'  Equity  for the  Three  Months  Ended
     November 30,  1995,  the Twelve Months Ended  November 30, 1996, the
     Five Months Ended May 31, 1997, and Twelve Months Ended May 31, 1998. F-134 Statements of Cash Flows for the Three Months Ended November 30,
     1995, the Twelve Months Ended November 30, 1996, the Five Months
     Ended May 31, 1997, and Twelve Months Ended May 31, 1998 ............ F-135
  Notes to Financial Statements .......................................... F-136

RICHARDSON ASSOCIATES-ELECTRONICS, INC.
  Report of Independent Public Accountants ............................... F-143
  Balance Sheets as of December 31, 1996 and 1997,  and March 31, 1998
     (unaudited) ......................................................... F-144
  Statements of Operations for the Years Ended December 31, 1995, 1996
     and  1997,  and  for  the  three  months  ended  March  31,  1997
     (unaudited) and 1998 (unaudited) .................................... F-145
  Statements of Stockholders'  Equity for the Years Ended December 31,
     1995,  1996 and 1997,  and for the three  months  ended March 31,
     1997 (unaudited) and 1998 (unaudited) ............................... F-146
  Statements of Cash Flows for the Years Ended December 31, 1995, 1996
     and  1997,  and  for  the  three  months  ended  March  31,  1997
     (unaudited) and 1998 (unaudited) .................................... F-147
  Notes to Financial Statements .......................................... F-148

CHAMPLAIN COMPUTER SERVICES, INC.
  Report of Independent Public Accountants ............................... F-152
  Balance Sheet as of May 31, 1997 and 1998 .............................. F-153
  Statement of Operations for the Twelve Months Ended May 31, 1997 and
     1998 ................................................................ F-154
  Statement of  Stockholders'  Equity for the Twelve  Months Ended May
     31, 1997 and 1998 ................................................... F-155
  Statement of Cash Flows for the Twelve Months Ended May 31, 1997 and
     1998 ................................................................ F-156
  Notes to Financial Statements .......................................... F-157

After the Recapitalization transaction discussed in Note 1 to IT Partners, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                                         /s/ Arthur Andersen LLP

August 7, 1998


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of IT Partners, Inc.:

     We have audited the accompanying consolidated balance sheet of IT Partners, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IT Partners, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


Washington, D.C.

                               IT PARTNERS, INC.

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                             DECEMBER 31,      MARCH 31,
                                                                                                 1997            1998
                                                                                            --------------   ------------
                                                                                                              (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ..............................................................      $  1,357        $  1,061
 Accounts receivable, net of allowance for doubtful accounts of $773, and $970,
   respectively .........................................................................         7,998          13,985
 Inventory ..............................................................................         1,168           1,816
 Costs and estimated earnings in excess of billings on uncompleted contracts ............           743           1,135
 Deferred tax asset .....................................................................           872             872
 Prepaid expenses and other current assets ..............................................           535           1,275
                                                                                               --------        --------
   Total current assets .................................................................        12,673          20,144
Property and equipment, net .............................................................         1,388           3,287
Intangible assets, net ..................................................................        27,454          62,402
Other assets ............................................................................           677           1,123
                                                                                               --------        --------
   Total assets .........................................................................      $ 42,192        $ 86,956
                                                                                               ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .......................................................................      $  3,516        $  4,167
 Accrued expenses and other current liabilities .........................................         4,928           7,313
 Billings in excess of costs and estimated earnings on uncompleted contracts ............           993           1,069
 Current portion of notes payable .......................................................           152             261
                                                                                               --------        --------
   Total current liabilities ............................................................         9,589          12,810
Notes payable, net of current portion ...................................................           392             277
Bank borrowings, net of discount of $1,215 and $2,270, respectively......................        14,784          29,157
Seller notes, net of discount of $811 and $1,349, respectively...........................         5,537           9,030
Deferred tax liability ..................................................................         2,928           6,714
Other liabilities .......................................................................         1,400           1,400
                                                                                               --------        --------
   Total liabilities ....................................................................        34,630          59,388
                                                                                               --------        --------
Commitments and contingencies

Put warrants outstanding ................................................................         4,824           8,509
Series A convertible redeemable preferred stock, 217,736; and 430,448; respectively,
 shares outstanding .....................................................................           545           1,054

STOCKHOLDERS' EQUITY:
 Series B convertible preferred stock, 0; and 118,392; respectively, shares outstand-
   ing ..................................................................................            --           1,000
                                                                                               --------        --------
 Common stock, par value $.01, 20,000,000 shares authorized, 2,003,497 and 4,162,981
   shares outstanding, respectively .....................................................            20              42
                                                                                               --------        --------
 Additional paid-in capital .............................................................         6,260          24,834
 Retained earnings (accumulated deficit) ................................................        (4,087)         (7,871)
                                                                                               --------        --------
   Total stockholders' equity ...........................................................         2,193          18,005
                                                                                               --------        --------
   Total liabilities and stockholders' equity ...........................................      $ 42,192        $ 86,956
                                                                                               ========        ========

The accompanying notes are an integral part of this consolidated balance sheet.

                                IT PARTNERS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      FOR THE THREE MONTHS
                                                                                             ENDED
                                                                                    ------------------------
                                                                 FOR THE YEAR ENDED  MARCH 31,    MARCH 31,
                                                                 DECEMBER 31, 1997     1997         1998
                                                                ------------------- ----------- ------------
                                                                                          (UNAUDITED)
Revenues:
 Hardware .....................................................     $   16,617       $     --    $    7,198
 Software .....................................................            754             --           628
 Services .....................................................          6,410             --         9,960
                                                                    ----------       --------    ----------
                                                                        23,781             --        17,786
Cost of goods and services sold:
 Hardware .....................................................         13,003             --         5,391
 Software .....................................................            578             --           337
 Services .....................................................          4,377             --         5,833
                                                                    ----------       --------    ----------
                                                                        17,958             --        11,561
                                                                    ----------       --------    ----------
Gross profit ..................................................          5,823             --         6,225

Other operating expenses:
 Selling, general and administrative ..........................          4,813             --         5,052
 Merger and acquisition costs .................................            362             --           176
 Organizational costs .........................................          1,131          1,131            --
 Depreciation and amortization ................................            782             --         1,082
                                                                    ----------       --------    ----------
   Total other operating expenses .............................          7,088          1,131         6,310
                                                                    ----------       --------    ----------
Operating income (loss) .......................................         (1,265)        (1,131)          (85)
Interest expense ..............................................          3,134             --         3,306
                                                                    ----------       --------    ----------
Loss before income tax benefit and extraordinary loss .........         (4,399)        (1,131)       (3,391)
Income tax benefit ............................................           (722)          (452)         (212)
                                                                    ----------       --------    ----------
 Loss before extraordinary loss ...............................         (3,677)          (679)       (3,179)
Extraordinary loss, net of income tax benefit of $226..........             --             --          (341)
                                                                    ----------       --------    ----------
Net loss ......................................................     $   (3,677)      $   (679)   $   (3,520)
                                                                    ==========       ========    ==========
Preferred stock dividends and accretion .......................     $     (410)      $     --    $     (264)
                                                                    ==========       ========    ==========
Net loss available to common stockholders .....................     $   (4,087)      $   (679)   $   (3,784)
                                                                    ==========       ========    ==========
Per common share data:
 Basic--
   Loss before extraordinary loss .............................     $    (3.45)     $   (1.82)   $    (0.91)
                                                                    ==========      =========    ==========
   Net loss ...................................................     $    (3.45)     $   (1.82)   $    (1.00)
                                                                    ==========      =========    ==========
 Diluted--
   Loss before extraordinary loss .............................     $    (3.45)     $   (1.82)   $    (0.91)
                                                                    ==========      =========    ==========
   Net loss ...................................................     $    (3.45)     $   (1.82)   $    (1.00)
                                                                    ==========      =========    ==========
Basic and diluted weighted average common shares outstand-
 ing ..........................................................      1,186,239        373,043     3,777,686
                                                                    ==========      =========    ==========

   The accompanying notes are an integral part of this consolidated statement.

                                IT PARTNERS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                       SERIES B
                                                      CONVERTIBLE
                                                    PREFERRED STOCK       COMMON STOCK
                                                  ------------------- ---------------------
                                                    SHARES    AMOUNT     SHARES     AMOUNT
                                                  ---------- -------- ------------ --------
Balance, January 1, 1997 ........................       --    $   --     586,149      $ 6
 Issuance of common stock for cash ..............       --        --      39,846       --
 Issuance of common stock in connection with
  acquired businesses ...........................       --        --   1,377,502       14
 Paid-in-kind dividends on Series A Preferred....       --        --          --       --
 Accretion of Series A Preferred ................       --        --          --       --
 Net loss .......................................       --        --          --       --
                                                        --    ------   ---------      ---
Balance, December 31, 1997 ......................       --        --   2,003,497       20
 Issuance of common stock in connection with
  acquired businesses (unaudited) ...............       --        --   2,159,484       22
 Issuance of Series B Preferred (unaudited) .....  118,392     1,000          --       --
 Paid-in-kind dividends on Series A Preferred
  (unaudited) ...................................       --        --          --       --
 Accretion on Series A Preferred (unaudited).....       --        --          --       --
 Net loss (unaudited) ...........................       --        --          --       --
                                                   -------    ------   ---------      ---
Balance, March 31, 1998 (unaudited) .............  118,392    $1,000   4,162,981      $42
                                                   =======    ======   =========      ===


                                                                       RETAINED
                                                                       EARNINGS
                                                      ADDITIONAL     (ACCUMULATED
                                                   PAID-IN CAPITAL     DEFICIT)      TOTAL
                                                  ----------------- ------------- -----------
Balance, January 1, 1997 ........................      $     5        $     --     $     11
 Issuance of common stock for cash ..............          254              --          254
 Issuance of common stock in connection with
  acquired businesses ...........................        6,001              --        6,015
 Paid-in-kind dividends on Series A Preferred....           --            (188)        (188)
 Accretion of Series A Preferred ................           --            (222)        (222)
 Net loss .......................................           --          (3,677)      (3,677)
                                                       -------        --------     --------
Balance, December 31, 1997 ......................        6,260          (4,087)       2,193
 Issuance of common stock in connection with
  acquired businesses (unaudited) ...............       18,574              --       18,596
 Issuance of Series B Preferred (unaudited) .....           --              --        1,000
 Paid-in-kind dividends on Series A Preferred
  (unaudited) ...................................           --            (103)        (103)
 Accretion on Series A Preferred (unaudited).....           --            (161)        (161)
 Net loss (unaudited) ...........................           --          (3,520)      (3,520)
                                                       -------        --------     --------
Balance, March 31, 1998 (unaudited) .............      $24,834        $ (7,871)    $ 18,005
                                                       =======        ========     ========

                                IT PARTNERS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                       FOR THE THREE
                                                                                                        MONTHS ENDED
                                                                                                 --------------------------
                                                                                  DECEMBER 31,    MARCH 31,      MARCH 31,
                                                                                      1997           1997          1998
                                                                                 -------------   -----------   ------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ....................................................................     $  (3,677)      $ (679)      $  (3,520)
 Adjustments to reconcile net loss to net cash flows from operating activities--
   Amortization of debt discount .............................................           160           --             119
   Amortization of deferred financing costs ..................................            27           --              34
   Depreciation and amortization .............................................           782           --           1,082
   Accretion of put warrants .................................................         2,020           --           2,252
   Extraordinary loss, net ...................................................            --           --             341
   Deferred income tax benefit ...............................................          (735)        (452)           (226)
   Changes in assets and liabilities, net of effect of acquisitions:
    Increase in accounts receivable, net .....................................        (1,998)          --          (1,745)
    Increase in inventory ....................................................          (518)          --             102
    Decrease (increase) in costs in excess of billings on uncompleted con-
     tracts ..................................................................           182           --            (392)
    Decrease (increase) in prepaid expenses and other current assets .........          (321)         119            (276)
    (Increase) decrease in other long-term assets ............................          (639)          --            (430)
    Increase (decrease) in accounts payable ..................................            10          938          (1,563)
    Increase (decrease) in accrued expenses and other current liabilities.....         1,966           80             166
    Decrease (increase) in billings in excess of costs on uncompleted con-
     tracts ..................................................................          (301)          --              76
                                                                                   ---------       ------       ---------
     Net cash flows from operating activities ................................        (3,042)           6          (3,980)
                                                                                   ---------       ------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..........................................          (605)          --            (509)
 Cash paid for acquisitions, net of cash acquired ............................       (13,385)          --         (13,263)
                                                                                   ---------       ------       ---------
     Net cash flows from investing activities ................................       (13,990)          --         (13,772)
                                                                                   ---------       ------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from bank credit facility and issuance of warrants .................        15,999           --          15,427
 Proceeds from issuance of notes payable .....................................           531           --              29
 Payment of costs related to financing .......................................          (534)          --              --
 Payment of costs to raise capital ...........................................           (79)          --              --
 Net proceeds from issuance of common stock ..................................           254           --              --
 Net proceeds from issuance of preferred stock and detachable warrants........         2,218           --           2,000
                                                                                   ---------       ------       ---------
     Net cash from financing activities ......................................        18,389           --          17,456
                                                                                   ---------       ------       ---------
Net increase (decrease) in cash and cash equivalents .........................         1,357            6            (296)
Cash and cash equivalents, beginning of period ...............................            --           --           1,357
                                                                                   ---------       ------       ---------
Cash and cash equivalents, end of period .....................................     $   1,357       $    6       $   1,061
                                                                                   =========       ======       =========
 Cash paid for interest ......................................................     $     431       $   --       $     318
                                                                                   =========       ======       =========
 Cash paid for income taxes ..................................................     $     326       $   --       $      --
                                                                                   =========       ======       =========

   The accompanying notes are an integral part of this consolidated statement.

                                IT PARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of IT Partners, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     The accompanying balance sheet as of March 31, 1998, and the statements of operations and cash flows for the three months ended March 31, 1997 and 1998, are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results for interim periods are not necessarily indicative of results for the entire year.


RECAPITALIZATION

     The accompanying financial statements and related notes have been retroactively restated to effect for the reverse stock split of one for 1.877 shares of common stock in connection with a planned recapitalization and initial public offering of common stock.


DESCRIPTION OF BUSINESS

     IT Partners, Inc. was incorporated on May 29, 1997, and simultaneously entered into a common control merger with Information Technology Partners, Inc. ("Technology") which was incorporated in October 1996. This transaction was accounted for similar to a pooling of interests which requires retroactive consolidation of the financial statements to include the entities from the earliest period presented. Financial statements for the period from inception, October 25, 1996 to December 31, 1996, and as of December 31, 1996, have not been presented. The Company did not commence operations until 1997. The stockholders of Technology were issued 586,615 shares of the Company's common stock in exchange for all issued and outstanding stock of Technology. The Company was capitalized through the sale of 171,800 shares of Series A convertible preferred ("Series A Preferred") stock and the issuance of 26,638 shares of common stock, to the founding stockholders, a commercial bank and a private investment group for $1,718,000. In conjunction with the capital contributions, the Company obtained a $10,000,000 revolving line of credit from the same commercial bank and acquired Kandl Data Products, Inc. ("KDP") and Computer Network Services, Inc. ("CNS") (Notes 9, 16, and 17).

     The Company provides a range of information technology services including consulting, implementation and integration, support and maintenance, management and operations. Additionally, the Company resells financial accounting software and computer hardware primarily to middle market and fortune 100 companies across the United States.

     The Company's business objective is to acquire, operate and consolidate small and medium size information technology service companies. Prior to their acquisition by the Company, the acquired companies were operated as separate independent entities, and there can be no assurance that the Company will be able to integrate successfully the operations of these businesses. Additionally, there can be no assurance that the Company will be able to identify and finance suitable acquisition targets to meet its business objectives. The Company is a holding company with a limited operating history. There can be no assurance that the Company will be able to effectively implement the Company's internal growth strategy and acquisition program.

     The Company's future success with IT service offerings and product sales depends in part on its continued authorization as a service provider and its continued status as a certified reseller of certain hardware and software products. In general, the agreements between the Company and such manufacturers include termination provisions, some of which are without advance notification. Several of the

                                IT PARTNERS, INC.

Company's wholly owned subsidiaries have significant relationships with MicroSoft Corporation ("MicroSoft"), from which substantial contract revenue and business referrals are derived. If these relationships were to be terminated, it could have a material adverse effect on the Company's results of operations, financial condition and business.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments. The fair value of the Company's long-term debt is estimated using a discounted cash flow analysis based on the Company's borrowing cost for similar credit facilities, at December 31, 1997 and March 31, 1998.


INVENTORY

     Inventory consists primarily of computer hardware, software, and peripherals and electrical products held for sale and is recorded at the lower of cost, using the first-in-first out ("FIFO") method of accounting or market value.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

     The ranges used in computing estimated useful lives were as follows:


            Furniture and fixtures ...............   5-7 years
            Computer equipment ...................   3-5 years
            Machinery and equipment ..............   5-8 years
            Vehicles .............................   4-7 years
            Leasehold improvements ...............   1-7 years

                                IT PARTNERS, INC.

INTANGIBLE ASSETS

     In connection with its acquisitions, the Company has allocated purchase price to identifiable intangible assets, including trade names and acquired technology. In addition, the Company has entered into noncompete/employment agreements with various employees who are the former owners of the acquired companies. These identifiable intangible assets were recorded based upon an outside appraisal and are being amortized over their estimated useful lives ranging from two to ten years. The goodwill resulting from acquisitions is being amortized over 20 to 40 years. The Company monitors the individual performance of each of the subsidiaries and evaluates the realizability of intangible assets and the existence of any impairment to its recoverability based on the projected future net undiscounted cash flows of the respective subsidiaries.


REVENUE RECOGNITION

     Service revenue is derived from information technology ("IT") services, including hardware repair and maintenance, on-site network support, systems consulting, software installation, web site design, installation, design and integration of network and communication systems and other value-added IT services. Hardware revenue is primarily derived from the sale of computer hardware, peripherals and communication devices manufactured by third parties and sold by the Company. Software revenue is primarily derived from the licensing of software.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services are recognized as services are performed or, if under a support agreement, ratably over the service contract period. Revenue for material projects with a duration of three months or longer that require installation, system design and integration, is recognized under the percentage-of-completion method as the work progresses.


EARNINGS PER SHARE

     Statement of Financial Accounting Standard No. 128, "Earnings per Share," ("SFAS 128") requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.

     The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents (using the treasury stock method) unless such equivalents are antidilutive.


ADVERTISING COSTS

     All advertising costs are expensed when incurred. Such costs which are included in selling, general and administrative expenses, were $69,615 and $49,231 for the year ended December 31, 1997, and the three months ended March 31, 1998, respectively.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

                                IT PARTNERS, INC.

2.   INTANGIBLE ASSETS:

     Intangible assets as of December 31, 1997 and March 31, 1998, consisted of the following (dollars in thousands):

                                                     DECEMBER 31,      MARCH 31,
                                                         1997            1998
                                                    --------------   ------------
                                                                      (UNAUDITED)
       Goodwill .................................      $20,792         $ 43,204
       Noncompete/employment agreements .........        7,230           17,030
       Trade names ..............................           --            2,000
       Acquired technology ......................           --            1,600
                                                       -------         --------
                                                        28,022           63,834
       Less-- Accumulated amortization ..........         (568)          (1,432)
                                                       -------         --------
                                                       $27,454         $ 62,402
                                                       =======         ========


3.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     As of December 31, 1997, and March 31, 1998, accrued expenses, and other current liabilities consisted of the following (dollars in thousands):

                                                  DECEMBER 31,      MARCH 31,
                                                      1997            1998
                                                 --------------   ------------
                                                                   (UNAUDITED)
       Accrued salaries and benefits .........       $2,315          $3,031
       Accrued financing costs ...............           --             963
       Accrued taxes .........................          477             550
       Accrued interest ......................          473             757
       Other current liabilities .............        1,663           2,012
                                                     ------          ------
                                                     $4,928          $7,313
                                                     ======          ======


4.   PROPERTY AND EQUIPMENT:

     As of December 31, 1997 and March 31, 1998, property and equipment consisted of the following (dollars in thousands):

                                                    DECEMBER 31,      MARCH 31,
                                                        1997            1998
                                                   --------------   ------------
                                                                     (UNAUDITED)
       Furniture and fixtures ..................       $  161          $  337
       Computer equipment ......................          343             949
       Machinery and equipment .................          176             537
       Vehicles ................................          663             862
       Leasehold improvements ..................          216             990
                                                       ------          ------
                                                        1,559           3,675
       Less-- Accumulated depreciation .........         (171)           (388)
                                                       ------          ------
                                                       $1,388          $3,287
                                                       ======          ======

     Depreciation expense for the periods ended December 31, 1997 and March 31, 1998, was approximately $167,000 and $217,000, respectively, and is included in the statement of operations as other operating expenses.

                                IT PARTNERS, INC.

5.   CONTRACTS IN PROGRESS:

     As of December 31, 1997 information related to uncompleted contracts is as follows (dollars in thousands):


                                                                    DECEMBER 31,
                                                                        1997
                                                                   -------------
       Revenue recognized ......................................      $12,068
       Costs recognized ........................................        8,578
                                                                      -------
       Profit margin recognized ................................        3,490
       Costs incurred ..........................................        9,031
       Billings ................................................       12,771
                                                                      -------
       Costs and estimated earnings in excess of billings on un-
        completed contracts ....................................          743
       Billings in excess of costs and estimated earnings on un-
        completed contracts ....................................         (993)
                                                                      -------
                                                                      $  (250)
                                                                      =======


6.   NOTES PAYABLE:

     Notes payable at December 31, 1997, consisted primarily of notes for vehicles and other equipment with interest rates ranging from 8.75 to 13 percent. The vehicle notes are secured by specific vehicles.

     Maturities on notes payable are as follows (dollars in thousands):


         YEAR ENDED DECEMBER 31,
         1998 ....................................    $152
         1999 ....................................     135
         2000 ....................................     118
         2001 ....................................      82
         2002 and thereafter .....................      57
                                                      ----
                                                      $544
                                                      ====


7.   BANK BORROWINGS:

     As of December 31, 1997 and March 31, 1998, the Company had approximately $15,999,000 and $31,427,000 respectively, outstanding under its revolving line of credit agreement (the "Credit Facility"). As of December 31, 1997 and March 31, 1998, unamortized debt discount related to the revolving line of credit was $707,000 and $1,307,000, respectively.

     On March 31, 1998, the Company substantially modified its Credit Facility to provide, among other things, a maximum amount of borrowings of $70 million. In connection with this amendment, the Company recorded an extraordinary loss of approximately $341,000 net of income tax benefit of $226,000, for the write-off of deferred financing costs. The Company incurred additional financing costs of approximately $963,000 related to the amendment, which have been deferred as of March 31, 1998 and will be amortized over the term of the amended agreement as additional interest expense.

     Up to four tranches of debt with different interest rates may be outstanding at any given time. At the Company's option, the revolving line of credit bears interest for the first year, at (1) the Base Rate, which is the higher of the prime rate plus 2 percent, or the federal funds rate plus 2.5 percent or (2) LIBOR plus 4 percent. After the first year, the interest rate is based upon achievement of certain financial ratios. As of December 31, 1997, the Company had three tranches of debt outstanding. The interest rates and balances as

                                IT PARTNERS, INC.

of December 31, 1997 for the three tranches of debt are as follows, 10.5 percent and $4,293,000, 9.84 percent and $6,162,000, and 9.875 percent and $5,544,000, respectively. Additionally, commitment fees of 1/2 percent are payable quarterly and recorded as additional interest expense. The average outstanding borrowings for the year ended December 31, 1997, and for the three months ended March 31, 1998, was approximately $11.6 million and $25.8 million, respectively. For the year ended December 31, 1997, weighted average interest rates on outstanding tranches of the line of credit were 10.5, 9.8, and 9.875 percent, respectively. The line of credit expires on November 30, 2001. The Company has pledged substantially all assets as collateral under the revolving line of credit agreement.

     Under the terms of the Credit Facility, the Company is required to comply with certain financial covenants including net worth, a leverage ratio, a senior debt leverage ratio and an interest coverage ratio. As of December 31, 1997 and March 31, 1998, the Company was in compliance with all financial covenants under the Credit Facility.

     The estimated fair value of the revolving line of credit at December 31, 1997 and March 31, 1998, approximates its carrying value.


8.   SELLER NOTES PAYABLE:

     The Company has entered into unsecured subordinated note agreements ("Seller notes") with the former owners of its subsidiaries in connection with the purchase of the subsidiaries. Interest on the notes is payable on a quarterly basis at a rate of 8 percent per annum. The notes have been discounted based upon the Company's incremental borrowing rate resulting in an aggregate initial discount of approximately $878,000 for notes issued during 1997 and $614,000 for notes issued during the three months ended March 31, 1998, which is being amortized over the terms of the notes as additional interest expense. Amortization of the discount for the year ended December 31, 1997 and the three months ended March 31, 1998, was approximately $67,000 and $76,000, respectively. The unamortized debt discount related to the seller notes payable was approximately $811,000 and $1,349,000, respectively, at December 31, 1997 and March 31, 1998, respectively. The notes and any remaining accrued interest shall be due upon the earlier of: (1) five years from the date of the note; (2) the closing date of any public offering of shares of common stock of the Company; or (3) a change in control. These notes are subordinate to the Credit Facility and any other obligations to the commercial bank or private investment group.


9.   STOCK AND WARRANT AGREEMENTS:

PUT WARRANT AGREEMENT

     In  connection  with the  revolving  line of credit  described  above,  the
Company issued detachable put warrants ("Put warrants") to purchase 412,579 shares of either common stock or Series A convertible preferred stock ("Series A Preferred") at a $.01 per share and to purchase 230,136 shares of Series B Preferred for $2,000,000. The warrants are exercisable through May 30, 2007. At any time between November 30, 2001 and May 30, 2007, the warrant holders can require the Company to purchase all or a portion of the warrants and/or warrant shares for cash. The put price is the fair value of a share of the Company's common stock as determined in accordance with the agreement. The warrants have been accounted for in accordance with Emerging Issues Task Force ("EITF") 96-13, whereby a portion of the proceeds received from the lender/warrant holder has been allocated to the warrants based upon relative fair value. As a result, the estimated fair value of approximately $1.5 million was recorded as warrants outstanding and a corresponding debt discount as of the date of issuance. The discount on the debt is being amortized as additional interest expense over the term of the debt. Subsequent increases in the put value of the warrants are being accreted through charges to interest expense. The put rights shall terminate upon the effectiveness of a registration statement filed by the Company with the Securities and Exchange Commission for a public stock offering or a change in control of the Company.

                                IT PARTNERS, INC.

PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

     On May 30, 1997, the Company entered into a preferred stock and warrant purchase agreement with a commercial bank and private investment group. In accordance with this agreement, the Company received $1.5 million and issued 150,000 shares of Series A convertible preferred stock ("Series A Preferred") and detachable warrants to purchase either 773,586 shares of common stock or Series B Preferred at $.01 per share. Of the $1.5 million of proceeds, the Company initially allocated $1,500 to the Series A Preferred and $1,498,500 to the warrants in accordance with EITF 96-13. The warrants are exercisable through May 30, 2007. Dividends of 8 percent of the face value of the Series A Preferred are payable in warrants each year commencing on September 1, 1997. As of December 31, 1997, and March 31, 1998, the Company has accrued, but has not issued, dividend warrants of 37,689 and 61,670 shares, respectively. The warrant holders can require the Company to purchase all or a portion of the warrants or warrant shares for cash at any time after November 30, 2001. The Company has the right to require the warrant holders to sell to the Company all of the warrants and warrant shares at anytime after May 30, 2007. Additionally, the Company can be required to repurchase for cash all of the shares of the Series A Preferred at any time after May 30, 2002. The put price and the call price will be the higher of the book value of the Company's common stock or the fair market value. The Series A Preferred was initially recorded at its fair value and is being accreted up to its aggregate redemption price of $1,500,000 through May 30, 2002 through charges to retained earnings. Certain of the Series A Preferred are owned by the founding stockholders.

     In July 1997, the Company received $233,334 in exchange for 23,334 shares of Series A Preferred and warrants to purchase 64,110 shares of either common stock or Series B Preferred at a $.01 per share.

     In October 1997, the Company received $266,666 in exchange for 36,666 shares of Series A Preferred and warrants to purchase common stock or Series B Preferred at a $.01 per share.

     Dividends of 8 percent are payable in Series A Preferred each year commencing three months after issuance. As of December 31, 1997, the Company has accrued, but has not issued, Series A Preferred dividends of 8,617 and 15,425 shares, respectively.

     In January 1998, the Company issued 100,000 shares of Series A Preferred with detachable put warrants. Of the $1,000,000 in proceeds, $347,584 was allocated to the Series A Preferred and $652,416 to warrants outstanding. The Company also issued 222,222 shares of Series B Preferred for $1,000,000.

     In March 1998, the Company issued 1,079,913 shares of Series B Preferred for $5,000,000.

     In April 1998, the Company issued 15,430 shares of Series A Preferred in the form of a paid-in-kind dividend. The Company also issued put warrants to purchase 61,669 shares of either common stock or Series B Preferred in the form of a paid-in-kind dividend on the outstanding put warrants.

     In May 1998, the Company issued 85,313 shares of Series B Preferred for $395,000.

     In June 1998, the Company issued 6,943 shares of Series A Preferred in the form of a paid-in-kind dividend.

     In July 1998, the Company issued 700 shares of Series C Preferred for $7,000,000.

     In August 1998, the Company issued 300 shares of Series C Preferred for $3,000,000.

                                IT PARTNERS, INC.

10.  INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities are as follows (dollars in thousands).

                                                     DECEMBER 31,      MARCH 31,
                                                         1997            1998
                                                    --------------   ------------
                                                                      (UNAUDITED)
       Deferred tax assets:
        Organizational costs ....................       $  440          $  364
        Allowance for doubtful accounts .........          245             307
        Other ...................................          187             201
                                                        ------          ------
       Total deferred tax assets ................          872             872
                                                        ------          ------
       Deferred tax liabilities:
        Property and equipment ..................           35              12
        Intangibles and other assets ............        2,792           6,301
        Other ...................................          101             401
                                                        ------          ------
       Total deferred tax liabilities ...........        2,928           6,714
                                                        ------          ------
       Net deferred tax liabilities .............       $2,056          $5,842
                                                        ======          ======

     The provision (benefit) for income taxes is comprised of the following (dollars in thousands):

                                                     DECEMBER 31,      MARCH 31,
                                                         1997            1998
                                                    --------------   ------------
                                                                      (UNAUDITED)
       Current:
        Federal .................................       $   --          $   --
        State ...................................           13              14
                                                        ------          ------
       Total current ............................           13              14
                                                        ------          ------
       Deferred:
        Federal .................................         (647)           (181)
        State ...................................          (88)            (45)
                                                        ------          ------
       Total deferred ...........................         (735)           (226)
                                                        ------          ------
                                                        $ (722)         $ (212)
                                                        ======          ======

     A reconciliation between the effective income taxes and the amount computed by applying the statutory federal income tax rate of 34% to loss before income tax benefit and extraordinary loss were as follows (dollars in thousands):

                                                                    DECEMBER 31,      MARCH 31,
                                                                        1997            1998
                                                                   --------------   ------------
                                                                                     (UNAUDITED)
       Applicable income taxes based on statutory tax rate            $ (1,496)       $ (1,153)
       State taxes, net of federal tax benefit .................           (50)            (20)
       Nondeductible goodwill amortization .....................           173             120
       Nondeductible accretion of warrants outstanding .........           687             766
       Other ...................................................           (36)             75
                                                                      --------        --------
       Income tax benefit ......................................      $   (722)       $   (212)
                                                                      ========        ========

                                IT PARTNERS, INC.

11.  EMPLOYEE BENEFIT PLANS:

     The Company maintains 401(k) profit sharing plans covering the employees of the Company's subsidiaries. Under the plan agreements, employees may elect to contribute a percentage of compensation. Plan participants vest immediately in all employee elective contributions. Additionally, plan participants vest in employer contributions over various periods. Employer contributions totaled $12,053 for the year ended December 31, 1997.


12.  LONG-TERM INCENTIVE PLAN:

     Under the Company's long-term incentive plan, the Company may grant options to its employees. The Company granted options of 134,884 shares through December 31, 1997 and 668,515 throughout March 31, 1998. The option price shall be determined by a committee appointed by the Board of Directors and shall not be less than the fair market value determined as of the date of the grant. The options vest ratably over a period ranging from three to five years. In the event of a change in control, the options become 100 percent vested as of the effective date of the change in control.

     The Company accounts for the Long Term Incentive Plan (the "Plan") under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with SFAS No. 123, using the Black-Scholes pricing model, the Company's net loss and earnings per share for the year ended December 31, 1997 and the three months ended March 31, 1998 would have been reduced to the following pro forma amount (dollars in thousands):

                                                                    YEAR ENDED       THREE MONTHS
                                                                   DECEMBER 31,         ENDED
                                                                       1997         MARCH 31, 1998
                                                                  --------------   ---------------
       Historical:
        Net loss ..............................................      $ (3,677)        $ (3,521)
        Diluted net loss per common share as reported .........     $   (1.84)        $   (.53)
       Pro forma:
        Net loss ..............................................     $  (3,832)        $ (3,675)
        Diluted net loss per common share .....................     $   (1.91)        $   (.56)

     A summary of the status of the Company's Plan at December 31, 1997, is presented in the table and narrative below:

                                                                  YEAR ENDED               THREE MONTHS ENDED
                                                               DECEMBER 31, 1997             MARCH 31, 1998
                                                         ----------------------------- ---------------------------
                                                                     WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                                           SHARES     EXERCISE PRICE     SHARES    EXERCISE PRICE
                                                         ---------- ------------------ --------- -----------------
Outstanding at beginning of year .......................       --         $   --        134,884      $   9.76
Granted ................................................  134,884            9.76       533,631         10.81
Exercised ..............................................       --             --             --            --
Forfeited ..............................................       --             --             --            --
Expired ................................................       --             --             --            --
                                                          -------                       -------
Outstanding at end of year .............................  134,884            9.76       668,515         10.57
                                                          -------                       -------
Exercisable at end of year .............................    8,719            9.95        39,562          9.95
Weighted average number of shares and fair value of
  options granted ......................................  134,884            1.39       533,631          1.99

                                IT PARTNERS, INC.

     In computing these pro forma amounts, the Company has assumed risk-free interest rates ranging from 5.52 to 6.51 percent, dividend yields of 0 percent , volatility of 50 percent and expected option lives of five years.

     The options outstanding at December 31, 1997 have an average remaining contractual life of 9.7 years.


13.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations. The Company's largest customer represents approximately 7.8 percent of accounts receivable at December 31, 1997. Sales to a major customer accounted for 8.0 percent for the year ended December 31, 1997.


14.  RELATED PARTY TRANSACTIONS:

     A subsidiary purchases certain supplies from a company owned by a director of the Company. For the year ended December 31, 1997, related party purchases totaled approximately $102,000.

     A subsidiary leases office space from a partnership run jointly by a director of the Company and an employee of the Company. Rent expense for this lease totaled $8,700 for the year ended December 31, 1997.


15.  COMMITMENTS AND CONTINGENCIES:

LITIGATION

     In April 1998, a lawsuit was filed against one of the company's subsidiaries. The plaintiff is seeking damages primarily based on alleged wrongful termination. On or about May 28, 1998, the subsidiary counterclaimed against the plaintiff. The Plaintiff is seeking damages in excess of $4,000,000; the subsidiary's counterclaim is for $1,500. The Company denies these allegations and intends to vigorously defend the suit. Management believes that the Company will ultimately prevail and does not believe the outcome, if unfavorable, would have a material adverse effect on the Company's business, financial condition or results of operation.

     In addition to the foregoing, litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, does not believe that the ultimate resolution of any existing matter will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

                                IT PARTNERS, INC.

OPERATING LEASES

     The Company leases its operating facilities under leases that expire through October 2004. Future minimum rent payments due under existing operating leases are as follows (dollars in thousands):


         YEAR ENDED DECEMBER 31,
         1998 .................................    $  743
         1999 .................................       741
         2000 .................................       743
         2001 .................................       657
         2002 and thereafter ..................     1,136
                                                   ------
                                                   $4,020
                                                   ======


     Rent expense for the year ended December 31, 1997 totaled $494,000.


16.  ACQUISITIONS:

     In May 1997, the Company acquired all of the issued and outstanding stock of KDP for an aggregate initial purchase price of approximately $3.5 million, which includes transaction costs.

     In May 1997, the Company acquired all of the issued and outstanding stock of CNS for an aggregate initial purchase price of approximately $4.7 million, which includes transaction costs.

     In June 1997,  the  Company  acquired  substantially  all of the issued and
outstanding   stock  of  A-Com  for  an  aggregate  initial  purchase  price  of approximately $8.9 million, which includes transaction costs.

     In October 1997, the Company acquired substantially all of the issued and outstanding stock of FSC for an aggregate purchase price of approximately $8.4 million, which includes transaction costs.

     These 1997 acquisitions were accounted for under the purchase method of accounting whereby the purchase price was allocated to the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. The aggregate excess purchase price over the fair value of acquired net assets of approximately $43.2 million has been recorded as goodwill. If the acquired businesses meet certain performance levels in the defined post-acquisition periods, the Company will pay an additional amount not to exceed $4.1 million which will be paid in cash, subordinated seller notes and common stock.

     All of the acquisitions were financed through the issuance of common stock and subordinated seller notes, as well as borrowings on the revolving line of credit.

     Aggregate acquisition information related to assets acquired, liabilities assumed and consideration paid is as follows (dollars in thousands):


                                                      YEAR ENDED   THREE MONTHS
                                                     DECEMBER 31,     ENDED
                                                         1997     MARCH 31, 1998
                                                     ------------ --------------
 Cash acquired ....................................   $     544     $     549
 Receivables acquired .............................       6,000         4,106
 Property acquired ................................         954         1,604
 Other assets acquired ............................       1,828         1,445
 Liabilities assumed ..............................     (11,823)       (7,105)
 Intangibles ......................................      28,022        35,226
 Notes payable consideration ......................      (5,570)       (3,417)
 Stock consideration ..............................      (6,026)      (18,596)
                                                      ---------     ---------
 Payments for acquisitions of subsidiaries ........      13,929        13,812
  Less-- Cash acquired ............................        (544)         (549)
                                                      ---------     ---------
    Payments for acquisitions net of cash acquired.   $  13,385     $  13,263
                                                      =========     =========

                                IT PARTNERS, INC.

17.  UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS:

     The unaudited pro forma summary consolidated results of operations for the year ended December 31, 1997, and the three months ended March 31, 1998, assuming the acquisitions of the outstanding stock of A-Com, CNS, FSC, KDP, Sequoia, Incline, Call and Servinet had been consummated on January 1, 1997, and January 1, 1998, respectively, are as follows (dollars in thousands):

                                                                     DECEMBER 31,      MARCH 31,
                                                                         1997            1998
                                                                    --------------   ------------
     Revenues ...................................................      $105,980        $ 27,436
     Cost of goods sold .........................................        72,688          17,444
     Gross profit ...............................................        33,292           9,992
     Other operating expenses:
       Selling, general and administrative ......................        27,385           7,672
       Merger and acquisition costs .............................           362             176
       Organizational costs .....................................         1,131              --
       Depreciation and amortization ............................         5,848           1,265
                                                                       --------        --------
        Total other operating expenses ..........................        34,726           9,113
     Operating income (loss) ....................................        (1,434)            879
     Interest expense ...........................................         6,232           3,406
                                                                       --------        --------
        Net income (loss) before income taxes (benefit) .........        (7,666)         (2,527)
     Income tax provision (benefit) .............................          (322)            271
                                                                       --------        --------
     Net loss ...................................................      $ (7,344)       $ (2,798)
                                                                       ========        ========
     Earnings per common share:
       Basic ....................................................      $  (1.40)       $  (0.49)
                                                                       ========        ========
       Diluted ..................................................      $  (1.40)       $  (0.49)
                                                                       ========        ========


18.  MERGER AND ACQUISITION COSTS:

     The Company maintains a merger and acquisition department. A significant amount of costs are incurred by the Company to support its merger and acquisition activity. The general and administrative costs associated with the merger and acquisition department are expensed as incurred. The Company capitalizes all direct legal, accounting, travel and appraisal costs associated with its acquired companies. The direct costs associated with failed acquisitions are expensed when it becomes known that the target company will not be acquired. The merger and acquisition general and administrative expenses and the costs incurred related to failed acquisitions were $85,550 and $276,616, respectively for the year ended December 31, 1997, and $29,983 and $146,385, respectively for the three months ended March 31, 1998. These amounts are reported as merger and acquisition costs in the accompanying statement of operations.


19.  SUBSEQUENT EVENTS:

ACQUISITIONS

     In January 1998, the Company acquired all of the issued and outstanding stock of Sequoia Diversified Products, Inc. for an aggregate purchase price of $25.1 million, which includes transaction costs.

     In February 1998, the Company acquired all of the issued and outstanding shares of Incline Corporation for an aggregate purchase price of $10.7 million, which includes transaction costs.

     In May 1998, the Company acquired the net assets of Call Business Systems, Inc. for an aggregate purchase price of $6.8 million, which includes transaction costs.

                               IT PARTNERS, INC.

     In June 1998, the Company  acquired the net assets of Servinet  Consulting,
Inc.  for  an  aggregate  purchase  price  of  $10.0  million,   which  includes
transaction costs.

     These 1998 acquisitions have been accounted for under the purchase method of accounting. The aggregate excess purchase price over the fair value of the acquired net assets of $22.3 million has been recorded as goodwill. If these acquired businesses meet certain performance levels in the defined post-acquisition periods, the Company will pay an additional amount, not to exceed $7.1 million.


PLANNED ACQUISITIONS

     The Company has entered into agreements or letters of intent (the "Planned Acquisition"), which are binding as to the member of shares of Common Stock to be issued and share price, to acquire ten companies. The closing of each Planned Acquisition will be subject to certain customary conditions, including the following: (i) the negotiation and execution of definitive acquisition agreements;  (ii) the continuing  accuracy of  representations  and  warranties;
(iii) the performance of covenants; and (iv) the absence of a material adverse change in the results of operations, financial condition or business of such acquisition candidate prior to the closing date.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Kandl Data Products, Inc.:

     We have audited the accompanying balance sheets of Kandl Data Products, Inc. (a Maryland corporation) as of September 30, 1995, September 30, 1996, and May 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1995 and 1996, and eight months ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kandl Data Products, Inc. as of September 30, 1995, September 30, 1996, and May 31, 1997, and the results of its operations and its cash flows for the years ended September 30, 1995 and 1996, and eight months ended May 31, 1997, in conformity with generally accepted accounting principles.

Washington, D.C.
June 19, 1998

                            KANDL DATA PRODUCTS, INC.

                                 BALANCE SHEETS

                                                                  SEPTEMBER 30,   SEPTEMBER 30,     MAY 31,
                                                                       1995            1996          1997
                                                                 --------------- --------------- ------------

ASSETS
Current assets:
 Cash and cash equivalents .....................................    $  708,340      $  230,947    $  295,637
 Accounts receivable, net of allowance for doubtful accounts
   of $5,000, $5,000, and $18,644, respectively.................       453,083         727,274       698,818
 Lease receivable, short term ..................................        34,398          25,962        13,167
 Income tax receivable .........................................         1,587              --            --
 Inventory .....................................................       150,670         253,366       268,368
 Deferred tax asset ............................................        31,372          33,646        32,987
 Prepaid expenses and other current assets .....................        36,079          23,788        32,408
                                                                    ----------      ----------    ----------
   Total current assets ........................................     1,415,529       1,294,983     1,341,385
Property and equipment, net ....................................       123,660         118,664        39,925
Lease receivable, long term ....................................        49,982          45,090        31,923
                                                                    ----------      ----------    ----------
   Total assets ................................................    $1,589,171      $1,458,737    $1,413,233
                                                                    ==========      ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..............................................    $  394,916      $  568,188    $  364,092
 Accrued expenses ..............................................       143,951          61,050       215,569
 Income taxes payable ..........................................            --          28,590        98,365
 Due to related party ..........................................       262,080         112,320            --
 Customer deposits .............................................        30,467          13,594        27,317
                                                                    ----------      ----------    ----------
   Total current liabilities ...................................       831,414         783,742       705,343
 Deferred tax liability, long term .............................       120,869          71,147        31,266
                                                                    ----------      ----------    ----------
   Total liabilities ...........................................       952,283         854,889       736,609
                                                                    ----------      ----------    ----------
Commitments and contingencies (Note 6)

Stockholders' equity:
 Common stock, no par value, 1,000 shares authorized, issued
   and outstanding .............................................        80,000          80,000        80,000
 Retained earnings .............................................       556,888         523,848       596,624
                                                                    ----------      ----------    ----------
   Total stockholders' equity ..................................       636,888         603,848       676,624
                                                                    ----------      ----------    ----------
   Total liabilities and stockholders' equity ..................    $1,589,171      $1,458,737    $1,413,233
                                                                    ==========      ==========    ==========

      The accompanying notes are an integral part of these balance sheets.

                            KANDL DATA PRODUCTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                      FOR THE YEARS ENDED           FOR THE EIGHT
                                                                --------------------------------    MONTHS ENDED
                                                                 SEPTEMBER 30,    SEPTEMBER 30,        MAY 31,
                                                                     1995              1996             1997
                                                                --------------   ---------------   --------------
Revenues:
 Hardware ...................................................    $ 5,378,831       $4,744,638       $ 3,307,833
 Services ...................................................        378,530          416,451           331,349
                                                                 -----------       ----------       -----------
   Total revenues ...........................................      5,757,361        5,161,089         3,639,182
                                                                 -----------       ----------       -----------
Cost of goods and services sold:
 Hardware ...................................................      4,078,230        4,078,337         2,327,712
 Services ...................................................        229,906          252,938           201,250
                                                                 -----------       ----------       -----------
   Total cost of goods and services sold ....................      4,308,136        4,331,275         2,528,962
                                                                 -----------       ----------       -----------
Gross profit ................................................      1,449,225          829,814         1,110,220

Other operating expenses:
 Selling, general, and administrative .......................        926,940          657,771           979,899
 Marketing services from related party ......................        262,080          225,199                --
 Depreciation ...............................................         24,131           32,955            56,481
                                                                 -----------       ----------       -----------
   Total other operating expenses ...........................      1,213,151          915,925         1,036,380
Operating income (loss) .....................................        236,074          (86,111)           73,840

Other income (expense):
 Interest income ............................................             --           11,855            26,503
 Other income ...............................................          7,128           21,302            18,246
                                                                 -----------       ----------       -----------
   Total other income .......................................          7,128           33,157            44,749
Net income (loss) before provision for income taxes .........        243,202          (52,954)          118,589
Provision (benefit) for income taxes ........................         93,925          (19,914)           45,813
                                                                 -----------       ----------       -----------
Net income (loss) ...........................................    $   149,277       $  (33,040)      $    72,776
                                                                 ===========       ==========       ===========
Basic and diluted net income (loss) per share ...............    $    149.28       $   (33.04)      $     72.78
                                                                 ===========       ==========       ===========
Weighted-average number of shares ...........................          1,000            1,000             1,000
                                                                 ===========       ==========       ===========

        The accompanying notes are an integral part of these statements.

                            KANDL DATA PRODUCTS, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK
                                        ---------------------     RETAINED
                                         SHARES      AMOUNT       EARNINGS       TOTAL
                                        --------   ----------   -----------   -----------
Balance, September 30, 1994 .........    1,000      $80,000      $ 407,611     $ 487,611
 Net income .........................       --           --        149,277       149,277
                                         -----      -------      ---------     ---------
Balance, September 30, 1995 .........    1,000       80,000        556,888       636,888
 Net loss ...........................       --           --        (33,040)      (33,040)
                                         -----      -------      ---------     ---------
Balance, September 30, 1996 .........    1,000       80,000        523,848       603,848
 Net income .........................       --           --         72,776        72,776
                                         -----      -------      ---------     ---------
Balance, May 31, 1997 ...............    1,000      $80,000      $ 596,624     $ 676,624
                                         =====      =======      =========     =========



        The accompanying notes are an integral part of these statements.

                            KANDL DATA PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEARS ENDED
                                                              --------------------------------    FOR THE EIGHT
                                                               SEPTEMBER 30,    SEPTEMBER 30,     MONTHS ENDED
                                                                   1995              1996         MAY 31, 1997
                                                              --------------   ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ........................................     $  149,277       $  (33,040)       $   72,776
 Adjustments to reconcile net income (loss) to net cash
   flows from operating activities--
   Depreciation of property and equipment .................         24,131           32,955            56,481
   Provision for deferred taxes ...........................         80,935          (51,992)          (39,222)
   Loss on disposal of property ...........................             --               --            55,147
   Changes in assets and liabilities--
    Accounts receivable, net ..............................       (121,394)        (274,891)           29,156
    Lease receivable ......................................        (14,011)          13,328            25,962
    Income tax receivable .................................         (1,587)           1,587                --
    Inventory .............................................         39,944         (102,696)          (15,002)
    Prepaid expenses and other current assets .............          2,175           12,291            (8,620)
    Accounts payable ......................................         14,888          173,271          (204,095)
    Accrued expenses ......................................         44,970          (82,901)          154,519
    Income taxes payable ..................................        (17,423)          29,286            69,075
    Due to related party ..................................        262,080         (149,760)         (112,320)
    Customer deposits .....................................         30,467          (16,873)           13,722
                                                                ----------       ----------        ----------
      Net cash flows used in operating activities .........        494,452         (449,435)           97,579
                                                                ----------       ----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .......................        (29,163)         (27,958)          (32,889)
                                                                ----------       ----------        ----------
      Net cash used in investing activities ...............        (29,163)         (27,958)          (32,889)
                                                                ----------       ----------        ----------
Net increase in cash and cash equivalents .................        465,289         (477,393)           64,690
Cash and cash equivalents, beginning of period ............        243,051          708,340           230,947
                                                                ----------       ----------        ----------
Cash and cash equivalents, end of period ..................     $  708,340       $  230,947        $  295,637
                                                                ==========       ==========        ==========
Cash paid for income taxes ................................     $   33,081       $   16,500        $   28,375
                                                                ==========       ==========        ==========


         The accompanying notes are an integral part of this statement.

                            KANDL DATA PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         AS OF SEPTEMBER 30, 1995, SEPTEMBER 30, 1996, AND MAY 31, 1997


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


DESCRIPTION OF BUSINESS

     Kandl  Data  Products,   Inc.  ("Kandl"  or  the  "Company"),   a  Maryland
corporation, resells hardware and software systems products and provides a range of consulting, implementation, and maintenance services to end users.

     The Company's year-end is September 31. These financial statements have been prepared for the eight months ended May 31, 1997, pursuant to an asset purchase agreement whereby the outstanding common stock of the Company was acquired by IT Partners, Inc. (see Note 7).


REVENUE RECOGNITION

     Hardware revenue is primarily derived from the sale of computer hardware equipment. Service revenue is derived from information technology services, including on-site network support, systems consulting, software installation, installation, design and integration of network systems, and other value-added services.

     Hardware sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable and no significant vendor obligations remain. Revenue from services is recognized as services are performed or ratably if performed over a service contract period. Revenue for material projects with a duration of three months or longer that require installation, system design, and integration is recognized under the percentage-of-completion method as the work progresses.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") that supersedes Statement of Position 91-1. Management believes that the changes contained in SOP 97-2 do not have a material impact on the Company.


CONCENTRATIONS OF MAJOR CUSTOMERS AND CREDIT RISK

     The Company's largest customer represents approximately 48, 66, and 67 percent of accounts receivable at September 30, 1995, September 30, 1996, and May 31, 1997, respectively. Sales to the Company's largest customer represent approximately 68, 62, and 63 percent of total revenues for the years ended
September 30, 1995 and 1996, and the eight months ended May 31, 1997, respectively. Approximately 94 percent of the total revenues generated by sales to the Company's largest customer were for the sale of computer hardware equipment.

     Subsequent to May 31, 1997, the Company's largest customer has chosen a different vendor for future computer hardware equipment needs. Management believes that the Company will be able to obtain additional revenues from other customers to replace revenues lost. No assurance can be given that management will be successful in replacing sales previously made to this customer with additional sales to new or existing customers or that they will be at a similar level of profitability.

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.

                            KANDL DATA PRODUCTS, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


LEASE RECEIVABLE

     Lease receivables represent sales-type leases resulting from the Company leasing computer equipment to customers over periods ranging from three to four years. At September 30, 1995, September 30, 1996, and May 31, 1997, the lease receivables are $84,380, $71,052, and $45,090, net of unearned finance income of $28,995, $17,255, and $10,908, respectively. Lease finance income included in other income in the accompanying statements of operations for the years ended September 30, 1995 and 1996, and the eight months ended May 31, 1997, are $7,128, $11,740, and $6,347, respectively. As of May 31, 1997, net future minimum payments from lease receivables are as follows:


                 PERIOD ENDED DECEMBER 31,
                 -------------------------
                 June 1, 1997 to December 31, 1997 ...... $ 6,151
                 1998 ...................................  17,655
                 1999 ...................................  20,177
                 2000 ...................................   1,107
                                                          -------
                                                          $45,090
                                                          =======


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in first-out method of accounting. Inventory consists of computer hardware equipment, software and parts.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:


                 Furniture and fixtures ................. 6 years
                 Computer equipment ..................... 3 years
                 Machinery and equipment ................ 8 years
                 Vehicles ............................... 4 years


ACCRUED EXPENSES

     As of September 30, 1995, September 30, 1996, and May 31, 1997, accrued expenses consist of the following:

                                            SEPTEMBER 30,     SEPTEMBER 30,      MAY 31,
                                                1995              1996            1997
                                          ---------------   ---------------   -----------
Accrued salaries and benefits .........       $100,731          $39,617        $134,799
Legal expenses ........................             --               --          56,819
Other .................................         43,220           21,433          23,951
                                              --------          -------        --------
                                              $143,951          $61,050        $215,569
                                              ========          =======        ========

                            KANDL DATA PRODUCTS, INC.

COST OF GOODS AND SERVICES SOLD

     The Company includes the costs of computer hardware equipment, software, and parts sold in the cost of hardware sold and the costs of technicians and engineers who provide services in the cost of services sold in the accompanying statements of operations.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. SFAS No. 109 requires that the tax benefit of net operating loss carryforwards for financial reporting purposes be recorded as an asset. A valuation allowance is established, if based on the evidence available it is more likely than not, that a portion of the deferred tax assets will not be realized.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of September 30, 1995, September 30, 1996, and May 31, 1997, property and equipment consist of the following:

                                              SEPTEMBER 30,     SEPTEMBER 30,      MAY 31,
                                                  1995              1996            1997
                                            ---------------   ---------------   ------------
Furniture and fixtures ..................      $   8,248         $   8,248       $      --
Computer equipment ......................        119,991           143,098          90,692
Machinery and equipment .................          5,148            10,000              --
Vehicles ................................         34,250            34,250          34,250
                                               ---------         ---------       ---------
                                                 167,637           195,596         124,942
Less-- Accumulated depreciation .........        (43,977)          (76,932)        (85,017)
                                               ---------         ---------       ---------
                                               $ 123,660         $ 118,664       $  39,925
                                               =========         =========       =========

     For the eight months ended May 31, 1997, the Company recorded a $55,147 loss on the disposal of computer equipment which is included in selling, general, and administrative expense in the accompanying statements of operations.

                           KANDL DATA PRODUCTS, INC.

3.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities resulting from carryforwards and temporary differences as of September 30, 1995, September 30, 1996, and May 31, 1997, are as follows:

                                              SEPTEMBER 30,     SEPTEMBER 30,      MAY 31,
                                                  1995              1996            1997
                                            ---------------   ---------------   ------------
Current:
Deferred tax assets--
Allowance for doubtful accounts .........     $    1,931         $   1,931       $   7,200
Inventory reserve .......................         11,968            25,068          25,787
Accrued expenses/receivable .............         17,473             6,647              --
                                              ----------         ---------       ---------
Total deferred tax assets ...............         31,372            33,646          32,987
                                              ----------         ---------       ---------
Long term:
Deferred tax assets (liabilities)--
Depreciation ............................        (47,757)          (20,157)          9,698
Other ...................................        (40,524)          (23,550)        (23,550)
Lease revenue ...........................        (32,588)          (27,440)        (17,414)
                                              ----------         ---------       ---------
Total deferred tax liabilities ..........       (120,869)          (71,147)        (31,266)
                                              ----------         ---------       ---------
Net deferred taxes ......................     $  (89,497)        $ (37,501)      $   1,721
                                              ==========         =========       =========

     The provision for income taxes consists of the following:

                                        SEPTEMBER 30,     SEPTEMBER 30,      MAY 31,
                                            1995              1996            1997
                                      ---------------   ---------------   ------------
Current:
Federal ...........................       $11,431          $  28,229       $  74,831
State .............................         1,559              3,849          10,204
                                          -------          ---------       ---------
Total current .....................        12,990             32,078          85,035
                                          -------          ---------       ---------
Deferred:
Federal ...........................        71,223            (45,753)        (34,515)
State .............................         9,712             (6,239)         (4,707)
                                          -------          ---------       ---------
Total deferred ....................        80,935            (51,992)        (39,222)
                                          -------          ---------       ---------
Total provision (benefit) .........       $93,925          $ (19,914)      $  45,813
                                          =======          =========       =========

     The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to net income (loss) before taxes were as follows:

                                                                  SEPTEMBER 30,     SEPTEMBER 30,     MAY 31,
                                                                      1995              1996           1997
                                                                ---------------   ---------------   ----------
Applicable income taxes based on statutory tax rate .........       $82,689          $ (18,004)      $40,320
State taxes, net of federal tax benefit .....................        11,236             (2,446)        5,479
Other .......................................................            --                536            14
                                                                    -------          ---------       -------
Income tax provision (benefit) ..............................       $93,925          $ (19,914)      $45,813
                                                                    =======          =========       =======


4.   PROFIT-SHARING PLAN:

     The Company maintains a 401(k) profit-sharing plan (the "Plan") for all employees meeting certain minimum service requirements. Under the Plan, employees may elect to contribute zero to 20 percent of their compensation. Plan participants vest immediately in all employee elective contributions. The

                            KANDL DATA PRODUCTS, INC.

Company contributes an amount equal to 25 percent of the amount contributed by employees up to 8 percent of their gross pay. Additionally, plan participants vest in employer contributions over various periods. Employer contributions totaled $45,098, $11,773, and $5,840 for the years ended September 30, 1995 and 1996, and the eight months ended May 31, 1997, respectively.


5.   RELATED-PARTY TRANSACTIONS:

     The  stockholders  of the  Company  are  the  stockholders  of a  marketing services firm that provided the company marketing and general business consulting services during the years 1994 through 1996. Total payments to the related party for the years ended September 30, 1995 and 1996, and the eight months ending May 31, 1997, are $0, $379,959 and $112,320, respectively.


6.   COMMITMENTS AND CONTINGENCIES:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


OPERATING LEASES

     The Company leases its operating facilities under leases that expire through June 2002. Future minimum rent payments due under existing operating leases as of May 31, 1997, are as follows:


                PERIOD ENDED DECEMBER 31,
                -------------------------
                June 1, 1997, to December 31, 1997 ...   $ 36,055
                1998 .................................     63,393
                1999 .................................     65,929
                2000 .................................     68,566
                2001 .................................     71,309
                2002 .................................     36,354
                                                         --------
                                                         $341,606
                                                         ========


     Rent expense for the years ended September 30, 1995 and 1996, and eight months ended May 31, 1997, totaled $66,004, $67,324 and $38,686 respectively.


7.   SUBSEQUENT EVENT:

     On May 31, 1997, all of the issued and outstanding stock of the Company was acquired by IT Partners, Inc., for an aggregate purchase price of $3,451,669, which includes transaction costs. These financial statements do not include the effects of this transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Computer Network Services, Inc.:

     We have audited the accompanying balance sheets of Computer Network Services, Inc. (a New Jersey corporation) as of December 31, 1995 and 1996, and May 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Network Services, Inc. as of December 31, 1995 and 1996, and May 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997, in conformity with generally accepted accounting principles.

Washington, D.C.
July 8, 1998

                         COMPUTER NETWORK SERVICES, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                            ----------------------------      MAY 31,
                                                                1995            1996            1997
                                                            ------------   -------------   -------------
ASSETS
Current assets:
 Cash ...................................................   $       --      $   90,286      $   80,722
 Accounts receivable, net of allowance for doubtful ac-
   counts of $37,000, $37,000, and $126,534, respectively    1,269,678       1,382,062       1,413,235
 Inventory ..............................................      383,719         289,897         196,655
 Other current assets ...................................       22,563          44,395          83,607
                                                            ----------      ----------      ----------
   Total current assets .................................    1,675,960       1,806,640       1,774,219
Property and equipment, net .............................      116,867         101,643          88,122
Other assets ............................................      114,974         101,062          96,152
                                                            ----------      ----------      ----------
   Total assets .........................................   $1,907,801      $2,009,345      $1,958,493
                                                            ==========      ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .......................................   $  586,809      $  604,328      $  612,564
 Accrued expenses .......................................      228,374         194,470         228,078
 Deferred revenue .......................................      136,947         127,773         127,773
 Current portion of notes payable .......................      217,148         470,220         466,599
 Due to officers ........................................      123,688          77,028          78,546
                                                            ----------      ----------      ----------
   Total current liabilities ............................    1,292,966       1,473,819       1,513,560
Notes payable, net of current portion ...................      144,242          23,664           4,392
                                                            ----------      ----------      ----------
   Total liabilities ....................................    1,437,208       1,497,483       1,517,952
                                                            ----------      ----------      ----------
Stockholders' equity:
 Common stock, 1,000 shares, no par value, $60 stated
   value, authorized, issued and outstanding ............       60,000          60,000          60,000
 Additional paid-in capital .............................       50,000          50,000          50,000
 Retained earnings ......................................      360,593         401,862         330,541
                                                            ----------      ----------      ----------
   Total stockholders' equity ...........................      470,593         511,862         440,541
                                                            ----------      ----------      ----------
   Total liabilities and stockholders' equity ...........   $1,907,801      $2,009,345      $1,958,493
                                                            ==========      ==========      ==========


      The accompanying notes are an integral part of these balance sheets.

                         COMPUTER NETWORK SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED           FOR THE FIVE
                                                                    DECEMBER 31,               MONTHS ENDED
                                                          ---------------------------------      MAY 31,
                                                                1995              1996             1997
                                                          ---------------   ---------------   -------------
Revenues:
 Sales ................................................     $ 5,685,753      $  5,860,953      $2,747,899
 Service ..............................................       3,298,439         4,337,814       1,704,872
                                                            -----------      ------------      ----------
   Total revenues .....................................       8,984,192        10,198,767       4,452,771
                                                            -----------      ------------      ----------
Cost of goods and services sold:
 Sales ................................................       4,668,990         5,278,347       2,333,130
 Service ..............................................       2,394,451         2,931,522       1,096,635
                                                            -----------      ------------      ----------
   Total cost of goods and services sold ..............       7,063,441         8,209,869       3,429,765
                                                            -----------      ------------      ----------
   Gross profit .......................................       1,920,751         1,988,898       1,023,006
Selling, general, and administrative expenses .........       1,753,200         1,859,926       1,030,275
Depreciation expense ..................................          31,862            36,055           9,183
                                                            -----------      ------------      ----------
   Operating income (loss) ............................         135,689            92,917         (16,452)
Other income ..........................................          62,023            18,309           3,331
Interest expense ......................................          54,776            69,957          30,482
                                                            -----------      ------------      ----------
Net income (loss) .....................................     $   142,936      $     41,269      $  (43,603)
                                                            ===========      ============      ==========
Basic and diluted net income (loss) per share .........     $    142.94      $      41.27      $   (43.60)
                                                            ===========      ============      ==========
Weighted-average number of shares .....................           1,000             1,000           1,000
                                                            ===========      ============      ==========



        The accompanying notes are an integral part of these statements.

                         COMPUTER NETWORK SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK         ADDITIONAL
                                                 ---------------------     PAID-IN
                                                  SHARES      AMOUNT       CAPITAL       RETAINED       TOTAL
                                                 --------   ----------   -----------   -----------   -----------
Balance, January 1, 1995 .....................    1,000      $60,000       $    --      $ 217,657     $ 277,657
 Capital contribution by stockholder .........       --           --        50,000             --        50,000
 Net income ..................................       --           --            --        142,936       142,936
                                                  -----      -------       -------      ---------     ---------
Balance, December 31, 1995 ...................    1,000       60,000        50,000        360,593       470,593
 Net income ..................................       --           --            --         41,269        41,269
                                                  -----      -------       -------      ---------     ---------
Balance, December 31, 1996 ...................    1,000       60,000        50,000        401,862       511,862
 Dividend ....................................       --           --            --        (27,718)      (27,718)
 Net loss ....................................       --           --            --        (43,603)      (43,603)
                                                  -----      -------       -------      ---------     ---------
Balance, May 31, 1997 ........................    1,000      $60,000       $50,000      $ 330,541     $ 440,541
                                                  =====      =======       =======      =========     =========



        The accompanying notes are an integral part of these statements.

                         COMPUTER NETWORK SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        FOR THE               FOR THE FIVE
                                                                      YEARS ENDED                MONTHS
                                                                     DECEMBER 31,                ENDED
                                                             -----------------------------      MAY 31,
                                                                  1995            1996            1997
                                                             -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .......................................    $  142,936      $   41,269      $  (43,603)
 Adjustments to reconcile net income (loss) to net cash
   flows from operating activities-
   Depreciation ..........................................        31,862          36,055           9,183
   Changes in assets and liabilities: ....................
    Increase in accounts receivable, net .................      (341,834)       (112,384)        (31,173)
    Decrease in inventory ................................       116,760          93,822          93,242
    Decrease (increase) in other current assets ..........        20,605         (21,832)        (39,212)
    Decrease (increase) in other long-term assets ........         2,392         (13,912)         (4,910)
    Decrease in deferred revenue .........................          (287)         (9,174)             --
    (Decrease) increase in accounts payable ..............       (18,032)         17,519           8,236
    Increase (decrease) in accrued expenses ..............        89,287         (33,904)         33,608
                                                              ----------      ----------      ----------
      Net cash flows provided by operating activities.....        43,689          (2,541)         25,371
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ......................       (59,912)         (9,673)        (13,560)
                                                              ----------      ----------      ----------
      Net cash used in investing activities ..............       (59,912)         (9,673)        (13,560)
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Decrease) increase in due to officers ..................       (34,336)        (46,660)          1,518
 Proceeds from notes payable .............................       642,621         549,490         100,000
 Payments on notes payable ...............................      (642,062)       (400,330)       (122,893)
 Capital contribution from stockholder ...................        50,000              --              --
                                                              ----------      ----------      ----------
      Net cash provided by (used in) financing activi-
       ties ..............................................        16,223         102,500         (21,375)
Net increase (decrease) in cash ..........................            --          90,286          (9,564)
Cash, beginning of period ................................            --              --          90,286
                                                              ----------      ----------      ----------
Cash, end of period ......................................    $       --      $   90,286      $   80,722
                                                              ==========      ==========      ==========
Cash paid for interest ...................................    $   44,701      $   52,119      $   23,382
                                                              ==========      ==========      ==========


        The accompanying notes are an integral part of these statements.

                         COMPUTER NETWORK SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Computer Network Services, Inc. (the "Company") a New Jersey corporation, provides repair, refurbishing, network, and integration services to the computer industry and the business community. The Company's operations consist of component level repair of computer and electronic assemblies, refurbishing and logistic services for major manufacturers and original equipment manufacturers throughout the United States. The network and systems integration business, as well as on-site installation, repair and network support, is focused on commercial businesses in New Jersey.

     The Company's year-end is December 31. Financial statements have been prepared for the five months ended May 31, 1997, pursuant to an asset purchase agreement, whereby the outstanding common stock of the Company was acquired by IT Partners, Inc.


REVENUE RECOGNITION

     The Company recognizes revenue for hardware maintenance fees pro rata over the term of the agreements, which generally have a one-year term. Revenues from sales of hardware and software are recognized at the time of shipment and when collection of the receivable is probable. Revenues from network installation and related services are recognized upon completion of work and when collection of the receivable is probable. Payments received in advance of revenue recognition for these services and product sales are included in deferred revenue in the accompanying financial statements.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") that supersedes Statement of Position 91-1. Management believes that the changes contained in SOP 97-2 do not have a material impact on the Company.


CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMER

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses. Historically, such losses have been insignificant and within management's expectations. The Company's largest customer represents approximately 18.8, 8.5, and 16.5 percent of total accounts receivable as of December 31, 1995 and 1996, and May 31, 1997, respectively. Sales to the Company's largest customer represents approximately 17.0, 15.2, and 14.3 percent of total revenues for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial and all nonfinancial instruments from its disclosure requirements. Amounts reported in the accompanying balance sheets related to accounts receivable, accounts payable, notes payable and due to officers approximate fair value.

                         COMPUTER NETWORK SERVICES, INC.

INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in, first-out method of accounting. Inventory consists of:


                                                      DECEMBER 31,
                                                  -------------------    MAY 31,
                                                    1995       1996       1997
                                                  --------   --------   --------
Raw materials .................................   $108,571   $ 26,113   $   --
Finished goods ................................    275,148    263,784    196,665
                                                  --------   --------   --------
                                                  $383,719   $289,897   $196,665
                                                  ========   ========   ========


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:


     Machinery and equipment .............. 5 years
     Vehicles ............................. 7 years
     Furniture and fixtures ............... 5 years
     Office equipment ..................... 5 years
     Leasehold improvements ............... The shorter of the term of the lease or the life of the improvement


INVESTMENT IN AFFILIATED COMPANY

     Included in other assets in the accompanying balance sheets is an investment in a 50 percent owned subsidiary, C.N.S. Canada, Inc. ("Canada"). The subsidiary was established on June 10, 1988 to conduct operations similar to the Company in Canada. Canada is accounted for under the equity method. Also included in other assets for all periods presented is $7,516 relating to a loan made by the Company to the affiliated company. The Company's share of Canada's net income (loss) is included in other income in the accompanying statements of operations. The investment in affiliate consists of the following:


         Investment balance, December 31, 1994 .........    $ 91,267
          1995 gain ....................................       4,392
                                                            --------
         Investment balance, December 31, 1995 .........      95,659
          1996 loss ....................................      (6,726)
                                                            --------
         Investment balance, December 31, 1996 .........      88,933
          1997 loss ....................................      (4,910)
                                                            --------
         Investment balance, May 31, 1997 ..............    $ 84,023
                                                            ========


ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                     DECEMBER 31,
                                                --------------------    MAY 31,
                                                   1995        1996       1997
                                                --------    --------   ---------
Accrued salaries and related taxes .........    $120,845    $142,091   $181,721
Accrued sales taxes ........................      29,048      19,706     16,202
Other ......................................      78,481      32,673     30,155
                                                --------    --------   --------
                                                $228,374    $194,470   $228,078
                                                ========    ========   ========

                        COMPUTER NETWORK SERVICES, INC.

ADVERTISING COSTS

     All advertising costs are expensed when incurred. Such costs which are included in selling, general and administrative expenses, were $37,387, $39,284, and $28,206 for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997, respectively.


COST OF GOODS AND SERVICES SOLD

     The Company includes the costs of computer hardware equipment, software, and parts sold in the cost of hardware sold and the costs of technicians and engineers who provide services in the cost of services sold. Included in depreciation expense in the accompanying statements of operations is depreciation expense of $27,992, $29,567, and $10,676 for the years ended
December  31,  1995  and  1996,   and  the  five  months  ended  May  31,  1997,
respectively.


INCOME TAXES

     The stockholders elected under Subchapter S of the Internal Revenue Code to include the Company's income in their personal income tax returns for federal income tax purposes. Accordingly, the Company is not subject to federal income taxes. Unapportioned income is included in the stockholders' personal income tax returns for state income tax purposes.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                   DECEMBER 31,
                                           -----------------------------      MAY 31,
                                                1995            1996            1997
                                           -------------   -------------   -------------
Machinery and equipment ................    $  114,023      $  114,023      $  116,518
Vehicles ...............................       104,656         104,656         104,656
Furniture and fixtures .................         9,435          60,224          74,222
Office equipment .......................        50,789          20,831              --
Leasehold improvements .................        14,500          14,500          14,500
                                            ----------      ----------      ----------
                                               293,403         314,234         309,896
Less- Accumulated depreciation .........      (176,536)       (212,591)       (221,774)
                                            ----------      ----------      ----------
                                            $  116,867      $  101,643      $   88,122
                                            ==========      ==========      ==========


3.   DUE TO OFFICERS:

     The Company has demand loans to the stockholders of the Company. The loans accrue interest at 8 percent per year. Accrued interest related to the demand loans is $33,922, $40,112, and $40,590 as of December 31, 1995 and 1996, and May
31, 1997, respectively.

                         COMPUTER NETWORK SERVICES, INC.

4.   DEBT:

     The Company's debt consists of the following:

                                                     DECEMBER 31,
                                               -------------------------     MAY 31,
                                                   1995          1996          1997
                                               -----------   -----------   -----------
Term loan ..................................    $ 99,937      $250,000      $250,000
Revolving line of credit ...................          --        99,427       124,427
Demand note payable ........................     225,000       125,000        83,333
Various notes payable for vehicles .........      36,453        19,457        13,231
                                                --------      --------      --------
 Total debt ................................     361,390       493,884       470,991
Less- Current portion ......................     217,148       470,220       466,599
                                                --------      --------      --------
Debt, net of current portion ...............    $144,242      $ 23,664      $  4,392
                                                ========      ========      ========

     Maturities on notes payable are as follows:

                         YEAR ENDED DECEMBER 31,
                         -----------------------
                         1997 ..............................   $466,599
                         1998 ..............................      4,392
                                                               --------
                                                               $470,991
                                                               ========

     The Company's term loan bears interest at the bank's prime rate plus 1 percent per year (9.5 percent at May 31, 1997). Borrowings are collateralized by first priority security interests in substantially all of the assets of the Company and mortgage indentures on the homes of the stockholders, and are cross-collateralized by the Company's short-term borrowings. The effective interest rate on term loan borrowings is 13.1, 9.4, and 9.4 percent for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997. The weighted average interest rate on term loan borrowings is 9.8, 9.3, and 9.4 percent for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997.

     The revolving line of credit and demand note bear interest at the bank's prime rate plus 1 percent per year (9.5 percent at May 31, 1997). Interest is payable monthly. Under the revolving line of credit and demand note, the Company has pledged substantially all of its assets. The Company's stockholders have also personally guaranteed repayment of the revolving line of credit. The effective interest rate on revolving line of credit and demand note borrowings is 11.6, 11.4, and 13.5 percent for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997. The weighted-average interest rate on revolving line of credit and demand note borrowings is 9.8, 9.3, and 9.3 percent for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997.

     Notes payable for vehicles are payable in monthly installments of principal and interest and bear interest ranging from 2.9 to 12.9 percent. The vehicle notes are secured by specific vehicles.


5.   STOCK REPURCHASE AGREEMENT:

     There is a formal agreement which requires the Company to purchase, at fair market value, the outstanding shares in the event of a stockholder's death. In conjunction with this agreement, the Company is the beneficiary of key-man life insurance policies carried on the lives of its stockholders. The cash surrender value of these policies included in other current assets in the accompanying balance sheets is $22,117, $35,745 and $39,085 as of December 31, 1995 and 1996,
and May 31, 1997, respectively.


6.   EMPLOYEE BENEFIT PLANS:

     The Company maintains a 401(k) Profit-Sharing Plan (the "Plan") which covers all employees who are twenty-one years old and have at least one year of service. Under the Plan agreement, participants may elect to defer up to the maximum percentage allowable by the Internal Revenue Service. In addi-

                         COMPUTER NETWORK SERVICES, INC.

tion, the Company makes a matching contribution based on 50 percent of each eligible participant's elective deferral at up to a maximum of $500 per eligible employee per year. The Company may also make discretionary contributions based on operating results. Participant contributions vest immediately and employer contributions vest at the end of the third year of service. Contributions totaled $13,507, $8,399, and $10,838 for the years ended December 31, 1995 and 1996, and the five months ended May 31, 1997, respectively.


7.   CONTINGENCIES AND COMMITMENTS:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


OPERATING LEASES

     The  Company  leases  certain  office  space,  operating  facilities,   and
equipment under noncancelable operating leases that expire through 2003. Future minimum rent payments due under existing operating leases are as follows:


                   YEAR ENDED DECEMBER 31,
                   -----------------------
                   1997 ...........................   $  427,787
                   1998 ...........................      424,507
                   1999 ...........................      407,936
                   2000 ...........................      401,961
                   2001 and thereafter ............      904,412
                                                      ----------
                                                      $2,566,603
                                                      ==========


     Rent expense for the years ended  December 31, 1995 and 1996,  and the five
months  ended  May  31,  1997,   totaled  $313,497,   $366,586,   and  $152,082,
respectively.


8.   SUBSEQUENT EVENT:

     In May 1997, IT Partners, Inc. acquired all of the issued and outstanding stock of the Company for an aggregate purchase price of $4,720,531, which includes transaction costs. The investment in affiliated company (Note 1) and cash surrender value of officers' life insurance (Note 5) were not acquired as part of the purchase. The accompanying financial statements do not include the effects of this transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To A-COM, Inc.:

     We have audited the accompanying balance sheets of A-COM, Inc. (a Delaware corporation) as of June 30, 1996 and 1997, and the related statements of operations, stockholders' equity (accumulated deficit) and cash flows for the years ended June 30, 1995, 1996, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A-COM, Inc. as of June 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended June 30, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.


Washington, D.C.
July 28, 1998

                                   A-COM, INC.

                                 BALANCE SHEETS
                          AS OF JUNE 30, 1996 AND 1997

                                                                            JUNE 30,          JUNE 30,
                                                                              1996              1997
                                                                         --------------   ---------------
ASSETS
Current assets:
 Cash and cash equivalents ...........................................     $   54,180      $     42,580
 Accounts receivable, net of allowance for doubtful accounts of
   $297,705 and $455,106, respectively................................      1,906,342         3,407,082
 Inventory, net ......................................................        223,502           223,939
 Costs and estimated earnings in excess of billings on uncompleted
   contracts .........................................................        806,271           924,979
 Deferred tax asset ..................................................        177,576           192,946
 Prepaid expenses and other current assets ...........................        266,920           302,769
                                                                           ----------      ------------
   Total current assets ..............................................      3,434,791         5,094,295
 Property and equipment, net .........................................        484,066           724,075
 Other assets ........................................................         72,908            83,026
 Deferred tax asset ..................................................         53,152             4,522
                                                                           ----------      ------------
   Total assets ......................................................     $4,044,917      $  5,905,918
                                                                           ==========      ============
LIABILITIES AND STOCHOLDERS' EQUITY (ACCUMULATED DEFICIT)
Current liabilities:
 Accounts payable ....................................................     $2,000,246      $  2,539,072
 Accrued expenses ....................................................        315,825         1,554,635
 Loan from stockholder ...............................................        102,232           109,000
 Billings in excess of costs and estimated earnings on uncompleted
   contracts .........................................................        862,340         1,293,838
 Notes payable, net of long-term portion .............................         52,319           104,968
 Line of credit ......................................................        543,147           977,068
                                                                           ----------      ------------
   Total current liabilities .........................................      3,876,109         6,578,581
Notes payable, net of current portion ................................        135,115           373,369
Other liabilities ....................................................         45,137            56,900
                                                                           ----------      ------------
   Total liabilities .................................................      4,056,361         7,008,850
                                                                           ----------      ------------
Contingencies and commitments (Note 12)

Stockholders' equity (accumulated deficit):
 Common stock, par value $10, 10,000 shares authorized and
   500 shares issued and outstanding .................................          5,000             5,000
 Accumulated deficit .................................................        (16,444)       (1,107,932)
                                                                           ----------      ------------
   Total stockholders' equity (accumulated deficit) ..................        (11,444)       (1,102,932)
                                                                           ----------      ------------
   Total liabilities and stockholders' (accumulated deficit) .........     $4,044,917      $  5,905,918
                                                                           ==========      ============


      The accompanying notes are an integral part of these balance sheets.

                                   A-COM, INC.

                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                              JUNE 30,         JUNE 30,          JUNE 30,
                                                                1995             1996              1997
                                                          ---------------   --------------   ----------------
Revenues ..............................................     $ 9,946,664      $13,291,727       $ 20,078,066
Cost of goods and services sold .......................       7,710,516       10,017,653         16,196,095
                                                            -----------      -----------       ------------
Gross profit ..........................................       2,236,148        3,274,074          3,881,971
Other operating expenses:
 Salaries, wages, and benefits ........................       1,580,683        1,422,780          2,340,762
 Selling, general, and administrative .................       1,243,814        1,594,474          2,252,954
 Depreciation .........................................         141,386          141,161            184,742
                                                            -----------      -----------       ------------
   Total other operating expenses .....................       2,965,883        3,158,415          4,778,458
(Loss) income from operations .........................        (729,735)         115,659           (896,487)
Other expense .........................................         (90,403)         (82,326)          (161,741)
                                                            -----------      -----------       ------------
Net (loss) income before taxes ........................        (820,138)          33,333         (1,058,228)
Income tax (expense) benefit ..........................         (82,002)         125,014            (33,260)
                                                            -----------      -----------       ------------
Net (loss) income .....................................     $  (902,140)     $   158,347       $ (1,091,488)
                                                            ===========      ===========       ============
Basic and diluted net income (loss) per share .........     $ (1,804.28)     $    316.69       $  (2,182.98)
                                                            ===========      ===========       ============
Weighted average shares outstanding ...................             500              500                500
                                                            ===========      ===========       ============



        The accompanying notes are an integral part of these statements.

                                   A-COM, INC.

            STATEMENTS OF STOCKHOLDERS' EQUITY (ACCUMULATED DEFICIT)
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                      COMMON STOCK
                                   -------------------     ACCUMULATED
                                    SHARES     AMOUNT        DEFICIT            TOTAL
                                   --------   --------   ---------------   ---------------
Balance, June 30, 1994 .........      500      $5,000     $    727,349      $    732,349
 Net loss ......................       --          --         (902,140)         (902,140)
                                      ---      ------     ------------      ------------
Balance, June 30, 1995 .........      500       5,000         (174,791)         (169,791)
 Net income ....................       --          --          158,347           158,347
                                      ---      ------     ------------      ------------
Balance, June 30, 1996 .........      500       5,000          (16,444)          (11,444)
 Net loss ......................       --          --       (1,091,488)       (1,091,488)
                                      ---      ------     ------------      ------------
Balance, June 30, 1997 .........      500      $5,000     $ (1,107,932)     $ (1,102,932)
                                      ===      ======     ============      ============



         The accompanying notes are an integral part of this statements.

                                   A-COM, INC.

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                                JUNE 30,         JUNE 30          JUNE 30,
                                                                  1995             1996             1997
                                                             --------------   -------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ................................................     $ (902,140)     $  158,347       $ (1,091,488)
 Adjustments to reconcile net loss to net cash flows from
   operating activities--
   Depreciation ..........................................        141,386         141,161            184,742
   Changes in assets and liabilities--
    Accounts receivable, net .............................        190,129        (430,487)        (1,500,740)
    Inventory, net .......................................        187,385         (73,990)              (437)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts ..............................        444,233        (661,754)          (118,708)
    Deferred tax asset ...................................         82,002        (125,014)            33,260
    Prepaid expenses and other current assets ............       (152,562)        (87,293)           (35,849)
    Other assets .........................................        162,937         (14,739)           (10,118)
    Accounts payable .....................................       (399,479)      1,139,893            538,826
    Accrued expenses .....................................         17,216          61,958          1,238,810
    Billings in excess of costs and estimated earnings on
      uncompleted contracts ..............................        800,489           9,762            431,498
    Other liabilities ....................................         (2,029)             --             11,763
                                                               ----------      ----------       ------------
      Net cash flows provided by (used in) operating ac-
       tivities ..........................................        569,567         117,844           (318,441)
                                                               ----------      ----------       ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Purchase of property and equipment ......................       (118,953)       (232,664)          (424,751)
                                                               ----------      ----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment of) proceeds from notes payable ...............       (168,654)        145,260            290,903
(Repayment of) proceeds from line of credit ..............       (208,328)       (225,810)           433,921
Loan from stockholder ....................................             --         102,232              6,768
                                                               ----------      ----------       ------------
      Net cash (used in) provided by financing activities.       (376,982)         21,682            731,592
                                                               ----------      ----------       ------------
Net increase (decrease) in cash ..........................         73,632         (93,138)           (11,600)
Cash, beginning of period ................................         73,686         147,318             54,180
                                                               ----------      ----------       ------------
Cash, end of period ......................................     $  147,318      $   54,180       $     42,580
                                                               ==========      ==========       ============
Cash paid for interest ...................................     $  104,373      $  117,597       $    161,741
                                                               ==========      ==========       ============


        The accompanying notes are an integral part of these statements.

                                   A-COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                       AS OF JUNE 30, 1995, 1996, AND 1997


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     A-COM, Inc., (the "Company") a Delaware corporation, located in Northern Virginia, is engaged in designing, installing and servicing a diverse range of electronic sound and security systems, as well as voice and data communication systems. The Company also provides cabling and control wiring services.

     In June 1997, all of the issued and outstanding stock of the Company was acquired by IT Partners, Inc. ("IT Partners"), for an aggregate purchase price of $9,055,274, which includes transaction costs.

     The Company has experienced net losses through June 30, 1997. Since June 30, 1997, the Company has funded its operations through borrowings from IT Partners. The future viability and operating performance of the Company is dependent upon its ability to continue to generate revenue from its existing and future customers and to manage costs.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value due to the relatively short maturities of these instruments. The book value of the Company's line of credit is consistent with its fair market value as the Company's borrowing cost is comparable to similar credit facilities, at June 30, 1995, 1996, and 1997.

     This disclosure relates to financial instruments only. The fair value assumptions were based upon subjective estimates of market conditions and perceived risks of the financial instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first in first out method of accounting. Inventory as of June 30, 1996 and 1997, consists of:

                                               JUNE 30,      JUNE 30,
                                                 1996          1997
                                              ----------   -----------
         Materials ........................    $367,887     $485,002
         Less-- Inventory reserve .........     144,385      261,063
                                               --------     --------
         Inventory, net ...................    $223,502     $223,939
                                               ========     ========

                                   A-COM, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease. Depreciation expense for the years ended June 30, 1995, 1996, and 1997, was $141,386, $141,161, and $184,742, respectively.

     The ranges used in computing estimated useful lives were as follows:

               Furniture and fixtures .......... 3 -- 7 years
               Computer equipment .............. 5 years
               Machinery and equipment ......... 5 -- 7 years
               Vehicles ........................ 3 -- 7 years
               Leasehold improvements .......... 12 years


ACCRUED EXPENSES

     As of June 30, 1996 and 1997, accrued expenses consist of the following:

                                                       JUNE 30,      JUNE 30,
                                                         1996          1997
                                                      ----------   ------------
       Accrued salaries and related taxes .........    $ 88,819    $  879,497
       Accrued vacation ...........................     169,083       174,537
       Accrued sales and use tax ..................      17,062        99,952
       Accrued rent ...............................          --       221,350
       Other ......................................      40,861       179,299
                                                       --------    ----------
        Total accrued expenses ....................    $315,825    $1,554,635
                                                       ========    ==========


     Accrued salaries and related taxes increased significantly during 1997 due to employee bonuses earned during that period. Accrued rent as of June 30, 1997, relates to rent due on the Company's previous facility (the "Flint Lee office") (see Note 3).


REVENUE RECOGNITION

     Hardware and software sales with no related service component and time and materials contract revenue with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable and no significant vendor obligations remain. Revenue from services is recognized as services are performed or ratably if performed over a service contract period.

     Revenue for material projects with a duration of three months or longer that require installation, system design, and integration, is recognized under the percentage-of-completion method as the work progresses. Revenue under these projects is recognized as labor costs are incurred and includes a portion of the total estimated earnings to be realized in the ratio that labor costs incurred relate to estimated total labor costs. Estimated contract earnings are reviewed and revised periodically as the work progresses.

     Contract costs consist primarily of materials, direct labor and those indirect costs related to contract performance, such as indirect labor, and supplies. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized when known.

                                   A-COM, INC.

     Costs and estimated earnings in excess of billings on uncompleted contracts, as reflected on the accompanying balance sheet, comprise amounts of revenue recognized on contracts for which billings have not been rendered. Billings in excess of cost and estimated earnings on uncompleted contracts comprise amounts of billings recognized on contracts for which costs have not been incurred.

     For the year ended June 30, 1995, long-term project revenue, time and materials contract revenue, and hardware and software sales revenue represented 70, 22, and 8 percent, respectively, of total revenue. For the year ended June 30, 1996, long-term project revenue, time and materials contract revenue, and hardware and software sales revenue represented 83, 15, and 2 percent, respectively, of total revenue. For the year ended June 30, 1997, long-term contract revenue, time and materials contract revenue, and hardware and software sales revenue represented 82, 9, and 9 percent, respectively, of total revenue. Revenue from services represented less than 1 percent of total revenue for each of the years ended June 30, 1995, 1996, and 1997.


ADVERTISING COSTS

     All advertising costs are expensed when incurred and included in selling, general and administrative expenses. Advertising costs for the years ended June 30, 1995, 1996, and 1997, were $45,942, $29,302, and $34,916, respectively.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of June 30, 1996 and 1997, property and equipment consist of the following:

                                                     JUNE 30,       JUNE 30,
                                                       1996           1997
                                                   ------------   ------------
       Furniture and fixtures ..................   $ 126,803      $ 173,104
       Computer equipment ......................     123,164        176,600
       Machinery and equipment .................     132,555        201,970
       Vehicles ................................     238,861        688,016
       Leasehold improvements ..................     483,654             --
                                                   ---------      ---------
                                                   1,105,037      1,239,690
       Less-- Accumulated depreciation .........     620,971        515,615
                                                   ---------      ---------
       Property and equipment, net .............   $ 484,066      $ 724,075
                                                   =========      =========

                                   A-COM, INC.

     Effective June 30, 1997, the Company moved to a new facility (the "Walney office") and wrote off the remaining leasehold improvements balance related to the Flint Lee office. In addition, the Company recorded a loss on the lease related to the Flint Lee office of $221,350, which is included in accrued expenses (see Note 1) and selling, general, and administrative expenses as of June 30, 1997. The loss on the lease is an estimate of future rents due, net of future rental income.

3.   CONTRACTS IN PROGRESS:

     As of June 30, 1996 and 1997, information related to uncompleted contracts is as follows:

                                                                  JUNE 30,         JUNE 30,
                                                                    1996             1997
                                                               --------------   --------------
Revenue recognized .........................................    $  5,631,369     $  6,975,739
Costs recognized ...........................................      (3,949,591)      (4,856,548)
                                                                ------------     ------------
Profit margin recognized ...................................       1,681,778        2,119,191
Costs incurred .............................................       5,389,273        5,986,863
Billings ...................................................      (7,127,120)      (8,474,913)
                                                                ------------     ------------
Costs and estimated earnings in excess of billings on uncom-
 pleted contracts ..........................................         806,271          924,979
Billings in excess of costs and estimated earnings on uncom-
 pleted contracts ..........................................        (862,340)      (1,293,838)
                                                                ------------     ------------
                                                                $    (56,069)    $   (368,859)
                                                                ============     ============


4.   REVENUES:

     The following is a summary of revenues recognized for the periods ended June 30, 1995, 1996, and 1997:

                                                    JUNE 30,        JUNE 30,         JUNE 30,
                                                      1995            1996             1997
                                                 -------------   --------------   --------------
Revenues:
 Long-term project revenue ...................    $6,916,332      $10,984,035      $16,406,833
 Time and materials contract revenue .........     2,229,880        1,956,247        1,872,985
 Hardware sales and commissions ..............       800,452          351,445        1,798,248
                                                  ----------      -----------      -----------
 Total revenues ..............................    $9,946,664      $13,291,727      $20,078,066
                                                  ==========      ===========      ===========


5.   NOTES PAYABLE:

     Notes payable at June 30, 1995, 1996, and 1997, consist primarily of notes for vehicles and other equipment with interest rates ranging from 8.50 to 16.09 percent. The vehicle notes are secured by specific vehicles.

     Maturities on notes payable are as follows:

                YEARS ENDED JUNE 30,
                --------------------
                1998 ............... ......... ....   $104,968
                1999 ............... ......... ....    104,968
                2000 ............... ......... ....    100,743
                2001 ............... ......... ....     96,849
                2002 ............... ......... ....     70,809
                                                      --------
                                                      $478,337
                                                      ========

                                   A-COM, INC.

6.   LOAN FROM STOCKHOLDER:

     As of June 30, 1996 and 1997, the Company had a $100,000 note payable with the stockholder of the Company. Interest is accrued at 9.0 percent annually and is payable monthly. The terms of the agreement call for principal and interest payments in the amount of $3,180 be made monthly beginning on April 1, 1996, and continuing through March 1, 1999, the maturity of the note. In conjunction with the purchase of the Company by IT Partners, the loan was subsequently paid in full.


7.   REVOLVING LINE OF CREDIT:

     As of June 30,  1996 and 1997,  the  Company had  $543,147,  and  $977,068,
respectively, outstanding under its revolving line of credit agreement. The maximum amount of borrowings under the line of credit is $2,000,000. The revolving line of credit bears interest, payable monthly, at the Wall Street Journal prime rate plus 1.25 per annum. The interest rates were 9.5 and 9.75 percent at June 30, 1996 and 1997, respectively. The line of credit expires on July 31, 1997. The Company has pledged substantially all assets as collateral under the revolving line of credit agreement.

     Under the terms of this agreement, the Company is required to comply with certain financial covenants including net worth, a leverage ratio, a senior debt leverage ratio and an interest coverage ratio. This debt has been presented as a current liability for all years presented.

     In conjunction with the purchase of the Company by IT Partners, the line of credit was subsequently paid in full.


8.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of June 30, 1996 and 1997, are as follows:

                                                              1996            1997
                                                         -------------   -------------
     Short-term deferred tax assets:
       Allowance for doubtful accounts ...............    $  114,974      $  175,762
       Inventory reserve .............................        55,761         100,823
       Accrued vacation ..............................        65,300          43,950
       Other accrued expenses ........................       108,664          11,174
       Revenue adjustments ...........................       116,946          62,590
       Valuation allowance ...........................      (284,069)       (201,353)
                                                          ----------      ----------
        Total short-term deferred tax assets .........       177,576         192,946
                                                          ----------      ----------
     Long-term deferred tax assets:
       Net operating loss carryforwards ..............        74,216         595,249
       Depreciation ..................................        53,152           4,522
       Valuation allowance ...........................       (74,216)       (595,249)
                                                          ----------      ----------
        Total long-term deferred tax assets ..........        53,152           4,522
                                                          ----------      ----------
     Net deferred tax asset ..........................    $  230,728      $  197,468
                                                          ==========      ==========

                                   A-COM, INC.

     The provision (benefit) for income taxes is comprised of the following as of June 30, 1995, 1996, and 1997:

                                    1995           1996           1997
                                 ----------   --------------   ----------
   Deferred:
     Federal .................    $72,162       $ (110,012)     $29,269
     State ...................      9,840          (15,002)       3,991
                                  -------       ----------      -------
      Total deferred .........    $82,002       $ (125,014)     $33,260
                                  =======       ==========      =======


     The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to loss before taxes were as follows:

                                                                      1995             1996            1997
                                                                 --------------   -------------   --------------
Applicable income taxes based on statutory tax rate ..........     $ (278,847)     $   11,333       $ (359,798)
Change in valuation allowance ................................        392,414        (138,832)         438,317
State taxes, net of federal tax benefit ......................        (37,890)          1,540          (48,890)
Other ........................................................          6,325             945            3,631
                                                                   ----------      ----------       ----------
Income tax provision (benefit) ...............................     $   82,002      $ (125,014)      $   33,260
                                                                   ==========      ==========       ==========


9.   EMPLOYEE BENEFIT PLANS:

     The Company maintains the A-COM 401(k) Profit Sharing Plan (the "Plan"), which covers all employees who are eighteen years old and have at least six months of service. Under the Plan agreement, participants may elect to defer up to 20 percent of his or her gross compensation subject to the maximum percentage allowable by the Internal Revenue Service. The Company may make discretionary contributions based on operating results. Participant contributions vest immediately and employer contributions vest based on a graded schedule as defined in the Plan. Any employer contributions are fully vested after seven years. There were no employer contributions made for the years ended June 30, 1995, 1996, or 1997.


10.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations. The Company's largest customer represents approximately 19 and 11 percent of accounts receivable at June 30, 1996 and 1997.


11.  RELATED-PARTY TRANSACTIONS:

     The Company purchases certain supplies from a company owned by the owner. For the years ended June 30, 1995, 1996, and 1997, related party purchases totaled $239,889, $118,850, and $375,042, respectively.

     As of June 30, 1996 and 1997, the Company had a non-interest demand note receivable of $256,087 from a company owned by the owner. These amounts have been included in prepaid expenses and other current assets.

     During the period July 1, 1994 through December 29, 1995, the Company leased the Flint Lee office from the owner of the Company. Rent expense for the Flint Lee office for the year ended June 30, 1995, and the period ended December 29, 1995, totaled $85,000 and $42,000, respectively. Subsequent to December 29, 1995, the Company leased the Flint Lee office from an unrelated third party for a term

                                   A-COM, INC.

through December 31, 2000. Effective June 30, 1997, the Company moved to the Walney office. Effective July 1, 1998, the Company sublet the Flint Lee office to a company owned by the owner for a monthly rental payment starting at $7,622. The term of the lease is July 1, 1998 through December 31, 2000. The Company's obligation for the monthly rental payment on the Flint Lee office is included in the calculation of future minimum rent payments.

     The Company provides office space in its Walney office to a company owned by an employee at no charge. The Company purchases certain integration services from this company, which totaled $34,012, $231,804, and $565,375 for the years ended June 30, 1995, 1996, and 1997, respectively.


12.  CONTINGENCIES AND COMMITMENTS:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


OPERATING LEASES

     The Company leases its operating facilities under leases that expire through October 2004. Future minimum rent payments due under existing operating leases are as follows:


                    PERIOD ENDED JUNE 30,
                    ---------------------
                    1998 ...........................   $  232,420
                    1999 ...........................      310,159
                    2000 ...........................      319,462
                    2001 ...........................      279,076
                    2002 ...........................      237,479
                    Thereafter .....................      495,944
                                                       ----------
                                                       $1,874,540
                                                       ==========


     Rent expense for the year ended June 30, 1995, 1996, and 1997, totaled $220,667, $215,527, and $197,962, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Financial Systems Consulting, Inc.:

     We have audited the accompanying balance sheets of Financial Systems Consulting, Inc. (a Delaware corporation) as of August 31, 1996, August 31, 1997, and October 20, 1997, and the related statements of operations, stockholders' equity and cash flows for the twelve months ended December 31, 1995, the eight months ended August 31, 1996, the twelve months ended August 31, 1997, and the period from September 1, 1997, to October 20, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Systems Consulting, Inc. as of August 31, 1996, August 31, 1997, and October 20, 1997, and the results of its operations and its cash flows for the twelve months ended December 31, 1995, the eight months ended August 31, 1996, the twelve months ended August 31, 1997, and the period from September 1, 1997, to October 20, 1997, in conformity with generally accepted accounting principles.


Washington, D.C.
June 25, 1998

                       FINANCIAL SYSTEMS CONSULTING, INC.

                                BALANCE SHEETS

                                                                   AUGUST 31,     AUGUST 31,     OCTOBER 20,
                                                                      1996           1997           1997
                                                                  ------------   ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ....................................     $ 87,545       $228,714       $124,473
 Accounts receivable, net of allowance for doubtful
   accounts of $35,132, $28,653, $84,747, respectively.........      150,858        478,806        417,135
 Inventory ....................................................           --         19,980          2,220
 Prepaid expenses and other current assets ....................       73,076         13,888         24,094
                                                                    --------       --------       --------
   Total current assets .......................................      311,479        741,388        567,922
Property and equipment, net ...................................      103,749        101,790        101,639
Other assets - disposed segment, net ..........................           --         36,664             --
                                                                    --------       --------       --------
   Total assets ...............................................     $415,228       $879,842       $669,561
                                                                    ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .............................................     $ 58,659       $187,139       $236,373
 Accrued expenses .............................................       90,422        139,315        129,993
 Deferred revenue .............................................      103,698         80,627         51,219
                                                                    --------       --------       --------
   Total current liabilities ..................................      252,779        407,081        417,585
Stockholders' equity:
 Common stock, no par value, 1,000 shares authorized, is-
   sued and outstanding .......................................        1,000          1,000          1,000
 Retained earnings ............................................      161,449        471,761        250,976
                                                                    --------       --------       --------
   Total stockholders' equity .................................      162,449        472,761        251,976
                                                                    --------       --------       --------
   Total liabilities and stockholders' equity .................     $415,228       $879,842       $669,561
                                                                    ========       ========       ========


      The accompanying notes are an integral part of these balance sheets.

                       FINANCIAL SYSTEMS CONSULTING, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                                FOR THE
                                                                                                              PERIOD FROM
                                                      FOR THE TWELVE     FOR THE EIGHT     FOR THE TWELVE     SEPTEMBER 1,
                                                       MONTHS ENDED       MONTHS ENDED      MONTHS ENDED        1997, TO
                                                       DECEMBER 31,        AUGUST 31,        AUGUST 31,       OCTOBER 20,
                                                           1995               1996              1997              1997
                                                     ----------------   ---------------   ----------------   -------------
Revenues:
 Software sales ..................................      $1,102,939         $  730,496        $2,384,491       $  385,410
 Consulting services .............................         518,312            885,653         1,888,517          267,930
                                                        ----------         ----------        ----------       ----------
   Total revenues ................................       1,621,251          1,616,149         4,273,008          653,340
                                                        ----------         ----------        ----------       ----------
Cost of goods and services sold:
 Software sales ..................................         490,414            314,051         1,378,515          279,918
 Consulting services .............................         233,420            262,155           714,587            9,412
                                                        ----------         ----------        ----------       ----------
   Total cost of goods and services sold .........         723,834            576,206         2,093,102          289,330
                                                        ----------         ----------        ----------       ----------
Gross profit .....................................         897,417          1,039,943         2,179,906          364,010
Other operating expenses:
 Selling, general, and administrative ............         499,229            858,367         1,186,263          596,100
 Depreciation and amortization ...................          28,071             16,266            51,558            3,997
                                                        ----------         ----------        ----------       ----------
   Total other operating expenses ................         527,300            874,633         1,237,821          600,097
Net income (loss) from continuing opera-
 tions before income taxes .......................         370,117            165,310           942,085         (236,087)
Provision for taxes ..............................           5,458              5,700            11,309            2,300
                                                        ----------         ----------        ----------       ----------
Net income (loss) from continuing opera-
 tions ...........................................         364,659            159,610           930,776         (238,387)
Discontinued operations:
 Income from operations of discontinued
   Cinergi Division ..............................              --                 --           203,936          103,576
 Gain on disposal of Cinergi Division ............              --                 --                --           92,866
                                                        ----------         ----------        ----------       ----------
Net income (loss) ................................      $  364,659         $  159,610        $1,134,712       $  (41,945)
                                                        ==========         ==========        ==========       ==========


        The accompanying notes are an integral part of these statements.

                       FINANCIAL SYSTEMS CONSULTING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK
                                       -------------------      RETAINED
                                        SHARES     AMOUNT       EARNINGS         TOTAL
                                       --------   --------   -------------   -------------
Balance, December 31, 1994 .........    1,000      $1,000     $   72,956      $   73,956
 Distributions .....................       --          --        (15,000)        (15,000)
 Net income ........................       --          --        364,659         364,659
                                        -----      ------     ----------      ----------
Balance, December 31, 1995 .........    1,000       1,000        422,615         423,615
 Distributions .....................       --          --       (420,776)       (420,776)
 Net income ........................       --          --        159,610         159,610
                                        -----      ------     ----------      ----------
Balance, August 31, 1996 ...........    1,000       1,000        161,449         162,449
 Distributions .....................       --          --       (824,400)       (824,400)
 Net income ........................       --          --      1,134,712       1,134,712
                                        -----      ------     ----------      ----------
Balance, August 31, 1997 ...........    1,000       1,000        471,761         472,761
 Distributions .....................       --          --       (178,840)       (178,840)
 Net loss ..........................       --          --        (41,945)        (41,945)
                                        -----      ------     ----------      ----------
Balance, October 20, 1997 ..........    1,000      $1,000     $  250,976      $  251,976
                                        =====      ======     ==========      ==========




   The accompanying notes are an integral part of this consolidated statement.

                       FINANCIAL SYSTEMS CONSULTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           FOR THE       FOR THE       FOR THE
                                                             FOR THE        EIGHT        TWELVE      PERIOD FROM
                                                              YEAR         MONTHS        MONTHS      SEPTEMBER 1,
                                                              ENDED         ENDED         ENDED        1997 TO
                                                          DECEMBER 31,   AUGUST 31,    AUGUST 31,    OCTOBER 20,
                                                              1995          1996          1997           1997
                                                         -------------- ------------ -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................   $  364,659    $  159,610    $1,134,712    $  (41,945)
 Adjustments to reconcile net income (loss) to net
   cash flows from operating activities--
   Depreciation of property and equipment ..............       28,071        16,266        51,558         3,997
   Changes in assets and liabilities:
    Decrease (increase) in accounts receivable, net.....      (37,939)       17,978      (360,737)       94,460
    Decrease (increase) in inventory ...................       61,633        27,225       (19,980)       17,760
    (Increase) decrease in prepaid expenses and
      other current assets .............................      (22,113)      (50,963)       59,188       (10,206)
    Increase (decrease) in accounts payable ............      (94,804)      (17,259)      163,171        75,829
    Increase (decrease) in accrued expenses ............       50,830        29,760        61,741       (43,456)
    Increase (decrease) in deferred revenue ............           --       103,698       (23,071)      (29,408)
                                                           ----------    ----------    ----------    ----------
      Net cash flows used in operating activities ......      350,337       286,315     1,066,582        67,031
                                                           ----------    ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ....................     (128,142)      (13,570)      (61,013)       (3,566)
 Disposal of property and equipment ....................           --        26,343            --        11,134
                                                           ----------    ----------    ----------    ----------
      Net cash used in investing activities ............     (128,142)       12,773       (61,013)        7,568
                                                           ----------    ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distribution to stockholder ...........................      (15,000)     (420,776)     (824,400)     (178,840)
 Decrease in stockholder payable .......................           --            --       (40,000)           --
                                                           ----------    ----------    ----------    ----------
      Net cash provided by financing activities ........      (15,000)     (420,776)     (864,400)     (178,840)
                                                           ----------    ----------    ----------    ----------
Net increase in cash and cash equivalents ..............      207,195      (121,688)      141,169      (104,241)
Cash and cash equivalents, beginning of period .........        2,038       209,233        87,545       228,714
                                                           ----------    ----------    ----------    ----------
Cash and cash equivalents, end of period ...............   $  209,233    $   87,545    $  228,714    $  124,473
                                                           ==========    ==========    ==========    ==========
 Cash paid for income taxes ............................   $    5,500    $    4,500    $   11,309    $    2,300
                                                           ==========    ==========    ==========    ==========



        The accompanying notes are an integral part of these statements.

                       FINANCIAL SYSTEMS CONSULTING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Financial Systems Consulting, Inc., ("FSC" or the "Company"), a California S Corporation, sells a range of accounting and financial software products and provides consulting, implementation and maintenance services to emerging and middle market enterprise companies.

     In October 1997, all of the issued and outstanding stock of the Company was acquired by IT Partners, Inc., and a new basis of accounting was established in accordance with the purchase method of accounting. The Company operates on a December 31, year end. However, these financial statements have been prepared for the periods presented pursuant to the purchase by IT Partners, Inc., on October 20, 1997. The financial statements have been prepared for the year ended December 31, 1996, the eight months ended August 31,1996, the twelve months ended August 31, 1997, and the period from September 1, 1997, to October 20, 1997.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in-first-out ("FIFO") method of accounting. Inventory as of August 31, 1996 and 1997, and October 20, 1997, consisted entirely of retail stock.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

     The ranges used in computing estimated useful lives were as follows:


           Furniture and fixtures ..................   5--7 years
           Computer equipment ......................   3--5 years
           Vehicles ................................   4--7 years

                       FINANCIAL SYSTEMS CONSULTING, INC.

ACCRUED EXPENSES AND OTHER LIABILITIES

     As of August 31, 1996, August 31, 1997, and October 20, 1997, accrued expenses and other liabilities consist of the following:

                                                          AUGUST 31,     AUGUST 31,     OCTOBER 20,
                                                             1996           1997           1997
                                                         ------------   ------------   ------------
Accrued salaries, vacation and related taxes .........      $34,666       $ 93,888       $ 60,962
Travel and related personnel expenses ................           --         24,921         10,392
Sales tax payable ....................................        8,736         10,429         34,897
Miscellaneous office expenses ........................        7,020         10,077         23,742
Stockholder reimbursement payable ....................       40,000             --             --
                                                            -------       --------       --------
                                                            $90,422       $139,315       $129,993
                                                            =======       ========       ========


REVENUE RECOGNITION

     Revenue generated from software sales is recognized when the products are shipped to the customer. Revenue generated from consulting and service contracts is recognized when the time has been incurred. These contracts are generally variable contracts based on hourly and daily pre--negotiated rates.


DEFERRED REVENUE

     The Company records retainer fees for consulting projects and prepaid consulting as deferred revenue. Revenue will be recognized when retainer fees are applied to the customer's final invoice and as prepaid consulting is applied as payment on consulting invoices. Consulting projects typically last less than three months.


INCOME TAXES

     The stockholders have elected to be taxed under the provisions of the Internal Revenue Code as an S Corporation. Under these provisions, the Company does not recognize any tax effect on its income or loss. The stockholders recognize their proportionate share of any income or loss on their individual income tax returns. The income taxes recorded in the accompanying statements of operations relate to California state taxes required to be paid by California corporations.


STOCKHOLDER DISTRIBUTIONS

     The Company makes distributions to the stockholders at the request of the stockholder and approval of the Board of Directors.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current period presentation.

                       FINANCIAL SYSTEMS CONSULTING, INC.

2.   PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                            AUGUST 31,     AUGUST 31,     OCTOBER 20,
                                               1996           1997           1997
                                           ------------   ------------   ------------
Equipment ..............................    $ 113,916      $  160,207     $  168,933
Furniture and fixtures .................       41,922          43,883         43,883
                                            ---------      ----------     ----------
                                              155,838         204,090        212,816
Less- Accumulated depreciation .........      (52,089)       (102,300)      (111,177)
                                            ---------      ----------     ----------
                                            $ 103,749      $  101,790     $  101,639
                                            =========      ==========     ==========


3.   CREDIT RISK:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

4.   CINERGI DIVISION:

     In March 1997, the Company began providing management consulting services referred to as Cinergi. Consultants for management consulting projects help customers determine and find the type of software to meet their needs. In addition, consultants may be contracted to manage the implementation project provided by the third party selling the software, although the consultants do not participate in the actual implementation.

     On October 16, 1997, the stockholders of the Company sold the Cinergi division to another unrelated entity for $104,000. The related assets and liabilities and results of operations have been reflected in the accompanying financial statements as discontinued operations. The gain recognized on the sale totaled $92,866.


5.   CONTINGENCIES AND COMMITMENTS:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


OPERATING LEASES

     The  Company  leases  its  operating   facilities  under  a  monthly  lease
agreement. The company has no other lease commitments.

     Rent expense for the twelve months ended December 31, 1995, the eight months ended August 31, 1996, the twelve months ended August 31, 1997, and the period ended October 20, 1997, totaled $29,126, $40,327, $42,229, and $5,785, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Sequoia Diversified Products, Inc.:

     We have audited the accompanying consolidated balance sheets of Sequoia Diversified Products, Inc. (a Michigan corporation) and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Diversified Products, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the combined and consolidated financial statements, effective November 1, 1997, the Company changed its method of accounting for its cabling installation revenues.



Washington, D.C.
July 20, 1998

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997

                                                                                    CONSOLIDATED
                                                                            -----------------------------
                                                                                 1996            1997
                                                                            -------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................    $   83,250      $  193,302
 Accounts receivable, net of allowance for doubtful accounts of $185,000,
   and $185,000, respectively ...........................................     5,763,387       3,751,176
 Inventory ..............................................................       472,777         799,698
 Prepaid expenses and other current assets ..............................       100,537         212,284
 Deferred tax asset .....................................................       142,460         142,460
                                                                             ----------      ----------
   Total current assets .................................................     6,562,411       5,098,920
Property and equipment, net .............................................       541,664       1,205,427
Deferred tax asset ......................................................        48,419          12,736
Other assets ............................................................       228,849         219,983
                                                                             ----------      ----------
   Total assets .........................................................    $7,381,343      $6,537,066
                                                                             ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses ..................................    $3,751,711      $2,158,457
 Line of credit .........................................................     2,918,939       1,675,500
 Bank overdraft .........................................................       696,618              --
 Notes payable, current portion .........................................        36,087          93,336
 Other current liabilities ..............................................       113,926         769,342
                                                                             ----------      ----------
   Total current liabilities ............................................     7,517,281       4,696,635
Notes payable, net of discount of $268,750 in 1997 and current portion ..       255,146       1,231,250
Warrants outstanding ....................................................            --         300,000
                                                                             ----------      ----------
   Total liabilities ....................................................     7,772,427       6,227,885

Commitments and contingencies: (Note 10)

Stockholders' equity (deficit):
 Common stock - $1 par value--
   Voting - 50,000 shares authorized, 960 and 960 issued and
    outstanding, respectively ...........................................           960             960
   Nonvoting - 10,000 shares authorized, 315 and 325 issued and
    outstanding, respectively ...........................................           315             325
 Additional paid-in capital .............................................       215,975         223,465
 Notes receivable--
   Common stock purchases ...............................................      (236,250)        (90,962)
 Retained earnings (accumulated deficit) ................................      (372,084)        175,393
                                                                             ----------      ----------
   Total stockholders' equity (deficit) .................................      (391,084)        309,181
                                                                             ----------      ----------
   Total liabilities and stockholders'
    equity (deficit) ....................................................    $7,381,343      $6,537,066
                                                                             ==========      ==========

              The accompanying notes are an integral part of these
                      combined and consolidated statements.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                                                       COMBINED                 CONSOLIDATED
                                                            -------------------------------   ---------------
                                                                 1995             1996              1997
                                                            --------------   --------------   ---------------
Revenues ................................................    $16,977,619      $27,033,589       $29,218,798
Cost of goods and services sold .........................     12,656,482       20,049,416        17,521,386
                                                             -----------      -----------       -----------
Gross profit ............................................      4,321,137        6,984,173        11,697,412
Operating expenses:
 Selling, general, and administrative ...................      4,039,978        7,003,807         9,562,443
 Compensation expense related to
   common stock transactions ............................             --               --           200,000
 Depreciation and amortization ..........................        127,247          182,031           324,948
                                                             -----------      -----------       -----------
   Total operating expenses .............................      4,167,225        7,185,838        10,087,391
Operating income (loss) .................................        153,912         (201,665)        1,610,021
Interest expense ........................................       (124,559)        (242,131)         (575,844)
                                                             -----------      -----------       -----------
Income (loss) before (provision) benefit for income
 taxes and change in accounting principle ...............         29,353         (443,796)        1,034,177
(Provision) benefit for income taxes ....................        (10,002)         145,939          (490,000)
                                                             -----------      -----------       -----------
Income (loss) before change in accounting principle .....         19,351         (297,857)          544,177
Cumulative effect of a change in accounting principle,
 net of tax provision of $1,700 in 1997 .................             --               --             3,300
                                                             -----------      -----------       -----------
Net income (loss) .......................................    $    19,351      $  (297,857)      $   547,477
                                                             ===========      ===========       ===========


              The accompanying notes are an integral part of these
                      combined and consolidated statements.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

                     COMBINED AND CONSOLIDATED STATEMENTS OF
                         STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                                                      NOTES                     RETAINED
                                              COMMON STOCK         RECEIVABLE    ADDITIONAL     EARNINGS
                                        ------------------------  COMMON STOCK     PAID-IN    (ACCUMULATED
                                           VOTING     NONVOTING     PURCHASES      CAPITAL      DEFICIT)       TOTAL
                                        ------------ ----------- -------------- ------------ ------------- -------------
Balance, December 31, 1994 ............  $  35,620       $ --      $       --    $      --    $   83,272    $  118,892
 Net income ...........................         --         --              --           --        19,351        19,351
                                         ---------       ----      ----------    ---------    ----------    ----------
Balance, December 31, 1995 ............     35,620         --              --           --       102,623       138,243
 Buyback of common shares .............        (40)        --              --      (19,960)           --       (20,000)
 Issuance of common shares ............         --        315        (236,250)     235,935            --            --
 Dividends payable ....................    (34,620)        --              --           --      (176,850)     (211,470)
 Net loss .............................         --         --              --           --      (297,857)     (297,857)
                                         ---------       ----      ----------    ---------    ----------    ----------
Balance, December 31, 1996 ............        960        315        (236,250)     215,975      (372,084)     (391,084)
 Issuance of common shares ............         --         10              --        7,490            --         7,500
 Payments on notes receivable .........         --         --         145,288           --            --       145,288
 Net income ...........................         --         --              --           --       547,477       547,477
                                         ---------       ----      ----------    ---------    ----------    ----------
Balance, December 31, 1997 ............  $     960       $325      $  (90,962)   $ 223,465    $  175,393    $  309,181
                                         =========       ====      ==========    =========    ==========    ==========


              The accompanying notes are an integral part of these
                      combined and consolidated statements.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                                                             COMBINED                  CONSOLIDATED
                                                                 ---------------------------------   ---------------
                                                                       1995              1996              1997
                                                                 ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................    $     19,351      $   (297,857)     $    547,477
Adjustments to reconcile net income (loss) to net cash flows from operating activities-
   Amortization of debt discount .............................              --                --            31,250
   Depreciation and amortization .............................         127,247           182,031           324,948
 Changes in assets and liabilities--
   (Increase) decrease in accounts receivable, net ...........      (1,279,816)       (2,308,835)        2,012,211
   Increase in inventory .....................................        (150,181)           (4,883)         (326,921)
   Decrease (increase) in prepaid expenses and other
    current assets ...........................................         330,610           (86,333)         (111,747)
   (Increase) decrease in other assets .......................         (18,733)         (205,216)            8,866
   (Decrease) increase in deferred tax assets ................         (43,126)         (145,939)           35,683
   Increase (decrease) in accounts payable and
    accrued expenses .........................................         722,522         1,358,162        (1,593,254)
   Increase (decrease) in bank overdraft .....................         230,674           366,587          (696,618)
   (Decrease) increase in other current liabilities ..........         (32,756)           49,648           655,416
                                                                  ------------      ------------      ------------
    Net cash flows (used in) provided by
      operating activities ...................................         (94,208)       (1,092,635)          887,311
                                                                  ------------      ------------      ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Purchase of property and equipment ..........................        (248,680)         (348,218)       (1,012,461)
                                                                  ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings/(repayments) on line of credit ...............         496,275         1,497,664        (1,243,439)
 Proceeds from notes payable .................................             492            91,404         1,033,353
 (Increase) decrease to notes receivable related to the
   issuance of common stock ..................................              --          (236,250)          145,288
 Warrants issued .............................................              --                --           300,000
                                                                  ------------      ------------      ------------
    Net cash provided by financing activities ................         496,767         1,352,818           235,202
                                                                  ------------      ------------      ------------
Net increase (decrease) in cash and cash equivalents .........         153,879           (88,035)          110,052
Cash and cash equivalents, beginning of period ...............          17,406           171,285            83,250
                                                                  ------------      ------------      ------------
Cash and cash equivalents, end of period .....................    $    171,285      $     83,250      $    193,302
                                                                  ============      ============      ============
Cash paid for interest .......................................    $    105,799      $    224,156      $    606,196
                                                                  ============      ============      ============
Cash paid for income taxes ...................................    $     14,000      $     48,950      $         --
                                                                  ============      ============      ============


              The accompanying notes are an integral part of these
                      combined and consolidated statements.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

             NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1995, 1996, AND 1997


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Sequoia Diversified Products, Inc. (the "Company"), a Michigan corporation, provides information technology products and services to help customers design, implement and maintain desktop and network computer systems. The Company, founded in 1990, is based in Auburn Hills, Michigan, and has five domestic satellite offices, two each in Ohio and Michigan and one in Texas, as well as offices in England, Germany, and Sweden. The Company operates on a calendar year-end basis.

     On December 31, 1996, the Company, pursuant to a stock purchase agreement, purchased all of the issued and outstanding stock of Sequoia Services, Inc. and Sequoia Financial, LLC. Prior to December 31, 1996, the Company, Sequoia Services, Inc. and Sequoia Financial, LLC were under common control and financial results are presented on a combined basis in these financial statements. As of December 31, 1996, these entities are presented as a consolidated entity. During 1995, these entities were separate and therefore are reported as combined entities in these financial statements. All intercompany balances and transactions among these entities have been eliminated in the consolidation and combination.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value due to the relatively short maturities of these instruments. The book value of the Company's line of credit approximates fair market value as the rates are comparable to the borrowing cost for similar credit facilities at December 31, 1996 and 1997.

     This disclosure relates to financial instruments only. The fair value assumptions were based upon subjective estimates of market conditions and perceived risks of the financial instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in first-out method of accounting. Cost elements included in inventory are purchased computer equipment and related network and cabling supplies.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using an accelerated depreciation method, based on estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

     The ranges used in computing estimated useful lives were as follows:


           Furniture and fixtures ................   5 -- 7 years
           Machinery and equipment ...............   5 -- 7 years
           Vehicles ..............................   5 years
           Leasehold improvements ................   Life of lease


REVENUE RECOGNITION

     Revenue generated from hardware sales are recognized when the products are shipped to the customer. In cases where the Company is receiving commissions from third parties on hardware sales, revenue is recognized when the third party informs the Company of the completion of the sales process. Revenue generated from network services is recognized on the percentage-of-completion method as the labor is incurred. Revenue generated from cable installation is recognized upon completion of the project.

     The Company has accounted for revenue and costs for its cabling installation business using the percentage-of-completion method for the two months ended December 31, 1997, whereas in prior periods, revenue and costs were recognized upon completion of the project. This cumulative effect of a change in accounting principle is reflected net of a tax provision on the accompanying statement of operations for the year ended December 31, 1997. This change resulted in an increase to operating income of approximately $60,000 during the year ended December 31, 1997, over the amount which would have been reported under the completed contract method.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of December 31, 1996 and 1997, property and equipment consist of the following:


                                                    1996           1997
                                                 ----------   -------------
     Furniture and fixtures ..................    $ 46,958     $  140,665
     Machinery and equipment .................     561,061        861,597
     Vehicles ................................     257,792        273,216
     Leasehold improvements ..................      64,163        563,040
                                                  --------     ----------
                                                   929,974      1,838,518
     Less- Accumulated depreciation ..........     388,310        633,091
                                                  --------     ----------
                                                  $541,664     $1,205,427
                                                  ========     ==========

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

3.   REVENUES AND COST OF GOODS AND SERVICES SOLD:

     The following is a summary of revenues recognized and cost of goods and services sold for the years ended December 31, 1995, 1996, and 1997:

                                                            1995                    1996                    1997
                                                   ----------------------- ----------------------- -----------------------
                                                       AMOUNT         %        AMOUNT         %        AMOUNT         %
                                                   -------------- -------- -------------- -------- -------------- --------
Revenues:
 Hardware sales and commissions ..................  $12,936,739       76%   $17,755,387       66%   $12,894,562       44%
 Network services ................................    1,986,940       12      4,354,169       16     11,084,818       38
 Cabling sales and service .......................      682,909        4      2,710,472       10      3,093,783       11
 Maintenance and repairs .........................      832,025        5      1,628,168        6      1,746,914        6
 Other ...........................................      539,006        3        585,393        2        398,721        1
                                                    -----------      ---    -----------      ---    -----------      ---
   Total revenues ................................  $16,977,619      100%   $27,033,589      100%   $29,218,798      100%
                                                    ===========      ===    ===========      ===    ===========      ===
Cost of goods and services sold:
Hardware sales and commissions ...................  $10,627,637             $15,346,528             $ 9,523,157
Network services .................................    1,217,266               2,658,789               6,190,124
Cabling sales and service ........................      161,424               1,515,602               1,235,244
Maintenance and repairs ..........................      150,610                 371,636                 414,381
Other ............................................      499,545                 156,861                 158,480
                                                    -----------             -----------             -----------
   Total cost of goods and services sold .........  $12,656,482             $20,049,416             $17,521,386
                                                    ===========             ===========             ===========

     One customer provided approximately 28, 13 and 11 percent of the Company's revenues for the years ended December 31, 1995, 1996, and 1997, respectively.


4.   DEBT:

     Borrowings under long-term debt agreements at December 31, 1996 and 1997, are as follows:

                                                        1996            1997
                                                    ------------   -------------
       LIBBCO subordinated debt .................    $      --      $1,500,000
       Related party notes payable ..............      216,493          51,934
       Automobile note payable ..................       74,740          41,402
                                                     ---------      ----------
                                                       291,233       1,593,336
       Less- Current portion ....................      (36,087)        (93,336)
       Less- Unamortized debt discount ..........           --        (268,750)
                                                     ---------      ----------
       Notes payable, net of discount and current
        portion .................................    $ 255,146      $1,231,250
                                                     =========      ==========


LIBBCO SUBORDINATED DEBT

     In July 1997, the Company issued a $1,500,000 four-year note payable for working capital purposes. The note is subordinate to the bank line of credit and is collateralized by substantially all assets of the Company. The note bears interest at 3.5 percent over the published prime rate. On December 31, 1997, the published prime rate was 8.5 percent, making the interest rate 12.0 percent. The debt was initially recorded net of debt discount of $300,000 at the date of closing. Through December 31, 1997, $31,250 of this discount had been amortized as additional interest expense. Amortization is on a straight-line basis which approximates the effective interest method.

     During the years indicated, the Company had the following lines of credit.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

COMERICA BANK LINE OF CREDIT

     The Company had a line of credit arrangement with Comerica Bank that permitted borrowings up to 80 percent of eligible accounts receivable, limited to $3,500,000. Borrowings under the line of credit were due on demand and accrued interest at 1.75 percent over the bank's published prime rate. On December 31, 1996, that rate was 8.25 percent making the interest rate 10.0 percent. The Company carried a balance on this line of credit of $2,918,939 on December 31, 1996. Borrowings were collateralized by substantially all assets of the Company.


OLD KENT BANK LINE OF CREDIT

     In February 1997, the Company executed a new $4,500,000 working capital line of credit with Old Kent Bank and paid off their existing line of credit with Comerica Bank. The new line of credit permits the Company to borrow 90 percent of commercial accounts receivable, 80 percent of government accounts receivable and 30 percent of eligible inventory. Borrowings under the line of credit are due on demand and bear interest at 1 percent over the bank's published prime rate. On December 31, 1997, the published prime rate was 8.5 percent making the interest rate 9.5 percent. As of December 31, 1997, the Company had an outstanding line of credit balance of $1,675,500. The new line is collateralized by substantially all assets of the Company.

     The Company incurred  interest  expense on all debt of $124,559,  $242,131,
and  $575,844  for  the  years  ended   December  31,  1995,   1996,  and  1997,
respectively.

     Maturities on notes payable and the lines of credit are as follows:


                    YEAR ENDED DECEMBER 31,
                    1998 ............................   $1,768,836
                    1999 ............................      400,000
                    2000 ............................      600,000
                    2001 ............................      500,000
                                                        ----------
                                                        $3,268,836
                                                        ==========


5.   STOCK AND WARRANT AGREEMENTS:

COMMON STOCK

     In November 1996, the Company bought back 40 shares of voting Class B common stock for $500 per share. On December 31, 1996, the Company issued 315 shares of nonvoting Class B common stock for $7.50 per share. On July 1, 1997, the Company issued 10 shares of nonvoting Class B common stock for $7.50 per share.


WARRANTS OUTSTANDING

     In connection with the July 1997 issuance of $1,500,000 of subordinated note payable, the Company issued to the lender detachable warrants to acquire up to 5 percent of the Company's outstanding common stock. The warrants are exercisable through July 2001 at $1,400,000 and callable after November 1, 1997. The call price from November 1, 1997, to July 30, 1998, is the greater of $1,700,000 or 5 percent of revenue for the trailing twelve months, less the exercise price and increases to the greater of $2,300,000 or 5 percent of revenue for the trailing twelve months, less the exercise price from July 1, 2000, to June 30, 2001. From January 1, 1998, to June 30, 2001, the lender also has an option to put the shares obtained by exercise of the warrant to the Company for cash. The put price shall be the lesser of $3,000,000 or 5 percent of revenues for the twelve month period ending the last day of the month prior to the month during which the put option is exercised. The warrants have been recorded at their estimated fair value of $300,000 (see Note 11).

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

6.   INCOME TAXES:

     Significant components of the Company's deferred tax assets as of December 31, 1996, and 1997, are as follows:

                                                                     1996          1997
                                                                 -----------   -----------
          Current deferred tax assets:
           Allowance for doubtful accounts ...................    $ 62,900      $ 62,900
           Deferred salary ...................................      21,760        21,760
           Inventory .........................................      20,400        20,400
           Unrealized loss on software contract ..............      37,400        37,400
                                                                  --------      --------
            Total deferred tax assets ........................     142,460       142,460
                                                                  --------      --------
          Long-term deferred tax assets:
           Net operating loss ................................      35,683            --
           Tax basis of fixed assets over book basis .........      12,736        12,736
                                                                  --------      --------
            Total long-term deferred tax assets ..............      48,419        12,736
                                                                  --------      --------
            Total deferred tax assets ........................    $190,879      $155,196
                                                                  ========      ========


     The Company evaluates deferred tax assets based on net income projections to ensure that the assets are realizable.

     The provision for income taxes is comprised of the following:

                                                        1995          1996           1997
                                                    ------------   ----------   --------------
       Current ..................................    $      --      $     --      $ (454,317)
       Deferred .................................      (10,002)      145,939         (35,683)
                                                     ---------      --------      ----------
        Income tax (provision) benefit ..........    $ (10,002)     $145,939      $ (490,000)
                                                     =========      ========      ==========


     The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to income (loss) before taxes were as follows:

                                                          1995           1996           1997
                                                     -------------   -----------   --------------
       Applicable income taxes based on
        Federal statutory tax rate ...............     $  (9,980)     $145,492       $ (351,620)
       Permanent book to tax differences .........           (22)          447         (138,380)
                                                       ---------      --------       ----------
       Income tax (provision) benefit ............     $ (10,002)     $145,939       $ (490,000)
                                                       =========      ========       ==========


7.   EMPLOYEE BENEFIT PLANS:

     The Company has a deferred compensation 401(k) tax savings plan. Contributions up to statutory limits may be made by eligible employees on a voluntary basis. The plan requires matching contributions by the Company of 10 percent of the employees' contributions for the first 4 percent of employee base salaries. The Company's matching contribution was $9,496, $13,836, and $23,294 for the years ended December 31, 1995, 1996, and 1997.

     The Company has a self-funded medical benefit plan covering all of its employees. The Company's policy is to accrue estimated medical claims payable based on recent claims experience including a reserve for incurred but not reported claims. These costs are included in accounts payable and accrued expenses on the accompanying consolidated balance sheet. The Company has insurance for specific individual losses in excess of $25,000 through the plan year ended March 31, 1998.

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

8.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations. The Company's largest customer represents approximately 15 and 26 percent of accounts receivable at December 31, 1996 and 1997.


9.   RELATED-PARTY TRANSACTIONS:

EMPLOYEE LEASING COMPANY

     Beginning in 1996, the Company utilized an employee leasing company, Manage Pro, Inc., to pay all but five of the Company's employees. The owner of Manage Pro, Inc. is also the Chief Operating Officer and a stockholder of the Company. Manage Pro, Inc. charged the Company a 1 percent management fee on gross employee payroll during the years ended December 31, 1996 and 1997, amounting to approximately $60,000 and $66,600, respectively.


EMPLOYEE RECEIVABLES

     The Company has several related party receivables with employees, including a receivable due from the Chief Operating Officer in the amount of $17,050 and $102,800 and a receivable due from the Chief Executive Officer in the amount of $24,800 and $219,855 at December 31, 1996 and 1997, respectively.

STOCKHOLDER LOANS

     The Company has recorded notes receivable for common stock purchases of four minority stockholders in the amount of $236,250 and $90,962 as of December 31, 1996 and 1997, respectively. The terms of the notes receivable provide for payment at the earlier of December 31, 1999, or on demand. The interest accrues on these notes at prime plus 1 percent. On December 31, 1996 and 1997, the published prime rate was 8.25 and 8.5 percent, respectively.


10.  CONTINGENCIES AND COMMITMENTS:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


STOCK REDEMPTION

     As of December 31, 1996, the Company has entered into buy and sell agreements with all of its employee stockholders (representing 97 percent of all stockholders). The Company has the right, but is not obligated, to redeem voting shares at book value and nonvoting shares at 150 percent of stockholders' equity per share in the event the employment of a stockholder is terminated. The Company records compensation expense related to the increase in the redemption formula price.


LEASE COMMITMENTS

     The Company occupies 12,900 square feet of office space, which is leased from a minority stockholder. The Company moved to this refurbished facility during October 1997 and committed to an operating lease through November 30, 2000. Monthly payments of $6,500 began December 1997. In addition, the Company has entered into operating leases for various other office facilities. The future minimum lease payments on these facilities as of December 31, 1997, are as follows:

                       SEQUOIA DIVERSIFIED PRODUCTS, INC.

                  YEAR ENDING DECEMBER 31,
                  1998 ............................   $ 90,000
                  1999 ............................     78,825
                  2000 ............................     71,500
                                                      --------
                                                      $240,325
                                                      ========


11.  SUBSEQUENT EVENTS:

     On January 8, 1998, the Company completed the first step of a two-step business combination with IT Partners, Inc. ("IT Partners"), whereby 100 percent of the Company's outstanding common stock was redeemed by IT Partners in exchange for cash, a promissory note and common stock of IT Partners. The total purchase price paid by IT Partners on that date was approximately $21,600,000. In connection with this transaction, IT Partners repaid the remaining balances due on the Old Kent Bank Line of Credit and LIBBCO Subordinated Debt (see Note
4). In addition, the outstanding warrants described in Note 5 were also redeemed for $300,000, representing the estimated fair value on the date of the transaction. On March 11, 1998, the consideration received by the stockholders was subsequently adjusted by $4,475,525 based on the final operating results of the Company for the year ended December 31, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Incline Corporation:

     We have audited the accompanying balance sheets of Incline Corporation (a California corporation) as of October 31, 1996, October 31, 1997, and December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the nine months ended December 31, 1995, the ten months ended October 31, 1996, the twelve months ended October 31, 1997, and the two months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Incline Corporation as of October 31, 1996, October 31, 1997, and December 31, 1997, and the results of its operations and its cash flows for the nine months ended December 31, 1995, the ten months ended October 31, 1996, the twelve months ended October 31, 1997, and the two months ended December 31, 1997, in conformity with generally accepted accounting principles.


Washington, D.C.
June 8, 1998

                               INCLINE CORPORATION

                                 BALANCE SHEETS

                                                                   OCTOBER 31,     OCTOBER 31,     DECEMBER 31,
                                                                       1996            1997            1997
                                                                  -------------   -------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ....................................      $185,121      $  352,147      $   11,093
 Accounts receivable, net of allowance for doubtful
   accounts of $10,000, $10,000, and $25,000, respectively.....       209,418         759,474         771,136
 Prepaid expenses and other current assets ....................         1,529         112,546           7,875
                                                                     --------      ----------      ----------
   Total current assets .......................................       396,068       1,224,167         790,104
Property and equipment, net ...................................        79,363         351,437         410,309
Other assets ..................................................         7,908          12,156          11,314
                                                                     --------      ----------      ----------
   Total assets ...............................................      $483,339      $1,587,760      $1,211,727
                                                                     ========      ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .............................................      $ 16,258      $  146,707      $   63,758
 Accrued expenses .............................................        79,788         240,633         236,601
 Other current liabilities ....................................         1,950              --           6,906
 Line of credit ...............................................            --              --         200,000
                                                                     --------      ----------      ----------
   Total current liabilities ..................................        97,996         387,340         507,265
                                                                     --------      ----------      ----------
Commitments and contingencies (Note 6)

Stockholders' equity:
 Common stock, par value $1; 10,000 shares authorized and
   outstanding ................................................        10,000          10,000          10,000
 Additional paid-in capital ...................................           200             200             200
 Retained earnings ............................................       375,143       1,190,220         694,262
                                                                     --------      ----------      ----------
   Total stockholders' equity .................................       385,343       1,200,420         704,462
                                                                     --------      ----------      ----------
   Total liabilities and stockholders' equity .................      $483,339      $1,587,760      $1,211,727
                                                                     ========      ==========      ==========


      The accompanying notes are an integral part of these balance sheets.

                               INCLINE CORPORATION

                            STATEMENTS OF OPERATIONS

                                            FOR THE NINE   FOR THE TEN   FOR THE TWELVE    FOR THE TWO
                                               MONTHS         MONTHS         MONTHS           MONTHS
                                                ENDED         ENDED           ENDED           ENDED
                                            DECEMBER 31,   OCTOBER 31,     OCTOBER 31,     DECEMBER 31,
                                                1995           1996           1997             1997
                                           -------------- ------------- ---------------- ---------------
Service revenues .........................   $  207,775    $1,490,803      $3,670,722      $   855,925
Cost of services .........................       53,493       360,097         943,453          338,507
                                             ----------    ----------      ----------      -----------
Gross profit .............................      154,282     1,130,706       2,727,269          517,418
Operating expenses:
 Salaries, wages and benefits ............      200,101       432,912       1,465,009          797,501
 Selling, general, and administrative ....       72,021       163,348         390,758          201,052
 Depreciation ............................        4,265         9,218          40,028           16,058
                                             ----------    ----------      ----------      -----------
   Total operating expenses ..............      276,387       605,478       1,895,795        1,014,611
(Loss) income from operations ............     (122,105)      525,228         831,474         (497,193)
Other (expense) income ...................      (11,626)      (16,354)          3,845            1,235
                                             ----------    ----------      ----------      -----------
Net (loss) income ........................   $ (133,731)   $  508,874      $  835,319      $  (495,958)
                                             ==========    ==========      ==========      ===========



        The accompanying notes are an integral part of these statements.

                               INCLINE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK      ADDITIONAL
                                     -------------------   PAID-IN      RETAINED
                                      SHARES    AMOUNT     CAPITAL      EARNINGS       TOTAL
                                     -------- ---------- ----------- ------------- -------------
Balance, March 20, 1995 ............      --   $    --       $ --     $       --    $       --
 Net loss ..........................      --        --         --       (133,731)     (133,731)
                                      ------   -------       ----     ----------    ----------
Balance, December 31, 1995 .........      --        --         --       (133,731)     (133,731)
 Issuance of common stock ..........  10,000    10,000        200             --        10,200
 Net income ........................      --        --         --        508,874       508,874
                                      ------   -------       ----     ----------    ----------
Balance, October 31, 1996 ..........  10,000    10,000        200        375,143       385,343
 Stockholder distribution ..........      --        --         --        (20,242)      (20,242)
 Net income ........................      --        --         --        835,319       835,319
                                      ------   -------       ----     ----------    ----------
Balance, October 31, 1997 ..........  10,000    10,000        200      1,190,220     1,200,420
 Net loss ..........................      --        --         --       (495,958)     (495,958)
                                      ------   -------       ----     ----------    ----------
Balance, December 31, 1997 .........  10,000   $10,000       $200     $  694,262    $  704,462
                                      ======   =======       ====     ==========    ==========



        The accompanying notes are an integral part of these statements.

                               INCLINE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                               FOR THE
                                                                               FOR THE TEN      TWELVE
                                                                FOR THE NINE      MONTHS        MONTHS     FOR THE TWO
                                                                MONTHS ENDED      ENDED         ENDED      MONTHS ENDED
                                                                DECEMBER 31,   OCTOBER 31,   OCTOBER 31,   DECEMBER 31,
                                                                    1995           1996          1997          1997
                                                               -------------- ------------- ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income ...........................................   $ (133,731)   $  508,874    $  835,319    $ (495,958)
 Adjustments to reconcile net (loss) income to net
   cash flows from operating activities-
   Depreciation ..............................................        4,265         9,218        40,028        16,058
   Changes in assets and liabilities:
    Accounts receivable, net .................................      (43,840)     (165,578)     (550,056)      (11,663)
    Prepaid expenses and other current assets ................       (3,180)        1,651      (107,614)      104,670
    Other assets .............................................       (7,650)         (258)       (5,156)          842
    Accounts payable .........................................        4,852        11,406       126,000       (82,948)
    Accrued expenses .........................................      126,673       (46,885)      160,848        (4,032)
    Other current liabilities ................................        1,396           554            --         6,906
                                                                 ----------    ----------    ----------    ----------
      Net cash flows from operating activities ...............      (51,215)      318,982       499,369      (466,125)
                                                                 ----------    ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..........................      (42,231)      (50,615)     (312,101)      (74,929)
                                                                 ----------    ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from line of credit ................................           --            --            --       200,000
 Proceeds from notes payable .................................       93,607            --            --            --
 Repayment of notes payable ..................................           --       (93,607)           --            --
 Proceeds from issuance of common stock ......................           --        10,200            --            --
 Stockholder distribution ....................................           --            --       (20,242)           --
                                                                 ----------    ----------    ----------    ----------
      Net cash from financing activities .....................       93,607       (83,407)      (20,242)      200,000
                                                                 ----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents .........          161       184,960       167,026      (341,054)
Cash and cash equivalents, beginning of period ...............           --           161       185,121       352,147
                                                                 ----------    ----------    ----------    ----------
Cash and cash equivalents, end of period .....................   $      161    $  185,121    $  352,147    $   11,093
                                                                 ==========    ==========    ==========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest ......................................   $       --    $   29,701    $      400    $       --
                                                                 ==========    ==========    ==========    ==========


        The accompanying notes are an integral part of these statements.

                               INCLINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Incline Corporation (the "Company"), a California corporation, operates a flat panel display repair business in southern California.

     On February 5, 1998, all of the issued and outstanding stock of the Company was acquired by IT Partners, Inc. As a result of the acquisition a new basis of accounting was established.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with an original maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments. The book value of the revolving line of credit approximates its fair market value as the Company's borrowing cost is consistent with similar credit facilities.

     This disclosure relates to financial instruments only. The fair value assumptions were based upon subjective estimates of market conditions and perceived risks of the financial instruments.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease. Depreciation expense for the periods ended October 31, 1996, October 31, 1997, and December 31, 1997, was $9,218, $40,028, and $16,058,
respectively.

     The ranges used in computing estimated useful lives were as follows:


            Furniture and fixtures ..........   7 years
            Computer equipment ..............   3 years
            Machinery and equipment .........   5 years
            Leasehold improvements ..........   2 years


ACCRUED EXPENSES

     As of October 31, 1996, October 31, 1997, and December 31, 1997, accrued expenses consist of the following:


                                          OCTOBER 31,  OCTOBER 31,  DECEMBER 31,
                                              1996         1997         1997
                                          -----------  -----------  ------------
   Accrued salaries and related taxes ...   $49,328      $154,247     $115,611
   Accrued vacation .....................     6,858        28,913       31,116
   Accrued warranty costs ...............     8,254        31,586       21,832
   Other accrued expenses ...............    15,348        25,887       68,042
                                            -------      --------     --------
                                            $79,788      $240,633     $236,601
                                            =======      ========     ========

                               INCLINE CORPORATION

REVENUE RECOGNITION

     The Company recognizes revenues upon shipment of repaired flat screens to its customers.


WARRANTY

     The Company warrants its repair services for a period of six months. Estimated warranty costs are charged to cost of services in the period in which revenue from the related product sale is recognized.


RESEARCH AND DEVELOPMENT

     The Company incurs research and development costs in efforts to increase yields of LCD screen repair. These costs are charged to operations when incurred. During the periods ended October 31, 1996, October 31, 1997, and December 31, 1997, total research and development costs were approximately $2,252, $43,000, and $2,201, respectively.


INCOME TAXES

     The Company began operations in 1995 as a sole proprietorship. On January 1, 1996, the Company converted to an S corporation. Substantially all taxable income and losses are passed through to the stockholders of the Company. Accordingly, there is no provision for income taxes in the accompanying financial statements.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of October 31, 1996, October 31, 1997, and December 31, 1997, property and equipment consist of the following:

                                               OCTOBER 31,     OCTOBER 31,     DECEMBER 31,
                                                   1996            1997            1997
                                              -------------   -------------   -------------
   Furniture and fixtures .................     $  7,012        $  42,763       $  45,227
   Computer equipment .....................       19,843           62,949          69,518
   Machinery and equipment ................       61,565          182,984         263,252
   Construction in progress ...............           --           56,286          40,805
   Leasehold improvements .................           --           53,308          54,417
                                                --------        ---------       ---------
                                                  88,420          398,290         473,219
   Less- Accumulated depreciation .........       (9,057)         (46,853)        (62,910)
                                                --------        ---------       ---------
   Property and equipment, net ............     $ 79,363        $ 351,437       $ 410,309
                                                ========        =========       =========


3.   NOTES PAYABLE:

     Notes payable at December 31, 1995, consist of notes payable to officers related to initial funding of start-up costs with interest rates of 10 percent. Total notes payable of $93,607 was current as of December 31, 1995. The full amount was repaid during the ten months ended October 31, 1996.

                               INCLINE CORPORATION

4.   REVOLVING LINE OF CREDIT:

     On November 18, 1996, the Company entered into a $150,000 revolving credit loan agreement with a commercial bank. On June 2, 1997, the bank amended this loan agreement to provide for maximum borrowings of $250,000. The loan bears interest at the rate of prime plus 1.5 percent per annum and is secured by substantially all assets of the Company, including inventory, accounts receivable, equipment and certain contract rights. In addition, the four stockholders of the Company have personally guaranteed the loan. The loan was repaid in full prior to the due date of June 1, 1998. As of October 31, 1997, and December 31, 1997, the outstanding balance on the line of credit was $200,000 and $0, respectively. During the year ended October 31, 1997, and the period ended December 31, 1997, total interest expense related to this agreement was $200 and $900, respectively.


5.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations. The Company's three largest customers represented 93 percent of total revenue for the period ended December 31, 1995. The Company's largest customer represented 82, 70, and 75 percent of total revenue for the periods ended October 31, 1996, October 31, 1997, and December 31, 1997, respectively. The Company does not have a formal agreement with this customer. Should the Company lose this customer, the Company's ability to generate revenue at comparable price levels could be adversely effected. No other customer represented more than 10 percent of the Company's total revenues in those periods.


6.   COMMITMENTS AND CONTINGENCIES:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


OPERATING LEASES

     The Company leases its operating facilities under leases that expire through March 2003. Future minimum rent payments due under existing operating leases are as follows:


                    PERIOD ENDED DECEMBER 31,
                    -------------------------
                    1998 ............................   $165,862
                    1999 ............................    134,184
                    2000 ............................    134,184
                    2001 ............................    134,184
                    2002 ............................    101,808
                    Thereafter ......................     21,405
                                                        --------
                                                        $691,627
                                                        ========


     Rent expense for the periods ended December 31, 1995, October 31, 1996, October 31, 1997, and December 31, 1997 totaled $24,627, $39,508, $94,040, and
$15,750, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Call Business Systems, Inc.:

     We have audited the accompanying balance sheets of Call Business Systems, Inc. (a Utah corporation) as of December 31, 1996, and February 28, 1997 and 1998, and the related statements of operations, stockholder's equity (deficit) and cash flows for the seven months ended December 31, 1995, the year ended December 31, 1996, the two months ended February 28, 1997, and the twelve months ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Call Business Systems, Inc. as of December 31, 1996, and February 28, 1997 and 1998, and the results of its operations and its cash flows for the seven months ended December 31, 1995, the year ended December 31, 1996, the two months ended February 28, 1997, and the twelve months ended February 28, 1998, in conformity with generally accepted accounting principles.


Washington, D.C.
July 10, 1998

                           CALL BUSINESS SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                                     FEBRUARY 28,
                                                                DECEMBER 31,  ---------------------------
                                                                    1996           1997          1998
                                                               -------------  -------------  ------------
ASSETS
Current assets:
 Cash .......................................................   $       --     $   18,334     $      673
 Accounts receivable, net of allowance for doubtful ac-
   counts of $40,000, $41,000, and $50,000, respectively.....      463,687        745,733      1,750,884
 Note receivable - stockholder ..............................       87,274         84,874        372,317
 Prepaid expenses ...........................................       94,262        182,221             --
 Other current assets .......................................       13,242          7,104         20,286
                                                                ----------     ----------     ----------
   Total current assets .....................................      658,465      1,038,266      2,144,160
                                                                ----------     ----------     ----------
Property and equipment, net .................................       84,693        101,398        450,098
                                                                ----------     ----------     ----------
   Total assets .............................................   $  743,158     $1,139,664     $2,594,258
                                                                ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (ACCUMULATED DEFICIT)
Current liabilities:
 Accounts payable ...........................................   $  108,280     $  229,430     $  450,845
 Accrued expenses ...........................................      102,006        344,282        355,609
 Line of credit .............................................      199,134        230,655        387,877
 Deferred maintenance and service revenue ...................      454,310        392,014         16,312
 Current portion of capital lease obligations ...............           --             --         82,542
                                                                ----------     ----------     ----------
   Total current liabilities ................................      863,730      1,196,381      1,293,185
                                                                ----------     ----------     ----------
 Capital lease obligations, net of current portion ..........        1,529             --        316,877
                                                                ----------     ----------     ----------
   Total liabilities ........................................      865,259      1,196,381      1,610,062
                                                                ----------     ----------     ----------
Commitments and contingencies (Note 6)

Stockholder's equity (deficit):
 Common stock, $1 par value, 50,000 shares authorized,
   1,000 shares issued and outstanding ......................        1,000          1,000          1,000
 Retained earnings (accumulated deficit) ....................     (123,101)       (57,717)       983,196
                                                                ----------     ----------     ----------
 Total stockholder's equity (deficit) .......................     (122,101)       (56,717)       984,196
                                                                ----------     ----------     ----------
 Total liabilities and stockholder's equity (deficit) .......   $  743,158     $1,139,664     $2,594,258
                                                                ==========     ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                           CALL BUSINESS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                     FOR THE SEVEN   FOR THE YEAR    FOR THE TWO   FOR THE TWELVE
                                                      MONTHS ENDED       ENDED      MONTHS ENDED    MONTHS ENDED
                                                      DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,    FEBRUARY 28,
                                                          1995           1996           1997            1998
                                                    --------------- -------------- -------------- ---------------
Revenues:
 Service fees .....................................   $  744,569     $ 1,417,904      $199,664       $1,380,520
 Software sales and commissions ...................      845,656         407,848       142,450        2,495,099
 Hardware sales ...................................      353,532         354,672       148,261        1,077,537
 Software support fees ............................      214,751         569,481        94,596               --
                                                      ----------     -----------      --------       ----------
   Total revenues .................................    2,158,508       2,749,905       584,971        4,953,156
                                                      ----------     -----------      --------       ----------
Cost of sales:
 Service cost of sales ............................      591,818         998,297       178,930          348,700
 Software cost of sales ...........................      296,831          60,490         7,640          287,178
 Hardware cost of sales ...........................      333,238         400,978       157,578          846,534
 Software support cost of sales ...................      131,950         295,196        23,148               --
                                                      ----------     -----------      --------       ----------
   Total cost of sales ............................    1,353,837       1,754,961       367,296        1,482,412
                                                      ----------     -----------      --------       ----------
   Gross profit ...................................      804,671         994,944       217,675        3,470,744
                                                      ----------     -----------      --------       ----------
Selling, general, and administrative expenses .....      583,908       1,272,759       138,822        2,300,023
Depreciation ......................................       35,343          64,573         9,741           87,012
                                                      ----------     -----------      --------       ----------
 Operating income (loss) ..........................      185,420        (342,388)       69,112        1,083,709
                                                      ----------     -----------      --------       ----------
Other (expense) income, net .......................     (163,610)          7,833             4            1,125
Interest expense ..................................        6,502           5,903         3,732           43,921
                                                      ----------     -----------      --------       ----------
 Net income (loss) ................................   $   15,308     $  (340,458)     $ 65,384       $1,040,913
                                                      ==========     ===========      ========       ==========


   The accompanying notes are an integral part of these financial statements.

                           CALL BUSINESS SYSTEMS, INC.

                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                                           RETAINED
                                         NUMBER OF                         EARNINGS
                                           SHARES                        (ACCUMULATED
                                        OUTSTANDING     COMMON STOCK       DEFICIT)         TOTAL
                                       -------------   --------------   -------------   ------------
Balance, June 1, 1995 ..............       1,000           $1,000        $  327,183     $ 328,183
 Net income ........................          --               --            15,308        15,308
                                           -----           ------        ----------     ----------
Balance, December 31, 1995 .........       1,000            1,000           342,491       343,491
 Net loss ..........................          --               --          (340,458)     (340,458)
 Distribution to owner .............          --               --          (125,134)     (125,134)
                                           -----           ------        ----------     ----------
Balance, December 31, 1996 .........       1,000            1,000          (123,101)     (122,101)
 Net income ........................          --               --            65,384        65,384
                                           -----           ------        ----------     ----------
Balance, February 28, 1997 .........       1,000            1,000           (57,717)      (56,717)
 Net income ........................          --               --         1,040,913     1,040,913
                                           -----           ------        ----------     ----------
Balance, February 28, 1998 .........       1,000           $1,000        $  983,196     $ 984,196
                                           =====           ======        ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                           CALL BUSINESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                        FOR THE SEVEN   FOR THE YEAR    FOR THE TWO   FOR THE TWELVE
                                                         MONTHS ENDED       ENDED      MONTHS ENDED    MONTHS ENDED
                                                         DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,    FEBRUARY 28,
                                                             1995           1996           1997            1998
                                                       --------------- -------------- -------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...................................   $   15,308      $ (340,458)    $   65,384    $  1,040,913
 Adjustments to reconcile net income to net
   cash provided by operating activities-
   Depreciation ......................................       35,343          64,573          9,741          87,012
   Changes in operating assets and liabilities-
    (Increase) decrease in accounts receivable .......     (198,053)         93,751       (282,046)     (1,005,151)
    (Increase) decrease in prepaid expenses ..........      (10,733)        (14,276)       (87,959)        182,221
    (Increase) decrease in other current assets ......         (269)         (8,889)         6,138         (13,182)
    Increase (decrease) in accounts payable ..........       87,235         (58,044)       121,150         221,415
    Increase (decrease) in accrued expenses ..........      115,840        (103,152)       242,276          11,327
    Increase (decrease) in deferred mainte-
      nance and service revenue ......................      238,145          31,425        (62,296)       (375,702)
                                                         ----------      ----------     ----------    ------------
      Net cash provided by (used in) operat-
       ing activities ................................      282,816        (335,070)        12,388         148,853
                                                         ----------      ----------     ----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..................           --         (28,338)       (26,446)        (13,823)
 Principal payments received on stockholder
   loan ..............................................           --              --          2,400              --
 Loan to stockholder .................................           --         (87,274)            --        (287,443)
                                                         ----------      ----------     ----------    ------------
      Net cash used in investing activities ..........           --        (115,612)       (24,046)       (301,266)
                                                         ----------      ----------     ----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from line of credit ....................           --         199,134         31,521         157,222
 Principal payments on capital lease obligations.            (2,769)         (4,748)        (1,529)        (22,470)
 Distribution to owner ...............................           --        (125,134)            --              --
                                                         ----------      ----------     ----------    ------------
      Net cash (used in) provided by financing
       activities ....................................       (2,769)         69,252         29,992         134,752
                                                         ----------      ----------     ----------    ------------
Net increase (decrease) in cash ......................      280,047        (381,430)        18,334         (17,661)
Cash, beginning of year ..............................      101,383         381,430             --          18,334
                                                         ----------      ----------     ----------    ------------
Cash, end of year ....................................   $  381,430      $       --     $   18,334    $        673
                                                         ==========      ==========     ==========    ============
Supplemental disclosures:
 Interest paid .......................................   $    6,708      $      861     $       67    $     34,692
                                                         ==========      ==========     ==========    ============
 Acquisition of fixed assets through capital lease
   obligations .......................................   $       --      $       --     $       --    $    420,819
                                                         ==========      ==========     ==========    ============
 Income taxes paid ...................................   $       --      $       --     $       --    $         --
                                                         ==========      ==========     ==========    ============


   The accompanying notes are an integral part of these financial statements.

                           CALL BUSINESS SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Call Business Systems, Inc. (the "Company") is a Utah S Corporation operating as a reseller and marketer of retail accounting and financial software, and a provider of consulting services to emerging and middle market enterprise companies in Utah, Arizona, New Mexico, Wyoming, Montana, Idaho, Oregon and Washington. Beginning in 1996, the Company became a designated distributor of Oracle applications under an agreement, which is renewable annually at Oracle's option.

     The Company operates on a calendar year-end. However, certain of these financial statements have been prepared for the year ended February 28, 1998 and 1997, pursuant to an asset purchase agreement, whereby the outstanding common stock of the Company was acquired by IT Partners, Inc. (Note 7).


REVENUE RECOGNITION

     Revenue generated from software and hardware sales is recognized when the products are shipped to the customer. In cases where the Company is receiving commissions from third parties on software sales, revenue is recognized when the third party informs the Company of the completion of the sales process. Revenue generated from consulting and service contracts is recognized when the time has been incurred on a percentage of completion basis or over the term of the related contract. These contracts are generally time and material contracts based on hourly and daily pre-negotiated rates. Revenue from software support agreements is recognized on a pro rata basis over the term of the agreement, which is generally one year.

     The American Institute of Certified Public Accountants (the "AICPA") has issued a Statement of Position (the "SOP") SOP 97-2, "Software Revenue Recognition," and is effective for fiscal years beginning after December 15, 1997. Management believes that the changes contained in SOP 97-2 will not have a material adverse financial impact on the Company.


CONCENTRATIONS OF MAJOR CUSTOMERS AND CREDIT RISK

     The Company's largest customer represents approximately 57 percent of accounts receivable as of February 28, 1998. Sales to the Company's largest two customers represent approximately 17 and 28 percent of total revenues for the seven months ended December 31, 1995. Sales to the Company's largest customer represents approximately 16, 11, and 47 percent of total revenues for the twelve months ended December 31, 1996, the two months ended February 28, 1997, and the twelve months ended February 28, 1998, respectively.

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                           CALL BUSINESS SYSTEMS, INC.

PREPAID EXPENSES

     In 1996 and 1997, software support services were provided to the Company's customers by a third-party vendor. The Company pays the third party in advance and recognizes the expense over the term of the agreement, generally one year. The unamortized costs are reflected as prepaid expenses in the accompanying balance sheets.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

          CAPITAL LEASES                          LIFE OF THE LEASE
          --------------                          -----------------
          Computer equipment ..................   3 years
          Furniture and fixtures ..............   5 years


ACCRUED EXPENSES

     As of December 31, 1996, February 28, 1997 and 1998, accrued expenses consist of the following:

                                            DECEMBER 31,   FEBRUARY 28,   FEBRUARY 28,
                                                1996           1997           1998
                                           -------------- -------------- -------------
   Accrued salaries and benefits .........    $ 91,213       $ 99,583       $107,621
   Sales tax payable .....................       9,986         81,658        101,814
   Accrued commissions ...................          --             --        119,848
   Accrued purchases .....................          --        163,041             --
   Other .................................         807             --         26,326
                                              --------       --------       --------
                                              $102,006       $344,282       $355,609
                                              ========       ========       ========


COST OF GOODS AND SERVICES SOLD

     The Company includes the cost of computer hardware equipment, software, and parts sold in the cost of hardware, sold and the cost of technicians and engineers who provide services in the cost of services sold.


INCOME TAXES

     The Company is an S Corporation for income tax purposes. Earnings and losses are included in the personal income tax return of the stockholder. Accordingly, the accompanying financial statements do not include a provision for income taxes.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. While actual results could differ from these estimates, management believes that actual results will not be materially different from amounts provided in the accompanying financial statements.

                           CALL BUSINESS SYSTEMS, INC.

2.   PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                 DECEMBER 31,     FEBRUARY 28,     FEBRUARY 28,
                                                     1996             1997             1998
                                                --------------   --------------   -------------
     Building under capital lease ...........     $       --       $       --      $  343,943
     Equipment under capital lease ..........             --               --          76,876
     Computer equipment .....................        252,294          278,620         279,131
     Furniture, fixtures and other ..........         54,658           80,983          94,296
                                                  ----------       ----------      ----------
                                                     306,952          359,603         794,246
     Less- Accumulated depreciation .........       (222,259)        (258,205)       (344,148)
                                                  ----------       ----------      ----------
                                                  $   84,693       $  101,398      $  450,098
                                                  ==========       ==========      ==========


3.   PROFIT-SHARING PLAN:

     The Company maintains a 401(k) profit-sharing plan (the "Plan") for all eligible employees as defined by the Plan. Under the Plan, employees may elect to contribute 0 to 20 percent of their compensation. The Company contributes a maximum of $300 per employee per year. Employer contributions totaled approximately $1,539, $2,639, $493, and $2,957 for the seven months ended December 31, 1995, the year ended December 31, 1996, the two months ended February 28, 1997, and the twelve months ended February 28, 1998, respectively. Benefit plan expense is included in selling, general, and administrative expenses in the accompanying statements of operations.


4.   RELATED-PARTY TRANSACTIONS:

STOCKHOLDER LOAN

     In July 1996, the Company recorded a loan to the CEO and sole stockholder of the Company. This is a non-interest bearing loan with a balance of $117,211 as of February 28, 1998. The stockholder repaid the outstanding balance prior to May 31, 1998.


PROPERTY AND EQUIPMENT

     The Company entered into a lease with Call Properties LLC, a related party, for office space on October 1, 1997, which has been recorded as a capital lease. The commencement date for the lease is March 1, 1998, (see Note 6). The Company prepaid $255,106 of lease payments, which is recorded as a stockholder loan in the accompanying balance sheet. The stockholder loan was paid in full in 1998.


5.   LINES OF CREDIT:

     The Company has a $600,000 line of credit with Merrill Lynch (the "Lender") bearing interest at the lender's prime rate plus 1 percent (9.5 percent as of February 28, 1998). As of December 31, 1996, February 28, 1997 and 1998, the Company has $199,134, $230,655, and $349,582, respectively, outstanding on this line of credit. The balance on this line of credit is due on April 30, 1999.

     In July 1997, the Company secured a $50,000 line of credit with Bank One of Utah (the "Bank") bearing interest at the bank's prime rate plus 2.5 percent. This line of credit is personally guaranteed by one of the officers of the Company. At February 28, 1998, the Company has $38,295, outstanding on this line of credit.

                           CALL BUSINESS SYSTEMS, INC.

6.   COMMITMENTS AND CONTINGENCIES:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


CAPITAL LEASES

     The Company has entered into capital leases for various pieces of computer equipment and its office space. The future minimum payments under these leases are as follows:


        YEAR ENDING FEBRUARY 28,
        1999 ..............................................    $ 116,629
        2000 ..............................................      116,629
        2001 ..............................................       89,347
        2002 ..............................................       86,716
        2003 ..............................................       86,716
                                                               ---------
                                                                 496,037
        Less- Amounts representing interest ...............      (96,618)
                                                               ---------
        Present value of net minimum lease payments .......    $ 399,419
                                                               =========


OPERATING LEASES

     The Company has entered into operating leases for various pieces of computer and office equipment. The lease expense for the twelve months ended February 28, 1998, was $4,921. The future minimum lease payments on this equipment under noncancellable leases are as follows:


        YEAR ENDING FEBRUARY 28,
        1999 ..............................................    $ 35,501
        2000 ..............................................      35,075
        2001 ..............................................      34,613
                                                               --------
                                                               $105,189
                                                               ========


7.   SUBSEQUENT EVENTS:

     In May 1998, certain of the assets and liabilities of the Company was acquired by IT Partners, Inc. As a result of the acquisition, a new basis of accounting was established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Servinet Consulting Group, Inc.:

     We have audited the accompanying balance sheets of Servinet Consulting Group, Inc. (a California corporation) as of February 28, 1998, and the related statements of operations, stockholders' equity and cash flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Servinet Consulting Group, Inc. as of February 28, 1998, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.


Washington, D.C.
April 24, 1998

                         SERVINET CONSULTING GROUP, INC.

                                  BALANCE SHEET
                             AS OF FEBRUARY 28, 1998

ASSETS
Current assets:
 Cash and cash equivalents .........................................................   $   51,609
 Accounts receivable, net of allowance for doubtful accounts of $40,000.............    4,227,868
 Inventory .........................................................................      452,323
 Prepaid expenses and other current assets .........................................       50,101
                                                                                       ----------
   Total current assets ............................................................    4,781,901
Property and equipment, net ........................................................      148,862
Other assets .......................................................................      129,094
                                                                                       ----------
   Total assets ....................................................................   $5,059,857
                                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Bank overdrafts ...................................................................   $   32,318
 Accounts payable and accrued expenses .............................................      485,888
 Taxes payable .....................................................................      191,252
 Current portion of capital lease obligations ......................................       43,839
 Lines of credit ...................................................................    3,003,019
                                                                                       ----------
   Total current liabilities .......................................................    3,756,316
Capital lease obligations, net of current portion ..................................       58,221
                                                                                       ----------
   Total liabilities ...............................................................    3,814,537
                                                                                       ----------
Commitments and contingencies (Note 9)
Stockholders' equity:
 Common stock, par value $.01, 100,000 shares authorized and 55,000 shares outstand-
   ing .............................................................................        1,500
 Retained earnings .................................................................    1,243,820
                                                                                       ----------
   Total stockholders' equity ......................................................    1,245,320
                                                                                       ----------
   Total liabilities and stockholders' equity ......................................   $5,059,857
                                                                                       ==========


       The accompanying notes are an integral part of this balance sheet.

                         SERVINET CONSULTING GROUP, INC.

                             STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 1998

Revenues:
 Hardware and software sales .........................................    $22,031,462
 Service revenues ....................................................      2,758,312
                                                                          -----------
   Total revenue .....................................................     24,789,774
Cost of goods and services sold:
 Hardware and software ...............................................     18,934,936
 Service costs .......................................................      1,713,007
                                                                          -----------
   Total cost of goods and services sold .............................     20,647,943
                                                                          -----------
Gross profit .........................................................      4,141,831
Operating expenses:
 Selling, general, and administrative ................................      2,685,430
 Depreciation and amortization .......................................         35,473
                                                                          -----------
   Total other operating expenses ....................................      2,720,903
Operating income .....................................................      1,420,928
Interest expense, net ................................................        203,941
                                                                          -----------
   Income before income tax provision ................................      1,216,987
Income tax provision .................................................         55,900
                                                                          -----------
Net income ...........................................................    $ 1,161,087
                                                                          ===========


         The accompanying notes are an integral part of this statement.

                         SERVINET CONSULTING GROUP, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 1998


                                             COMMON STOCK
                                          -------------------      RETAINED
                                           SHARES     AMOUNT       EARNINGS         TOTAL
                                          --------   --------   -------------   -------------
Balance, February 28, 1997 ............    55,000     $1,500     $  284,273      $  285,773
 Distribution to stockholders .........        --         --       (201,540)       (201,540)
 Net income ...........................        --         --      1,161,087       1,161,087
                                           ------     ------     ----------      ----------
Balance, February 28, 1998 ............    55,000     $1,500     $1,243,820      $1,245,320
                                           ======     ======     ==========      ==========



         The accompanying notes are an integral part of this statement.

                         SERVINET CONSULTING GROUP, INC.

                             STATEMENT OF CASH FLOWS
                  FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .........................................................................    $  1,161,087
 Adjustments to reconcile net income to net cash flows from operating activities--
   Depreciation and amortization ....................................................          35,473
   Changes in assets and liabilities, net of effect of Aslan acquisition:
    Increase in accounts receivable, net ............................................      (1,361,135)
    Decrease in inventory ...........................................................         240,388
    Decrease in prepaid expenses and other current assets ...........................          21,749
    Decrease in bank overdrafts .....................................................        (132,868)
    Increase in accounts payable and accrued expenses ...............................        (284,000)
    Increase in taxes payable .......................................................          15,262
                                                                                         ------------
      Net cash flows used in operating activities ...................................        (304,044)
                                                                                         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .................................................         (33,935)
 Increase in other assets ...........................................................         (53,496)
 Payments for acquisitions, net of cash acquired ....................................         (10,271)
                                                                                         ------------
      Net cash used in investing activities .........................................         (97,702)
                                                                                         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from lines of credit ......................................................         659,149
 Principal payments on capital lease obligations ....................................          (7,764)
 Distributions to stockholders ......................................................        (201,540)
                                                                                         ------------
      Net cash provided by financing activities .....................................         449,845
                                                                                         ------------
Net increase in cash and cash equivalents ...........................................          48,099
Cash and cash equivalents, beginning of period ......................................           3,510
                                                                                         ------------
Cash and cash equivalents, end of period ............................................    $     51,609
                                                                                         ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest .............................................................    $    221,000
                                                                                         ============
 Cash paid for income taxes .........................................................    $         --
                                                                                         ============
 Acquisition of fixed assets through capital lease obligations ......................    $     92,325
                                                                                         ============


         The accompanying notes are an integral part of this statement.

                         SERVINET CONSULTING GROUP, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Servinet Consulting Group, Inc. (the "Company") is a California corporation operating as a seller and marketer of retail computer and computer peripherals, and a provider of consulting services to emerging and middle market companies in California.

     The Company operates on a calendar year-end. However, these financial statements have been prepared for the twelve months ended February 28, 1998, pursuant to an asset purchase agreement whereby the outstanding common stock of the Company was acquired by IT Partners, Inc.


FRANCHISE AGREEMENT

     The Company is a Computer Land franchisee in San Francisco, which provides the Company the ability to sell computer hardware, software and related products and services under the Computerland name. The franchise agreement provides for an annual renewal unless the Company provides notice of termination at least 90 days prior to the renewal date. The agreement requires a quarterly franchisee fee to be paid to the franchisor primarily based upon sales volume of .5 percent of gross revenue, as defined. During the twelve months ended February 28, 1998, the Company recognized franchise fee expenses totaling $111,387.

     If this franchise agreement is not renewed, the Company's ability to purchase products for resale at comparable price levels could be adversely affected.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments.


INVENTORY

     Inventory includes computers, computer peripherals and service parts. Inventories are valued at the lower of cost or market. Cost is determined by specific identification.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

                         SERVINET CONSULTING GROUP, INC.

   The ranges used in computing estimated useful lives were as follows:


          Furniture and fixtures .................   5--7 years
          Machinery and equipment ................   5--7 years
          Vehicles ...............................   4--7 years
          Leasehold improvements .................   5--7 years


REVENUE RECOGNITION

     Service revenue is derived from information technology ("IT") services, including hardware repair and maintenance, on-site network support, systems consulting, software installation, web site design, installation, design and integration of network and communication systems and other value-added IT services. Hardware revenue is primarily derived from the sale of computer hardware. Software revenue is primarily derived from the sale of software, peripherals and communication devices manufactured by third parties and sold by the Company.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable and no significant vendor obligations remain. Revenue from services are recognized as services are performed or ratably if performed over a service contract period. Revenue for material projects with a duration of three months or longer that require installation, system design and integration, is recognized under the percentage-of-completion method as the work progresses.


INCOME TAXES

     The Company is an "S" Corporation for federal income tax purposes. Earnings and losses are included in the personal federal income tax returns of the stockholders. Accordingly, the accompanying financial statements do not include a provision for federal income taxes. The Company is subject to a state income tax liability of 1.50 percent of taxable income. As a result, the accompanying financial statements include a provision for state income taxes.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of February 28, 1998, property and equipment consisted of the following:


         Furniture and fixtures .............................    $   11,699
         Technical equipment ................................       148,445
         Furniture and fixtures under capital lease .........        29,594
         Technical equipment under capital lease ............        72,993
                                                                 ----------
                                                                    262,731
         Less- Accumulated depreciation .....................      (113,869)
                                                                 ----------
                                                                 $  148,862
                                                                 ==========


     Depreciation expense for the twelve months ended February 28, 1998, was $35,473.

                         SERVINET CONSULTING GROUP, INC.

3.   LINES OF CREDIT:

     The Company has a $3,750,000 accounts receivable line of credit with Deutsche Financial Services (the "Lender") bearing interest at the lender's prime rate plus .5 percent. As of February 28, 1998, the prime rate was 8.5 percent. The average outstanding borrowings during the twelve months ended February 28, 1998, was $2,183,391. At February 28, 1998, the Company has $1,422,299 outstanding on this line of credit.

     The Company has a $2,000,000 inventory line of credit with the Lender whereby all purchases must be paid within thirty days. The average outstanding borrowings during the twelve months ended February 28, 1998, was $1,367,224. As of February 28, 1998, the Company has $1,580,720 outstanding on this line of credit.


4.   EMPLOYEE BENEFIT PLANS:

     The Company maintains a 401(k) profit sharing plan covering the employees of the Company. Under the plan agreement, employees may elect to contribute a percentage of compensation. Plan participants vest immediately in all employee elective contributions. Additionally, plan participants vest in employer contributions over various periods. Employer contributions are discretionary and totaled $21,569 for the twelve months ended February 28, 1998.


5.   RELATED PARTY TRANSACTIONS:

DISTRIBUTIONS TO STOCKHOLDERS

     During the twelve months ended February 28, 1998, the Company distributed $201,540 to the stockholders.


6.   COMMITMENTS:

CAPITAL LEASES

     The Company has entered into capital leases for various pieces of technical equipment, furniture and fixtures. The future minimum payments under these leases are as follows:


         TWELVE MONTHS ENDING FEBRUARY 28,
         ---------------------------------
         1999 ................................................    $ 55,945
         2000 ................................................      39,500
         2001 ................................................      21,241
         2002 ................................................       5,094
                                                                  --------
                                                                   121,780
         Less: Amounts representing interest .................      19,720
                                                                  --------
         Present value of net minimum lease payments .........    $102,060
                                                                  ========

                         SERVINET CONSULTING GROUP, INC.

OPERATING LEASES

     The Company has entered into operating leases for various pieces of computer and office equipment. The lease expense for the twelve months ended February 28, 1998, was $165,385. The future minimum lease payments on this equipment under non-cancelable leases are as follows:


         TWELVE MONTHS ENDING FEBRUARY 28,
         1999 ..............................................    $224,575
         2000 ..............................................     123,556
         2001 ..............................................      62,677
         2002 ..............................................       5,265
                                                                --------
                                                                $416,073
                                                                ========


7.   ACQUISITIONS:

     In November 1996, the Company merged with Main Computer System, a Computer Land franchise. The merger was accounted for under the pooling method of accounting as it is a combination of two companies under common control.

     In January 1998, the Company acquired the outstanding common stock of Aslan, Inc. (Aslan) in San Francisco, California. The acquisition was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the estimated fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired was $75,598 and has been recorded as goodwill. This goodwill is being amortized over 15 years. The initial purchase price as of January 1, 1998, was allocated as follows:


         Accounts receivable .............................    $ 64,210
         Other current assets ............................      30,036
         Property and equipment ..........................      92,325
         Goodwill ........................................      75,598
         Accounts payable and accrued expenses ...........     160,497
         Taxes payable ...................................       9,347
         Capital lease obligations .......................      92,325


     In addition, the acquisition includes an earn-out agreement whereby the Company is required to pay to the former stockholders of Aslan 15 percent of the consulting fees generated by the Company from the Aslan operations, which will be operated as a division of the Company, for the first eighteen months following the acquisition, then 10 percent for the subsequent six months. Earn-out payments are capitalized as additional goodwill.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Computer Products & Resources, Inc.:

     We have audited the accompanying balance sheets of Computer Products & Resources, Inc. (a Michigan corporation), as of April 30, 1997 and 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years ended April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Products & Resources, Inc., as of April 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years ended April 30, 1998, in conformity with generally accepted accounting principles.


Washington, D.C.
June 19, 1998

                       COMPUTER PRODUCTS & RESOURCES, INC.

                                 BALANCE SHEETS

                                                                                 APRIL 30,
                                                                        ---------------------------
                                                                            1997           1998
                                                                        ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................   $  404,351     $  748,000
 Marketable securities, at market value .............................       44,199        127,597
 Trade accounts receivable, net of allowance for doubtful accounts of
   $50,000 in 1997 and 1998..........................................    2,794,432      3,864,857
 Inventory ..........................................................    1,353,719      1,145,568
 Prepaid expenses and other assets ..................................        9,879          8,379
                                                                        ----------     ----------
   Total current assets .............................................    4,606,580      5,894,401
Property and equipment, net .........................................      398,462        472,333
Due from officer ....................................................       37,798         62,646
Deferred tax asset ..................................................      248,000        270,000
                                                                        ----------     ----------
   Total assets .....................................................   $5,290,840     $6,699,380
                                                                        ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...................................................   $1,721,471     $2,088,967
 Accrued expenses ...................................................      527,094        525,152
 Deferred revenue ...................................................    1,200,538      1,644,026
                                                                        ----------     ----------
   Total liabilities ................................................    3,449,103      4,258,145
Commitments and contingencies (Note 10)
Stockholders' equity:
 Common stock, par value $1.00, 50,000 shares authorized and 1,000
   shares outstanding ...............................................        1,000          1,000
 Unrealized gain on marketable securities ...........................       18,678         20,755
 Retained earnings ..................................................    1,822,059      2,419,480
                                                                        ----------     ----------
   Total stockholders' equity .......................................    1,841,737      2,441,235
                                                                        ----------     ----------
   Total liabilities and stockholders' equity .......................   $5,290,840     $6,699,380
                                                                        ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                       COMPUTER PRODUCTS & RESOURCES, INC.

                            STATEMENTS OF OPERATIONS

                                                                   FOR THE YEARS ENDED APRIL 30,
                                                          ------------------------------------------------
                                                               1996             1997             1998
                                                          --------------   --------------   --------------
Revenues:
 Hardware and software ................................    $23,725,073      $28,857,627      $26,798,246
 Services .............................................      2,870,902        5,439,832        5,332,335
                                                           -----------      -----------      -----------
   Total revenues .....................................     26,595,975       34,297,459       32,130,581
Cost of sales .........................................     21,734,943       26,461,125       23,783,746
                                                           -----------      -----------      -----------
Gross profit ..........................................      4,861,032        7,836,334        8,346,835
Selling, general, and administrative expenses .........      4,860,314        6,491,065        7,450,369
                                                           -----------      -----------      -----------
Operating income ......................................            718        1,345,269          896,466
Other income (expense):
 Interest expense .....................................        (88,403)         (92,890)         (46,082)
 Other income .........................................        277,499           13,256           68,037
                                                           -----------      -----------      -----------
   Total other income (expense) .......................        189,096          (79,634)          21,955
                                                           -----------      -----------      -----------
Income before income tax provision ....................        189,814        1,265,635          918,421
Income tax provision ..................................         83,300          435,747          321,000
                                                           -----------      -----------      -----------
Net income ............................................    $   106,514      $   829,888      $   597,421
                                                           ===========      ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                       COMPUTER PRODUCTS & RESOURCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK
                                          ----------------------------------
                                                                  RETAINED
                                                                  EARNINGS      COMPREHENSIVE
                                           SHARES     AMOUNT       INCOME          INCOME           TOTAL
                                          --------   --------   ------------   --------------   ------------
Balance, April 30, 1995 ...............    1,000      $1,000    $  885,657         $ 2,562      $  889,219
 Increase in unrealized gains .........       --          --            --           5,444           5,444
 Net income ...........................       --          --       106,514               -         106,514
                                           -----      ------    ----------         -------      ----------
Balance, April 30, 1996 ...............    1,000       1,000       992,171           8,006       1,001,177
 Increase in unrealized gains .........       --          --            --          10,672          10,672
 Net income ...........................       --          --       829,888              --         829,888
                                           -----      ------    ----------         -------      ----------
Balance, April 30, 1997 ...............    1,000       1,000     1,822,059          18,678       1,841,737
 Increase in unrealized gains .........       --          --            --           2,077           2,077
 Net income ...........................       --          --       597,421              --         597,421
                                           -----      ------    ----------         -------      ----------
Balance, April 30, 1998 ...............    1,000      $1,000    $2,419,480         $20,755      $2,441,235
                                           =====      ======    ==========         =======      ==========



    The accompanying notes are an integral part of this financial statement.

                       COMPUTER PRODUCTS & RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEARS ENDED APRIL 30,
                                                         -------------------------------------------------
                                                               1996             1997             1998
                                                         ---------------   -------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................    $    106,514      $  829,888      $    597,421
 Adjustments to reconcile net income to net
   cash from operating activities--
   Depreciation and amortization .....................         134,650         175,088           213,958
   Loss from disposal of fixed assets ................              --              --             4,756
   Gain on sale of marketable securities .............              --              --           (53,592)
   Changes in assets and liabilities:
    Increase in accounts receivable, net .............         (51,786)       (306,113)       (1,070,425)
    Decrease (increase) in inventory .................      (1,358,581)      1,502,472           208,151
    Decrease in prepaid expenses and other
      assets .........................................          18,958             654             1,500
    Decrease (increase) in due from officer ..........         (39,856)          1,788           (24,848)
    (Decrease) increase in accounts payable ..........       1,417,880        (985,189)          367,496
    (Decrease) increase in accrued expenses ..........         (24,033)       (117,642)          (45,942)
    Increase in deferred revenue .....................         211,989         223,972           443,488
    Increase in deferred taxes .......................           3,800         204,000            22,000
                                                          ------------      ----------      ------------
      Net cash flows from operating activities.                419,535       1,528,918           663,963
                                                          ------------      ----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets ............................        (216,679)       (246,605)         (292,585)
 Purchase of marketable securities ...................         (12,632)             --           (27,729)
                                                          ------------      ----------      ------------
      Net cash from investing activities .............        (229,311)       (246,605)         (320,314)
                                                          ------------      ----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net payments on line of credit ......................        (257,966)       (966,863)               --
                                                          ------------      ----------      ------------
      Net cash from financing activities .............        (257,966)       (966,863)               --
                                                          ------------      ----------      ------------
Net increase (decrease) in cash and cash equiva-
 lents ...............................................         (67,742)        315,450           343,649
Cash and cash equivalents, beginning of year .........         156,643          88,901           404,351
                                                          ------------      ----------      ------------
Cash and cash equivalents, end of year ...............    $     88,901      $  404,351      $    748,000
                                                          ============      ==========      ============
Supplemental cash flow information:
 Cash paid for interest ..............................    $     88,403      $   94,180      $     46,082
                                                          ============      ==========      ============
 Cash paid for income taxes ..........................    $     77,819      $  414,400      $    342,000
                                                          ============      ==========      ============


   The accompanying notes are an integral part of these financial statements.

                       COMPUTER PRODUCTS & RESOURCES, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND NATURE OF OPERATIONS:

     Computer Products & Resources, Inc. ("CPR" or the "Company"), was formed in August 1982 in West Michigan to provide service and support for computer systems and equipment.

     The Company is an authorized franchise of Microage Computer Stores, Inc. ("Microage"). Through this franchise agreement, the Company is able to purchase hardware and software brands directly from Microage and subsequently resell them to customers. The agreement with Microage expires in October 1998. If this agreement is not renewed, it could have an adverse impact on the Company's ability to operate as a hardware/software provider.

     CPR provides the following services: sales consulting, which includes systems planning and strategy; equipment evaluation and new product presentation; systems and network installations; application development and design; custom configuration services; and service and support coordination for remote locations. CPR also provides sales and services to business accounts that focus on the manufacturing, banking and financial, legal, government education, and medical markets.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

     Service revenue is derived from information technology services, including hardware repair and maintenance, on-site network support, systems consulting, software installation, web site design, installation, design and integration of network and communication systems and other value-added IT services. Hardware revenue is primarily derived from the sale of computer hardware. Software revenue is primarily derived from the sale of software, peripherals and communication devices manufactured by third parties and sold by the Company.

     A segment of the Company's business is the offering of service contracts. These contracts are normally two to three years in duration. The income from these contracts is recognized evenly over the life of the contract.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services is recognized as services are performed or ratably if performed over a service contract period.


CASH AND CASH EQUIVALENTS

     Investments in securities with original maturities of three months or less are considered to be cash equivalents. Cash equivalents at April 30, 1997 and 1998, consisted of funds invested in money market instruments and a certificate of deposit.


MARKETABLE SECURITIES

     Securities are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires, among other items, the determination at the acquisition date of a security, whether such security is purchased with the intent and ability to hold to maturity, whether it is purchased with the intent to trade, or whether the security is available for sale. The Company's marketable securities consist of all equity instruments as of April 30, 1997 and 1998. Management has indicated that their intent is to hold these securities for long-term appreciation. Under SFAS No. 115, these securities are classified as available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity.

                       COMPUTER PRODUCTS & RESOURCES, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheets, for which it is to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying value of current assets and liabilities approximates fair value due to the relatively short maturities of these instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the specific identification method of accounting. Inventory as of April 30, 1997 and 1998, consisted primarily of finished goods as the Company serves as an intermediary between manufacturers and buyers.


PROPERTY AND EQUIPMENT

     Furniture and equipment are stated at cost and are depreciated using accelerated methods over their estimated useful lives of seven years, and leasehold improvements are amortized using the accelerated method over the shorter of their useful lives or applicable lease term. Amortization of purchased software is recorded over its estimated useful life of three years.


LICENSES AND FEES

     The Company entered into a 10-year franchise agreement with Microage in October 1980. The purchase price of the franchise license was $15,000, and the Company has amortized this cost using the straight-line method over 10 years. The agreement expires in October 1998.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactment of changes in the tax laws or rates.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   REVOLVING LINE OF CREDIT:

     The Company has a loan agreement with Deutsche Financial for secured revolving loan commitments of $2,500,000 as of April 30, 1998. Interest is charged on the outstanding balance at a rate of one percent above the prevailing prime rate for the years ended April 30, 1997 and 1998, respectively. Borrowings under the agreement are collateralized by accounts receivable and inventories. Under the terms of this agreement, the Company is required to comply with certain financial covenants, including net worth and a leverage ratio.

                       COMPUTER PRODUCTS & RESOURCES, INC.

     As of April 30, 1997 and 1998, the Company had a credit balance of $297,369 and $713,134, respectively. Accordingly, the balance has been reclassed to cash and cash equivalents.


4.   MARKETABLE SECURITIES:

     As of April 30, 1997 and 1998, marketable securities consisted of the following:


                                                        APRIL 30,
                                                  ------------------
                                                    1997       1998
                                                  -------   --------
       Cost ...................................   $25,521   $106,842
       Unrealized gain ........................    18,678     20,755
                                                  -------   --------
       Market value ...........................   $44,199   $127,597
                                                  =======   ========


     The Company's marketable securities are composed of equity securities.


5.   PROPERTY AND EQUIPMENT:

     As of April 30, 1997 and 1998, property and equipment consisted of the following:


                                                             APRIL 30,
                                                  -----------------------------
                                                       1997            1998
                                                  -------------   -------------
       Furniture and fixtures .................    $  209,089      $  259,701
       Machinery and equipment ................       780,747         921,527
       Leasehold improvements .................        18,343          18,343
                                                   ----------      ----------
                                                    1,008,179       1,199,571
       Less- Accumulated depreciation .........      (609,717)       (727,238)
                                                   ----------      ----------
                                                   $  398,462      $  472,333
                                                   ==========      ==========


6.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                             APRIL 30,
                                                     -------------------------
                                                         1997          1998
                                                     -----------   -----------
       Deferred tax assets:
        Allowance for doubtful accounts ..........    $ 17,000      $ 17,000
        Deferred revenue .........................     215,000       215,000
        Accrued vacation .........................      36,600        45,000
        Other ....................................      10,400        11,200
                                                      --------      --------
          Total deferred tax assets ..............     279,000       288,200
                                                      --------      --------
       Deferred tax liabilities:
        Unrealized gain ..........................       6,300         7,200
        Other ....................................      24,700        11,000
                                                      --------      --------
          Total deferred tax liabilities .........      31,000        18,200
                                                      --------      --------
       Net deferred tax asset ....................    $248,000      $270,000
                                                      ========      ========

                       COMPUTER PRODUCTS & RESOURCES, INC.

     The provision for federal income taxes is composed of the following:

                                       APRIL 30,
                        ----------------------------------------
                           1996           1997           1998
                        ----------   -------------   -----------
   Current ..........    $ 86,100     $  639,747      $ 343,000
   Deferred .........      (2,800)      (204,000)       (22,000)
                         --------     ----------      ---------
      Total .........    $ 83,300     $  435,747      $ 321,000
                         ========     ==========      =========

     The reconciliation of the applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to income before taxes is as follows:

                                                                  APRIL 30,
                                                    --------------------------------------
                                                       1996          1997          1998
                                                    ----------   -----------   -----------
   Applicable income taxes based on statutory tax
     rate .......................................    $64,537      $430,316      $312,263
   Other ........................................     18,763         5,431         8,737
                                                     -------      --------      --------
   Income tax benefit ...........................    $83,300      $435,747      $321,000
                                                     =======      ========      ========

     In lieu of a state income tax, the Company pays a Michigan Single Business Tax. These amounts are included in selling, general, and administrative expenses.


7.   EMPLOYEE BENEFIT PLANS:

     The Company has a profit-sharing retirement plan covering substantially all full-time employees with more than three years of service. Contributions are made to the plan at the discretion of the Company's Board of Directors. These amounts were accrued and charged against income.

     As of May 1, 1995, the Company instituted a 401(k) plan in addition to the profit-sharing retirement plan. The Company's Board of Directors has elected to match a portion of each employee's contribution. The employer's matching contribution for the fiscal years ended April 30, 1996, 1997, and 1998, was $60,000, $74,702, and $94,429, respectively.


8.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses. Historically, such losses have been within management's expectations. The Company's largest customer represents approximately 24 and 30 percent of accounts receivable at April 30, 1997 and 1998, respectively.


9.   RELATED PARTY TRANSACTIONS:

     The Company leases certain furniture and fixtures and telephone equipment as well as its facilities at 1001 Monroe Avenue N.W. from CPR Financial Group, which is a leasing company owned by the Company's principal stockholder. The leases with CPR Financial Group are operated on a month-to-month basis until cancelled by either party upon 90 days prior written notification. During the fiscal years ended April 30, 1996, 1997, and 1998, these lease payments totaled $155,971, $156,843, and $186,600, respectively.

     The Company has made insurance premium payments on a policy for the principal stockholder. The Company has entered into an agreement with the insurer and the policy-holder that provides, among other things, that the Company will be reimbursed for all insurance payments made. Total insurance payments made for the fiscal years ended April 30, 1997 and 1998, were $5,865 and $11,731, respectively. There were no insurance payments made in 1996.

                       COMPUTER PRODUCTS & RESOURCES, INC.

10.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company has one noncancellable lease that expires in March 1999. Future minimum lease payments under this noncancellable lease total $109,208.

     Rent expense under this lease for the fiscal years ended April 30, 1996, 1997, and 1998, were $126,714, $109,858, and $112,704, respectively.


11.  SUBSEQUENT EVENT:

     In August 1998, the Company entered into a proposed business combination agreement with IT Partners, Inc. If consummated, a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of MicroNomics of Lansing, Inc.:

      We have audited the accompanying balance sheets of MicroNomics of Lansing, Inc. (a Michigan corporation d/b/a Entre' Computer Services, Inc., the "Company"), as of December 31, 1996, March 31, 1997, and March 31, 1998, the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997, and for the twelve months ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MicroNomics of Lansing, Inc., as of December 31, 1996, March 31, 1997, and March 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, in conformity with generally accepted accounting principles.


Washington, D.C.
July 23, 1998

                          MICRONOMICS OF LANSING, INC.

                                 BALANCE SHEETS
                            AS OF DECEMBER 31, 1996,
                       MARCH 31, 1997, AND MARCH 31, 1998

                                                                  DECEMBER 31,      MARCH 31,       MARCH 31,
                                                                      1996             1997           1998
                                                                 --------------   -------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ...................................     $   20,550      $  408,430     $   36,154
 Accounts receivable, net of allowance for doubtful
   accounts of $20,000, $20,000 and $20,000, respectively.....        800,618         798,776      1,232,760
 Inventory, net ..............................................        707,109         571,989        667,827
 Deferred tax asset ..........................................        106,653         106,653         70,322
 Prepaid expenses and other current assets ...................         51,046          37,998         49,915
                                                                   ----------      ----------     ----------
 Total current assets ........................................      1,685,976       1,923,846      2,056,978
Property and equipment, net ..................................        420,600         390,851        326,687
Other assets .................................................         18,630          18,630         54,450
                                                                   ----------      ----------     ----------
 Total assets ................................................     $2,125,206      $2,333,327     $2,438,115
                                                                   ==========      ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses .......................     $  740,025      $  567,293     $  918,763
 Accrued compensation ........................................        175,427         116,952         51,747
 Unearned service contract revenue ...........................        774,562         765,921        929,441
 Due to officer ..............................................        158,243         142,933         13,317
 Line of credit ..............................................             --         325,000             --
 Notes payable, net of long-term portion .....................         12,362          12,362          5,939
                                                                   ----------      ----------     ----------
   Total current liabilities .................................      1,860,619       1,930,461      1,919,207
Notes payable, net of current portion ........................         11,511           7,337         16,154
                                                                   ----------      ----------     ----------
   Total liabilities .........................................      1,872,130       1,937,798      1,935,361
                                                                   ----------      ----------     ----------
Stockholders' equity:
 Common stock, par value $1; 100,000 shares authorized
   and 32,500 shares outstanding .............................         32,500          32,500         32,500
 Additional paid-in capital ..................................         97,500          97,500         97,500
 Retained earnings ...........................................        123,076         265,529        372,754
                                                                   ----------      ----------     ----------
   Total stockholders' equity ................................        253,076         395,529        502,754
                                                                   ----------      ----------     ----------
   Total liabilities and stockholders' equity ................     $2,125,206      $2,333,327     $2,438,115
                                                                   ==========      ==========     ==========


      The accompanying notes are an integral part of these balance sheets.

                          MICRONOMICS OF LANSING, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998

                                                                             FOR THE THREE   FOR THE TWELVE
                                                       DECEMBER 31,           MONTHS ENDED    MONTHS ENDED
                                                ---------------------------    MARCH 31,       MARCH 31,
                                                     1995          1996           1997            1998
                                                ------------- ------------- --------------- ---------------
Revenues:
 Hardware and software ........................  $8,078,825    $6,614,956     $1,993,183      $ 9,020,126
 Services .....................................   1,658,164     1,986,737        553,540        2,360,510
 Other ........................................      72,065       196,639         22,012          251,367
                                                 ----------    ----------     ----------      -----------
   Total revenues .............................   9,809,054     8,798,332      2,568,735       11,632,003
Cost of goods and services sold ...............   7,015,835     6,034,564      1,549,110        8,179,753
                                                 ----------    ----------     ----------      -----------
Gross profit ..................................   2,793,219     2,763,768      1,019,625        3,452,250
Selling, general, and administrative ..........   2,572,984     2,757,974        731,133        3,273,478
                                                 ----------    ----------     ----------      -----------
Operating income ..............................     220,235         5,794        288,492          178,772
Other income (expense):
 Interest income ..............................      13,651         9,495            681           10,261
 Interest expense .............................     (21,163)      (17,546)        (8,464)         (15,968)
 Other ........................................        (242)       (8,664)        (2,319)          (8,303)
                                                 ----------    ----------     ----------      -----------
   Total other loss ...........................      (7,754)      (16,715)       (10,102)         (14,010)
                                                 ----------    ----------     ----------      -----------
Income (loss) before income tax provision .....     212,481       (10,921)       278,390          164,762
Income tax expense (benefit) ..................      73,030        (2,576)       135,937           57,537
                                                 ----------    ----------     ----------      -----------
Net income (loss) .............................  $  139,451    $   (8,345)    $  142,453      $   107,225
                                                 ==========    ==========     ==========      ===========



        The accompanying notes are an integral part of these statements.

                          MICRONOMICS OF LANSING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998

                                          COMMON STOCK       ADDITIONAL
                                      --------------------    PAID-IN
                                       SHARES     AMOUNT      CAPITAL       RETAINED       TOTAL
                                      --------  ----------  -----------  -------------  -----------
Balance, December 31, 1994 .........   32,500    $32,500      $97,500      $  (8,030)    $121,970
 Net income ........................       --         --           --        139,451      139,451
                                       ------    -------      -------      ---------     --------
Balance, December 31, 1995 .........   32,500     32,500       97,500        131,421      261,421
 Net loss ..........................       --         --           --         (8,345)      (8,345)
                                       ------    -------      -------      ---------     --------
Balance, December 31, 1996 .........   32,500     32,500       97,500        123,076      253,076
 Net income ........................       --         --           --        142,453      142,453
                                       ------    -------      -------      ---------     --------
Balance, March 31, 1997 ............   32,500     32,500       97,500        265,529      395,529
 Net income ........................       --         --           --        107,225      107,225
                                       ------    -------      -------      ---------     --------
Balance, March 31, 1998 ............   32,500    $32,500      $97,500      $ 372,754     $502,754
                                       ======    =======      =======      =========     ========



        The accompanying notes are an integral part of these statements.

                          MICRONOMICS OF LANSING, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997, AND
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998

                                                                                       FOR THE THREE   FOR THE TWELVE
                                                                  DECEMBER 31,          MONTHS ENDED    MONTHS ENDED
                                                           --------------------------    MARCH 31,       MARCH 31,
                                                               1995          1996           1997            1998
                                                           ------------ ------------- --------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..............................................  $  139,451   $   (8,345)    $  142,453      $  107,225
 Adjustments to reconcile net loss to net cash flows
   from operating activities-
   Depreciation of property and equipment ................      90,471       99,643         29,749         185,729
   Changes in assets and liabilities-
    (Increase) decrease in accounts receivable, net.......    (374,680)     121,481          1,842        (433,984)
    Decrease (increase) in inventory .....................     149,971     (399,473)       135,120         (95,838)
    Decrease (increase) in deferred tax asset ............       3,380      (66,673)            --          36,331
    (Increase) decrease in prepaid expenses and
      other current assets ...............................      (6,772)      17,976         13,048         (11,917)
    Increase in other long-term assets ...................         (56)      (1,952)            --         (35,820)
    Increase (decrease) in accounts payable ..............     546,389      (82,333)      (172,732)        351,470
    (Decrease) increase in accrued compensation ..........     (31,243)      23,311        (58,475)        (65,205)
    Increase (decrease) in unearned service contract
      revenue ............................................     168,829      176,530         (8,641)        163,520
                                                            ----------   ----------     ----------      ----------
      Net cash flows provided by (used in)
       operating activities ..............................     685,740     (119,835)        82,364         201,511
                                                            ----------   ----------     ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ......................    (155,940)    (261,029)            --        (121,565)
 Proceeds from sale of fixed assets ......................       1,000        5,290             --              --
                                                            ----------   ----------     ----------      ----------
      Net cash used in investing activities ..............    (154,940)    (255,739)            --        (121,565)
                                                            ----------   ----------     ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of bank credit facility .......................    (290,937)     (30,787)            --        (325,000)
 Proceeds from notes payable .............................          --           --        320,826           2,394
 Repayment of loan to officer ............................    (129,641)          --        (15,310)       (129,616)
 Proceeds from loan to officer ...........................          --      105,599             --              --
                                                            ----------   ----------     ----------      ----------
      Net cash (used in) provided by financing
       activities ........................................    (420,578)      74,812        305,516        (452,222)
                                                            ----------   ----------     ----------      ----------
Net increase (decrease) in cash and cash equivalents .....     110,222     (300,762)       387,880        (372,276)
Cash and cash equivalents, beginning of year .............     211,090      321,312         20,550         408,430
                                                            ----------   ----------     ----------      ----------
Cash and cash equivalents, end of year ...................  $  321,312   $   20,550     $  408,430      $   36,154
                                                            ==========   ==========     ==========      ==========
Cash paid for interest ...................................  $   21,163   $   14,600     $   13,592      $   13,468
                                                            ==========   ==========     ==========      ==========
Cash paid for income taxes ...............................  $    3,800   $  119,417     $    9,132      $   70,880
                                                            ==========   ==========     ==========      ==========


        The accompanying notes are an integral part of these statements.

                          MICRONOMICS OF LANSING, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND NATURE OF OPERATIONS:

      MicroNomics of Lansing, Inc. d/b/a Entre' Computer Services, Inc. (the "Company"), located in central-Michigan, is an integrator of personal computer network systems. The Company offers personal, professional and business use computer hardware, software-related products, services and repair and maintenance.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The Company operates on a fiscal year that ends December 31. However, these financial statements have been prepared pursuant to a purchase agreement whereby the Company is expected to be acquired by IT Partners, Inc.


CASH AND CASH EQUIVALENTS

     Investments in securities with original maturities of three months or less are considered to be cash equivalents. Cash equivalents at December 31, 1996, and March 31, 1997 and 1998, consisted of funds invested in money market instruments.


ACCOUNTS RECEIVABLE

     The Company has established policies for extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information. As of December 31, 1996, and March 31, 1997 and 1998, the Company had a reserve of $20,000 for doubtful accounts receivable.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments. The book value of the Company's long-term debt is equal to its fair market value as the Company's borrowing cost is consistent with similar credit facilities at December 31, 1996, and March 31, 1997 and 1998.

     This disclosure relates to financial instruments only. The fair value assumptions were based upon subjective estimates of market conditions and perceived risks of the financial instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in, first-out method of accounting. Inventory as of December 31, 1996, and March 31, 1997 and 1998, consisted primarily of finished goods, as the Company serves as an intermediary between manufacturers and buyers. As of December 31, 1996, and March 31, 1997 and 1998, inventory reserves were $28,845, $37,269, and $37,269, respectively.

                          MICRONOMICS OF LANSING, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets range from three to seven years. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease. Depreciation expense for the years ended December 31, 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, is $99,643, $29,749, and $185,729, respectively.

     The estimated useful lives are as follows:


            Furniture and fixtures ...............   5-7 years
            Equipment ............................   3-5 years
            Vehicles .............................   4-7 years
            Leasehold improvements ...............   12 years


REVENUE RECOGNITION

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services are recognized as services are performed or ratably if performed over a service contract year. Unearned service contract revenue is recorded as a liability for services paid for, but not yet performed. Revenue for material projects with a duration of three months or longer that require installation, system design and integration, is recognized under the percentage-of-completion method as the work progresses.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.


3.   PROPERTY AND EQUIPMENT:

     As of December 31, 1996, and March 31, 1997 and 1998, property and equipment consist of the following:


                                                                MARCH 31,
                                            DECEMBER 31,  -------------------
                                                1996         1997      1998
                                            ------------  --------  ---------
     Furniture and fixtures ..............    $111,965    $111,965  $125,149
     Equipment ...........................     425,150     419,712   448,874
     Vehicles ............................      92,801      86,301   159,304
     Leasehold improvements ..............      46,198      46,198    46,198
                                              --------    --------  --------
                                               676,114     664,176   779,525
     Less- Accumulated depreciation ......     255,514     273,325   452,838
                                              --------    --------  --------
                                              $420,600    $390,851  $326,687
                                              ========    ========  ========

                          MICRONOMICS OF LANSING, INC.

4.   NOTES PAYABLE:

     As of December 31, 1996, and March 31, 1997 and 1998, notes payable consist of the following:

                                                                                    MARCH 31,
                                                              DECEMBER 31,   -----------------------
                                                                  1996          1997         1998
                                                             -------------   ----------   ----------
     GMAC note, 4.8% interest rate, due 12/19/00 .........      $ 15,058      $14,463      $11,376
     GMAC note, 4.8% interest rate, due 4/21/01 ..........            --           --       10,717
     CNB loan, 9.0% interest rate, due 5/2/97 ............         8,815        5,236           --
                                                                --------      -------      -------
                                                                  23,873       19,699       22,093
     Less- Current portion of notes payable ..............        12,362       12,362        5,939
                                                                --------      -------      -------
     Notes payable, long-term portion ....................      $ 11,511      $ 7,337      $16,154
                                                                ========      =======      =======

     Maturities on notes payable are as follows:

          April 1, 1998 to December 31, 1998 .........    $ 5,939
          1999 .......................................      7,919
          2000 .......................................      7,919
          2001 .......................................        316
          2002 and thereafter ........................         --
                                                          -------
                                                          $22,093
                                                          =======


     Interest expense for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, was $21,163, $17,546, $8,464, and $15,968, respectively.


5.   REVOLVING LINE OF CREDIT:

     On January 16, 1997, the Company obtained a line of credit. As of March 31, 1997 and 1998, the Company had outstanding balances under its revolving line of credit agreement of $325,000 and $0, respectively. The maximum amount of borrowings under the line of credit, as amended, is $350,000. The revolving line of credit bears interest at the prime rate plus 1 percent. The line of credit expires on November 1, 1998. The Company has pledged accounts receivable and inventory as collateral under the revolving line of credit agreement.

     Under the terms of this agreement, the Company is required to comply with certain financial covenants including net worth and current ratio. As of March 31, 1997 and 1998, the Company was in compliance with such covenants.

                          MICRONOMICS OF LANSING, INC.

6.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996, and March 31, 1997 and 1998, are as follows:

                                                                    MARCH 31,
                                              DECEMBER 31,   -----------------------
                                                  1996          1997         1998
                                             -------------   ----------   ----------
Deferred tax assets:
 Allowance for doubtful accounts .........      $  6,800      $  6,800     $ 6,800
 Deferred income .........................        30,139        30,139      12,069
 Inventory reserve .......................        12,671        12,671      12,671
 Tax over book depreciation ..............        13,776        13,776      12,742
 Other ...................................        43,267        43,267      28,845
                                                --------      --------     -------
 Total deferred tax assets ...............       106,653       106,653      73,127
                                                --------      --------     -------
Deferred tax liabilities:
 Other ...................................            --            --       2,805
                                                --------      --------     -------
 Net deferred tax assets .................      $106,653      $106,653     $70,322
                                                ========      ========     =======


     The provision for income taxes is comprised of the following:

                                             DECEMBER 31,                 MARCH 31,
                                      --------------------------   ------------------------
                                         1995           1996           1997         1998
                                      ----------   -------------   -----------   ----------
Current ...........................    $58,464       $  64,097      $135,937      $21,206
Deferred ..........................     14,566         (66,673)           --       36,331
                                       -------       ---------      --------      -------
Total provision (benefit) .........    $73,030       $  (2,576)     $135,937      $57,537
                                       =======       =========      ========      =======


     The reasons for the differences between the applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to income (loss) before taxes were due to the impact of the graduated tax rate changes as well as permanent differences:

                                                                  DECEMBER 31,                 MARCH 31,
                                                            -------------------------   ------------------------
                                                               1995          1996           1997         1998
                                                            ----------   ------------   -----------   ----------
Applicable income tax based on statutory Federal tax rate
 (34%) ..................................................    $72,244       $ (3,713)     $ 94,653      $56,019
Other ...................................................        786          1,137        41,284        1,518
                                                             -------       --------      --------      -------
Total provision (benefit) ...............................    $73,030       $ (2,576)     $135,937      $57,537
                                                             =======       ========      ========      =======


7.   EMPLOYEE BENEFIT PLANS:

     The Company has a 401(k) plan covering employees who meet certain age and length of employment criteria. The Company will match 25 percent of the employees' contributions. The Company can also make discretionary contributions to the plan. The Company's matching contribution was $25,382, $27,141, $7,060, and $36,579 for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, respectively. A participant will become vested in the employer's matching contribution at the rate of 20 percent per year beginning in the second year of continuous service.

     The Company also has a discretionary profit sharing plan whereby the Company will set aside 35 percent of its net profit before taxes at year-end to be allocated to employees who have worked for the Company for that full year. In general, a distribution will not be made for persons who have not

                         MICRONOMICS OF LANSING, INC.

worked for the Company for the full year. The amount due to each employee will be determined by a formula that takes into account years of service with the Company and salary level. Should an employee leave prior to year-end, his/her share will revert back to the Company. The amount of expense for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, was $140,000, $201,869, $70,027, and
$163,741, respectively.


8.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations. During the three months ended March 31, 1997, the Company's two largest customers represented approximately 10 and 16 percent of total sales. During the twelve months ended March 31, 1998, the Company's largest customer represented approximately 13 percent of total sales.

     As of December 31, 1996, one customer comprised 18 percent of the total accounts receivable balance and another customer comprised 10 percent of the total accounts receivable balance. As of March 31, 1997, one customer comprised 31 percent of the total accounts receivable balance and another customer comprised 13 percent of the total accounts receivable balance. As of March 31, 1998, one customer comprised 24 percent of the total accounts receivable balance and another customer comprised 21 percent of the total accounts receivable balance.


9.   RELATED-PARTY TRANSACTIONS:

LOAN TO OFFICER

     In December 1994, the Company borrowed $215,000 from the sole stockholder under a demand note with an interest rate of prime plus 2 percent. As of December 31, 1996, and March 31, 1997 and 1998, amounts due to officer were $158,243, $142,933, and $13,317, respectively. The amount was repaid in full subsequent to March 31, 1998.


BONUS

     The  Company  pays  bonuses  to  the  owners  based  upon  annual   company
performance and net income and is included in selling, general, and administrative expense in the Statements of Operations. Bonuses paid or accrued for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, were $275,000, $125,000, $33,750, and $101,250.


10.  CONTINGENCIES AND COMMITMENTS:

OPERATING LEASES

     The Company leases building space in Lansing, Michigan under an operating lease expiring in 2008. The lease provided for a renewal option of five years. Future minimum rent payments due under existing operating leases are as follows:


         YEARS ENDED MARCH 31,
         ---------------------
         April 1, 1998, to December 31, 1998 .........   $  122,072
         1999 ........................................      167,367
         2000 ........................................      172,388
         2001 ........................................      177,560
         2002 and thereafter .........................    1,364,063
                                                         ----------
                                                         $2,003,450
                                                         ==========

                          MICRONOMICS OF LANSING, INC.

     Rent expense for the years ended December 31, 1995 and 1996, for the three months ended March 31, 1997, and for the twelve months ended March 31, 1998, was $105,053, $135,188, $51,387, and $177,926, respectively.


11.  SUBSEQUENT EVENTS:

     On June 3, 1998, the Company entered into a proposed business combination agreement with IT Partners, Inc. If consummated, a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Light Industries Service Corporation:

     We have audited the accompanying balance sheet of Light Industries Service Corporation (a Maryland Corporation), as of April 30, 1998, and the related statement of operations, stockholder's equity and cash flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Light Industries Service Corporation as of April 30, 1998, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.


Washington, D.C.
July 10, 1998

                      LIGHT INDUSTRIES SERVICE CORPORATION

                                  BALANCE SHEET
                              AS OF APRIL 30, 1998

ASSETS
Current assets:
 Cash and cash equivalents .......................................................    $  209,064
 Accounts receivable .............................................................       676,608
 Related party receivable, net (Note 8) ..........................................        96,450
 Inventory .......................................................................        68,261
 Prepaid expenses and other current assets .......................................        60,089
                                                                                      ----------
   Total current assets ..........................................................     1,110,472
 Property and equipment, net .....................................................       466,287
 Deferred tax asset ..............................................................        28,728
 Investment in WCTS ..............................................................         3,500
                                                                                      ----------
   Total assets ..................................................................    $1,608,987
                                                                                      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable ................................................................    $  382,329
 Accrued expenses ................................................................       225,633
 Unearned revenue ................................................................       317,087
 Deferred tax liability ..........................................................       107,525
 Current portion of notes payable ................................................       130,414
 Customer deposits and other current liabilities .................................       120,494
 Deferred rent ...................................................................        69,200
 Income tax payable ..............................................................        36,678
                                                                                      ----------
   Total current liabilities .....................................................     1,389,360
Notes payable, net of current portion ............................................        59,424
                                                                                      ----------
   Total liabilities .............................................................     1,448,784
                                                                                      ----------
Commitments and contingencies (Note 9)
Stockholder's equity:
 Common stock, par value $1, 5,000 shares authorized, 5,000 shares issued and out-
   standing ......................................................................         5,000
 Retained earnings ...............................................................       155,203
                                                                                      ----------
   Total stockholder's equity ....................................................       160,203
                                                                                      ----------
   Total liabilities and stockholder's equity ....................................    $1,608,987
                                                                                      ==========


         The accompanying notes are an integral part of this statement.

                      LIGHT INDUSTRIES SERVICE CORPORATION

                             STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED APRIL 30, 1998

Revenue:
 Software and consulting .............................................    $2,605,424
 Network services ....................................................     2,443,809
 Programming .........................................................       982,350
 Other ...............................................................       824,796
                                                                          ----------
   Total revenue .....................................................     6,856,379
Cost of goods and services sold:
 Software and consulting .............................................     1,624,317
 Network services ....................................................     1,583,379
 Programming .........................................................       485,692
 Other ...............................................................       494,389
                                                                          ----------
   Total cost of goods and services sold .............................     4,187,777
                                                                          ----------
Gross profit .........................................................     2,668,602
Other operating expenses:
 Selling, general, and administrative ................................     2,147,245
 Depreciation and amortization .......................................       142,663
                                                                          ----------
   Total other operating expenses ....................................     2,289,908
                                                                          ----------
Operating income .....................................................       378,694
Other expense:
 Interest expense ....................................................         9,518
 Other ...............................................................        18,786
                                                                          ----------
   Total other expense ...............................................        28,304
                                                                          ----------
Income before tax provision ..........................................       350,390
Income tax provision .................................................       135,251
                                                                          ----------
Net income ...........................................................    $  215,139
                                                                          ==========


         The accompanying notes are an integral part of this statement.

                      LIGHT INDUSTRIES SERVICE CORPORATION

                        STATEMENT OF STOCKHOLDER'S EQUITY
                   FOR THE TWELVE MONTHS ENDED APRIL 30, 1998

                                       COMMON STOCK
                                    -------------------
                                    RETAINED
                                     SHARES     AMOUNT       EARNINGS         TOTAL
                                    --------   --------   -------------   -------------
Balance, April 30, 1997 .........    5,000      $5,000      $ (59,936)      $ (54,936)
 Net income .....................       --          --        215,139         215,139
                                     -----      ------      ---------       ---------
Balance, April 30, 1998 .........    5,000      $5,000      $ 155,203       $ 160,203
                                     =====      ======      =========       =========




         The accompanying notes are an integral part of this statement.

                      LIGHT INDUSTRIES SERVICE CORPORATION

                             STATEMENT OF CASH FLOWS
                   FOR THE TWELVE MONTHS ENDED APRIL 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................................    $  215,139
 Adjustments to reconcile net income to net cash flows provided by operating activities-
   Depreciation and amortization ...........................................       142,663
   Deferred income taxes ...................................................        98,573
   Changes in assets and liabilities-
    Accounts receivable ....................................................       (71,598)
    Related party receivable ...............................................       (96,450)
    Inventory ..............................................................        56,839
    Prepaid expenses and other current assets ..............................       130,445
    Accounts payable .......................................................       200,443
    Accrued expenses .......................................................       (14,999)
    Unearned revenue .......................................................       (90,857)
    Customer deposits and other current liabilities ........................      (408,742)
    Deferred rent ..........................................................        69,200
    Income tax payable .....................................................        36,678
                                                                                ----------
      Net cash flows provided by operating activities ......................       267,334
                                                                                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ........................................      (253,750)
 Disposal of property and equipment ........................................           573
 Investment in WCTS ........................................................        (3,500)
                                                                                ----------
      Net cash used in investing activities ................................      (256,677)
                                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable ...............................................       140,000
 Principal payments on notes payable .......................................       (26,870)
                                                                                ----------
      Net cash provided by financing activities ............................       113,130
                                                                                ----------
Net increase in cash and cash equivalents ..................................       123,787
Cash and cash equivalents, beginning of period .............................        85,277
                                                                                ----------
Cash and cash equivalents, end of period ...................................    $  209,064
                                                                                ==========
Supplemental disclosures:
 Cash paid for interest ....................................................    $    9,518
                                                                                ==========
 Cash paid for income taxes ................................................    $       --
                                                                                ==========


         The accompanying notes are an integral part of this statement.

                      LIGHT INDUSTRIES SERVICE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                              AS OF APRIL 30, 1998


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Light Industries Service Corporation (the "Company"), a Maryland corporation, resells hardware and software and provides a range of consulting, implementation, training, maintenance and programming, and software development services to end users.

     The Company operates on an August 31 year-end. However, these financial statements have been prepared for the twelve months ended April 30, 1998, pursuant to an asset purchase agreement, whereby the outstanding common stock of the Company is expected to be acquired by IT Partners, Inc. The period presented in the related statement of operations and cash flows represent the twelve months ended April 30, 1998.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with an original maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The Company's current assets and current liabilities approximate fair value because of the relatively short maturity of these instruments. The fair value of the Company's notes payable approximates fair value based on interest rates received on recent borrowings.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first in first out method of accounting. Inventory as of April 30, 1998, consists of computer hardware, software, and parts to be sold to customers.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

                      LIGHT INDUSTRIES SERVICE CORPORATION

   The ranges used in computing estimated useful lives were as follows:


       Furniture and fixtures ............... 7 years
       Office equipment and computers ....... 3-5 years
       Leasehold improvements ............... Lesser of 7 years or term of lease


REVENUE RECOGNITION

     Service revenue is derived from information technology services, including programming, on-site network support and installation, software and systems consulting, internet services, and other value-added services. Hardware revenue is primarily derived from the sale of computer hardware. Software revenue is primarily derived from the sale of software, peripherals and communication devices manufactured by third parties and sold by the Company.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services are recognized as services are performed or ratably if performed over a service contract period. Revenue for material projects that require installation, system design and integration, is recognized under the percentage-of-completion method as the work progresses. As of April 30, 1998, the company has deferred $61,345 of revenue in connection with billings in excess of revenue earned under the percentage of completion method.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2 "Software Revenue Recognition," ("SOP 97-2"), that supercedes Statement of Position 91-1, and is effective for the fiscal year ended April 30, 1999. Management is evaluating the effect this pronouncement will have on its financial statements.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of April 30, 1998, property and equipment consisted of the following:


          Furniture and fixtures .................  $   49,035
          Office equipment and computers .........     570,097
          Leasehold improvements .................     142,382
                                                    ----------
                                                       761,514
          Less- Accumulated depreciation .........    (295,227)
                                                    ----------
                                                    $  466,287
                                                    ==========

                      LIGHT INDUSTRIES SERVICE CORPORATION

     Depreciation expense for the twelve months ended April 30, 1998, is $142,663.


3.   ACCRUED EXPENSES:

     As of April 30, 1998, accrued expenses consisted of the following:


          Accrued salaries and related taxes ..........  $171,298
          Accrued vacation ............................    54,335
                                                         --------
                                                         $225,633
                                                         ========


4.   NOTES PAYABLE:

     Notes payable at April 30, 1998, consist of notes with a bank with interest rates ranging from 6.99 to 8.50 percent. The notes are secured by all deposits and property of the Company and are guaranteed by the Company's stockholder.

     Maturities on notes payable are as follows:


          PERIODS ENDED DECEMBER 31,
          May 1, 1998 to December 31, 1998 .........   $109,762
          1999 .....................................     63,565
          2000 .....................................     16,511
                                                       --------
                                                       $189,838
                                                       ========


5.   LINE OF CREDIT:

     In April 1994, the Company extended its line of credit agreement (the "Credit Agreement") with a financial institution which has been increased as of October 1996 to $200,000. Borrowings under the Credit Agreement bear interest at one-half percent plus the greater of the prime rate or 3-month commercial paper rate. The principal portion of the outstanding borrowings is due on demand by the financial institution and interest is due monthly in arrears. Collateral under the Credit Agreement consists of the Company's equipment, inventory, receivables, and other property. The borrowings outstanding under the Credit Agreement are guaranteed by the Company's stockholder. As of April 30, 1998, the Company did not have any outstanding borrowings on the Credit Agreement. As of July 2, 1998, the Company had borrowings of approximately $115,000 outstanding on the Credit Agreement.


6.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of April 30, 1998, are as follows:


          Deferred tax assets (liabilities):
          Cash to accrual for tax ..................   $ (107,525)
          Other ....................................       28,728
                                                       ----------
          Net deferred tax liabilities .............   $  (78,797)
                                                       ==========

                     LIGHT INDUSTRIES SERVICE CORPORATION

   The provision for income taxes is comprised of the following:


          Current:
                 Federal .....................................  $     --
                 State .......................................        --
                                                                --------
                         Total current .......................        --
                                                                --------
          Deferred:
                 Federal .....................................   119,133
                 State .......................................    16,118
                                                                --------
                         Total deferred ......................  $135,251
                                                                ========


     The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to loss before taxes were as follows:


          Applicable income taxes based on statutory tax rate   $119,133
          State taxes, net of federal tax benefit ............    16,118
                                                                --------
          Income tax expense .................................  $135,251
                                                                ========


7.   EMPLOYEE BENEFIT PLANS:

     The Company maintains a 401(k) profit sharing plan for all employees meeting certain minimum service requirements. Under the plan, employees may elect to contribute a percentage of their compensation. Plan participants vest immediately in all employee elective contributions. Additionally, plan participants vest in employer contributions over various periods. Employer contributions totaled approximately $45,000 for the twelve months ended April 30, 1998, which related to the year ended August 31, 1997. The Company does not plan to make an employer contribution for the year ended August 31, 1998, and thus no provision has been reflected in the accompanying financial statements.

     Effective September 1, 1997, the Company instituted a gain sharing plan which is available to all employees. Actual bonuses to be paid from the plan are based on certain performance criteria for the Company, as well as individual census data. For the twelve months ended April 30, 1998, the Company has not accrued for bonuses under the gain sharing plan in the accompanying financial statements as management does not believe that the bonus criteria will be met.


8.   RELATED PARTY TRANSACTIONS:

     Wolpoff & Company Technology Solutions, LLC ("WCTS") is a limited liability corporation formed in 1997 by the Company and Wolpoff & Company ("Wolpoff"), who are each 50 percent owners of WCTS. Wolpoff refers technology business opportunities to WCTS, and work referred to WCTS is performed by Light Industries. Light Industries accounts for this investment under the equity method of accounting. As of April 30, 1998, the Company's share in WCTS was $3,500, which is reflected in the accompanying balance sheet. No outstanding amounts were due to or from WCTS by the Company as of April 30, 1998.

     Balance Solutions, L.L.C. ("Balance") is a limited liability company owned 36 percent by the sole stockholder of the Company. The Company has provided software development services for Balance. Balance has an agreement with Chesapeake System Solutions, Inc. ("Chesapeake") to sell and distribute the software package product produced partially through these services and partially through services provided by Chesapeake. The Company also has a contract with Balance to provide specific support services to the distributor, Chesapeake. Balance pays the Company for programming, software development, and distribution support. Revenue from Balance for the twelve months ended April 30, 1998,

                      LIGHT INDUSTRIES SERVICE CORPORATION
totaled $297,000 and are reflected in the accompanying statement of operations. As of April 30, 1998, amounts due to the Company from Balance totaled $367,130, and are reflected as a related-party receivable in the accompanying balance sheet. The amounts due from Balance consist of $45,800 in short-term trade receivables and a $275,528 note receivable. The notes receivable from Balance accrues interest at 9 percent and requires monthly payments of $28,010 with the final payment due on May 1, 1999. The Company recorded interest income of $2,403 for the twelve months ended April 30, 1998, related to the note receivable from Balance. The notes receivable is shown on the accompanying balance sheet net of a reserve of $270,680.


9.   COMMITMENTS AND CONTINGENCIES:

     The Company leases its operating facilities under leases that expire through October 2004. Future minimum rent payments due under existing operating leases are as follows and are guaranteed by the Company's stockholder:


         PERIOD ENDED DECEMBER 31,
         May 1, 1998, to December 31, 1998 ............  $ 97,353
         1999 .........................................   130,883
         2000 .........................................   127,854
         2001 .........................................   127,854
         2002 and thereafter ..........................   330,289
                                                         --------
                                                         $814,233
                                                         ========


     Rent expense for the twelve months ended April 30, 1998, totaled $119,792.


10.  SUBSEQUENT EVENTS:

     On June 10, 1998, the Company entered into a proposed business combination agreement with IT Partners, Inc. If consummated, a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of KiZAN Corporation:

     We have audited the accompanying balance sheets of KiZAN Corporation (a Kentucky corporation) as of May 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997, and the twelve months ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KiZAN Corporation as of May 31, 1997 and 1998, and the results of its operations and its cash flows for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997, and the twelve months ended May 31, 1998, in conformity with generally accepted accounting principles.



Washington, D.C.
July 9, 1998

                                KiZAN CORPORATION

                                 BALANCE SHEETS

                                                                                  MAY 31,
                                                                       -----------------------------
                                                                            1997            1998
                                                                       -------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents .........................................    $   31,691      $   81,049
 Accounts receivable, net of allowance for doubtful accounts of
   $51,000, and $72,000, respectively...............................       916,674       1,260,509
 Accounts receivable -- KiZAN Business Solutions ...................            --          58,566
 Inventory .........................................................        14,439           4,392
 Deferred income taxes .............................................        36,704          50,574
 Costs and estimated earnings in excess of billings on uncompleted
   contracts .......................................................        22,911          50,425
 Prepaid expenses and other current assets .........................        66,580          95,415
                                                                        ----------      ----------
   Total current assets ............................................     1,088,999       1,600,930
Property and equipment, net ........................................       258,603         421,781
Other assets .......................................................        42,055          68,058
                                                                        ----------      ----------
   Total assets ....................................................    $1,389,657      $2,090,769
                                                                        ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..................................................    $  403,852      $  257,149
 Accrued expenses and other ........................................       293,932         457,740
 Income taxes payable ..............................................            --         131,747
 Deferred income ...................................................       331,549         112,199
 Leases payable, current ...........................................        56,133          71,253
 Notes payable, current portion ....................................       174,957         388,413
                                                                        ----------      ----------
 Total current liabilities .........................................     1,260,423       1,418,501
Notes payable, net of current portion ..............................         1,756          16,412
Leases payable, net of current portion .............................        20,995          75,184
                                                                        ----------      ----------
 Total liabilities .................................................     1,283,174       1,510,097
                                                                        ----------      ----------
Commitments and contingencies (Note 9)

 STOCKHOLDERS' EQUITY:
   Common stock, no par value, 1,750 shares authorized and 1,090
    shares outstanding .............................................       133,050          81,050
   Additional paid-in capital ......................................        63,501         241,320
   Retained earnings (accumulated deficit) .........................       (90,068)        258,302
                                                                        ----------      ----------
    Total stockholders' equity .....................................       106,483         580,672
                                                                        ----------      ----------
    Total liabilities and stockholders' equity .....................    $1,389,657      $2,090,769
                                                                        ==========      ==========

      The accompanying notes are an integral part of these balance sheets.

                                KiZAN CORPORATION

                            STATEMENTS OF OPERATIONS

                                                        FOR THE THREE   FOR THE TWELVE    FOR THE SIX   FOR THE TWELVE
                                                         MONTHS ENDED    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                                         NOVEMBER 30,    NOVEMBER 30,       MAY 31,        MAY 31,
                                                             1995            1996            1997            1998
                                                       --------------- ---------------- -------------- ---------------
Revenues:
 Hardware and software sales and commissions.             $ 274,299       $  743,854      $  524,706     $1,210,518
 Services and other ..................................      387,385        2,546,311       1,730,676      5,416,282
                                                          ---------       ----------      ----------     ----------
   Total revenues ....................................      661,684        3,290,165       2,255,382      6,626,800
Cost of goods and services sold:
 Hardware and software sales and commissions.               266,654          509,837         376,765        592,009
 Services and other ..................................      136,187        1,437,652         875,977      2,988,074
                                                          ---------       ----------      ----------     ----------
   Total cost of goods and services sold .............      402,841        1,947,489       1,252,742      3,580,083
                                                          ---------       ----------      ----------     ----------
Gross profit .........................................      258,843        1,342,676       1,002,640      3,046,717
Selling, general, and administrative .................      274,178        1,179,417       1,050,379      2,359,926
Depreciation and amortization ........................        9,121           67,025          37,949         98,367
                                                          ---------       ----------      ----------     ----------
Operating (loss) income ..............................      (24,456)          96,234         (85,688)       588,424
Other income (expense):
 Interest expense ....................................       (1,269)         (20,968)        (12,873)       (28,120)
 Other ...............................................           10           10,900          28,658        (25,282)
                                                          ---------       ----------      ----------     ----------
   Total other income (expense) ......................       (1,259)         (10,068)         15,785        (53,402)
Net (loss) income from continuing operations be-
 fore income taxes ...................................      (25,715)          86,166         (69,903)       535,022
Provision (benefit)for income taxes ..................       (7,348)          26,112         (28,786)       204,053
                                                          ---------       ----------      ----------     ----------
Net (loss) income from continuing operations .........      (18,367)          60,054         (41,117)       330,969
Discontinued operations:
 Income (loss) from operations of discontinued
   KiZAN Business Solutions ..........................           --          (15,462)            749         (6,440)
 Gain on disposal of KiZAN Business Solutions                    --               --              --         23,841
                                                          ---------       ----------      ----------     ----------
Net income (loss) ....................................    $ (18,367)      $   44,592      $  (40,368)    $  348,370
                                                          =========       ==========      ==========     ==========


        The accompanying notes are an integral part of these statements.

                                KiZAN CORPORATION

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK          ADDITIONAL
                                       -----------------------     PAID-IN        RETAINED
                                        SHARES       AMOUNT        CAPITAL        EARNINGS         TOTAL
                                       --------   ------------   -----------   -------------   -------------
Balance, August 31, 1995 ...........    1,000      $  31,500      $  5,027       $ (75,925)      $ (39,398)
 Issuance of common stock ..........       --         57,000            --              --          57,000
 Net loss ..........................       --             --            --         (18,367)        (18,367)
                                        -----      ---------      --------       ---------       ---------
Balance, November 30, 1995 .........    1,000         88,500         5,027         (94,292)           (765)
                                        -----      ---------      --------       ---------       ---------
 Issuance of common stock ..........       --             50            --              --              50
 Net income ........................       --             --            --          44,592          44,592
                                        -----      ---------      --------       ---------       ---------
Balance, November 30, 1996 .........    1,000         88,550         5,027         (49,700)         43,877
                                        -----      ---------      --------       ---------       ---------
 Other .............................       --         44,500        58,474              --         102,974
 Net loss ..........................       --             --            --         (40,368)        (40,368)
                                        -----      ---------      --------       ---------       ---------
Balance, May 31, 1997 ..............    1,000        133,050        63,501         (90,068)        106,483
                                        -----      ---------      --------       ---------       ---------
 Issuance of common stock ..........       90             --            --              --              --
 Other .............................       --        (52,000)      177,819              --         125,819
 Net income ........................       --             --            --         348,370         348,370
                                        -----      ---------      --------       ---------       ---------
Balance, May 31, 1998 ..............    1,090      $  81,050      $241,320       $ 258,302       $ 580,672
                                        =====      =========      ========       =========       =========



         The accompanying notes are an integral part of this statement.

                                KiZAN CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                           FOR THE THREE   FOR THE TWELVE    FOR THE SIX   FOR THE TWELVE
                                                            MONTHS ENDED    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                                            NOVEMBER 30,    NOVEMBER 30,       MAY 31,        MAY 31,
                                                                1995            1996            1997            1998
                                                          --------------- ---------------- -------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ......................................    $ (18,367)      $   44,592      $  (40,368)    $  348,370
 Adjustments to reconcile net income (loss) to net
   cash flows from operating activities--
   Depreciation and amortization ........................        9,121           67,025          37,949         98,367
   Other ................................................           --           (5,685)        (36,370)       (11,235)
   Deferred income tax benefit ..........................      (28,000)          (2,560)         (6,140)       (13,870)
   Changes in assets and liabilities (increase) de-
    crease in--
    Accounts receivable, net ............................      (20,300)        (570,247)       (243,657)      (358,029)
    Inventory ...........................................           --             (430)        (14,009)        10,047
    Costs in excess of billings .........................           --               --         (22,911)       (27,514)
    Prepaid expenses and other current assets ...........         (600)         (17,010)         (4,467)       (22,389)
    Accounts payable ....................................      (38,733)         121,219         195,071       (146,703)
    Deferred income .....................................           --          182,383         135,996       (219,350)
    Accrued expenses and other ..........................       10,097           70,821         161,953        340,333
                                                             ---------       ----------      ----------     ----------
    Net cash flows (used in) provided by operating
     activities .........................................      (86,782)        (109,892)        163,047         (1,973)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .....................      (17,340)         (97,598)       (200,338)      (276,313)
 Other ..................................................           --               --         (14,184)       (31,879)
                                                             ---------       ----------      ----------     ----------
     Net cash used in investing activities ..............      (17,340)         (97,598)       (214,522)      (308,192)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowing (repayments) on line of credit ...........           --          176,927        (102,026)       136,617
 Proceeds from issuance of long-term debt ...............           --               --          85,699        160,804
 Repayments of long-term debt ...........................           --          (15,939)             --             --
 Issuance of common stock ...............................       57,000               50         102,974        125,819
 Repayment of related party debt ........................           --               --          (4,791)       (63,717)
                                                             ---------       ----------      ----------     ----------
     Net cash provided by financing activities ..........       57,000          161,038          81,856        359,523
                                                             ---------       ----------      ----------     ----------
Net (decrease) increase in cash and cash equivalents.....      (47,122)         (46,452)         30,381         49,358
Cash and cash equivalents, beginning of period ..........       94,884           47,762           1,310         31,691
                                                             ---------       ----------      ----------     ----------
Cash and cash equivalents, end of period ................    $  47,762       $    1,310      $   31,691     $   81,049
                                                             =========       ==========      ==========     ==========
Cash paid for interest ..................................    $   5,077       $   20,968      $   13,649     $   29,610
                                                             =========       ==========      ==========     ==========
Cash paid for income taxes ..............................    $      --       $   67,469      $   20,404     $   49,717
                                                             =========       ==========      ==========     ==========


        The accompanying notes are an integral part of these statements.

                                KiZAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     KiZAN Corporation, a Kentucky corporation, is a network solutions integrater that utilizes technology exclusively from the Microsoft(Reg. TM) Corporation to provide a range of consulting, implementation, training and maintenance services to a wide variety of customers.

     The Company was formed in May, 1991 as KiZAN Technologies, Inc. (KTI) when KTI began assisting companies in implementing client-server solutions using Microsoft(Reg. TM) Corporation technology. In May 1996, KiZAN Corporation (the Company) was formed to eventually serve as a holding company for other companies. In December 1996, the Company underwent a reorganization whereby the operations of KiZAN Development Inc., KiZAN Telephony, Inc. and KiZAN Business Solutions were merged with the Company through the issuance of Company stock. The businesses were operated through common ownership with the Company until the merger. In March 1997, KiZAN Internet was formed to assist companies with the development and maintenance of commercial internet sites. In July 1997, the operations of KiZAN Internet were merged into the Company and at the same time KiZAN Telephony was merged into KiZAN Technologies, Inc. In November 1997, the Company sold its interest in KiZAN Business Solutions to the minority stockholder. In December 1997, KTI was merged into the Company. As of May 1998, the Company consisted of KiZAN Corporation as a parent company and two subsidiaries; KiZAN Development Inc. and KiZAN Telephony Group.

     The Company is a Microsoft(Reg. TM) Authorized Technical Education Center which offers consulting and training services to large and small organizations. The Company also provides solution development services which provide the architecture for building networking environments.

     The Company operates on a November 30 year-end. However, certain of these financial statements have been prepared for the six months ended May 31, 1997 and the twelve months ended May 31, 1998, pursuant to an asset purchase agreement, whereby the outstanding common stock of the Company is expected to be acquired by IT Partners.


DISCONTINUED OPERATIONS

     On November 1, 1997, the Company reached an agreement to sell KiZAN Business Solutions to the minority stockholder for a note receivable of approximately $58,600. Net income for the one month period subsequent to the measurement date was approximately $7,260. The sale was closed on November 30, 1997 and the Company realized a gain on the sale of approximately $23,800, net of income taxes.


CONSOLIDATION

     All material intercompany balances and transactions have been eliminated in consolidation.


CASH AND CASH EQUIVALENTS

     For purposes of these financial statements, cash and cash equivalents include cash on hand and short-term, highly liquid investments that are readily convertible to cash.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                                KiZAN CORPORATION

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments. The fair value of the Company's long-term debt is estimated using a discounted cash flow analysis based on the Company's borrowing cost for similar credit facilities, and approximates carrying values at May 31, 1997 and 1998.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the specific identification method of accounting.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease.

     The ranges used in computing estimated useful lives were as follows:


         Furniture and fixtures ..................   5-7 years
         Computer equipment ......................   3-5 years
         Machinery and equipment .................   5-7 years
         Internal use software ...................   3-5 years
         Leasehold improvements ..................   5-7 years


     The Company is required to monitor current and anticipated future operating conditions for circumstances that may indicate potential asset impairments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."


REVENUE RECOGNITION

     Service revenue is derived from information technology ("IT") services, including hardware repair and maintenance, on-site network support, systems consulting, software licensing and installation, web site design, installation, design and integration of network and communication systems and other value-added IT services. Hardware revenue is primarily derived from the sale of computer hardware. Software revenue is primarily derived from the sale of software, peripherals and communication devices manufactured by third parties and sold by the Company.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services are recognized as services are performed or ratably if performed over a service contract period. Revenue for material projects with a duration of three months or longer that require installation, system design and integration, is recognized under the percentage-of-completion method as the work progresses.


INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

                                KiZAN CORPORATION

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of May 31, 1997 and 1998, property and equipment consist of the following:

                                                                           MAY 31,
                                                                  -------------------------
                                                                      1997          1998
                                                                  -----------   -----------
       Furniture and fixtures .................................    $ 25,001      $ 97,002
       Computer equipment .....................................     326,501       475,376
       Machinery and equipment ................................      43,230        67,781
       Internal use software ..................................      10,753        11,741
       Leasehold improvements .................................       2,663        32,561
                                                                   --------      --------
                                                                    408,148       684,461
       Less- Accumulated depreciation .........................     149,545       262,680
                                                                   --------      --------
                                                                   $258,603      $421,781
                                                                   ========      ========


3.   CONTRACTS IN PROGRESS:

     As of May 31, 1997 and 1998, information related to contracts in progress is as follows:

                                                                         MAY 31,
                                                               ---------------------------
                                                                   1997           1998
                                                               ------------   ------------
       Revenue recognized ..................................    $  329,967     $  946,406
       Billings ............................................      (307,056)      (895,981)
                                                                ----------     ----------
       Costs and estimated earnings in excess of billings on
        uncompleted contracts, net .........................    $   22,911     $   50,425
                                                                ==========     ==========

                                KiZAN CORPORATION

4.   NOTES PAYABLE:

     The Company is obligated on various notes at May 31, 1997 and 1998, respectively. The Company's notes are summarized as follows:

                                                                              MAY 31,
                                                                      -----------------------
                                                                         1997         1998
                                                                      ----------   ----------
Notes payable to Commonwealth Bank & Trust Co., secured by
 equipment and receivables, payable in monthly installments, bear-
 ing interest at prime plus 1.5% (9.75% at May 31, 1998), per
 annum due July 1998 ..............................................    $ 17,804     $  2,391

Line of credit for $300,000 payable to Commonwealth Bank & Trust
 Co.,  secured by  receivables  and an assignment  of a $250,000 life insurance policy on an officer, bearing interest at the prime rate
 plus 1%(9.50% at May 31, 1998), due August 1998 ..................     142,909      279,526

Notes payable to certain stockholders of the Company, payable in monthly installments, bearing interest at rates between 7.00% and
 9.00%, per annum due December 1998 ...............................      16,000       71,000

Notes payable to Commonwealth Bank & Trust Co., secured by
 equipment and receivables, payable in monthly installments, bear-
 ing interest at prime plus 1.5% (9.50% at May 31, 1998), per
 annum due November 1999 ..........................................          --       51,908
                                                                       --------     --------
                                                                        176,713      404,825
Less- Current portion .............................................     174,957      388,413
                                                                       --------     --------
   Total ..........................................................    $  1,756     $ 16,412
                                                                       ========     ========


     The line of credit agreeement has a restrictive covenant which requires the balance to not exceed 70 percent of the current month's accounts receivable balance. The Company was in compliance with this restrictive covenant as of May 31, 1998, respectively.

     Maturities on notes payable are as follows:

             PERIODS ENDED MAY 31,
             ---------------------
               1999 ..................................   $388,413
               2000 ..................................     16,412
                                                         --------
                                                         $404,825
                                                         ========

                                KiZAN CORPORATION

LEASE COMMITMENTS

     The Company leases its operating facilities under a 25 year lease that expires in October, 2021. Also, the Company has several capital leases for computers with interest rates ranging from 7.00 to 9.75 percent. The capital leases are secured by the related equipment. Future minimum lease payments due under existing leases are as follows:

       PERIOD ENDED MAY 31,                                      OPERATING       CAPITAL
       --------------------                                      ---------       -------
       1999 .................................................    $   83,200      $ 85,452
       2000 .................................................        83,200        69,909
       2001 .................................................        83,200        21,280
       2002 .................................................        83,200        14,209
       2003 and thereafter ..................................     1,580,800         4,737
                                                                 ----------      --------
                                                                  1,913,600       195,587
       Less- Interest .......................................            --        49,150
                                                                 ----------      --------
       Present value of net minimum lease payments ..........    $1,913,600      $146,437
                                                                 ==========      ========

     Rent expense for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997, and the twelve months ended May 31, 1998, totaled $5,626, $80,159, $56,250, and
$176,167, respectively.


5.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of May 31, 1997 and 1998, are as follows:

                                                              MAY 31,
                                                      -----------------------
                                                         1997         1998
                                                      ----------   ----------
       Deferred tax assets:
          Accrued Vacation ........................    $20,354      $26,404
          Allowance for doubtful accounts .........     16,350       24,170
                                                       -------      -------
       Total deferred tax assets ..................    $36,704      $50,574
                                                       =======      =======

     The provision (benefit) for income taxes is comprised of the following:

                                                 NOVEMBER 30,                    MAY 31,
                                           -------------------------   ---------------------------
                                               1995          1996           1997           1998
                                           ------------   ----------   -------------   -----------
Current:
 Federal ...............................    $  17,010      $ 17,620      $ (18,360)     $ 174,160
 State and local .......................        3,640         3,780         (3,930)        37,320
                                            ---------      --------      ---------      ---------
Total current ..........................       20,650        21,400        (22,290)       211,480
                                            ---------      --------      ---------      ---------
Deferred:
 Federal ...............................      (23,060)       (2,110)        (5,060)       (11,420)
 State and local .......................       (4,940)         (450)        (1,080)        (2,450)
                                            ---------      --------      ---------      ---------
Total deferred .........................      (28,000)       (2,560)        (6,140)       (13,870)
                                            ---------      --------      ---------      ---------
Income tax provision (benefit) .........    $  (7,350)     $ 18,840      $ (28,430)     $ 197,610
                                            =========      ========      =========      =========

                                KiZAN CORPORATION

     The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 34 percent to income (loss) before taxes were as follows:

                                                                      NOVEMBER 30,                    MAY 31,
                                                                -------------------------   ---------------------------
                                                                    1995          1996           1997           1998
                                                                ------------   ----------   -------------   -----------
Applicable income taxes based on statutory tax rate .........     $ (8,230)     $16,600       $ (30,830)     $162,890
State taxes, net of federal tax benefit .....................          880        2,240           2,400        34,720
                                                                  --------      -------       ---------      --------
Income tax provision (benefit) ..............................     $ (7,350)     $18,840       $ (28,430)     $197,610
                                                                  ========      =======       =========      ========


6.   EMPLOYEE BENEFIT PLANS:

     The Company maintains 401(k) profit sharing plans covering the employees of the Company's subsidiaries. Under the plan agreements, employees may elect to contribute a percentage of compensation. Plan participants vest immediately in all employee elective contributions. Additionally, plan participants vest in employer contributions over various periods. Employer contributions totaled approximately $0, $0, $16,000, and $31,000 for the three months ended November 30, 1995, the year ended November 30, 1996, the six months ended May 31, 1997, and the year ended May 31, 1998, respectively.


7.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

     Five unrelated customers accounted for approximately $355,411, $1,066,859, $765,144 and $1,743,588 of the Company's revenues for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997 and the twelve months ended May 31, 1998. Accounts receivable at May 31, 1997 and 1998 from the five major customers aggregated approximately $435,581 and $661,744, respectively. The largest customer of the Company accounted for 21.4, 13.1, 13.2 and 13.1 percent of revenues for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997 and the twelve months ended May 31, 1997, respectively. The loss of any one of these customers could have a material effect on future results of operations of the Company.


8.   RELATED PARTY TRANSACTIONS:

     The Company's insurance agent is a minority stockholder of the Company. The insurance expense related to transactions with this stockholder totaled $9,674, $26,014, $5,959 and $23,361 for the three months ended November 30, 1995, the twelve months ended November 30, 1996, the six months ended May 31, 1997 and the twelve months ended May 31, 1998, respectively.

     The Company leases office space from a company which is owned by an officer and several stockholders of the Company. Rent expense for this lease totaled $48,531 for the twelve months ended May 31, 1998.

     The Company is obligated under certain notes payable (Note 4) issued in exchange for shares redeemed upon the merger of certain subsidiaries. These notes are held by certain current stockholders of the Company.


9.   COMMITMENTS AND CONTINGENCIES:

LITIGATION

     Litigation and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been

                                KiZAN CORPORATION
rendered by hearing boards or courts. Management, after reviewing with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.


10.  SUBSEQUENT EVENTS:

     On June 1, 1998, the Company's board of directors resolved to authorize the dissolution of KiZAN Telephony Group and KiZAN Development, Inc. The respective business operations of these companies are now merger with KiZAN Corporation.

     In June 1998, the Company entered into a proposed business combination agreement with IT Partners, Inc. If consummated a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Richardson Associates-Electronics, Inc.:

     We have audited the accompanying balance sheets of Richardson Associates-Electronics, Inc. (a Georgia corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Richardson Associates-Electronics, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


Washington, D.C.
July 9, 1998

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

                                 BALANCE SHEETS

                                                                       DECEMBER 31,
                                                               -----------------------------      MARCH 31,
                                                                   1996            1997              1998
                                                               ------------   --------------   ---------------
                                                                                                 (UNAUDITED)

ASSETS
Current assets:
 Cash ......................................................   $  183,918      $    212,352     $    279,460
 Accounts receivable, net of allowance for doubtful
   accounts of $54,000 at December 31, 1996 and 1997 and
   $20,000 at March 31, 1998 ...............................      273,194           540,988          266,223
 Inventory .................................................      430,819           219,177          236,305
 Costs and estimated earnings in excess of billings on
   uncompleted contracts ...................................       75,662             3,871           41,350
 Prepaid expenses and other current assets .................           --             6,816            3,499
                                                               ----------      ------------     ------------
   Total current assets ....................................      963,593           983,204          826,837
 Property and equipment, net ...............................      101,216            93,241          130,874
                                                               ----------      ------------     ------------
   Total assets ............................................   $1,064,809      $  1,076,445     $    957,711
                                                               ==========      ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..........................................   $  180,653      $     49,958     $    110,003
 Accrued expenses ..........................................      100,060           210,545           50,193
 Billings in excess of costs and estimated earnings on
   uncompleted contracts ...................................       75,779            48,837           26,400
                                                               ----------      ------------     ------------
   Total current liabilities ...............................      356,492           309,340          186,596
Commitments and contingencies (Note 9)
Stockholders' equity:
 Common stock, $1 par value;  10,000 shares  authorized,
   1,000 and 1,577 shares issued and outstanding at
   December 31, 1996 and 1997, respectively, and 2,300
   shares issued and outstanding at March 31, 1998 .........        1,000             1,577            2,300
 Additional paid-in capital ................................        5,523         1,987,686        2,058,423
 Retained earnings (accumulated deficit) ...................      701,794           (67,438)        (206,888)
 Deferred compensation .....................................           --        (1,154,720)      (1,082,720)
                                                               ----------      ------------     ------------
   Total stockholders' equity ..............................      708,317           767,105          771,115
                                                               ----------      ------------     ------------
   Total liabilities and stockholders' equity ..............   $1,064,809      $  1,076,445     $    957,711
                                                               ==========      ============     ============


      The accompanying notes are an integral part of these balance sheets.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                 THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                ------------------------------------------- ----------------------------
                                                     1995          1996           1997           1997          1998
                                                ------------- ------------- --------------- ------------- --------------
                                                                                             (UNAUDITED)    (UNAUDITED)
Revenues ......................................  $2,066,974    $3,803,265     $ 3,718,820    $  852,012     $  446,584
Cost of goods sold ............................   1,572,207     2,758,853       2,399,459       621,379        302,299
                                                 ----------    ----------     -----------    ----------     ----------
   Gross profit ...............................     494,767     1,044,412       1,319,361       230,633        144,285
                                                 ----------    ----------     -----------    ----------     ----------
Operating expenses:
 Selling, general, and administrative .........     410,945       596,417         780,030       233,498        171,713
 Stock compensation ...........................          --            --         788,680        72,170         72,000
 Depreciation .................................      15,633        36,349          24,997         7,761         12,407
                                                 ----------    ----------     -----------    ----------     ----------
   Total operating expenses ...................     426,578       632,766       1,593,707       313,429        256,120
                                                 ----------    ----------     -----------    ----------     ----------
Operating income (loss) .......................      68,189       411,646        (274,346)      (82,796)      (111,835)
Other income ..................................          --         1,253           4,992           734          1,812
                                                 ----------    ----------     -----------    ----------     ----------
Net income (loss) .............................  $   68,189    $  412,899     $  (269,354)   $  (82,062)    $ (110,023)
                                                 ==========    ==========     ===========    ==========     ==========



        The accompanying notes are an integral part of these statements.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                      RETAINED
                                                       ADDITIONAL     EARNINGS
                                              COMMON     PAID-IN    (ACCUMULATED      DEFERRED
                                               STOCK     CAPITAL      DEFICIT)      COMPENSATION       TOTAL
                                             -------- ------------ -------------- ---------------- -------------
Balance, December 31, 1994 .................  $1,000   $    5,523    $  280,221     $         --    $  286,744
 Net income ................................      --           --        68,219               --        68,219
                                              ------   ----------    ----------     ------------    ----------
Balance, December 31, 1995 .................   1,000        5,523       348,440               --       354,963
 Distributions to stockholders .............      --           --       (59,545)              --       (59,545)
 Net income ................................      --           --       412,899               --       412,899
                                              ------   ----------    ----------     ------------    ----------
Balance, December 31, 1996 .................   1,000        5,523       701,794               --       708,317
 Issuance of stock options .................      --    1,443,400            --       (1,443,400)           --
 Issuance of common stock ..................     577      538,763            --               --       539,340
 Distributions to stockholders .............      --           --      (499,878)              --      (499,878)
 Amortization of deferred compensation .....      --           --            --          288,680       288,680
 Net loss ..................................      --           --      (269,354)              --      (269,354)
                                              ------   ----------    ----------     ------------    ----------
Balance, December 31, 1997 .................   1,577    1,987,686       (67,438)      (1,154,720)      767,105
 Issuance of common stock ..................     723       70,737            --               --        71,460
 Distribution to stockholders ..............      --           --       (29,427)              --       (29,427)
 Amortization of deferred compensation .....      --           --            --           72,000        72,000
 Net loss ..................................      --           --      (110,023)              --      (110,023)
                                              ------   ----------    ----------     ------------    ----------
Balance, March 31, 1998 (unaudited) ........  $2,300   $2,058,423    $ (206,888)    $ (1,082,720)   $  771,115
                                              ======   ==========    ==========     ============    ==========



        The accompanying notes are an integral part of these statements.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                          THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                          ------------------------------------------ ----------------------------
                                                               1995          1996          1997           1997          1998
                                                          ------------- ------------- -------------- ------------- --------------
                                                                                                      (UNAUDITED)    (UNADUTIED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ......................................  $   68,189    $  412,899     $ (269,354)   $  (82,062)    $ (110,023)
 Adjustments to reconcile net loss to net cash flows
   from operating activities--
   Depreciation .........................................      15,633        36,349         24,997         7,761         12,407
   Stock compensation ...................................          --            --        788,680        72,170         72,000
   Changes in assets and liabilities--
    Accounts receivable, net ............................     212,808      (165,167)      (267,794)     (279,850)       274,765
    Inventory ...........................................     (43,324)     (138,937)       211,642        59,819        (17,128)
    Costs in excess of billings on uncompleted
     contracts ..........................................          --       (75,662)        71,791        71,791        (37,479)
    Prepaid expenses and other current assets ...........     (17,412)       17,812         (6,816)           --          3,317
    Accounts payable ....................................    (102,153)       82,885       (130,695)      192,522         60,045
    Accrued expenses ....................................      (3,950)       85,554        149,825       (45,061)       (88,892)
    Billings in excess of costs on uncompleted
     contracts ..........................................     (68,253)       75,779        (26,942)       75,779        (22,437)
                                                           ----------    ----------     ----------    ----------     ----------
     Net cash flows provided by operating activities           61,538       331,512        545,334        72,869        146,575

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .....................     (67,866)      (93,950)       (33,967)           --        (50,040)
 Proceeds from sale of property and equipment ...........          --            --         16,945            --             --
                                                           ----------    ----------     ----------    ----------     ----------
     Net cash flows used in investing activities ........     (67,866)      (93,950)       (17,022)           --        (50,040)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to stockholders ..........................          --       (59,545)      (499,878)           --        (29,427)
                                                           ----------    ----------     ----------    ----------     ----------
     Net cash used in financing activities ..............          --       (59,545)      (499,878)           --        (29,427)
 Net increase (decrease) in cash ........................      (6,328)      178,017         28,434        72,869         67,108
 Cash at beginning of period ............................      12,229         5,901        183,918       183,918        212,352
                                                           ----------    ----------     ----------    ----------     ----------
 Cash at end of period ..................................  $    5,901    $  183,918     $  212,352    $  256,787     $  279,460
                                                           ==========    ==========     ==========    ==========     ==========
 Supplemental schedule of noncash investing and
   financing activities:
 Issuance of common stock to employees for services        $       --    $       --     $  539,340    $  539,340     $   71,460
                                                           ==========    ==========     ==========    ==========     ==========



        The accompanying notes are an integral part of these statements.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.
                          NOTES TO FINANCIAL STATEMENTS


1.   NATURE OF OPERATIONS:

     Richardson Associates-Electronics, Inc. (the "Company") was formed during July 1981 as an S corporation organized in the State of Georgia. The Company is principally engaged as a systems integrator in the design and installation of sound and intercom systems in retail, industrial, public, and commercial buildings in the State of Georgia.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited, however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.


INVENTORY

     Inventory is valued at lower of specific cost or market. Inventory consists primarily of parts and supplies for sound and intercom systems.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, and maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Property and equipment are depreciated on a straight-line basis based on their estimated useful lives, which are five years for vehicles, three to five years for machinery and equipment, and seven years for furniture and fixtures.


LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairment is other than temporary. Management believes that long-lived assets in the accompanying balance sheets are appropriately valued.


ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                       DECEMBER 31,
                                                 -------------------------     MARCH 31,
                                                     1996          1997          1998
                                                 -----------   -----------   ------------
                                                                              (UNAUDITED)
   Accrued payroll and related taxes .........    $ 86,065      $178,763        $37,473
   Other accrued expenses ....................      13,995        31,782         12,720
                                                  --------      --------        -------
                                                  $100,060      $210,545        $50,193
                                                  ========      ========        =======

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

INCOME TAXES

     The Company files its tax return as an "S" Corporation for federal and state income tax purposes. All taxable income or loss of an "S" Corporation is allocable to the stockholders of the Company in proportion to their respective ownership interests and is included in their individual income tax returns. Accordingly, no provision for income taxes is included in the accompanying statements of operations. Distributions are made to each stockholder to pay income taxes.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, accounts receivable, and accounts payable. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 1996 and 1997 due to the short duration of the financial instruments.


REVENUE RECOGNITION

     Contract revenues are reported on the percentage-of-completion method, measured by the percentage of direct labor cost incurred to date to estimated total direct labor cost for each contract. That method is used because management considers total direct labor cost to be the best available measure of progress on the contracts.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and repairs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.


3.   PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                      DECEMBER 31,
                                              -----------------------------     MARCH 31,
                                                   1996            1997           1998
                                              -------------   -------------   ------------
                                                                               (UNAUDITED)
   Vehicles ...............................    $  161,077      $  138,883      $  191,269
   Machinery and equipment ................        57,470          61,800          71,020
   Furniture and fixtures .................        10,153          13,167          15,473
                                               ----------      ----------      ----------
                                                  228,700         213,850         277,762
   Less- Accumulated depreciation .........      (127,484)       (120,609)       (146,888)
                                               ----------      ----------      ----------
                                               $  101,216      $   93,241      $  130,874
                                               ==========      ==========      ==========


4.   EMPLOYEE BENEFIT PLAN:

     The Company sponsors the Richardson Associates 401(k) Profit Sharing Plan (the "Plan"), a defined contribution plan covering substantially all employees of the company. Under the Plan's deferred compensation agreement, eligible employees who elect the Plan may contribute the maximum as prescribed by current Internal Revenue Service regulations. The Company matches 25 percent of the employees' contribution and up to 4 percent of employees' eligible compensation. The Plan commenced November 15, 1997 and the Company matched $1,140 for the year ended December 31, 1997.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

5.   EMPLOYEE AGREEMENT AND RESTRICTED STOCK PLAN:

     The Company has an employment agreement (the "Agreement") and a restricted stock plan (the "Stock Plan") with an employee, which was entered into in January 1997. The term of the Agreement is from January 2, 1997 through January 2, 2002 or until employment is terminated as defined in the Agreement. The Agreement and the Stock Plan are administered by the board of directors of the Company. The Company granted options to purchase 1,400 shares of common stock to an employee in connection with the Stock Plan. These options can be exercised by paying cash or by using the bonus payments under the Agreement. In recognition of services performed in the furtherance of the Company's business, the Company will pay the employee periodic bonuses, as defined by the Agreement. Bonuses paid to the employee are restricted and can only be used by the employee to exercise the options granted to the employee at the rate of $220 per share up to a maximum of 1,360 shares of common stock. The remaining options to purchase 40 shares of common stock are exercisable by paying the cash exercise price. The options can be exercised in accordance with the terms of the Stock Plan, as follows: up to 250 options can be exercised on January 2, 1997; cumulatively, up to 500 options can be exercised on January 2, 1998; cumulatively, up to 750 options can be exercised on January 2, 1999; cumulatively, up to 950 options can be exercised on January 2, 2000; cumulatively, up to 1,150 options can be exercised on January 2, 2001; and up to 1,360 options can be exercised on January 2, 2002. At such time as the employee has purchased 1,400 shares of stock for the Company pursuant to the Agreement, future bonuses paid to the employee shall be unrestricted.

     The Company recorded deferred compensation of $1,443,400 on these options granted during 1997, as the exercise price of $220 was less than the deemed fair value of the underlying common stock. The Company amortizes deferred compensation over the vesting period noted above. The Company recognized compensation expense of $288,680 for the year ended December 31, 1997 and $72,000 for the three months ended March 31, 1998 and 1997, which is included in stock compensation in the accompanying statement of operations.


6.   STOCK OPTIONS:

     As noted above, the Company granted options to purchase 1,400 shares of common stock at $220 per share in 1997. During 1997, options to purchase 177 shares of common stock were exercised, resulting in options to purchase 1,223 shares of common stock being outstanding at December 31, 1997. At December 31, 1997, options to purchase 73 shares of common stock are exercisable.

     The Company accounted for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies that do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on operations as if SFAS No. 123 had been adopted. SFAS No. 123 requires that the fair value of each option grant be estimated on the date of grant using a fair value approach. The Company estimated the value of the options granted during 1997 using the minimum value approach. The pro forma net loss for the year ended December 31, 1997 affecting the impact of SFAS No. 123 would be $619,484.


7.   STOCKHOLDERS' EQUITY:

     During 1997, the Company issued 400 shares of common stock to an employee for $400. The Company recognized compensation expense of $500,000 related to this issuance of common stock based on the fair value of common stock at the date of issuance and is included in stock compensation in the accompanying statement of operations.

                     RICHARDSON ASSOCIATES-ELECTRONICS, INC.

8.   STOCKHOLDERS' AGREEMENT:

     The Company and its stockholders entered into a stockholders' agreement during January 1997. The stockholders' agreement provides for certain restrictions on the transfer of stock by its stockholders and also provides one stockholder with the ability to require the Company to repurchase his shares of common stock at book value upon his death or disability at 50 percent of the book value upon termination without cause, as defined in the stockholder agreement. At December 31, 1997, 177 shares of common stock are subject to repurchase.


9.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base and their breakdown among many different industry lines. No single customer accounted for a significant amount of the Company's sales at December 31, 1995, 1996, and 1997. Further, the Company maintains reserves for potential credit losses of $54,000 at December 31, 1996 and 1997 and $20,000 at March 31, 1998, which are included in accounts receivable in the accompanying balance sheets.


10.  COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect of the Company's financial position or results of operations.


OPERATING LEASES

     The Company leases office space under an operating lease. The Company may terminate the lease effective April 30, 1999 provided notice is given to the lessor. Rent expense for the years ended December 31, 1995, 1996, and 1997 was approximately $20,100, $21,200, and $23,500, respectively. Approximate minimum annual future rental payments under the lease are as follows:


                YEAR ENDED DECEMBER 31,
                1998 .................................    $14,616
                1999 .................................     21,240
                2000 .................................     22,990
                                                          -------
                                                          $58,846
                                                          =======


11.  SUBSEQUENT EVENTS:

     On May 21, 1998, the Company entered into a proposed business combination with IT Partners, Inc. If consummated, a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Champlain Computer Services, Inc.:

     We have  audited  the  accompanying  balance  sheet of  Champlain  Computer
Services, Inc. (a Vermont corporation) as of May 31, 1997 and 1998, and the related statements of operations, stockholder's equity and cash flows for the twelve months ended May 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champlain Computer Services, Inc. as of May 31, 1997 and 1998, and the results of its operations and its cash flows for the twelve months ended May 31, 1997 and 1998, in conformity with generally accepted accounting principles.


Washington, D.C.
July 23, 1998

                        CHAMPLAIN COMPUTER SERVICES, INC.

                                  BALANCE SHEET
                           AS OF MAY 31, 1997 AND 1998

                                                                       1997           1998
                                                                   -----------   --------------
ASSETS
Current assets:
 Cash and cash equivalents .....................................    $ 259,599      $  810,052
 Accounts receivable ...........................................      522,822         665,503
 Inventory .....................................................      109,621         225,352
 Prepaid expenses and other current assets .....................       12,523          49,630
                                                                    ---------      ----------
   Total current assets ........................................      904,565       1,750,537
Property and equipment, net ....................................       79,323         179,280
                                                                    ---------      ----------
   Total assets ................................................    $ 983,888      $1,929,817
                                                                    =========      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable ..............................................    $ 191,330      $  111,605
 Accrued expenses ..............................................       37,371          70,423
 Inventory financing ...........................................      220,809         326,094
 Deferred revenue ..............................................       50,298         193,716
 Customer deposits .............................................       26,885          91,449
                                                                    ---------      ----------
   Total current liabilities ...................................      526,693         793,287

Deferred revenue, net of current portion .......................       14,852         208,213
                                                                    ---------      ----------
   Total liabilities ...........................................      541,545       1,001,500
                                                                    ---------      ----------
Stockholder's equity:
 Common stock, $1 par value, 10,000 shares authorized, 5,000 is-
   sued and 2,500 outstanding ..................................        5,000           5,000
 Treasury stock, 2,500 shares at cost ..........................      (65,000)        (65,000)
 Additional paid-in capital ....................................       35,000          35,000
 Retained earnings .............................................      467,343         953,317
                                                                    ---------      ----------
   Total stockholder's equity ..................................      442,343         928,317
                                                                    ---------      ----------
   Total liabilities and stockholder's equity ..................    $ 983,888      $1,929,817
                                                                    =========      ==========



      The accompanying notes are an integral part of these balance sheets.

                        CHAMPLAIN COMPUTER SERVICES, INC.

                             STATEMENT OF OPERATIONS
                FOR THE TWELVE MONTHS ENDED MAY 31, 1997 AND 1998

                                                          1997            1998
                                                     -------------   --------------
Revenues:
 Hardware sales ..................................    $6,345,625      $10,783,634
 Service sales ...................................       477,137          958,069
 Training and education sales ....................       256,427          635,448
                                                      ----------      -----------
   Total revenues ................................     7,079,189       12,377,151
                                                      ----------      -----------
Cost of goods and services sold:
 Hardware sales ..................................     5,668,738        9,278,977
 Service sales ...................................       216,860          325,150
 Training and education sales ....................       147,495          275,566
                                                      ----------      -----------
   Total cost of goods and services sold .........     6,033,093        9,879,693
                                                      ----------      -----------
Gross profit .....................................     1,046,096        2,497,458
Other operating expenses:
 Selling, general, and administrative ............       625,783        1,139,640
 Depreciation and amortization ...................        86,248           35,630
                                                      ----------      -----------
   Total other operating expenses ................       712,031        1,175,270
Operating income .................................       334,065        1,322,188
Other income (loss) ..............................        11,702           15,460
                                                      ----------      -----------
Net income .......................................    $  345,767      $ 1,337,648
                                                      ==========      ===========



        The accompanying notes are an integral part of these statements.

                        CHAMPLAIN COMPUTER SERVICES, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY
                FOR THE TWELVE MONTHS ENDED MAY 31, 1997 AND 1998

                                             COMMON STOCK                        ADDITIONAL
                                          -------------------      TREASURY       PAID-IN       RETAINED
                                           SHARES     AMOUNT        STOCK         CAPITAL       EARNINGS         TOTAL
                                          --------   --------   -------------   -----------   ------------   ------------
Balance as of May 31, 1996 ............    5,000      $5,000      $ (65,000)      $35,000     $ 519,265      $ 494,265
 Distributions to stockholder .........       --          --             --            --      (397,689)      (397,689)
 Net income ...........................       --          --             --            --       345,767        345,767
                                           -----      ------      ---------       -------     ----------     ----------
Balance as of May 31, 1997 ............    5,000       5,000        (65,000)       35,000       467,343        442,343
 Distributions to stockholder .........       --          --             --            --      (851,674)      (851,674)
 Net income ...........................       --          --             --            --     1,337,648      1,337,648
                                           -----      ------      ---------       -------     ----------     ----------
Balance as of May 31, 1998 ............    5,000      $5,000      $ (65,000)      $35,000     $ 953,317      $ 928,317
                                           =====      ======      =========       =======     ==========     ==========




        The accompanying notes are an integral part of these statements.

                        CHAMPLAIN COMPUTER SERVICES, INC.

                             STATEMENT OF CASH FLOWS
                FOR THE TWELVE MONTHS ENDED MAY 31, 1997 AND 1998

                                                                       1997            1998
                                                                  -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...................................................    $  345,767      $1,337,648
 Adjustments to reconcile net income to net cash flows from
   operating activities-
   Depreciation and amortization ..............................        86,248          35,630
   Changes in assets and liabilities:
    Accounts receivable .......................................       (52,315)       (142,681)
    Inventory .................................................       164,897        (115,731)
    Prepaid expenses and other current assets .................        (7,383)        (37,107)
    Accounts payable ..........................................       (12,510)        (79,725)
    Accrued expenses ..........................................           765          33,052
    Inventory financing .......................................       (12,839)        105,285
    Deferred revenue ..........................................           693         336,779
    Customer deposits .........................................        (6,607)         64,564
                                                                   ----------      ----------
      Net cash flows provided by operating activities .........       506,716       1,537,714
                                                                   ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................       (28,460)       (135,587)
                                                                   ----------      ----------
      Net cash used in investing activities ...................       (28,460)       (135,587)
                                                                   ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to stockholder .................................      (397,689)       (851,674)
                                                                   ----------      ----------
      Net cash used in financing activities ...................      (397,689)       (851,674)
                                                                   ----------      ----------
Net increase in cash and cash equivalents .....................        80,567         550,453
Cash and cash equivalents, beginning of period ................       179,032         259,599
                                                                   ----------      ----------
Cash and cash equivalents, end of period ......................    $  259,599      $  810,052
                                                                   ==========      ==========
Cash paid for interest ........................................    $      ---      $    1,000
                                                                   ==========      ==========



        The accompanying notes are an integral part of these statements.

                        CHAMPLAIN COMPUTER SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                           AS OF MAY 31, 1997 AND 1998


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Champlain Computer Services, Inc., a Vermont corporation, sells hardware and software and provides installation, training, and maintenance services to end users. The Company is a Computer Land franchisee and operates as Computer Land of Vermont.

     The Company is able to purchase hardware and software in large quantities through its franchise agreement. If this franchise agreement should expire, the Company's ability to purchase products for resale at comparable price levels could be adversely affected.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include liquid investments with a maturity of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments.


INVENTORY

     Inventory is recorded at the lower of cost or market value using the first-in first-out method of accounting.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method, over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the expected life of the asset or term of the lease. Depreciation expense for the year ended May 31, 1997 and 1998, is $86,248 and $35,630, respectively.

     The ranges used in computing estimated useful lives were as follows:


        Furniture and office equipment ......... 5-7 years
        Vehicles ............................... 5-7 years
        Leasehold improvements ................. 5-7 years


INVENTORY FINANCING

     Inventory financing consists of accounts payable for purchases of inventory from suppliers financed by third parties. These payables are due within 30 days and are stated at cost.

                        CHAMPLAIN COMPUTER SERVICES, INC.

REVENUE RECOGNITION

     Service revenue is derived from information technology ("IT") services, including hardware repair and maintenance, on-site network support, systems consulting, software installation, software training and education services, and other value-added IT services. Hardware revenue is primarily derived from the sale of computer hardware. Software revenue is primarily derived from the sale of software, peripherals and communication devices manufactured by third parties and sold by the Company.

     Hardware and software sales with no related service component are recognized at the time of shipment provided that the collectibility of the receivable is probable. Revenue from services are recognized as services are performed or ratably if performed over a service contract period.


INCOME TAXES

     The Company is an "S" corporation for income tax reporting purposes. As a result, any taxable income generated is taxable to the stockholder of the Company, and any taxable losses generated will benefit the stockholder.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   PROPERTY AND EQUIPMENT:

     As of May 31, 1997 and 1998, property and equipment consisted of the following:


                                                       1997            1998
                                                  -------------   -------------
         Furniture and office equipment ........   $  138,862      $  249,505
         Vehicles ..............................       14,815          14,815
         Leasehold improvements ................       85,573          35,035
                                                   ----------      ----------
                                                      239,250         299,355
         Less- Accumulated depreciation ........     (159,927)       (120,075)
                                                   ----------      ----------
                                                   $   79,323      $  179,280
                                                   ==========      ==========



3.   INVENTORY:

     As of May 31, 1997 and 1998, inventory consisted of the following:


                                                         1997          1998
                                                     -----------   -----------
         Service goods ...........................    $ 13,644      $ 18,003
         Finished goods ..........................      95,977       207,349
                                                      --------      --------
                                                      $109,621      $225,352
                                                      ========      ========

                        CHAMPLAIN COMPUTER SERVICES, INC.

                   NOTES TO FINANCIAL STATEMENTS -(CONTINUED)


4.   ACCRUED EXPENSES:

     As of May 31, 1997 and 1998, accrued expenses consisted of the following:


                                                            1997         1998
                                                         ----------   ----------
         Accrued salaries and related taxes ..........    $20,370      $41,683
         Other accrued expenses ......................     17,001       28,740
                                                          -------      -------
                                                          $37,371      $70,423
                                                          =======      =======


5.   EMPLOYEE BENEFIT PLANS:

     The Company maintains an IRA retirement plan covering the employees of the Company. Under the plan agreements, employees may elect to contribute a percentage of compensation. Plan participants vest immediately in all employee elective contributions. Additionally, plan participants vest in employer contributions over various periods. Employer contributions totaled $1,719 and $19,268 for the twelve months ended May 31, 1997 and 1998.


6.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company had one customer who accounted for 32 percent of revenue for the twelve months ended May 31, 1997. The Company had two customers who accounted for approximately 48 and 20 percent of revenue for the twelve months ended May 31, 1998, respectively. The Company's major customers, discussed above, represent approximately 41 and 47 percent of accounts receivable at May 31, 1997 and 1998, respectively.


7.   RELATED-PARTY TRANSACTIONS:

     The Company has a royalty agreement with Computer Land, Inc. The Company pays a franchise fee of $5,000 a year and 0.5 percent of sales each month. For the year ended May 31, 1997 and 1998, royalty expense totaled $40,022 and $61,666, respectively.


8.   COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company leases its operating facilities under leases that expire through 2002. Future minimum rent payments due under existing operating leases are as follows:


        PERIOD ENDED DECEMBER 31,
        -------------------------
        June 1, 1998, to December 31, 1998 .........  $ 63,168
        1999 .......................................   108,288
        2000 .......................................   108,288
        2001 .......................................   108,288
        2002 and thereafter ........................    72,192
                                                      --------
                                                      $460,224
                                                      ========



     Rent expense for the year ended May 31, 1997 and 1998, totaled $58,840 and $105,579, respectively.


9.   SUBSEQUENT EVENTS:

     In June 1998, the Company made a distribution of $405,000 to its sole stockholder. On June 18, 1998, the Company entered into a proposed business combination agreement with IT Partners, Inc. If consummated, a new basis of accounting will be established.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To IT Partners, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of IT Partners, Inc. and the financial statements of Kandl Data Products, Inc., Computer Network Services, Inc. and A-COM, Inc. included in this registration statement and have issued our reports thereon dated August 7, 1998, June 19, 1998, July 8, 1998 and July 28, 1998, respectively. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. These schedules listed in the accompanying index are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


Washington, D.C.
August 4, 1998

                                                                     SCHEDULE II


                               IT PARTNERS, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                         CHARGED
                                            BEGINNING                       TO      ENDING
                                             BALANCE    DEDUCTIONS (1)   EXPENSE    BALANCE
                                           ----------- ---------------- --------- ----------
PERIOD ENDED DECEMBER 31, 1996
 Allowance for doubtful accounts .........  $     --      $       --     $    --   $     --
YEAR ENDED DECEMBER 31, 1997
 Allowance for doubtful accounts .........        --        (703,012)     70,332    773,344
THREE MONTHS ENDED MARCH 31, 1998
 Allowance for doubtful accounts .........   773,344        (111,282)     85,671    970,297


                            KANDL DATA PRODUCTS, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                               CHARGED
                                              BEGINNING                           TO        ENDING
                                               BALANCE      DEDUCTIONS (2)     EXPENSE      BALANCE
                                             -----------   ----------------   ---------   ----------
YEAR ENDED SEPTEMBER 30, 1995
 Allowance for doubtful accounts .........     $ 5,000          $ 5,000        $ 5,000     $ 5,000
YEAR ENDED SEPTEMBER 30, 1996
 Allowance for doubtful accounts .........       5,000            5,000          5,000       5,000
EIGHT MONTHS ENDED MAY 31, 1997
 Allowance for doubtful accounts .........       5,000           31,481         45,125      18,644


                         COMPUTER NETWORK SERVICES, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                        CHARGED
                                           BEGINNING                       TO       ENDING
                                            BALANCE    DEDUCTIONS (2)   EXPENSE    BALANCE
                                          ----------- ---------------- --------- -----------
YEAR ENDED DECEMBER 31, 1995
 Allowance for doubtful accounts ........   $37,000        $ 5,443      $ 5,443   $ 37,000
YEAR ENDED DECEMBER 31, 1996
 Allowance for doubtful accounts ........    37,000         18,962       18,962     37,000
FIVE MONTHS ENDED MAY 31, 1997
 Allowance for doubtful accounts ........    37,000          5,785       95,319    126,534


                                   A-COM, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                          CHARGED
                                            BEGINNING                       TO        ENDING
                                             BALANCE    DEDUCTIONS (2)    EXPENSE    BALANCE
                                           ----------- ---------------- ---------- -----------
YEAR ENDED JUNE 30, 1995
 Allowance for doubtful accounts .........  $297,705        $35,211      $ 35,211   $297,705
YEAR ENDED JUNE 30, 1996
 Allowance for doubtful accounts .........   297,705         70,501        70,501    297,705
YEAR ENDED JUNE 30, 1997
 Allowance for doubtful accounts .........   297,705         94,574       251,975    455,106

----------
(1)  Represents   acquired   allowance  for  doubtful  accounts  under  purchase
     accounting (APB No. 16) and receivables written off.

(2)  Represents receivables written off.

======================================   ======================================
     NO PERSON HAS BEEN  AUTHORIZED IN
CONNECTION   WITH  THE  OFFERING  MADE
HEREBY TO GIVE ANY  INFORMATION  OR TO
MAKE ANY  REPRESENTATION NOT CONTAINED
IN THIS  PROSPECTUS,  AND, IF GIVEN OR              6,000,000 SHARES
MADE,   SUCH  OTHER   INFORMATION   OR
REPRESENTATION  MUST NOT BE  RELIED ON
AS  HAVING  BEEN   AUTHORIZED  BY  THE
COMPANY  OR ANY  OF THE  UNDERWRITERS.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION  OF AN
OFFER  TO BUY  ANY  OF THE  SECURITIES
OFFERED  HEREBY,  TO ANY  PERSON OR BY
ANYONE IN ANY JURISDICTION IN WHICH IT             [IT PARTNERS LOGO]
IS  UNLAWFUL  TO MAKE  SUCH  OFFER  OR
SOLICITATION.  NEITHER THE DELIVERY OF
THIS  PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER     SHALL,     UNDER     ANY
CIRCUMSTANCES,  CREATE ANY IMPLICATION
THAT THE INFORMATION  CONTAINED HEREIN
IS CORRECT  AS OF ANY DATE  SUBSEQUENT
TO THE DATE HEREOF.

   --------------------------------
           TABLE OF CONTENTS                          COMMON STOCK

                                  PAGE
                                  ----
Prospectus Summary ...............   1
Risk Factors .....................  11
Use of Proceeds ..................  18
Dividend Policy ..................  18
Capitalization ...................  19
Dilution .........................  20      ---------------------------------
Selected Financial Data ..........  29
Management's Discussion and
   Analysis of Financial Condition                     PROSPECTUS
   and Results of Operations .....  33
Business .........................  42
Management .......................  54      ---------------------------------
The Recapitalization .............  61
Certain Transactions .............  66
Principal Stockholders ...........  71
Description of Capital Stock .....  72
Shares Eligible for Future Sale ..  75
Underwriting .....................  76
Legal Matters ....................  78
Experts ..........................  78
Additional Information ...........  78
Index to Financial Statements .... F-1         FRIEDMAN, BILLINGS, RAMSEY
                                                       & CO., INC.
   --------------------------------
     UNTIL  SEPTEMBER 1, 1998 (25 DAYS             PIPER JAFFRAY INC.
AFTER  THE  DATE OF THIS  PROSPECTUS),
ALL DEALERS EFFECTING  TRANSACTIONS IN
THE SHARES OF COMMON STOCK  WHETHER OR
NOT      PARTICIPATING     IN     THIS
DISTRIBUTION,   MAY  BE   REQUIRED  TO
DELIVER  A  PROSPECTUS.   THIS  IS  IN
ADDITION TO THE  OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS WHEN ACTING AS                       , 1998
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================   ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee.


     Registration fee under the Securities Act of 1933. .........      $32,568
     Printing and EDGAR expenses. ...............................           *
     Registrar and Transfer Agent's fees and expenses. ..........           *
     Accountants' fees and expenses. ............................           *
     Legal fees and expenses. ...................................           *
                                                                       -------
     Total. .....................................................      $    *
                                                                       =======


----------
*    To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and By-Laws provide, to the maximum extent provided by applicable law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the relevant Article of By-Laws of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors, and administrators; provided, however, that except as provided in the Company's By-Laws with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Company's By-Laws shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director of officer, to repay all amounts so advanced if it shall ultimately be determined that such director of officer is not entitled to be indemnified.

     The Company may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Company's By-Laws.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following paragraphs of this Item 15 describe all sales of securities by the Company within the past three years which were not registered under the Securities Act of 1933.

     On May 29, 1997, the Company issued 194,691 shares of Common Stock to Martin G. Kandl and Haeyoung Kandl jointly for the aggregate consideration of $1,328,175.

     On May 30, 1997, the Company issued 50,000 shares of Series A Preferred and Equity Warrants to purchase 137,380 shares of either Common Stock or Series B Preferred to Creditanstalt for the aggregate consideration of $500,000.

     On May 30, 1997, the Company issued 100,000 shares of Series A Preferred and Equity Warrants to purchase 274,760 shares of either Common Stock or Series B Preferred to FF-ITP for the aggregate consideration of $1,000,000.

     On May 30, 1997, the Company issued 10,900 shares of Series A Preferred to Daniel J. Klein for the aggregate consideration of $109,000.

     On May 30, 1997, the Company issued 10,900 shares of Series A Preferred to Jamie E. Blech for the aggregate consideration for $109,000.

     On May 30, 1997, the Company issued 293,075 shares of Common Stock to Daniel J. Klein for nominal consideration in connection with the formation of the Company.

     On May 30, 1997, the Company issued 293,075 shares of Common Stock to Jamie
E. Blech for nominal consideration in connection with the formation of the Company.

     On May 30, 1997,  the Company  issued 26,638 shares of Common Stock to Mark
F. Yanson for nominal consideration in connection with the formation of the Company.

     On May 30, 1997, the Company issued 165,680 shares of Common Stock to the shareholders of CNS for the aggregate consideration of $1,554,905.

     On May 30,  1997,  the  Company  issued Debt  Warrants to purchase  219,808 shares of Common Stock or Series B Preferred to Creditanstalt for nominal consideration in connection with the execution of the Credit Facility.

     On June 30,  1997,  the Company  issued  495,260  shares of Common Stock to
Christopher   R.  Corbett  and  Merrie   Corbett   jointly  for  the   aggregate
consideration of $4,648,015.

     On July 11, 1997, the Company issued 23,334 shares of Series A Preferred and Equity Warrants to purchase 64,110 shares of either Common Stock of Series B Preferred to Creditanstalt for the aggregate consideration of $233,340.

     On October 20, 1997, the Company issued 393,040 shares of Common Stock to shareholders of FSC for the aggregate consideration of $3,910,000.

     On October 27, 1997, the Company issued 26,666 shares of Series A Preferred and Equity Warrants to purchase 41,934 shares of either Common Stock of Series B Preferred to Creditanstalt for the aggregate consideration of $266,660.

     On October 31, 1997, the Company issued 10,000 shares of Series A Preferred to FF-ITP for the aggregate consideration of $100,000.

     On October 31, 1997,  the Company  issued  15,725 shares of Common Stock to
Christopher   R.  Corbett  and  Merrie   Corbett   jointly  for  the   aggregate
consideration of $100,000.

     On October 31, 1997, the Company issued 15,725 shares of Common Stock to FF-ITP for the aggregate consideration of $100,000.

     On October 31, 1997, the Company issued 7,863 shares of Common Stock to Martin G. Kandl and Haeyoung Kandl jointly for the aggregate consideration of $50,000.

     On October 31, 1997, the Company issued 533 shares of Common Stock to Thomas Gardner for the aggregate consideration of $3,393.

     On October 31, 1997, the Company issued 38,053 shares of Common Stock to shareholders of CNS for the aggregate consideration of $357,130.

     On January 7, 1998, the Company issued 100,000 shares of Series A Preferred and Equity Warrants to purchase 100,522 shares of either Common Stock or Series B Preferred to Creditanstalt for the aggregate consideration of $1,000,000.

     On January 7, 1998, the Company issued 222,222 shares of Series B Preferred to Creditanstalt for the aggregate consideration of $1,000,000.

     On January 7, 1998, the Company issued Debt Warrants to purchase 106,553 shares of Common Stock or Series B Preferred to Creditanstalt for nominal consideration in connection with the execution of the Credit Facility.

     On January 8, 1998, the Company issued 1,191,416 shares of Common Stock to 17 shareholders of Sequoia for the aggregate consideration of $11,852,326.

     On February 5, 1998, the Company issued 700,636 shares of Common Stock to the shareholders of Incline for the aggregate consideration of $6,969,998.

     On March 31, 1998, the Company issued 345,204 shares of Series B Preferred to Wachovia for the aggregate consideration of $3,000,000.

     On March 31, 1998, the Company issued 230,136 shares of Series B Preferred to Indosuez IT Partners for the aggregate consideration of $2,000,000.

     On April 30, 1998, the Company issued Equity Warrants to purchase 8,544 shares of either Common Stock or Series B Preferred to Creditanstalt in the form of a PIK Dividend on the outstanding Equity Warrants.

     On April 30, 1998, the Company issued Equity Warrants to purchase 8,960 shares of either Common Stock or Series B Preferred to FF-ITP in the form of a PIK Dividend on the outstanding Equity Warrants.

     On April 30, 1998, the Company issued 7,569 shares of Series A Preferred to Creditanstalt in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 6,525 shares of Series A Preferred to FF-ITP in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 668 shares of Series A Preferred to Daniel J. Klein in the form of a PIK Dividend.

     On April 30, 1998, the Company issued 668 shares of Series A Preferred to Jamie E. Blech in the form of a PIK Dividend.

     On May 1, 1998, the Company issued 45,452 shares of Series B Preferred to Indosuez IT Partners II for the aggregate consideration of $400,000.

     On May 11, 1998, the Company issued 267,433 shares of Common Stock to the shareholders of Sequoia for the aggregate consideration of $2,660,446.

     On May 13, 1998, the Company issued 312,270 shares of Common Stock to Stanton L. Call for the aggregate consideration of $3,340,947.

     On June 1, 1998, the Company issued 4,151 shares of Series A Preferred to Creditanstalt in the form of a PIK Dividend.

     On June 1, 1998, the Company issued 2,330 shares of Series A Preferred to FF-ITP in the form of a PIK Dividend.

     On June 1, 1998, the Company issued 231 shares of Series A Preferred to Daniel J. Klein in the form of a PIK Dividend.

     On July 28, 1998, the Company issued 700 shares of Series C Preferred to BDC for the aggregate consideration of $7,000,000.

     On August 4, 1998, the Company issued 300 shares of Series C Preferred to Wachovia for the aggregate consideration of $3,000,000.

     On June 1, 1998, the Company issued 231 shares of Series A Preferred to Jamie E. Blech in the form of a PIK Dividend.

     Amended 1997 Long-Term Incentive Plan. See "Management--Stock Option Plan," which is incorporated by reference herein from the Prospectus included in Part I of this Registration Statement.

     Issuance of Warrants. See "The Recapitalization--Warrant Agreement and Debt Warrants" and "The Recapitalization--Purchase Agreement and Equity Warrants," which is incorporated by reference herein from the Prospectus included in Part I of this Registration Statement.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not including any public offering. The issuance of the PIK Dividends was made in reliance on the exemption from registration provided by Rule 416 of Regulation C promulgated by the SEC. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16(A). EXHIBITS.


                                  EXHIBIT INDEX


  EXHIBIT
  NUMBER                               DESCRIPTION
----------   -------------------------------------------------------------------
   *1.1      Form of Underwriting Agreement.

   *3.1      Certificate of Incorporation, as amended.

   *3.2      By-Laws, as amended.

   *4.1      Specimen Common Stock Certificate.

   *4.2      Warrant Agreement, dated May 30, 1997, as amended.

   *4.3 Amended and Restated Stockholder Agreement, dated March 31, 1998, as amended.

   *4.4 Preferred Stock and Warrant Purchase Agreement, dated May 30, 1997, as amended.

   *4.5 Promissory Note by IT Partners to Stanton L. Call, dated May 13, 1998 for $2,876,206, con- vertible into Common Stock.

   *4.6 Convertible Promissory Note by IT Partners to Servinet, dated June 10, 1998, with any unpaid principal amount outstanding convertible at Servinet's option into Common Stock.

   *4.7 Stock Repurchase Agreement, dated May 29, 1997, between IT Partners and Martin Kandl.

   *4.8 Stock Repurchase Agreement, dated May 30, between IT Partners and Daniel J. Klein.

   *4.9 Stock Repurchase Agreement, dated May 30, between IT Partners and James E. Blech.

   *4.10     12.0%  Series  C  Senior   Redeemable   Preferred   Stock  Purchase
             Agreement, dated July 28, 1998, between IT Partners and FBR Business Development Capital.

   *4.11 Certificate of Designation of Preferences and Rights of 12.0% Series C Redeemable Preferred Stock of IT Partners, dated July 28, 1998.

   *4.12     12.0%  Series  C  Senior   Redeemable   Preferred   Stock  Purchase
             Agreement, dated July 31, 1998, between IT Partners and Wachovia Capital Associates, Inc.

    5.1      Opinion of Swidler Berlin Shereff Friedman, LLP.

  *10.1 Asset Purchase Agreement, between IT Partners and Servinet, dated June 10, 1998.

  *10.2 Asset Purchase Agreement, between IT Partners and Stanton L. Call, dated May 13, 1998.

  *10.3 Business Combination Agreement, among IT Partners, ITP Acquisition Corp., A-COM, Christopher Corbett and Merrie Corbett, dated June 30, 1997.

  *10.4 Business Combination Agreement, among IT Partners, CNS, Stanley Nice, and John Clement, dated May 27, 1997.

  *10.5 Agreement and Plan of Organization, among IT Partners, ITP No. 4, Inc., FSC, Charles Schaeffer and Garrett Schaeffer, dated October 20, 1997.

  *10.6 Agreement and Plan of Organization, among IT Partners, ITP No. 11, Inc., Incline, Robert Wentworth, John DeFina, Philip Tomasi and Charles Menzel, dated February 5, 1998.

  *10.7 Business Combination Agreement, among IT Partners, KDP, Martin Kandl, and Haeyoung Kandl, dated May 29, 1997.

  *10.8 Agreement and Plan of Organization, among IT Partners, ITP No. 10, Inc., Sequoia, John Bamberger, Alan Wise, William Murray, Michael Baltosiewich, Carl Griffin, William Church and Michael Ryan, dated January 8, 1998.

  *10.9 Amended and Restated Loan and Security Agreement, dated March 31, 1998, among IT Partners, Sequoia, FSC, Incline, A-COM, CNS, KDP and Creditanstalt, as amended.

  *10.10     IT Partners, Inc. Amended 1997 Long-Term Incentive Plan.

  EXHIBIT
  NUMBER                               DESCRIPTION
----------   -------------------------------------------------------------------
  *10.11     Senior  Executive  Employment  Agreement,  between IT Partners  and
             Christopher R. Corbett, dated June 30, 1997.

  *10.12 Executive Employment Agreement, between IT Partners and Daniel J. Klein, dated March 7, 1997.

  *10.13 Employment Agreement, between IT Partners and John D. Bamberger, dated January 8, 1998.

  *10.14     Employment   Agreement,   between  IT  Partners  and  Christine  E.
             Norcross, dated September 16, 1997.

  *10.15 Executive Employment Agreement, between IT Partners and Jamie E. Blech, dated March 7, 1997.

  *10.16 Promissory Note by IT Partners to Christopher R. Corbett, for $2,226,000, dated June 30, 1997.

  *10.17 Promissory Note by IT Partners to Stanton L. Call, for $2,876,206, dated May 13, 1998.

  *10.18 Promissory Note by IT Partners to Stanley Nice, for $102,036.50, dated July 28, 1997.

  *10.19 Promissory Note by IT Partners to John Clement, for $102.036.50, dated July 28, 1997.

  *10.20 Promissory Note by IT Partners to Stanley A. Nice, for $472,409.90, dated May 27, 1997.

  *10.21 Promissory Note by IT Partners to John Clement, for $432,998.90, dated May 27, 1997.

  *10.22     Amended   and   Restated   Promissory   Note  by  IT   Partners  to
             Creditanstalt for $14,000,000, dated October 1997.

  *10.23 Promissory Note by IT Partners to Charles Schaeffer, for $2 199,375, dated October 20, 1997.

  *10.24 Promissory Note by IT Partners to Garrett Schaeffer, for $244,375, dated October 20, 1997.

  *10.25 Promissory Note by IT Partners to Martin and Haeyoung Kandl, for $568,790, dated May 22, 1997.

  *10.26     Promissory  Note  by  IT  Partners  to  John  D.   Bamberger,   for
             $2,014,240, dated January 8, 1998.

  *10.27 Promissory Note by IT Partners to Alan Wise, for $1,278,078, dated January 8, 1998.

  *21.1      List of Subsidiaries.

   23.1      Consent of Swidler Berlin Shereff  Friedman,  LLP (filed as part of
             Exhibit 5.1).

   23.2      Consent of Arthur Andersen, LLP.

  *24.1      Power of Attorney (set forth on signature page).

  *27.1      Financial Data Schedule.

----------
*    To be filed by amendment.


ITEM 16(B). FINANCIAL STATEMENT SCHEDULES.*

     *    To be completed by amendment.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on August 7, 1998.

                                   IT PARTNERS, INC.

                                   By: /s/ DANIEL J. KLEIN
                                       ----------------------------------------
                                       Daniel J. Klein
                                       Chairman,  Chief  Executive  Officer  and
                                       Director


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Klein and Jamie E. Blech, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT  TO  THE   REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 7, 1998.

            NAME                               TITLE                          DATE
---------------------------   ---------------------------------------   ---------------
      /s/ DANIEL J. KLEIN     Chairman, Chief Executive Officer and     August 10, 1998
-------------------------     Director (Principal Executive Officer)
         Daniel J. Klein


      /s/ JAMIE E. BLECH      President, Secretary and Director         August 10, 1998
-------------------------
         Jamie E. Blech


      /s/ MARK F. YANSON      Chief Financial Officer, Treasurer        August 10, 1998
-------------------------     and Senior Vice President (Principal
         Mark F. Yanson       Financial Officer)


     /s/ ANTHONY M. CORBI     Chief Accounting Officer, Corporate       August 10, 1998
-------------------------     Controller and Vice President
       Anthony M. Corbi       (Principal Accounting Officer)


    /s/ JOHN D. BAMBERGER     Director                                  August 10, 1998
-------------------------
    John D. Bamberger

            NAME                               TITLE                          DATE
---------------------------   ---------------------------------------   ---------------

 /s/ CHRISTOPHER R. CORBETT   Director                                  August 7, 1998
-------------------------
    Christopher R. Corbett

                              Director                                  August 7, 1998
-------------------------
        Charles Schaeffer

     /s/ JAMES D. LUMSDEN     Director                                  August 7, 1998
-------------------------
        James D. Lumsden

     /s/ MARTIN S. PINSON     Director                                  August 7, 1998
-------------------------
        Martin S. Pinson